UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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KEMET CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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KEMET Corporation
KEMET Tower
One East Broward Boulevard
Fort Lauderdale, Florida 33301

January 14, 2020

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders (the “Special Meeting”) of KEMET Corporation (“KEMET” or the “Company”) to be held on Thursday, February 20, 2020, at KEMET Corporation, KEMET Tower, One East Broward Boulevard, First Floor, Fort Lauderdale, Florida 33301, at 9:00 a.m., Eastern Time.

At the Special Meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of November 11, 2019, by and among KEMET, Yageo Corporation (“Yageo”) and Sky Merger Sub Inc. (“Acquisition Sub”), a wholly owned subsidiary of Yageo (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, Acquisition Sub will merge with and into KEMET (the “Merger”), with KEMET surviving the Merger, and KEMET will become a wholly owned subsidiary of Yageo. You will also be asked to consider and vote on a non-binding, advisory proposal to approve compensation that will or may become payable by KEMET to its named executive officers in connection with the Merger.

If the Merger contemplated by the Merger Agreement is completed, you will be entitled to receive $27.20 in cash, without interest, for each share of KEMET’s common stock, par value $0.01 per share (“KEMET common stock”) (unless you have properly exercised your appraisal rights with respect to such shares).

The Board, after considering factors more fully described in the enclosed proxy statement (the “Proxy Statement”), approved the adoption of the Merger Agreement, and resolved that the Merger Agreement and the transactions contemplated thereby, including the consummation of the Merger, in accordance with the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware, are advisable to, fair to and in the best interests of KEMET and its stockholders.

After careful consideration, the Board unanimously (with the exception of one (1) director, who had a scheduling conflict but had otherwise stated his support for the Merger) recommends that you vote “FOR” the proposal to adopt the Merger Agreement, “FOR” the non-binding, advisory proposal to approve compensation that will or may become payable by KEMET to its named executive officers in connection with the Merger and “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement.

The enclosed Proxy Statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the Proxy Statement. The Proxy Statement also describes the actions and determinations of our Board in connection with its evaluation of the Merger Agreement and the Merger. You are encouraged to read the Proxy Statement and its annexes, including the Merger Agreement, carefully and in their entirety. You may also obtain more information about KEMET from documents we file with the U.S. Securities and Exchange Commission (the “SEC”) from time to time.

We appreciate you taking the time to vote promptly. After reading the Proxy Statement, please vote, at your earliest convenience. Your shares cannot be voted unless you (i) vote by Internet, (ii) vote by phone, (iii) sign, date and return the enclosed proxy card by mail or (iv) attend the Special Meeting and vote in person. In addition, your proxy is revocable at any time before it is voted by written notice to the Secretary of KEMET or by delivery of a later-dated proxy. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your broker how to vote in accordance with the voting instruction card you will receive from your broker, bank or other nominee.

Your vote is very important, regardless of the number of shares that you own. We cannot consummate the Merger unless the proposal to adopt the Merger Agreement is approved by the affirmative vote of a majority of the shares of KEMET common stock outstanding and entitled to vote thereon, provided a quorum is present. In addition, the Merger Agreement makes the approval by the stockholders of KEMET (“KEMET stockholders”) of the proposal to adopt the Merger Agreement a condition to the parties’ obligations to consummate the Merger. The failure of any stockholder to vote in person by ballot at the Special Meeting, to submit a signed proxy card or to grant a proxy electronically over the Internet or by telephone will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and will not have any effect on the proposal to approve compensation that will or may become payable by KEMET to its named executive officers in connection with the Merger or the proposal to adjourn the Special Meeting. Broker non-votes, if any, will have the effect of a vote “AGAINST” the proposal to adopt the Merger Agreement and will not have any effect on the proposal to approve compensation that will or may become payable by KEMET to its named executive officers in connection with the Merger or the proposal to adjourn the Special Meeting.

If you have any questions about the accompanying Proxy Statement, the Special Meeting, the Merger Agreement or the Merger or need assistance with voting procedures, please contact Innisfree M&A Incorporated, our proxy solicitor, by calling toll-free (888) 750-5834.

On behalf of our Board, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

Frank G. Brandenberg
Chairman of the Board

Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the Merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

The accompanying Proxy Statement is dated January 14, 2020 and, together with the enclosed form of proxy card, is first being mailed to KEMET stockholders on or about January 14, 2020.

KEMET Corporation
KEMET Tower
One East Broward Boulevard
Fort Lauderdale, Florida 33301

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

YOUR VOTE IS VERY IMPORTANT.

PLEASE VOTE YOUR SHARES PROMPTLY.

A special meeting of stockholders (the “Special Meeting”) of KEMET Corporation, a Delaware corporation (“KEMET” or the “Company”), will be held on Thursday, February 20, 2020, at KEMET Corporation, KEMET Tower, One East Broward Boulevard, First Floor, Fort Lauderdale, Florida 33301, at 9:00 a.m., Eastern Time, with respect to the following matters:

1.	to consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated as of November 11, 2019, by and among the Company, Yageo Corporation (“Yageo”) and Sky Merger Sub Inc., a wholly owned subsidiary of Yageo (as may be amended from time to time, the “Merger Agreement”), a copy of which is attached as Annex A to the proxy statement (the “Proxy Statement”) accompanying this notice;

2.	to consider and vote on a non-binding, advisory proposal to approve compensation that will or may become payable by KEMET to its named executive officers in connection with the Merger;

3.	to consider and vote on any proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and

4.	to transact any other business that may properly come before the Special Meeting or any adjournment or postponement of the Special Meeting.

The affirmative vote of the majority of the shares of KEMET common stock outstanding and entitled to vote thereon is required to adopt the Merger Agreement. The affirmative vote of a majority of the shares of KEMET common stock entitled to vote which are present, in person or represented by proxy, at the Special Meeting, provided a quorum is present, is required to approve, by means of a non-binding, advisory vote, compensation that will or may become payable by KEMET to its named executive officers in connection with the Merger. The affirmative vote of a majority of the shares of KEMET common stock entitled to vote which are present, in person or represented by proxy, at the Special Meeting, whether or not a quorum is present, is required to approve the proposal to adjourn the Special Meeting. The failure of any stockholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote in person by ballot at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement, but will not have any effect on the proposal to approve compensation that will or may become payable by KEMET to its named executive officers in connection with the Merger or the proposal to adjourn the Special Meeting. Abstentions will be counted as votes “AGAINST” the proposal to adopt the Merger Agreement, the proposal to approve compensation that will or may become payable by KEMET to its named executive officers in connection with the Merger and the proposal to adjourn the Special Meeting, since abstentions represent shares entitled to vote and thus are included in the denominator in determining the approval percentage. A broker, bank or other nominee holding shares in “street name” for a beneficial owner has discretion (but is not required) to vote the client’s shares with respect to “routine” matters if the client does not provide voting instructions. All of the proposals in the Proxy Statement are non-routine matters. When a matter is not routine and the brokerage firm has not received voting instructions from the stockholder, the brokerage firm cannot vote the shares on that matter. This is called a broker “non-vote.” Broker non-votes, if any, will have the effect of a vote “AGAINST” the proposal to adopt the Merger Agreement and will not have any effect on the proposal to approve compensation that will or may become payable by KEMET to its named executive officers in connection with the Merger or the proposal to adjourn the Special Meeting.

Only KEMET stockholders of record as of the close of business on January 9, 2020 are entitled to notice of the Special Meeting and to vote at the Special Meeting or at any adjournment or postponement thereof. A list of stockholders entitled to vote at the Special Meeting will be available in our principal executive offices located at KEMET Tower, One East Broward Boulevard, 2nd Floor, Fort Lauderdale, Florida 33301, during regular business hours for a period of no less than ten (10) days before the Special Meeting and at the place of the Special Meeting during such meeting.

KEMET stockholders who do not vote in favor of the proposal to adopt the Merger Agreement will have the right to seek appraisal of the fair value of their shares of KEMET common stock if they deliver a demand for appraisal before the vote is taken on the Merger Agreement and comply with all the requirements of Delaware law, which are summarized in the Proxy Statement accompanying this notice and reproduced in their entirety in Annex C to the accompanying Proxy Statement.

KEMET’s board of directors (the “Board”) unanimously (with the exception of one (1) director, who had a scheduling conflict but had otherwise stated his support for the Merger) recommends that you vote “FOR” the adoption of the Merger Agreement, “FOR” the non-binding, advisory proposal regarding compensation that will or may become payable by KEMET to its named executive officers in connection with the Merger and “FOR” the adjournment of the Special Meeting (if necessary or appropriate). In considering the recommendation of the Board, KEMET stockholders should be aware that its executive officers and members of the Board may have agreements and arrangements in place that provide them with interests in the Merger that may be different from, or in addition to, those of KEMET. See the section entitled “The Merger—Interests of the Directors and Executive Officers of KEMET in the Merger” beginning on page 59 of this Proxy Statement.

Our Notice of Special Meeting and Proxy Statement are available at http://www.kemet.com/proxymaterials.

By order of the Board of Directors,

R. James Assaf
Secretary

January 14, 2020

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, KEMET ENCOURAGES YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) THROUGH THE INTERNET, (2) BY TELEPHONE OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before your proxy is exercised at the Special Meeting. If your shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction card furnished to you by such broker, bank or other nominee, which is considered the stockholder of record, in order to vote. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares in your account. Your broker, bank or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

If you fail to either (i) return your proxy card, (ii) grant your proxy electronically over the Internet or by telephone, or (iii) vote by ballot in person at the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. If you are a stockholder of record, voting in person by ballot at the Special Meeting will revoke any proxy that you previously submitted. If you hold your shares through a broker, bank or other nominee, you must obtain from the record holder a valid “legal” proxy issued in your name in order to vote in person at the Special Meeting.

KEMET encourages you to read the accompanying Proxy Statement, including all documents incorporated by reference into the accompanying Proxy Statement, and its annexes carefully and in their entirety. If you have any questions concerning the Merger, the Special Meeting or the accompanying Proxy Statement, would like additional copies of the accompanying Proxy Statement or need help voting your shares of common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders Call: (888) 750-5834
Banks and Brokers Call: (212) 750-5833

v

SUMMARY

This summary highlights selected information from this proxy statement (this “Proxy Statement”) related to the merger of Sky Merger Sub Inc. (“Acquisition Sub”) with and into KEMET Corporation (the “Merger”) and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should read carefully this entire Proxy Statement, the annexes to this Proxy Statement and the documents we refer to in this Proxy Statement. You may obtain the information incorporated by reference in this Proxy Statement without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 103 of this Proxy Statement. The Merger Agreement (as defined below) is attached as Annex A to this Proxy Statement. You are encouraged to read the Merger Agreement, which is the legal document that governs the Merger.

Except as otherwise specifically noted in this Proxy Statement, “KEMET,” the “Company,” “we,” “our,” “us” and similar words in this Proxy Statement refer to KEMET Corporation, including, in certain cases, our subsidiaries. Throughout this Proxy Statement we refer to Yageo Corporation as “Yageo” and Sky Merger Sub Inc. as “Acquisition Sub.” In addition, throughout this Proxy Statement we refer to the Agreement and Plan of Merger, dated as of November 11, 2019, as it may be amended from time to time, by and among KEMET, Yageo and Acquisition Sub as the “Merger Agreement.”

The Special Meeting (page 22)

Date, Time and Place

The Special Meeting will be held on Thursday, February 20, 2020, at KEMET Corporation, KEMET Tower, One East Broward Boulevard, First Floor, Fort Lauderdale, Florida 33301, at 9:00 a.m., Eastern Time.

Record Date; Shares Entitled to Vote

You are entitled to vote at the special meeting of KEMET stockholders (the “Special Meeting”) if you owned shares of our common stock at the close of business on January 9, 2020, the record date for the Special Meeting (the “record date”). You will have one vote at the Special Meeting for each share of KEMET common stock you owned at the close of business on the record date.

Purpose

At the Special Meeting, we will ask KEMET stockholders of record as of the record date to vote on proposals to adopt the Merger Agreement, to approve, by non-binding, advisory vote, compensation that will or may become payable by KEMET to its named executive officers in connection with the Merger and to adjourn the Special Meeting to a later date to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Quorum

As of the record date, there were approximately 58,267,253 shares of our common stock outstanding and entitled to be voted at the Special Meeting. The holders of a majority in voting power of the outstanding shares of KEMET common stock, present either in person or represented by proxy, will constitute a quorum at the Special Meeting. As a result, 29,133,627 shares must be represented by proxy or by stockholders present and entitled to vote at the Special Meeting to have a quorum.

Required Vote

The affirmative vote of the majority of the shares of common stock of KEMET, par value $0.01 per share (“KEMET common stock”), outstanding and entitled to vote thereon is required to adopt the Merger Agreement. The affirmative vote of a majority of the shares of KEMET common stock entitled to vote which are present, in person or represented by proxy, at the Special Meeting, provided a quorum is present, is required to approve, by means of a non-binding, advisory vote, the proposal to approve compensation that will or may become payable by KEMET to its named executive officers in connection with the Merger. The affirmative vote of a majority of the shares of KEMET common stock entitled to vote which are present, in person or represented by proxy, at the Special Meeting, whether or not a quorum is present, is required to approve the proposal to adjourn the Special Meeting. This means that the proposal to adopt the Merger Agreement will be approved if the number of shares voted “FOR” such proposal is greater than fifty percent (50%) of the total number of shares of KEMET common stock entitled to vote at the Special Meeting. Abstentions will have the same effect as votes “AGAINST” the proposal to adopt the Merger Agreement, the proposal to approve compensation that will or may become payable by KEMET to its named executive officers in connection with the Merger and the proposal to adjourn the Special Meeting, since abstentions represent shares entitled to vote and thus are included in the denominator in determining the approval percentage. Broker non-votes, if any, will have the effect of a vote “AGAINST” the proposal to adopt the Merger Agreement and will not have any effect on the proposal to approve compensation that will or may become payable by KEMET to its named executive officers in connection with the Merger or the proposal to adjourn the Special Meeting.

Share Ownership of KEMET’s Directors and Executive Officers

As of January 9, 2020, the record date, KEMET’s directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 1,105,320 shares of KEMET common stock, representing approximately 1.90% of the outstanding shares of KEMET common stock. KEMET’s directors and executive officers have informed KEMET that they currently intend to vote all of their shares of KEMET common stock “FOR” the adoption of the Merger Agreement, “FOR” the non-binding, advisory proposal regarding compensation that will or may become payable by KEMET to its named executive officers in connection with the Merger and “FOR” the adjournment of the Special Meeting (if necessary or appropriate).

Voting and Proxies

Any KEMET stockholder of record entitled to vote may submit a proxy by returning a signed proxy card by mail in the postage-paid envelope provided or voting electronically over the Internet or by telephone, or may vote in person by appearing at the Special Meeting. If you are a beneficial owner and hold your shares of KEMET common stock in “street name” through a broker, bank or other nominee, you should instruct your broker, bank or other nominee on how you wish to vote your shares of KEMET common stock using the instructions provided by your broker, bank or other nominee. Under applicable rules, brokers, banks or other nominees have the discretion to vote on routine matters. All of the proposals in this Proxy Statement are non-routine matters, and brokers, banks and other nominees cannot vote on these proposals without your instructions. Therefore, it is important that you cast your vote or instruct your broker, bank or nominee on how you wish to vote your shares.

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy, signing another proxy card with a later date and returning it to us prior to the exercise of your proxy at the Special Meeting or attending the Special Meeting and voting in person.

If you hold your shares of common stock in “street name,” you should contact your broker, bank or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a valid “legal” proxy from your broker, bank or other nominee.

Parties Involved in the Merger (page 26)

KEMET Corporation

KEMET is a leading global manufacturer of a wide variety of capacitors, and electro-magnetic compatible devices, sensors and actuators. With respect to capacitors, KEMET competes in the passive electronic component industry, specifically multilayer ceramic, tantalum, film and aluminum (solid & electrolytic) capacitors. While KEMET competes in the passive electronic component industry, its strategic focus is on growth markets, specialty products requiring high reliability, and within its Ceramic product line, larger case size capacitors.

KEMET common stock is currently listed on the New York Stock Exchange (the “NYSE”) under the symbol “KEM.”

Yageo Corporation

Yageo is a corporation organized under the laws of the Republic of China and a leading global electronic component company with capabilities on a global scale, including production and sales facilities in Asia, Europe and the Americas. Yageo provides one-stop-shopping, offering its complete product portfolio of resistors, capacitors, inductors, wireless and circuit protection components to meet the diverse requirements of customers. Upon the consummation of the Merger, KEMET will be a wholly owned subsidiary of Yageo.

Yageo’s common stock is listed on the Taiwan Stock Exchange under the ticker symbol “2327” (TAIEX: 2327 TW).

Sky Merger Sub Inc.

Acquisition Sub is a Delaware corporation and a wholly owned subsidiary of Yageo, formed solely for the purpose of entering into the Merger Agreement and completing the transactions contemplated by the Merger Agreement, including the Merger, and the related financing transactions. Acquisition Sub has not conducted any business operations except in furtherance of this purpose and activities incident to its formation. Upon the consummation of the Merger, Acquisition Sub will cease to exist.

Effect of the Merger (page 27)

If the Merger Agreement is adopted by KEMET stockholders and certain other conditions to the consummation of the Merger are either satisfied or waived, Acquisition Sub will merge with and into KEMET, with KEMET surviving and continuing under the name “KEMET Corporation” (the “Surviving Corporation”). As a result of the Merger, the Surviving Corporation will become a wholly owned subsidiary of Yageo, and KEMET common stock will no longer be publicly traded. In addition, KEMET common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in each case, in accordance with applicable law, rules and regulations, and KEMET will no longer file periodic reports with the SEC on account of KEMET common stock. If the Merger is consummated, you will not own any shares of capital stock of the Surviving Corporation.

The time at which the Merger will become effective (the “Effective Time”) will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as KEMET and Yageo may agree and specify in the certificate of merger).

Effect on KEMET if the Merger is Not Consummated (page 27)

If the Merger Agreement is not adopted by KEMET stockholders or if the Merger is not consummated for any other reason, KEMET stockholders will not receive any payment for their shares of KEMET common stock. Instead, KEMET will remain an independent public company, the KEMET common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act, and we will continue to file periodic reports with the U.S. Securities and Exchange Commission (the “SEC”) on account of KEMET common stock. Under certain specified circumstances, KEMET may be required to reimburse Yageo’s expenses or pay Yageo a termination fee, or under certain other specified circumstances, KEMET may be entitled to receive a reimbursement of KEMET’s expenses or a reverse termination fee from Yageo, upon the termination of the Merger Agreement, as described in the sections entitled “Terms of the Merger Agreement—Termination Fees” and “Terms of the Merger Agreement—Expense Reimbursement” beginning on page 89 of this Proxy Statement.

Merger Consideration (page 27)

Upon the consummation of the Merger, each share of KEMET common stock issued and outstanding immediately prior to the Effective Time (other than (i) shares held by KEMET or held, directly or indirectly, by Yageo or Acquisition Sub, which will be canceled for no consideration, and (ii) any shares owned by stockholders who are entitled to and who properly exercise appraisal rights under Delaware law (“Dissenting Shares”)) will be converted into the right to receive $27.20 in cash, without interest and less any applicable withholding taxes (the “Merger Consideration”).

Recommendation of the Board and Reasons for the Merger (page 42)

The Board—after considering various factors described in the section entitled “The Merger—Recommendation of the Board and Reasons for the Merger,” beginning on page 42 of this Proxy Statement, and after consultation with KEMET’s legal and financial advisors—has determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable to, fair to and in the best interests of KEMET and its stockholders, and has approved the adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger.

The Board unanimously (with the exception of one (1) director, who had a scheduling conflict but had otherwise stated his support for the Merger) recommends that you (i) vote “FOR” the proposal to adopt the Merger Agreement, (ii) “FOR” the non-binding, advisory proposal regarding compensation that will or may become payable by KEMET to its named executive officers in connection with the Merger and contemplated by the Merger Agreement and (iii) “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Opinion of KEMET’s Financial Advisor (page 48)

Goldman Sachs & Co. LLC (“Goldman Sachs”) delivered its opinion to the Board that, as of November 11, 2019, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid to the holders (other than Yageo and its affiliates) of KEMET common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated November 11, 2019, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion and which you should read carefully and in its entirety, is attached as Annex B to this Proxy Statement. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Board in connection with its consideration of the Merger. The Goldman Sachs opinion is not a recommendation as to how any holder of KEMET common stock should vote with respect to the Merger or any other matter. Pursuant to an engagement letter between KEMET and Goldman Sachs, KEMET has agreed to pay Goldman Sachs a transaction fee that is estimated, based on the information available as of the date of announcement of the Merger, at approximately $22 million, all of which is contingent upon consummation of the Merger.

Interests of the Directors and Executive Officers of KEMET in the Merger (page 59)

When considering the recommendation of the Board that you vote to approve the proposal to adopt the Merger Agreement, you should be aware that KEMET’s directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder. The Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in evaluating and negotiating the Merger Agreement, in approving the Merger Agreement and the Merger and in recommending that the Merger Agreement be adopted by KEMET stockholders. These interests include the following:

●	cancellation and conversion of restricted stock units, other than the time- or performance-based portion of a long-term incentive plan award into the right to receive the Merger Consideration (subject to any applicable withholding or other taxes, or other amounts required by applicable law to be withheld) as of the Effective Time;

●	cancellation and conversion of long-term incentive plan awards into the right to receive the Merger Consideration (subject to any applicable withholding or other taxes, or other amounts required by applicable law to be withheld), calculated, with respect to performance-based awards, assuming maximum performance with respect to certain awards and the greater of target and actual performance with respect to other awards;

●	the entitlement of each executive officer to receive enhanced severance payments and benefits under his or her change in control severance agreement in connection with a qualifying termination of employment during the two (2) year period following the consummation of the Merger;

●	the possibility of KEMET’s executive officers entering into arrangements with Yageo prior to or following the closing of the Merger; and

●	continued indemnification and directors’ and officers’ liability insurance to be provided by the Surviving Corporation.

If the proposal to adopt the Merger Agreement is approved by KEMET stockholders, the shares of KEMET common stock held by KEMET’s directors and executive officers will be treated in the same manner as outstanding shares of KEMET common stock held by all other KEMET stockholders entitled to receive the Merger Consideration.

Treatment of Equity-Based Awards (page 59)

The Merger Agreement provides that KEMET’s equity awards and long-term incentive plan awards that are outstanding immediately prior to the Effective Time will be subject to the following treatment as of the Effective Time:

Options

Each then-outstanding option to purchase shares of KEMET common stock (a “KEMET Option”), whether or not vested, will be canceled in exchange for the right to receive an amount in cash (subject to any applicable withholding or other taxes, or other amounts required by applicable law to be withheld) equal to the product of (i) the total number of shares of KEMET common stock subject to such KEMET Option and (ii) the amount, if any, by which the Merger Consideration exceeds the exercise price per share of KEMET common stock underlying the KEMET Option. If the exercise price per share of KEMET common stock underlying a KEMET Option is equal to or greater than the Merger Consideration, then the KEMET Option will be canceled without any cash payment or other consideration being made in respect thereof.

Restricted Stock Units

Each then-outstanding restricted stock unit, other than the time- or performance-based portion of a long-term incentive plan award (an “RSU”), whether or not vested, will be canceled in exchange for the right to receive an amount in cash (subject to any applicable withholding or other taxes, or other amounts required by applicable law to be withheld) equal to the product of (i) the total number of shares of KEMET common stock subject to such RSU and (ii) the Merger Consideration.

Long-Term Incentive Plan Awards

Each then-outstanding long-term incentive plan (“LTIP”) award, whether or not vested, will be canceled in exchange for the right to receive an amount in cash (subject to any applicable withholding or other taxes, or other amounts required by applicable law to be withheld) equal to: (i) with respect to the time-based vesting portion of such LTIP award, the product of (x) the total number of shares of KEMET common stock subject thereto and (y) the Merger Consideration and (ii) with respect to the performance-based vesting portion of such LTIP award, the total value of the payout (whether in the form of shares of KEMET common stock or cash) that would have been earned assuming (x) the maximum level of performance for each LTIP award relating to the two (2)-year performance period ending on March 31, 2020 and (y) the greater of target and actual level of performance for each LTIP award relating to the two (2)-year performance period ending on March 31, 2021.

Financing of the Merger (page 64)

The total amount of funds necessary to consummate the Merger and related transactions, including payment of related fees and expenses, is anticipated to be approximately $1,800 million, which will be funded with the combined net proceeds of debt financing and cash on hand of Yageo and its subsidiaries. Yageo has obtained debt financing on the terms and conditions set forth in (i) the commitment letter, dated as of November 11, 2019 (the “Commitment Letter”), from Citigroup Global Markets Asia Limited, Citibank Taiwan Limited and Citibank, N.A., Taipei Branch (collectively, “Citi”), pursuant to which Citi has provided commitments in respect of a senior secured bridge loan facility in an aggregate principal amount of $1,100 million, (ii) the shareholder loan agreement, dated as of November 11, 2019 (the “Shareholder Loan Agreement”), with Chen Tie-Min (also known as “Pierre Chen”), pursuant to which Pierre Chen has provided commitments in respect of a subordinated, unsecured term loan facility in an aggregate principal amount of $195 million (the “Shareholder Loan”) and (iii) the standby letter of credit (the “Standby Letter of Credit”) issued by Citibank, N.A., Hong Kong Branch, pursuant to which, in the event that Pierre Chen does not advance the Shareholder Loan to Yageo, Yageo will draw an aggregate amount of $195 million under the Standby Letter of Credit. Funding of the debt financing is subject to the satisfaction of the respective conditions set forth in the Commitment Letter, Shareholder Loan Agreement and Standby Letter of Credit, as applicable, under which such debt financing will be provided. See the section entitled “The Merger—Financing of the Merger” beginning on page 64 of this Proxy Statement.

U.S. Federal Income Tax Consequences of the Merger (page 66)

For U.S. federal income tax purposes, the receipt of cash by a U.S. Holder (as defined in the section entitled “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 66 of this Proxy Statement) in exchange for such U.S. Holder’s shares of KEMET common stock pursuant to the Merger generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between the cash such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of KEMET common stock surrendered in the Merger.

If you are a Non-U.S. Holder (as defined in the section entitled “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 66 of this Proxy Statement), the Merger generally will not result in U.S. federal income tax to you unless you have certain connections with the United States.

For a more complete description of the U.S. federal income tax consequences of the Merger, see the section entitled “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 66 of this Proxy Statement.

KEMET stockholders should consult their tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Regulatory Approvals (page 68)

Under the Merger Agreement, the Merger cannot be consummated until, among other things, the approval required from the Committee on Foreign Investment in the United States (“CFIUS”) has been obtained, the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), have expired or been terminated, the clearances or approvals under applicable antitrust laws have been obtained in Austria, China, Germany, Mexico and Taiwan, and approval has been obtained from the Investment Commission, Ministry of Economic Affairs, Taiwan (the “Taiwan Investment Commission”). KEMET and Yageo have agreed to use their reasonable best efforts to comply with all regulatory notification requirements and obtain all regulatory approvals required to consummate the Merger and the other transactions contemplated by the Merger Agreement.

Legal Proceedings Regarding the Merger (page 68)

Following the filing of the preliminary proxy statement issued in connection with the proposed merger between KEMET and Yageo, between December 27, 2019 and January 10, 2020, six (6) lawsuits were filed against KEMET and the members of the Board in the United States District Court for the District of Delaware and the United States District Court for the Southern District of New York under the following captions: Stein v. KEMET Corp., et al., Case No. 1:19-cv-02361 (D. Del.); Braunstein v. KEMET Corp., et al., Case No. 1:20-cv-00035 (S.D.N.Y.); Rosenblatt v. KEMET Corp., et al., Case No. 1:20-cv-00023 (D. Del.); Conrad v. KEMET Corp., et al., Case No. 1:20-cv-00139 (S.D.N.Y.); Landau v. KEMET Corp., et al., Case No. 1:20-cv-00219 (S.D.N.Y.); and Silverberg v. KEMET Corp., et al., Case No. 1:20-cv-00036 (D. Del.) (collectively, the “Actions”).

Restrictions on Solicitations of Other Offers (page 75)

For purposes of this Proxy Statement, each of “Competing Proposal,” “Intervening Event,” and “Superior Proposal” is defined in the section entitled “Terms of the Merger Agreement—Restrictions on Solicitations of Other Offers” beginning on page 75 of this Proxy Statement.

In the Merger Agreement, KEMET agreed that, subject to certain exceptions, KEMET will not, and will cause its directors, officers and subsidiaries not to, and will instruct and use its reasonable best efforts to cause its and its subsidiaries’ other representatives not to, directly or indirectly (i) solicit, initiate, knowingly encourage or knowingly facilitate, whether publicly or otherwise, any inquiry, discussion, offer or request that constitutes, or would reasonably be expected to lead to, a Competing Proposal; (ii) engage, continue or otherwise participate in negotiations or discussions with or furnish or provide access to any of KEMET’s or its subsidiaries books and records, properties or non-public information or data to, any person relating to a Competing Proposal or any inquiry or proposal that would reasonably be expected to lead to a Competing Proposal; (iii) approve or enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or similar agreement providing for or relating to a Competing Proposal or require KEMET to abandon consummating the Merger (an “Alternative Acquisition Agreement”); (iv) approve, endorse, recommend, or publicly propose to approve, endorse or recommend, any Competing Proposal;

(v) take any action to make any provision of any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute, regulation or provision of KEMET’s organizational documents inapplicable to a transaction contemplated by a Competing Proposal; or (vi) terminate, amend, modify or waive any provision of any confidentiality, standstill or similar agreement to which KEMET or any of its subsidiaries is a party. However, KEMET may grant a waiver of any standstill or similar obligation of any person with respect to KEMET or any of its subsidiaries solely to the extent to allow such person to submit a confidential Competing Proposal to the Board if the Board determines in good faith, after consultation with outside legal counsel, that the failure to do so would be reasonably expected to be inconsistent with its fiduciary duties.

Adverse Recommendation Changes (page 77)

Except as described in the following paragraph, under the terms of the Merger Agreement, neither the Board nor any committee thereof may (i) make an “Adverse Recommendation Change” (as defined in the section entitled “Terms of the Merger Agreement—Adverse Recommendation Changes” beginning on page 77 of this Proxy Statement) or (ii) approve or recommend, or allow KEMET or any of its subsidiaries to enter into, any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or similar agreement with respect to any Competing Proposal (other than a confidentiality agreement) or require KEMET to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement.

Under the Merger Agreement, under certain circumstances and subject to certain requirements described in the section entitled “Terms of the Merger Agreement—Adverse Recommendation Changes” beginning on page 77 of this Proxy Statement, the Board is entitled to make an Adverse Recommendation Change or enter into an agreement with respect to such Competing Proposal (concurrently with the termination of the Merger Agreement and subject to the payment of a termination fee by KEMET) prior to obtaining approval of the Merger Agreement by a majority of the outstanding shares of KEMET common stock entitled to vote thereon (the “KEMET Stockholder Approval”), if the Board determines in good faith (after consultation with outside legal counsel and financial advisors) that such Competing Proposal constitutes a Superior Proposal and (after consultation with outside legal counsel) the failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties. In addition, at any time prior to obtaining KEMET Stockholder Approval, in response to an Intervening Event, the Board may make an Adverse Recommendation Change if the Board determines in good faith (after consultation with outside legal counsel and financial advisors) that failure to take such action would be reasonably expected to be inconsistent with its fiduciary duties, subject to certain requirements described in the section entitled “Terms of the Merger Agreement—Adverse Recommendation Changes” beginning on page 77 of this Proxy Statement.

Employee Benefits (page 80)

Yageo has agreed to honor, as of the Effective Time, the terms of KEMET’s benefit plans in effect as of the date of the Merger Agreement. For the period commencing at the Effective Time and ending on the first (1st) anniversary of the date on which such Effective Time occurs, Yageo will, or will cause the Surviving Corporation or an affiliate thereof to, provide to each continuing employee (as defined in the section entitled “Terms of the Merger Agreement—Employee Benefits” beginning on page 80 of this Proxy Statement), compensation and employee benefits that are, in the aggregate, substantially comparable to the compensation and benefits, in the aggregate, being provided as of the date of the Merger Agreement under KEMET’s benefit plans (including any equity-based compensation, but excluding retention arrangements or any other compensation or benefits payable in connection with, or as a result of, the Merger and any employee benefits that are frozen, discontinued, or, as of the Effective Time, being frozen or discontinued). However, Yageo is not required to provide such compensation and benefits in the form of equity or equity-based awards or defined benefit pension plans.

Conditions to the Closing of the Merger (page 86)

The respective obligations of each party to consummate the Merger are subject to the satisfaction or (to the extent permitted by applicable law) waiver by KEMET and Yageo, by the Effective Time, of the following conditions:

●	the KEMET Stockholder Approval having been obtained;

●	the consummation of the Merger not being restrained, enjoined, rendered illegal or otherwise prohibited by any law or order of any governmental authority;

●	(i) the expiration or early termination of any waiting periods (or any extensions thereof) applicable to the consummation of the Merger under the HSR Act and (ii) the termination or expiration of all waiting periods (and any extensions thereof), and all related approvals or clearances of the Merger by the relevant antitrust authorities, pursuant to any antitrust laws in Austria, China, Germany, Mexico and Taiwan that are required to be terminated or expired prior to the consummation of the Merger;

●	the CFIUS approval (as defined in the section entitled “The Merger—Regulatory Approvals” beginning on page 81 of this Proxy Statement) having been obtained;

●	approvals of foreign investment and investment in mainland China for the purpose of the Merger and the other transactions contemplated by the Merger Agreement issued by the Taiwan Investment Commission having been obtained; and

●	if required by applicable law, the Yageo Stockholder Approval (as defined in the section entitled “Terms of the Merger Agreement—Other Covenants” beginning on page 85 of this Proxy Statement) having been obtained.

The obligations of Yageo and Acquisition Sub to consummate the Merger are also subject to the satisfaction or (to the extent permitted by applicable law) waiver by Yageo of the following conditions:

●	the representations and warranties of KEMET:

●	regarding KEMET’s organization and qualification, subsidiaries, certain aspects of capitalization, corporate authority and resolutions, the absence of non-ordinary course conduct since April 1, 2019, vote required by KEMET stockholders in connection with the Merger Agreement and the absence of any undisclosed brokers fees being true and correct in all material respects as of the date of the Merger Agreement and the closing date of the Merger, as if made on and as of the closing date (except to the extent expressly made as of a specific earlier date, in which case such representations and warranties will be true and correct as of such specific date);

●	regarding KEMET’s capital structure being true and correct in all respects as of the closing date of the Merger, as if made on and as of the closing date (except for any inaccuracies that are de minimis in the aggregate);

●	regarding the absence of Material Adverse Effect (as defined in the section entitled “Terms of the Merger Agreement—Representations and Warranties” beginning on page 71 of this Proxy Statement), with respect to KEMET, from April 1, 2019 to the date of the Merger Agreement, being true and correct in all respects as of the closing date of the Merger, as if made on and as of the closing date (giving effect to the reference to Material Adverse Effect in such representation); and

●	other than the representations and warranties described in the three (3) clauses above, being true and correct (without giving effect to any materiality or Material Adverse Effect qualifications set forth therein) as of the date of the Merger Agreement and the closing date of the Merger, as if made on and as of the closing date, except for such failures to be so true and correct as would not have a Material Adverse Effect (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties will be so true and correct as of such specific date only);

●	KEMET having complied, in all material respects, with all covenants required by it in the Merger Agreement on or prior to the closing date of the Merger;

●	Yageo’s receipt of a certificate of KEMET signed by an officer confirming the satisfaction of the foregoing conditions; and

●	since the date of the Merger Agreement, no change, event, occurrence, state of facts, condition, development or circumstances has had, individually or in the aggregate, with respect to KEMET, a Material Adverse Effect (as defined in the section entitled “Terms of the Merger Agreement—Representations and Warranties” beginning on page 71 of this Proxy Statement).

The obligations of KEMET to effect the Merger are also subject to the satisfaction or waiver by KEMET of the following conditions:

●	the representations and warranties of Yageo and Acquisition Sub:

● regarding Yageo’s organization and qualification, corporate authority and resolutions and Yageo stockholder vote required (if applicable) being true and correct in all material respects as of the date of the Merger Agreement and the closing date of the Merger, as if made on and as of the closing date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties will be true and correct as of such specific date); and

● other than the representations and warranties described in the clause above, being true and correct (without giving effect to any materiality or Material Adverse Effect qualifications set forth therein) as of the date of the Merger Agreement and the closing date of the Merger, as if made on and as of the closing date, except where the failure of such representations and warranties to be so true and correct would not have, with respect to Yageo or Acquisition Sub, a Material Adverse Effect (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties will be true and correct as of such specific date);

●	Yageo and Acquisition Sub each having complied, in all material respects, with all covenants required by it in the Merger Agreement on or prior to the closing date; and

●	KEMET’s receipt of a certificate of Yageo signed by an officer of Yageo confirming the satisfaction of the foregoing conditions.

Termination of the Merger Agreement (page 87)

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the KEMET Stockholder Approval:

●	by mutual written consent of Yageo and KEMET;

●	by either Yageo or KEMET if:

	●	the Merger has not been consummated by 5:00 p.m., New York City time, on November 11, 2020 (the “Termination Date”). However, if the condition relating to antitrust approvals has not been satisfied or waived but all other conditions to the Merger have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the Merger) as of November 11, 2020, the Termination Date will be automatically extended for ninety (90) days, in which case the Termination Date will be deemed, for all purposes, to be February 9, 2021. Additionally, the right to terminate the Merger Agreement as a result of the occurrence of the Termination Date will not be available to any party if the failure of such party (and, in the case of Yageo, the failure of Acquisition Sub) to materially perform any of its obligations under the Merger Agreement results in the failure of the Merger to be consummated by the Termination Date;

	●	the Legal Restraints Condition has not been met prior to the Effective Time; provided that the party seeking to terminate the Merger Agreement pursuant to this clause has used its reasonable best efforts to remove the law, order or action in question. However, the right to terminate the Merger Agreement pursuant to the previous sentence will not be available to a party if (i) the issuance of such law or order was primarily due to the failure of such party (including in the case of Yageo, the failure of Acquisition Sub) to perform any of its obligations under the Merger Agreement and (ii) exercised in connection with CFIUS approval, CFIUS turndown or the approvals of foreign investment and investment in mainland China for the purpose of the Merger and the other transactions contemplated by the Merger Agreement issued by the Taiwan Investment Commission;

	●	KEMET has failed to obtain the KEMET Stockholder Approval at the Special Meeting, or any adjournment or postponement thereof, at which a vote of the Merger was taken;

	●	Yageo has failed to obtain the Yageo Stockholder Approval at the Yageo Stockholders’ Meeting (as defined in the section entitled “Terms of the Merger Agreement—Other Covenants” beginning on page 85 of this Proxy Statement), or any adjournment or postponement thereof, if such approval is required by applicable law;

	●	a CFIUS turndown has occurred at any time or the parties have failed to obtain CFIUS approval before the Termination Date; or

	●	the parties have failed to obtain the approvals of foreign investment and investment in mainland China for the purpose of the Merger and the other transactions contemplated by the Merger Agreement issued by the Taiwan Investment Commission before the Termination Date;

●	by KEMET:

	●	if Yageo or Acquisition Sub has breached any of their respective representations, warranties, covenants or agreements set forth in the Merger Agreement, which (i) would give rise to the failure of a related closing condition and (ii) is not capable of being cured, or is not cured, before the earlier of the Termination Date or the date that is thirty (30) calendar days following KEMET’s delivery of written notice of such breach. However, KEMET will not have the right to terminate the Merger Agreement pursuant to this provision if KEMET is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement;

	●	prior to the date of the Special Meeting (and only if KEMET is not in breach of its non-solicitation obligations under the Merger Agreement pursuant to this provision, other than non-consequential, immaterial breaches), to enter into a definitive agreement with respect to a Superior Proposal, subject to the terms of KEMET’s non-solicitation obligations, and provided that KEMET pays the related termination fee of $63.75 million to Yageo (see the section entitled “Terms of the Merger Agreement—Termination Fees” beginning on page 89 of this Proxy Statement); or

	●	if (i) all of the conditions to Yageo’s and Acquisition Sub’s obligations to consummate the Merger have been satisfied (other than those conditions that by their terms are to be satisfied at the closing of the Merger; provided that such actions would then be capable of being satisfied), (ii) Yageo has failed to consummate the Merger by the time the closing should have occurred as a result of the failure of the debt financing to be funded, (iii) KEMET has notified Yageo in writing that the conditions to the Merger have been satisfied or, with respect to KEMET’s conditions, waived (to the extent such waiver is permitted under applicable law) and that it is prepared to consummate the Merger and (iv) Yageo has failed to consummate the Merger within five (5) business days of the later of the date on which closing was required to occur or the delivery of KEMET’s notice of termination; or

●	by Yageo if:

	●	KEMET has breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement such that specified conditions set forth in the Merger Agreement are not satisfied and such breach is not capable of being cured, or is not cured, prior to the earlier of the Termination Date or the date that is thirty (30) calendar days following Yageo’s delivery of written notice of such breach. However, Yageo will not have the right to terminate the Merger Agreement pursuant to this provision if Yageo or Acquisition Sub is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement; or

	●	prior to the adoption of the Merger Agreement by KEMET stockholders, the Board (or any committee of the Board), (i) makes an Adverse Recommendation Change or (ii) approves or recommends, or allows KEMET or any of its subsidiaries to enter into, an Alternative Acquisition Agreement.

Termination Fees (page 89)

If the Merger Agreement is terminated in specified circumstances, the terminating party may be required to pay a termination fee.

Yageo would be entitled to receive a termination fee of $63.75 million from KEMET if the Merger Agreement is terminated:

●	(i) (a) either by KEMET or Yageo because (x) the Merger has not been consummated by the Termination Date or (y) KEMET stockholders have failed to adopt the Merger Agreement or (b) by Yageo because KEMET has breached its representations, warranties, covenants or agreements in the Merger Agreement that would cause conditions to the Merger to not be satisfied, (ii) a Competing Proposal has been publicly announced, publicly disclosed or otherwise has become known to KEMET, the Board or KEMET stockholders prior to such termination and (iii) KEMET enters into an agreement relating to, or consummates, a transaction involving such Competing Proposal within twelve (12) months of such termination;

●	by KEMET, to enter into a definitive agreement with respect to a Superior Proposal; or

●	by Yageo, because KEMET:

● has made an Adverse Recommendation Change; or

● approved or recommended, or allowed KEMET or any of its subsidiaries to enter into, an Alternative Acquisition Agreement.

KEMET would be entitled to receive a reverse termination fee of $49.05 million from Yageo if the Merger Agreement is terminated by KEMET or Yageo because Yageo has failed to obtain the Yageo Stockholder Approval (if required by applicable law).

KEMET would be entitled to receive a reverse termination fee of $63.75 million from Yageo if the Merger Agreement is terminated by KEMET because Yageo has failed to consummate the Merger by the time the closing should have occurred as a result of the failure of the debt financing to be funded. KEMET must irrevocably elect in writing whether to accept such termination fee or maintain its right to seek monetary damages within thirty (30) days of the time of termination.

KEMET would be entitled to receive a reverse termination fee of $65.40 million from Yageo if the Merger Agreement is terminated by KEMET or Yageo because Yageo fails to obtain CFIUS approval or a CFIUS turndown occurs, or if all conditions have been met by the Termination Date, except with respect to CFIUS approval.

Expense Reimbursement (page 89)

If either party terminates the Merger Agreement because KEMET fails to obtain the KEMET Stockholder Approval, KEMET would be required to reimburse up to $18 million of reasonable out-of-pocket expenses of Yageo, Acquisition Sub or their affiliates in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement. If either party terminates the Merger Agreement because Yageo fails to obtain the approvals of foreign investment and investment in mainland China for the purpose of the Merger and the other transactions contemplated by the Merger Agreement issued by the Taiwan Investment Commission, Yageo is required to reimburse up to $18 million of reasonable out-of-pocket expenses of KEMET and its affiliates in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement.

Specific Performance (page 90)

Yageo, Acquisition Sub and KEMET are entitled to seek specific performance to prevent breaches of the Merger Agreement and to enforce the terms of the Merger Agreement in addition to any other remedy to which they are entitled at law or in equity. KEMET is entitled to seek specific performance or other equitable relief to cause Yageo to effect the closing of the Merger if and only if (i) all conditions to the parties’ obligation to consummate the Merger (other than conditions to be satisfied at the closing of the Merger, each of which is capable of being satisfied at that time) have been satisfied at the time when the closing of the Merger would have occurred, (ii) the debt financing has been funded or will be funded at the closing of the Merger and (iii) KEMET has irrevocably confirmed that (x) all of the conditions to consummating the Merger have been and continue to be satisfied (other than those conditions that by their nature are to be satisfied at the closing, each of which shall then and continues to be capable of being satisfied as of the closing) or waived (to the extent such waiver is permitted under applicable law) and (y) KEMET is prepared to consummate the Merger.

Market Prices and Dividend Data (page 93)

KEMET common stock is listed on the NYSE under the symbol “KEM.” The closing price of KEMET common stock on November 8, 2019, the last full trading day prior to the Board’s approval of the Merger Agreement, was $23.51. On January 13, 2020, the latest practicable trading day before the date of this Proxy Statement, the closing price of KEMET common stock was $26.60 per share.

Under the terms of the Merger Agreement, between the date of the Merger Agreement and the earlier of the Effective Time or the termination of the Merger, neither KEMET nor any of its subsidiaries may authorize, declare, pay or make any dividends or other distributions without the prior written consent of Yageo.

Appraisal Rights (page 96)

If the Merger is adopted by KEMET stockholders, stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the Merger under Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”). This means that KEMET stockholders will be entitled to have their shares of KEMET common stock appraised by the Court of Chancery of the State of Delaware (the “Court of Chancery”) and to receive payment in cash of the “fair value” of the shares of KEMET common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest based to be paid upon the amount determined to be fair value, if any, as determined by the Court of Chancery. KEMET stockholders who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares.

To exercise your appraisal rights, you must, among other things, submit a written demand for appraisal to KEMET before the vote is taken on the adoption of the Merger Agreement, you must not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement and you must continue to hold the shares of KEMET common stock of record through the Effective Time. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. The DGCL requirements for exercising appraisal rights are described in further detail in this Proxy Statement in the section entitled “Appraisal Rights” beginning on page 96 of this Proxy Statement, and the relevant section of the DGCL regarding appraisal rights is reproduced and attached as Annex C to this Proxy Statement. If you hold your shares of KEMET common stock through a broker, bank or other nominee and you wish to exercise appraisal rights, you should consult with your broker, bank or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such broker, bank or other nominee.

Neither the SEC Commission nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the Merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

QUESTIONS AND ANSWERS

The following questions and answers are intended to address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that may be important to you as a KEMET stockholder. You are encouraged to read carefully the more detailed information contained elsewhere in this Proxy Statement, the annexes to this Proxy Statement and the documents we refer to in this Proxy Statement. You may obtain the information incorporated by reference in this Proxy Statement without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 103 of this Proxy Statement.

Q:	Why am I receiving these materials?

A:	On November 11, 2019, KEMET entered into the Merger Agreement providing for the Merger of Acquisition Sub with and into KEMET, with KEMET surviving the Merger as a wholly owned subsidiary of Yageo. The Board is furnishing this Proxy Statement and form of proxy card to the holders of KEMET common stock in connection with the solicitation of proxies in favor of the proposal to adopt the Merger Agreement and to approve the other proposals to be voted on at the Special Meeting or any adjournment or postponement thereof. This Proxy Statement includes information that we are required to provide to you under the rules of the SEC and is designed to assist you in voting on the matters presented at the Special Meeting. KEMET stockholders of record as of the close of business on January 9, 2020 may attend the Special Meeting and are entitled and requested to vote on the proposals described in this Proxy Statement.

Q:	What is included in the proxy materials?

A:	The proxy materials include this Proxy Statement, the annexes to this Proxy Statement, including the Merger Agreement, and a proxy card.

Q:	When and where is the Special Meeting?

A:	The Special Meeting will take place on Thursday, February 20, 2020, at KEMET Corporation, KEMET Tower, One East Broward Boulevard, First Floor, Fort Lauderdale, Florida 33301, at 9:00 a.m., Eastern Time.

Q:	What is the proposed Merger and what effects will it have on KEMET?

A:	The proposed Merger is the acquisition of KEMET by Yageo through the Merger of Acquisition Sub with and into KEMET pursuant to the Merger Agreement. If the proposal to adopt the Merger Agreement is approved by the requisite number of shares of KEMET common stock, and the other closing conditions under the Merger Agreement have been satisfied or waived, Acquisition Sub will merge with and into KEMET, with KEMET continuing as the Surviving Corporation. As a result of the Merger, KEMET will become a wholly owned subsidiary of Yageo and you will no longer own shares of KEMET common stock. KEMET expects to delist its common stock from the NYSE as promptly as practicable after the Effective Time and de-register its common stock under the Exchange Act as promptly as practicable after such delisting. Thereafter, KEMET would no longer be a publicly traded company, and KEMET will no longer file periodic reports with the SEC on account of KEMET common stock.

Q:	What will I receive if the Merger is consummated?

A:	Upon the consummation of the Merger, you will be entitled to receive the Merger Consideration of $27.20 in cash, without interest and less applicable tax withholdings, for each share of KEMET common stock that you own, unless you have properly exercised and perfected and not withdrawn your demand for appraisal rights under the DGCL with respect to such shares. For example, if you own one hundred (100) shares of KEMET common stock, you will receive $2,720.00 in cash, without interest and less any applicable withholding taxes, in exchange for your one hundred (100) shares of KEMET common stock. In either case, your shares will be canceled and you will not own shares in the Surviving Corporation.

Q:	Who is entitled to vote at the Special Meeting?

A:	Only stockholders of record as of the close of business on January 9, 2020 are entitled to notice of the Special Meeting and to vote at the Special Meeting or at any adjournment or postponement thereof. If you hold shares of KEMET common stock indirectly through a broker, bank or similar institution, you are not a stockholder of record, but instead hold your shares in “street name” and the record owner of your shares is your broker, bank or similar institution. Instructions on how to vote shares held in “street name” are described under the question “How may I vote?” below.

Q:	How may I vote?

A:	For KEMET stockholders of record: If you are eligible to vote at the Special Meeting and are a stockholder of record, you may submit your proxy or cast your vote in any of four (4) ways:

●	(i) by Internet — If you have Internet access, you may submit your proxy by following the instructions provided with your proxy materials and on your proxy card. Proxies submitted via Internet must be received by 11:59 p.m., Eastern Time, on February 19, 2020;

●	(ii) by telephone — You can also submit your proxy by telephone by following the instructions provided with your proxy materials and on your proxy card. Proxies submitted via telephone must be received by 11:59 p.m., Eastern Time, on February 19, 2020;

●	(iii) by mail — You may submit your proxy by completing the proxy card enclosed with those materials, signing and dating it and returning it in the postage-paid envelope KEMET has provided; or

●	(iv) in person at the Special Meeting — You can vote in person at the Special Meeting. In order to gain admittance, you must present valid government-issued photo identification, such as a driver’s license or passport.

For holders in “street name”: If you hold your shares in “street name” and, therefore, are not a stockholder of record, you will need to follow the specific voting instruction card provided to you by your broker, bank or other similar institution. If you wish to vote your shares in person at the Special Meeting, you must obtain a valid “legal” proxy from your broker, bank or similar institution, granting you authorization to vote your shares. In order to attend and vote your shares held in “street name” at the Special Meeting, you will need to present valid government-issued photo identification, such as a driver’s license or passport, and hand in the valid “legal” proxy from your broker, bank or similar institution, along with a signed ballot that you can request at the Special Meeting. You will not be able to attend and vote your shares held in “street name” at the Special Meeting without valid government-issued photo identification such as a driver’s license or passport, a valid “legal” proxy from your broker, bank or similar institution and a signed ballot.

If you submit your proxy by Internet, telephone or mail, and you do not subsequently revoke your proxy, your shares of KEMET common stock will be voted in accordance with your instructions.

Even if you plan to attend the Special Meeting in person, you are strongly encouraged to vote your shares of KEMET common stock by proxy. If you are a stockholder of record or if you obtain a valid “legal” proxy to vote shares which you beneficially own and wish to change your vote, you may still vote your shares of KEMET common stock in person at the Special Meeting even if you have previously voted by proxy. If you are present at the Special Meeting and vote in person, your previous vote by proxy will not be counted.

Q:	How many votes do I have?

A:	Each holder of KEMET common stock is entitled to cast one vote on each matter properly brought before the Special Meeting for each share of KEMET common stock that such holder owned as of the record date.

Q:	May I attend the Special Meeting and vote in person?

A:	Yes. All KEMET stockholders as of the record date may attend the Special Meeting and vote in person. KEMET stockholders will need to present a form of personal identification to be admitted to the Special Meeting. No cameras, recording equipment, electronic devices (including mobile phones and tablets), large bags, briefcases or packages will be permitted in the Special Meeting, without the express written permission of KEMET. Even if you plan to attend the Special Meeting in person, you are encouraged to complete, sign, date and return the enclosed proxy or vote electronically over the Internet or via telephone to ensure that your shares will be represented at the Special Meeting. If you attend the Special Meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you hold your shares in “street name,” because you are not the stockholder of record, you may not vote your shares in person at the Special Meeting unless you request and obtain, and bring to the Special Meeting, a valid “legal” proxy from your bank, broker or other nominee.

Q:	What am I being asked to vote on at the Special Meeting?

A:	You are being asked to consider and vote on the following proposals:

●	to adopt the Merger Agreement, pursuant to which Acquisition Sub will merge with and into KEMET, and KEMET will become a wholly owned subsidiary of Yageo;

●	to approve, by non-binding, advisory vote, compensation that will or may become payable by KEMET to its named executive officers in connection with the Merger; and

●	to approve the adjournment of the Special Meeting to a later date if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Q:	How does the Merger Consideration compare to the market price of KEMET common stock prior to the announcement of the Merger?

A:	The Merger Consideration represents a premium of approximately sixteen percent (16%) over the closing price of KEMET common stock on November 8, 2019, the last full trading day prior to the Board’s approval of the Merger Agreement. The Merger Consideration also represents approximately a twenty-seven percent (27%) premium over the 30-day volume weighted average price of KEMET common stock, a thirty-eight percent (38%) premium over the 90-day volume weighted average price of KEMET common stock, and a forty-five percent (45%) premium over the 180-day volume weighted average price of KEMET common stock, in each case, for the period through November 8, 2019.

Q:	Will KEMET pay a quarterly dividend before the closing of the Merger?

A:	Under the terms of the Merger Agreement, from November 11, 2019 until the consummation of the Merger, KEMET may not authorize, declare, pay or make any dividend or other distribution in respect of any of its capital stock or other equity interests, as further described in the section entitled “Terms of the Merger Agreement—Conduct of Business Pending the Merger” beginning on page 74 of this Proxy Statement.

Q:	Does Yageo have the financial resources to consummate the Merger?

A:	Yageo has secured committed Debt Financing (as defined in the section entitled “Terms of the Merger Agreement—Financing Efforts” beginning on page 78 of this Proxy Statement) from financing sources providing Yageo with sufficient funds, together with cash on hand and other sources of funds available to Yageo at the Effective Time, to consummate the Merger and pay all associated fees, costs and expenses with respect to the Merger. In connection with entering into the Merger Agreement, Yageo executed the Commitment Letter and the Shareholder Loan Agreement, and received a Standby Letter of Credit to backstop the Shareholder Loan. Consummation of the Merger is not conditioned on Yageo or Acquisition Sub obtaining financing. For a more complete description of sources of funding for the Merger and related costs, see the section entitled “The Merger—Financing of the Merger” beginning on page 64 of this Proxy Statement.

Q:	What do I need to do now?

A:	You are encouraged to read this Proxy Statement, the annexes to this Proxy Statement (including the Merger Agreement) and the documents we refer to in this Proxy Statement carefully and consider how the Merger affects you. Then complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone, so that your shares can be voted at the Special Meeting. If you hold your shares in “street name,” please refer to the voting instruction card provided by your broker, bank or other nominee to vote your shares. Please do not send your stock certificates with your proxy card.

Q:	Should I send in my stock certificates now?

A:	No. If you are a recordholder, after the Merger is consummated, under the terms of the Merger Agreement, you will receive a letter of transmittal instructing you to send your stock certificates to the paying agent in order to receive the cash payment of the Merger Consideration for each share of KEMET common stock represented by such stock certificates. You should use the letter of transmittal to exchange your stock certificates for the Merger Consideration to which you are entitled upon the consummation of the Merger. Please do not send in your stock certificates now.

Q:	If I do not know where my stock certificates are, how will I get the Merger Consideration for my shares of KEMET common stock?

A:	If the Merger is consummated, the transmittal materials you will receive after the closing of the Merger will include the procedures that you must follow if you cannot locate your stock certificates. This will include an affidavit that you will need to sign attesting to the loss of your stock certificates. You may also be required to post a bond as indemnity against any potential loss.

Q:	How does the Board recommend that I vote?

A:

The Board—after considering the various factors as set forth in the section entitled “The Merger—Recommendation of the Board and Reasons for the Merger,” beginning on page 42 of this Proxy Statement, the comprehensive sale process conducted by the Board and the alternatives to the Merger (including remaining as a standalone company)—has determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable to, fair to and in the best interests of KEMET and its stockholders, and has approved the adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger.

The Board unanimously (with the exception of one (1) director, who had a scheduling conflict but had otherwise stated his support for the Merger) recommends that you vote “FOR” the adoption of the Merger Agreement, by means of a non-binding, advisory vote, “FOR” the proposal to approve compensation that will or may become payable by KEMET to its named executive officers in connection with the Merger and “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Q:	What happens if the Merger is not consummated?

A:

If the Merger Agreement is not adopted by KEMET stockholders or if the Merger is not consummated for any other reason, KEMET stockholders will not receive any payment for their shares of KEMET common stock. Instead, KEMET will remain an independent public company, KEMET common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act and we will continue to file periodic reports with the SEC on account of KEMET common stock.

Under certain specified circumstances, KEMET may be required to reimburse Yageo’s expenses or pay Yageo a termination fee, or under certain other specified circumstances, KEMET may be entitled to receive a reimbursement of KEMET’s expenses or a reverse termination fee from Yageo, upon the termination of the Merger Agreement, as described in the sections entitled “Terms of the Merger Agreement—Termination Fees” and “Terms of the Merger Agreement—Expense Reimbursement” beginning on page 89 of this Proxy Statement.

Q:	Do any of KEMET’s directors or officers have interests in the Merger that may differ from those of KEMET stockholders generally?

A:	Yes. In considering the recommendation of the Board with respect to the proposal to adopt the Merger Agreement, you should be aware that KEMET’s directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of KEMET stockholders generally. The Board was aware of and considered these interests, to the extent such interests existed at the time, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, in approving the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by KEMET stockholders. For a description of the interests of KEMET’s directors and executive officers in the Merger, see the section entitled “The Merger—Interests of the Directors and Executive Officers of KEMET in the Merger” beginning on page 59 of this Proxy Statement.

Q:	What vote is required to approve the proposals submitted to a vote at the Special Meeting?

A:	The affirmative vote of the majority of the shares of KEMET common stock outstanding and entitled to vote thereon is required to adopt the Merger Agreement. The affirmative vote of a majority of the shares of KEMET common stock entitled to vote which are present, in person or represented by proxy, at the Special Meeting, provided a quorum is present, is required to approve, by means of a non-binding, advisory vote, the proposal to approve compensation that will or may become payable by KEMET to its named executive officers in connection with the Merger. The affirmative vote of a majority of the shares of KEMET common stock entitled to vote which are present, in person or represented by proxy, at the Special Meeting, whether or not a quorum is present, is required to approve the proposal to adjourn the Special Meeting. This means that the proposal to adopt the Merger Agreement will be approved if the number of shares voted “FOR” such proposal is greater than fifty (50%) of the total number of shares of KEMET common stock entitled to vote at the Special Meeting. Abstentions will be counted as votes “AGAINST” the proposal to adopt the Merger Agreement, the proposal to approve compensation that will or may become payable by KEMET to its named executive officers in connection with the Merger and the proposal to adjourn the Special Meeting, since abstentions represent shares entitled to vote and thus are included in the denominator in determining the approval percentage. Broker non-votes, if any, will have the effect of a vote “AGAINST” the proposal to adopt the Merger Agreement and will not have any effect on the proposal to approve compensation that will or may become payable by KEMET to its named executive officers in connection with the Merger or the proposal to adjourn the Special Meeting.

As of January 9, 2020, the record date for determining who is entitled to vote at the Special Meeting, there were approximately 58,267,253 shares of KEMET common stock issued and outstanding. Each holder of KEMET common stock is entitled to one vote per share of stock owned by such holder as of the record date.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered, with respect to those shares, to be the “stockholder of record.” In this case, this Proxy Statement and your proxy card have been sent directly to you by KEMET.

If your shares are held through a broker, bank or other nominee, you are considered the “beneficial owner” of the shares of KEMET common stock held in “street name.” In that case, this Proxy Statement has been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the Special Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the Special Meeting unless you request and obtain a valid “legal” proxy from your broker, bank or other nominee.

Q:	What is a proxy?

A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of KEMET common stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of KEMET common stock is called a “proxy card.” The Board has designated William M. Lowe, Jr. and R. James Assaf, and each of them, with full power of substitution, as proxies for the Special Meeting.

Q:	Can I change or revoke my proxy?

A:	For KEMET stockholders of record: Yes. A proxy may be changed or revoked at any time prior to the vote at the Special Meeting by submitting a later-dated proxy (including a proxy submitted via the Internet or by telephone) or by giving written notice to KEMET’s Secretary. You may not change your vote over the Internet or by telephone after 11:59 p.m., Eastern Time, on February 19, 2020. You may also attend the Special Meeting and vote your shares in person.

For holders in “street name”: Yes. You must follow the specific voting instruction card provided to you by your broker, bank or other similar institution to change or revoke any instructions you have already provided to them.

Q:	If a KEMET stockholder gives a proxy, how will the shares be voted?

A:	Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the adoption of the Merger Agreement, “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by KEMET to its named executive officers in connection with the Merger and “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Q:	I understand that a quorum is required in order to conduct business at the Special Meeting. What constitutes a quorum?

A:	A majority in voting power of KEMET common stock issued and outstanding and entitled to vote at the Special Meeting, which are present in person or represented by proxy, constitutes a quorum at the Special Meeting. As of the close of business on the record date, there were 58,267,253 shares of KEMET common stock issued and outstanding and entitled to vote. If you submit a properly executed proxy by Internet, telephone or mail, you will be considered a part of the quorum. In addition, abstentions will be counted for purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum. As a result, 29,133,627 shares must be present in person or represented by proxy to have a quorum. If a quorum is not present, the Special Meeting will be adjourned until a quorum is obtained, subject to the terms of the Merger Agreement. The affirmative vote of a majority of the voting power of the shares of KEMET common stock, present, in person or represented by proxy, and entitled to vote at the Special Meeting, or the chairman of the Special Meeting, may adjourn the Special Meeting.

Q:	How can I obtain a proxy card?

A:	If you lose, misplace or otherwise need to obtain a proxy card, please follow the applicable procedure below.

For KEMET stockholders of record: Please contact Innisfree M&A Incorporated by mail at 501 Madison Avenue, 20th Floor, New York, New York 10022 or by telephone. Stockholders may call toll-free at +1 (888) 750-5834.

For holders in “street name”: Please contact your account representative at your broker, bank or other similar institution.

Q:	What happens if I sell or otherwise transfer my shares of KEMET common stock after the close of business on the record date but before the Special Meeting?

A:	The record date is earlier than both the date of the Special Meeting and the date the Merger is expected to be consummated. If you sell or transfer your shares of KEMET common stock after the close of business on the record date but before the Special Meeting, unless special arrangements (such as the provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies KEMET in writing of such special arrangements, you will transfer the right to receive the Merger Consideration, if the Merger is consummated, to the person to whom you sell or transfer your shares of KEMET common stock, but you will retain your right to vote these shares at the Special Meeting. Even if you sell or otherwise transfer your shares of KEMET common stock after the close of business on the record date, you are encouraged to complete, date, sign and return the enclosed proxy card or vote via the Internet or telephone.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple proxy cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, date, sign and return (or vote via the Internet or telephone with respect to) each proxy card and voting instruction card that you receive.

Q:	Who will count the votes?

A:	The votes will be counted by Computershare, the independent inspector of election appointed by the Board for the Special Meeting.

Q:	Who pays for the expenses of this proxy solicitation?

A:	KEMET will bear the entire cost of this proxy solicitation, including the preparation, printing, mailing and distribution of these proxy materials. KEMET has retained Innisfree M&A Incorporated (“Innisfree”), a proxy solicitation firm, to solicit proxies in connection with the Special Meeting at a cost of approximately $15,000 plus expenses. KEMET has also agreed to reimburse Innisfree, for reasonable out-of-pocket expenses incurred in connection with the proxy solicitation and indemnify Innisfree against losses arising out of its provision of such services on KEMET’s behalf. KEMET may also reimburse brokerage firms and other persons representing stockholders who hold their shares in “street name” for reasonable expenses incurred by them in forwarding proxy materials to such stockholders. In addition, certain directors, officers and other employees, without additional remuneration, may solicit proxies in person, or by telephone, facsimile, email and other methods of electronic communication.

Q:	Where can I find the voting results of Special Meeting?

A:	KEMET intends to announce preliminary voting results at the Special Meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC within four (4) business days after the Special Meeting.

Q:	Will I be subject to U.S. federal income tax upon the exchange of KEMET common stock for cash pursuant to the Merger?

A:	The exchange of KEMET common stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. Holder (as defined in the section entitled “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 66 of this Proxy Statement) who exchanges shares of KEMET common stock for cash in the Merger generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. Holder’s adjusted tax basis in such shares. If you are a Non-U.S. Holder (as defined in the section entitled “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 66 of this Proxy Statement), the Merger generally will not result in U.S. federal income tax to you unless you have certain connections with the United States.

For a more complete description of the U.S. federal income tax consequences of the Merger, see the section entitled “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 66 of this Proxy Statement.

Q:	What will the holders of outstanding KEMET equity awards receive in the Merger?

A:	For information regarding the treatment of KEMET’s outstanding equity awards, see the section entitled “Terms of the Merger Agreement—Merger Consideration—Outstanding Equity Awards and Long-Term Incentive Plan Awards” beginning on page 70 of this Proxy Statement.

Q:	When do you expect the Merger to be consummated?

A:	We are working toward consummating the Merger as quickly as possible and currently expect to consummate the Merger in the second half of calendar year 2020. However, the exact timing of consummation of the Merger cannot be predicted because the Merger is subject to specified conditions, including, among other things, the KEMET Stockholder Approval, the Yageo Stockholder Approval (if required by applicable law) and the receipt of certain regulatory approvals.

Q:	Are there any other risks to me from the Merger that I should consider?

A:	Yes. There are risks associated with all business combinations, including the Merger. See the section entitled “Cautionary Statement On Forward-Looking Statements” beginning on page 21 of this Proxy Statement.

Q:	Am I entitled to appraisal rights under the DGCL?

A:	If the Merger is adopted by KEMET stockholders, stockholders who do not vote (whether in person or by proxy) in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL. This means that KEMET stockholders common stock are entitled to have their shares appraised by the Court of Chancery and to receive payment in cash of the “fair value” of the shares of KEMET common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest based to be paid upon the amount determined to be fair value, if any, as determined by the Court of Chancery. Stockholders who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. The DGCL requirements for exercising appraisal rights are described in the section entitled “Appraisal Rights” beginning on page 96 of this Proxy Statement, and the relevant section of the DGCL regarding appraisal rights is reproduced and attached as Annex C to this Proxy Statement.

Q:	How can I obtain more information about KEMET?

A:	You can find more information about KEMET from various sources described in the section entitled “Where You Can Additional Information” beginning on page 103 of this Proxy Statement.

Q:	Who can help answer my questions?

A:	If you have any questions concerning the Merger, the Special Meeting or this Proxy Statement, would like additional copies of this Proxy Statement or need help voting your shares of common stock, please contact KEMET’s proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders Call: (888) 750-5834
Banks and Brokers Call: (212) 750-5833

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement, and the documents to which KEMET refers you in this Proxy Statement, as well as information included in oral statements or other written statements made or to be made by KEMET or on KEMET’s behalf, contain “forward-looking statements” within the meaning of federal securities laws about KEMET’s financial condition and results of operations that are based on management’s current expectations, estimates and projections about the markets in which KEMET operates, as well as management’s beliefs and assumptions. Words such as “expects,” “anticipates,” “believes,” “estimates” or other similar expressions and future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward-looking statements.

This Proxy Statement includes forward-looking statements relating to the proposed Merger between KEMET and Yageo, including financial estimates and statements as to the expected timing, completion and effects of the proposed Merger. These estimates and statements are subject to risks and uncertainties, and actual results might differ materially. Such estimates and statements include, but are not limited to, statements about the benefits of the proposed Merger, including future financial and operating results, the combined company’s plans, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of KEMET’s management and are subject to significant risks and uncertainties outside of KEMET’s control. Actual results could differ materially based on factors including, but not limited to: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (ii) the risk that KEMET stockholders may not approve the proposed Merger; (iii) the risk that Yageo stockholders may not approve the proposed Merger (if approval by Yageo’s stockholders is required by applicable law); (iv) the risk that the necessary regulatory approvals may not be obtained or may be obtained subject to conditions that are not anticipated; (v) inability to complete the proposed Merger because, among other reasons, conditions to the closing of the proposed Merger may not be satisfied or waived; (vi) uncertainty as to the timing of completion of the proposed Merger; (vii) potential adverse effects or changes to relationships with customers, employees, suppliers or other parties resulting from the announcement or completion of the proposed Merger; (viii) potential litigation relating to the proposed Merger that could be instituted against KEMET or its directors and officers, including the effects of any outcomes related thereto; or (ix) possible disruptions from the proposed Merger that could harm KEMET’s business, including current plans and operations.

All of the forward-looking statements KEMET makes in this Proxy Statement are qualified by the information contained or incorporated by reference herein, including, but not limited to, (i) the information contained under this heading and (ii) the information in KEMET’s consolidated financial statements and notes thereto included in our most recent filing on Form 10-K for the fiscal year ended March 31, 2019 and subsequent periodic and interim report filings (see the section entitled “Where You Can Find More Information” beginning on page 103 of this Proxy Statement).

Discussions of additional risks and uncertainties are contained in KEMET’s filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect KEMET’s judgment only as of the date hereof. KEMET undertakes no obligation to update publicly any of these forward-looking statements to reflect new information, future events or otherwise.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the Board for use at the Special Meeting or at any adjournment or postponement thereof.

Date, Time and Place

We will hold the Special Meeting on Thursday, February 20, 2020, at KEMET Corporation, KEMET Tower, One East Broward Boulevard, First Floor, Fort Lauderdale, Florida 33301, at 9:00 a.m., Eastern Time.

Purpose of the Special Meeting

At the Special Meeting, KEMET stockholders will be asked to vote on proposals to adopt the Merger Agreement, to approve, by non-binding, advisory vote, compensation that will or may become payable by KEMET to its named executive officers in connection with the Merger and to adjourn the Special Meeting to a later date to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Record Date; Shares Entitled to Vote; Quorum

Only KEMET stockholders of record as of the close of business on January 9, 2020 are entitled to notice of the Special Meeting and to vote at the Special Meeting or at any adjournment or postponement thereof. A list of stockholders entitled to vote at the Special Meeting will be available for inspection in KEMET’s headquarters located at KEMET Tower, One East Broward Boulevard, 2nd Floor, Fort Lauderdale, Florida, during regular business hours for a period of at least ten (10) days before the Special Meeting and at the location of the Special Meeting during the Special Meeting.

A majority in voting power of KEMET common stock issued and outstanding and entitled to vote at the Special Meeting, which are present in person or represented by proxy, constitutes a quorum at the Special Meeting. As of the close of business on the record date for the Special Meeting, there were 58,267,253 shares of KEMET common stock issued and outstanding and entitled to vote. If you submit a properly executed proxy by Internet, telephone or mail, you will be considered a part of the quorum. In addition, abstentions will be counted for purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum. As a result, 29,133,627 shares must be present in person or represented by proxy to have a quorum. If a quorum is not present, the Special Meeting will be adjourned until a quorum is obtained, subject to the terms of the Merger Agreement. The affirmative vote of a majority of the voting power of the shares of KEMET common stock entitled to vote which are present, in person or represented by proxy, at the Special Meeting, or the chairman of the Special Meeting, may adjourn the Special Meeting.

Vote Required; Abstentions and Broker Non-Votes

The affirmative vote of the majority of the shares of KEMET common stock outstanding and entitled to vote thereon is required to adopt the Merger Agreement. The affirmative vote of a majority of the shares of KEMET common stock entitled to vote which are present, in person or represented by proxy, at the Special Meeting, provided a quorum is present, is required to approve, by means of a non-binding, advisory vote, the proposal to approve compensation that will or may become payable by KEMET to its named executive officers in connection with the Merger. The affirmative vote of a majority of the shares of KEMET common stock entitled to vote which are present, in person or represented by proxy, at the Special Meeting, whether or not a quorum is present, is required to approve the proposal to adjourn the Special Meeting. This means that the proposal to adopt the Merger Agreement will be approved if the number of shares voted “FOR” such proposal is greater than fifty percent (50%) of the total number of shares of KEMET common stock entitled to vote at the Special Meeting. Abstentions will have the same effect as votes “AGAINST” the proposal to adopt the Merger Agreement, the proposal to approve compensation that will or may become payable by KEMET to its named executive officers in connection with the Merger and the proposal to adjourn the Special Meeting, since abstentions represent shares entitled to vote and thus are included in the denominator in determining the approval percentage. Broker non-votes, if any, will have the effect of a vote “AGAINST” the proposal to adopt the Merger Agreement and will not have any effect on the proposal to approve compensation that will or may become payable by KEMET to its named executive officers in connection with the Merger or the proposal to adjourn the Special Meeting.

Shares Held by KEMET’s Directors and Executive Officers

At the close of business on January 9, 2020, KEMET’s directors and executive officers beneficially owned 1,105,320 shares of KEMET common stock, which represented approximately 1.90% of the shares of KEMET’s outstanding common stock on that date. The directors and executive officers have informed KEMET that they currently intend to vote all of their shares of KEMET common stock “FOR” the adoption of the Merger Agreement, “FOR” the non-binding, advisory proposal regarding compensation that will or may become payable by KEMET to its named executive officers in connection with the Merger and “FOR” the adjournment of the Special Meeting (if necessary or appropriate).

Voting of Proxies

If your shares are registered in your name with KEMET’s transfer agent, Computershare, you may cause your shares to be voted by returning a signed proxy card, or you may vote in person at the Special Meeting. Additionally, you may submit electronically over the Internet or by phone a proxy authorizing the voting of your shares by following the instructions on your proxy card. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy electronically over the Internet or by telephone. Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your shares according to your directions.

If you attend the Special Meeting and wish to vote in person, you will be given a ballot at the Special Meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the Special Meeting in person. If you attend the Special Meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

Voting instructions are included on your enclosed proxy card. All shares represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the stockholders. Properly executed proxies that do not contain voting instructions will be voted “FOR” adoption of the Merger Agreement, “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by KEMET to its named executive officers in connection with the Merger and “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. No proxy that is specifically marked against adoption of the Merger Agreement will be voted in favor of the proposed compensation arrangements for KEMET’s named executive officers in connection with the Merger, unless it is specifically marked “FOR” the approval of such proposal.

If your shares are held in “street name” through a broker, bank or other nominee, you may vote through your broker, bank or other nominee by completing and returning the voting instruction form provided by your broker, bank or other nominee, or by the Internet or telephone through your broker, bank or other nominee if such a service is provided. To vote via the Internet or telephone through your broker, bank or other nominee, you should follow the instructions on the voting instruction card provided by your broker, bank or other nominee. If you do not return your bank’s, broker’s or other nominee’s voting instruction form, do not vote via the Internet or telephone through your broker, bank or other nominee, if possible, or do not attend the Special Meeting and vote in person with a “legal” proxy from your broker, bank or other nominee, it will be counted as a vote “AGAINST” the proposal to adopt the Merger Agreement and will not have any effect on the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by KEMET to its named executive officers in connection with the Merger or the proposal to adjourn the Special Meeting.

Revocability of Proxies

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

●	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

●	delivering a written notice of revocation to KEMET’s Secretary;

●	completing and properly executing another proxy card with a later date and returning it in the postage paid envelope provided; or

●	attending the Special Meeting and voting in person.

Please note that to be effective, your new proxy card, Internet or telephonic voting instructions or written notice of revocation must be received by KEMET’s Secretary prior to the Special Meeting and, in the case of Internet or telephonic voting instructions, must be received before 11:59 p.m. Eastern Time on February 19, 2020. If you have submitted a proxy, your appearance at the Special Meeting, in the absence of voting in person or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.

If you hold your shares of common stock in “street name,” you should contact your broker, bank or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a valid “legal” proxy from your broker, bank or other nominee. Any adjournment, recess or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow KEMET stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting which was adjourned, recessed or postponed.

Board Recommendation

The Board—after considering various factors described in the section entitled “The Merger—Recommendation of the Board of Directors and Reasons for the Merger” beginning on page 42 of this Proxy Statement, and after consultation with legal and financial advisors—has determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable to, fair to and in the best interests of KEMET and its stockholders, and has adopted and approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. The Board unanimously (with the exception of one (1) director, who had a scheduling conflict but had otherwise stated his support for the Merger) recommends that you vote “FOR” the proposal to adopt the Merger Agreement, “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by KEMET to its named executive officers in connection with the Merger and “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Tabulation of Votes

All votes will be tabulated by a representative of Computershare, who will act as the inspector of election appointed for the Special Meeting, and will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Solicitation of Proxies

This Proxy Statement is sent on behalf of, and the proxies are being solicited by, the Board. The expense of soliciting proxies in the enclosed form will be borne by KEMET. KEMET has retained Innisfree, a proxy solicitation firm, to solicit proxies in connection with the Special Meeting at a cost of approximately $15,000 plus expenses. KEMET has also agreed to reimburse Innisfree, for reasonable out-of-pocket expenses incurred in connection with the proxy solicitation and indemnify Innisfree against losses arising out of its provision of such services on KEMET’s behalf. In addition, KEMET may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by some of KEMET’s directors, officers and employees, in person, or by telephone, facsimile, email and other methods of electronic communication. No additional compensation will be paid for such services.

Anticipated Date of Consummation of the Merger

Assuming timely satisfaction of necessary closing conditions, including, among other things, the KEMET Stockholder Approval and receipt of required regulatory approvals, we currently anticipate that the Merger will be consummated in the second half of calendar year 2020.

Attending the Special Meeting

KEMET stockholders as of the close of business on the record date may attend the Special Meeting in person. All KEMET stockholders should bring valid government-issued photo identification, such as a driver’s license or passport.

If you hold your shares in “street name” and wish to vote your shares in person at the Special Meeting, you must obtain a valid “legal” proxy from your broker, bank or similar institution granting you authorization to vote your shares. In order to attend and vote your shares held in “street name” at the Special Meeting, you will need to present valid government-issued photo identification, such as a driver’s license or passport, and hand in the valid “legal” proxy from your broker, bank or similar institution, along with a signed ballot that you can request at the Special Meeting. You will not be able to attend and vote your shares held in “street name” at the Special Meeting without valid government-issued photo identification, such as a driver’s license or passport, a valid “legal” proxy from your broker, bank or similar institution and a signed ballot.

No cameras, recording equipment, electronic devices (including mobile phones and tablets), large bags, briefcases or packages will be permitted in the Special Meeting, without the express written permission of KEMET.

Even if you plan to attend the Special Meeting in person, you are encouraged to complete, sign, date and return the enclosed proxy card or vote electronically over the Internet or via telephone to ensure that your shares will be represented at the Special Meeting. If you attend the Special Meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you hold your shares in “street name,” because you are not the stockholder of record, you may not vote your shares in person at the Special Meeting unless you follow the procedures set forth above.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Special Meeting, please contact Innisfree, our proxy solicitor, toll-free at (888) 750-5834. Brokers, banks and other nominees may call collect at (212) 750-5833.

Rights of Stockholders Who Seek Appraisal

If the proposal to adopt the Merger Agreement is approved by KEMET stockholders, stockholders who do not vote (whether in person or by proxy) in favor of the adoption of the Merger Agreement and who properly exercise and perfect their demand for appraisal of their shares will be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL. This means that holders of KEMET common stock are entitled to have their shares appraised by the Court of Chancery and to receive payment in cash of the “fair value” of the shares of KEMET common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid upon the amount determined to be fair value, if any, as determined by the court. Stockholders who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the $27.20 per share Merger Consideration payable pursuant to the Merger Agreement if they did not seek appraisal of their shares.

To exercise your appraisal rights, you must, among other things, submit a written demand for appraisal to KEMET before the vote is taken on the proposal to adopt the Merger Agreement, you must not submit a blank proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement, and you must continue to hold the shares of KEMET common stock of record through the Effective Time. Your failure to follow the procedures specified under the DGCL will result in the loss of your appraisal rights. The DGCL requirements for exercising appraisal rights are described in further detail in this Proxy Statement, and the relevant section of the DGCL regarding appraisal rights is reproduced and attached as Annex C to this Proxy Statement. If you hold your shares of KEMET common stock through a broker, bank or other nominee and you wish to exercise appraisal rights, you should consult with your broker, bank or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such broker, bank or other nominee. Stockholders should refer to the discussion in the section entitled “Appraisal Rights” beginning on page 96 of this Proxy Statement and the DGCL requirements for exercising appraisal rights reproduced and attached as Annex C to this Proxy Statement.

Other Matters

At this time, we know of no other matters to be submitted at the Special Meeting.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

THE MERGER

The discussion of the Merger in this section and elsewhere in this Proxy Statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this Proxy Statement and is incorporated into this Proxy Statement by reference. This summary does not purport to be complete and may not contain all of the information about the Merger that is important to you. You are encouraged to read the entire Merger Agreement carefully and in its entirety as it is the legal document that governs the Merger.

Additional information about the Company may be found elsewhere in this Proxy Statement and in the Company’s other public filings. See the section entitled “Where You Can Find Additional Information” beginning on page 103 of this Proxy Statement.

Parties Involved in the Merger

KEMET Corporation

KEMET Tower
One East Broward Boulevard, 2nd Floor
Fort Lauderdale, Florida 33301

KEMET is a leading global manufacturer of a wide variety of capacitors, and electro-magnetic compatible devices, sensors and actuators. With respect to capacitors, KEMET competes in the passive electronic component industry, specifically multilayer ceramic, tantalum, film and aluminum (solid & electrolytic) capacitors. While KEMET competes in the passive electronic component industry, its strategic focus is on growth markets, specialty products requiring high reliability, and within its ceramic product line, larger case size capacitors.

KEMET is organized into three (3) reportable segments: Solid Capacitors, Film and Electrolytic, and Electro-magnetic, Sensors & Actuators (“MSA”). Each segment is responsible for the operations of certain manufacturing sites as well as all related research and development efforts. For the year ended March 31, 2019, approximately 67.7% of KEMET’s net sales were derived from sales of Solid Capacitors, approximately 14.9% of KEMET’s net sales were derived from sales of Film and Electrolytic products and approximately 17.4% of KEMET’s net sales were derived from sales of MSA products. KEMET operates twenty-two (22) production facilities in Europe, North America, and Asia, and employs approximately 13,400 employees worldwide. KEMET serves the needs of its global customer base through four geographic regions: North America and South America (the “Americas”), Europe, the Middle East and Africa (“EMEA”), Asia and the Pacific Rim (“APAC”) and Japan and Korea (“JPKO”). For the year ended March 31, 2019, approximately 38.6% of KEMET’s net sales were derived from sales in APAC, approximately 22.8% of KEMET’s net sales were derived from sales in EMEA, approximately 24.4% of KEMET’s net sales were derived from sales in the Americas and approximately 14.2% of KEMET’s net sales were derived from sales in JPKO.

KEMET common stock is currently listed on the NYSE under the symbol “KEM.”

Yageo Corporation

3F, 233-1, Baoqio Road
Xindian District, New Taipei City
23145, Taiwan

Yageo is a corporation organized under the laws of the Republic of China and a leading global electronic component company with capabilities on a global scale, including production and sales facilities in Asia, Europe and the Americas. Yageo provides one-stop-shopping, offering its complete product portfolio of resistors, capacitors, inductors, wireless and circuit protection components to meet the diverse requirements of customers. Upon the consummation of the Merger, KEMET will be a wholly owned subsidiary of Yageo.

Yageo’s common stock is listed on the Taiwan Stock Exchange under the ticker symbol “2327” (TAIEX: 2327 TW).

Sky Merger Sub Inc.

The Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801

Acquisition Sub is a Delaware corporation and a wholly owned subsidiary of Yageo, formed solely for the purpose of entering into the Merger Agreement and completing the transactions contemplated by the Merger Agreement, including the Merger, and the related financing transactions. Acquisition Sub has not conducted any business operations except in furtherance of this purpose and activities incident to its formation. Upon the consummation of the Merger, Acquisition Sub will cease to exist.

Effect of the Merger

If the Merger Agreement is adopted by KEMET stockholders and certain other conditions to the consummation of the Merger are either satisfied or waived, Acquisition Sub will merge with and into KEMET, with KEMET surviving and continuing under the name “KEMET Corporation” as the Surviving Corporation. As a result of the Merger, KEMET Corporation will become a wholly owned subsidiary of Yageo, and KEMET common stock will no longer be publicly traded. In addition, KEMET common stock will be delisted from the NYSE and deregistered under the Exchange Act, in each case, in accordance with applicable law, rules and regulations, and KEMET will no longer file periodic reports with the SEC on account of KEMET common stock. If the Merger is consummated, you will not own any shares of capital stock of the Surviving Corporation.

The Effective Time will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as KEMET and Yageo may agree and specify in the certificate of merger).

Effect on KEMET if the Merger is Not Consummated

If the Merger Agreement is not adopted by KEMET stockholders or if the Merger is not consummated for any other reason, KEMET stockholders will not receive any payment for their shares of KEMET common stock. Instead, KEMET will remain an independent public company, KEMET common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act and KEMET will continue to file periodic reports with the SEC on account of KEMET common stock. In addition, if the Merger is not consummated, KEMET expects that KEMET’s management will operate the business in a manner similar to that in which it is being operated today.

Furthermore, if the Merger is not consummated, and depending on the circumstances that would have caused the Merger not to be consummated, it is likely that the price of KEMET common stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of KEMET common stock would return to the price at which it trades as of the date of this Proxy Statement.

Accordingly, if the Merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of KEMET common stock. If the Merger is not consummated, the Board will continue to evaluate and review KEMET’s business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance stockholder value. If the Merger Agreement is not adopted by KEMET stockholders or if the Merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to KEMET will be offered or that KEMET’s business, prospects or results of operation will not be adversely impacted.

In addition, under specified circumstances, KEMET may be required to reimburse Yageo’s expenses or pay Yageo a termination fee, or may be entitled to Yageo reimbursing KEMET’s expenses or to receive a reverse termination fee from Yageo, upon the termination of the Merger Agreement, as described in the sections entitled “Terms of the Merger Agreement—Termination Fees” and “Terms of the Merger Agreement—Expense Reimbursement” beginning on page 89 of this Proxy Statement.

Merger Consideration

Upon the consummation of the Merger, each share of KEMET common stock issued and outstanding immediately prior to the Effective Time (other than (i) shares held by KEMET or held, directly or indirectly, by Yageo or Acquisition Sub, which will be canceled for no consideration, and (ii) Dissenting Shares) will be canceled and automatically converted into the right to receive the Merger Consideration.

Background of the Merger

As part of its ongoing evaluation of KEMET’s business, the Board, together with senior management, regularly reviews and assesses opportunities to increase stockholder value. As part of this review, the Board has periodically considered whether the continued execution of KEMET’s business strategy as a standalone company or through a business combination with a third party would provide the best avenue to enhance stockholder value. Since the beginning of fiscal year 2019, KEMET has focused on increasing stockholder value by leveraging KEMET’s manufacturing expertise, strengthening its “Go-to-Market” leadership position, consistently attracting and retaining exceptional talent, and continuing the execution and communication to investors of its structural transformation relating to: ceramics market segmentation, polymer / tantalum vertical integration of production and sourcing, and product and geographic diversification arising from the acquisition of TOKIN Corporation, all resulting in an accelerated growth profile and sustainable higher gross margin levels. As part of their regular assessment of opportunities to increase stockholder value, the Board and KEMET’s management have considered and evaluated various potential strategic alternatives, including acquisitions, dispositions and internal integration and restructuring.

On December 3, 2018, KEMET announced that William M. Lowe, Jr., Executive Vice President and Chief Financial Officer of KEMET, would retire from KEMET on May 31, 2019, and that Gregory C. Thompson, then-Executive Vice President – Finance, would assume the role of Executive Vice President and Chief Financial Officer in May 2019.

On December 20, 2018, KEMET announced that Mr. Lowe would be appointed as Chief Executive Officer of KEMET and a member of its Board, effective immediately, succeeding Per-Olof Loof, who KEMET announced would resign as Chief Executive Officer and a member of the Board, effective immediately. Mr. Loof’s departure followed an investigation overseen by certain independent members of the Board, with assistance from an external law firm, of facts and circumstances surrounding a consensual personal relationship between Mr. Loof and an employee of KEMET and related actions which were inconsistent with KEMET’s policies. KEMET also announced that Mr. Thompson would succeed Mr. Lowe as Executive Vice President and Chief Financial Officer, effective immediately.

On January 24, 2019, Frank G. Brandenberg, Chairman and independent director of the Board, had a meeting with Mr. Loof, during which Mr. Loof indicated that Yageo, a potential strategic buyer, might be interested in a potential acquisition of KEMET. This conversation came after Mr. Loof’s telephonic conversation with Chen Tie-Min (also known as Pierre Chen), Chairman of Yageo, following Mr. Loof’s departure from KEMET, during which Mr. Chen requested that Mr. Loof convey to the Board Yageo’s interest in a potential acquisition of KEMET.

On January 29, 2019, Mr. Brandenberg reported his conversation with Mr. Loof to the Board with respect to Yageo’s potential interest in an acquisition of KEMET.

On January 30, 2019, Mr. Chen of Yageo communicated to Mr. Brandenberg via email his interest in having a discussion regarding a potential acquisition of KEMET by Yageo.

On February 5, 2019, in response to Mr. Chen’s January 30, 2019 email, Mr. Chen of Yageo held a telephonic conversation with Messrs. Brandenberg and Lowe and Gurminder S. Bedi, an independent director of the Board, during which Mr. Chen reiterated that Yageo was interested in acquiring KEMET. During this conversation, representatives of KEMET sought additional information regarding Yageo’s interest, emphasizing that such interest was unsolicited and required sufficient time to be assessed; however, specific prices or price ranges were not addressed. In addition, Messrs. Brandenberg, Lowe and Bedi emphasized to Mr. Chen that KEMET had confidence in its standalone plan and was not, at that time, anticipating pursuing a sale of KEMET.

On March 6, 2019, the Board received an unsolicited, non-binding proposal letter from Yageo, offering to acquire all of the outstanding shares of KEMET’s common stock at a price of $24.00 per share in cash, representing an approximate 28.3% premium to the closing price of KEMET’s common stock on March 5, 2019 (the “Initial Yageo Proposal”). The Initial Yageo Proposal highlighted Yageo’s ability to provide certainty to KEMET’s stockholders. The Initial Yageo Proposal also noted that Yageo had the necessary internal approvals to make the Initial Yageo Proposal and that a definitive merger agreement in connection with a potential transaction between the parties would not be subject to any financing contingency.

On March 7, 2019, Mr. Brandenberg provided an email update to the full Board, providing a copy of the Initial Yageo Proposal.

Following receipt of the Initial Yageo Proposal, Messrs. Brandenberg and Bedi had several calls with Mr. Chen regarding Yageo’s interest in acquiring KEMET. Mr. Brandenberg periodically updated the Board on such conversations.

In early March 2019, KEMET engaged Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) to assist with the response to the Initial Yageo Proposal and the evaluation of potential strategic alternatives. Such engagement followed an engagement of Skadden by the independent directors of KEMET in late November 2018 to assist the independent directors with their review of Mr. Loof’s actions and ultimate termination of employment.

On March 10, 2019, Mr. Brandenberg acknowledged receipt of the Initial Yageo Proposal to Yageo, stating that the Board, together with KEMET’s advisors, would carefully review the Initial Yageo Proposal.

On March 13, 2019, with members of KEMET’s management and representatives of Skadden participating, the Board met telephonically to discuss the Initial Yageo Proposal. During the Board meeting, Mr. Brandenberg reviewed the Initial Yageo Proposal with the Board. In light of the Initial Yageo Proposal and the possibility of interest in KEMET from other potential strategic buyers, the Board agreed to search for, interview and engage an independent financial advisor. In addition, the Board determined that Messrs. Brandenberg and Bedi should schedule an in-person meeting with Mr. Chen of Yageo to discuss the Initial Yageo Proposal.

On March 19 and March 20, 2019, with members of KEMET’s management and a representative of Skadden participating, the Board met in person in Fort Lauderdale, Florida with, and received presentations from, two potential independent financial advisors. During such presentations, the two potential independent financial advisors—neither of whom had been informed of the Initial Yageo Proposal—each separately reviewed and discussed with the Board its preliminary financial analysis of KEMET (based upon publicly available information at the time) and its preliminary analysis of potential alternatives available to KEMET. After the potential financial advisors left the meeting, management provided the Board with a three (3) year plan, including financial projections prepared by management, assuming a base plan with KEMET continuing to operate as a standalone company (the “base plan”) as well as a recession case (the “recession plan”). On March 20, 2019, in connection with the Initial Yageo Proposal and potential strategic alternatives, representatives of Skadden reviewed certain legal matters with the Board, including directors’ fiduciary duties.

On April 3, 2019, with members of KEMET’s management and representatives of Skadden participating, the Board met, during which meeting representatives of Goldman Sachs —who had not been informed of the Initial Yageo Proposal—reviewed and discussed with the Board its preliminary financial analysis of KEMET (based upon publicly available information at the time) and its preliminary analysis of certain potential strategic alternatives available to KEMET.

From April 8 to April 9, 2019, at the direction of the Board, Messrs. Brandenberg and Bedi met with Mr. Chen of Yageo in Taipei, Taiwan. Mr. Chen discussed certain aspects of a potential transaction, including, among others, Yageo’s access to financing (in a combination of cash on hand and borrowing), Yageo’s desire to conduct a process on a more accelerated basis due to stock volatility and the substantial synergies of a potential transaction between Yageo and KEMET. Although specific prices or price ranges of a potential transaction were not discussed, Messrs. Brandenberg and Bedi emphasized that KEMET was undervalued relative to its then current trading price based on metrics employed by certain financial advisors.

On April 11, 2019, with members of KEMET’s management and representatives of Skadden participating, the Board met telephonically to discuss updates from the April 8 and April 9, 2019 meetings with Mr. Chen of Yageo. Following discussion of the three (3) financial advisor candidates, the Board decided to engage Goldman Sachs in light of, among other factors, Goldman Sachs’ industry expertise and experience in mergers and acquisitions. The Board concluded that Goldman Sachs could assist KEMET’s management and the Board in its evaluation and negotiation of the Initial Yageo Proposal, the assessment of the availability of financing sources to Yageo and its review of other potential strategic alternatives that may be available to KEMET. The Board discussed the scope of engagement of Goldman Sachs, which would include an assessment of KEMET’s valuation with internal data, assistance in responding to the Initial Yageo Proposal and analysis of potential strategic alternatives available to KEMET. Subsequently, the Board directed management to negotiate an engagement letter with Goldman Sachs pursuant to which Goldman Sachs would provide customary advisory and investment banking services to KEMET in connection with the possible sale of KEMET.

On April 15, 2019, Mr. Brandenberg received a call from Mr. Chen of Yageo, during which Mr. Brandenberg informed Mr. Chen that the Board met, that the advice of KEMET’s financial advisor would be forthcoming over the next few weeks and that no decision regarding a potential transaction would be made until the Board reviewed and considered the financial analysis of KEMET’s financial advisor.

On April 23, 2019, with members of KEMET’s management and representatives of Goldman Sachs and Skadden attending, the Board met telephonically to discuss KEMET’s five (5) year business plan, which was previously sent to the Board on April 18, 2019, including the implications of such plan on KEMET’s potential strategic alternatives. Such five (5) year business plan also included financial projections prepared by KEMET’s management contemplating two (2) additional scenarios: (i) if KEMET were to remain a standalone company but assuming additional potential for increased revenues (the “organic growth plan”); and (ii) if KEMET were to execute a buy-side acquisition plan and execute three (3) acquisitions (the “acquisition plan”). The five (5) year business plan expanded upon the three (3) year business plan presented to the Board at the March 19 and 20, 2019 Board meeting both in terms of fiscal years covered and scenarios contemplated. Following such discussion, the Board authorized Goldman Sachs to use the growth plan, the acquisition plan and the recession plan, which had been provided to Goldman Sachs in advance of the April 23, 2019 Board meeting, in its preliminary financial analysis of KEMET. For additional information regarding the financial projections, see the section entitled “The Merger—Projections Prepared by KEMET’s Management” beginning on page 53 of this Proxy Statement.

On May 6, 2019, following negotiations, KEMET executed an engagement letter with Goldman Sachs.

On May 9, 2019, with members of KEMET’s management and representatives of Goldman Sachs and Skadden attending, the Board met telephonically to continue discussions with respect to the Initial Yageo Proposal. At such meeting, representatives of Goldman Sachs discussed with the Board its preliminary financial analysis, based upon management’s financial projections, which were approved by the Board at the April 23, 2019 Board meeting, including the organic growth plan, the acquisition plan and the recession plan. The Board, after consultation with Goldman Sachs, determined that the Initial Yageo Proposal did not adequately reflect KEMET’s value, business and prospects and decided it was in the best interests of KEMET and its stockholders to continue dialogue with Yageo and directed representatives of Goldman Sachs to contact Yageo’s financial advisor, Citigroup Global Markets Taiwan Securities Co. Limited (together with certain of its affiliates, “Citi”). Representatives of Goldman Sachs outlined various strategic alternatives to the Board—including considering any potential acquisitions—in addition to continuing engagement with Yageo, including through outreach to other potential buyers. At such meeting, representatives of Goldman Sachs additionally discussed with the Board Goldman Sachs’ perspectives on potentially interested buyers that had been identified. The Board did not yet authorize representatives of Goldman Sachs to begin outreach to potentially interested buyers, as the Board was still in the beginning stages of considering the exploration of strategic alternatives.

Also on May 9, 2019, at the direction of the Board, Mr. Brandenberg sent a response letter to Mr. Chen of Yageo stating that the Initial Yageo Proposal did not adequately reflect KEMET’s value, business and prospects. The response letter indicated that the Board would be open to further discussions about a transaction adequately reflecting KEMET’s intrinsic value and prospects, as well as the potential benefits of combining the two companies, including preliminary perspectives on potential synergies.

On May 16, 2019, at the direction of the Board, representatives of Goldman Sachs communicated telephonically to representatives of Citi, Yageo’s financial advisor, that, without a higher proposal, KEMET likely would not be willing to pursue a potential sale transaction and share non-public information about KEMET with Yageo. Representatives of Citi indicated they would report back to representatives of Goldman Sachs after discussing with Mr. Chen of Yageo and reviewing KEMET’s earnings results and related research notes.

On June 2, 2019, Mr. Brandenberg and Mr. Chen had a telephonic conversation regarding Yageo’s continued interest in KEMET. During this conversation, Mr. Chen stated that Yageo’s non-binding proposal remained at $24.00 per share.

On June 11, 2019, Yageo sent a letter to the Board reaffirming the Initial Yageo Proposal with the same proposal of $24.00 per share (the “June Yageo Proposal”). Yageo suggested that it would consider increasing the June Yageo Proposal if KEMET were to provide non-public information for Yageo to complete its due diligence, subject to KEMET and Yageo executing a customary confidentiality and standstill agreement (the “Yageo NDA”). The June Yageo Proposal also noted that Yageo was prepared to move forward expeditiously with a potential sale transaction.

On June 12, 2019, with members of KEMET’s management and representatives of Goldman Sachs and Skadden attending telephonically, the Board met in person in New York to discuss the June Yageo Proposal. In connection with the June Yageo Proposal, the Board discussed next steps, and, after consultation with representatives of Goldman Sachs and Skadden, determined to proceed with a process to explore potential strategic alternatives in light of Yageo’s continued unsolicited interest in a possible transaction and the possibility that a potential transaction resulting from such exploration could result in an attractive alternative for KEMET’s stockholders. The Board directed representatives of Goldman Sachs to reach out to representatives of Citi to indicate KEMET’s willingness to give a management presentation to Yageo so that Yageo might consider increasing the June Yageo Proposal. In addition, in order to explore whether there might be sufficient credible interest in a transaction with KEMET, the Board directed representatives of Goldman Sachs to contact ten (10) potentially interested strategic parties (other than Yageo) that the Board and KEMET’s management had identified, with assistance from representatives of Goldman Sachs, to gauge their interest in a potential transaction. At such Board meeting, representatives of Goldman Sachs indicated that strategic bidders would likely be able to offer higher valuations than financial bidders. The Board discussed with representatives of Goldman Sachs the identities of potential likely buyers and other process matters, including confidentiality agreements, management presentations with potentially interested parties and the timing of reaching out to potential buyers. The Board also requested that Mr. Brandenberg send an email response to the June Yageo Proposal to Mr. Chen of Yageo.

Throughout the course of the strategic review process, Mr. Brandenberg periodically updated the Board on the status of such process and negotiations with certain potential strategic buyers.

On June 14, 2019, certain members of KEMET’s management and certain members of the Board had a telephonic discussion with representatives of Goldman Sachs and Skadden, and discussed an appropriate response to the June Yageo Proposal, and further discussed the financial projections and growth plans to present to Yageo and any other potentially interested parties, the expected timeline for negotiating a potential transaction and the identities of potential likely buyers.

Later that day, at the direction of the Board, Mr. Brandenberg sent an email response to the June Yageo Proposal to Mr. Chen of Yageo, informing Mr. Chen that KEMET would give a management presentation so that Yageo could increase the per share proposal reflected in the June Yageo Proposal, subject to KEMET and Yageo executing the Yageo NDA. Mr. Chen agreed to Mr. Brandenberg’s proposal.

On June 19, 2019, at the direction of the Board, representatives of Goldman Sachs began outreach efforts to the ten (10) selected potential strategic buyers (other than Yageo), including Party A, Party B and Party C, to ascertain their interest in pursuing a transaction with KEMET.

On June 26, 2019, KEMET’s management provided Goldman Sachs with revised base plan financial projections, which differed from the base plan financial projections provided to the Board on March 19, 2019 in terms of fiscal years covered, and certain interest and tax expenses contemplated.

On June 28, 2019, KEMET’s management provided the Board with the revised base plan financial projections, which were intended to be provided to potential buyers subject to entry into customary confidentiality and standstill agreements.

On July 1, 2019, KEMET, with assistance from representatives of Goldman Sachs and Skadden, completed negotiations of, and entered into, the Yageo NDA, which contained customary “standstill” provisions.

On July 3, 2019, KEMET, with assistance from representatives of Goldman Sachs and Skadden, completed negotiations of, and entered into, a confidentiality and standstill agreement with another strategic bidder, hereinafter referred to as Party A (the “Party A NDA”). The Party A NDA contained customary “standstill” provisions, which would terminate upon, among other things, KEMET’s entry into a definitive written agreement providing for a merger (and which, in fact, did terminate upon entry into the Merger Agreement with Yageo).

On July 8, 2019, with representatives of Goldman Sachs, Skadden and Mr. Brandenberg attending, certain members of KEMET’s management conducted a management presentation for representatives of Yageo, including Mr. Chen and Yageo’s financial advisors. During the management presentation, Yageo received confidential, non-public information, including certain preliminary financial projections by KEMET’s management, and was provided with the opportunity to discuss such projections with members of KEMET’s management. Representatives of Yageo, including Mr. Chen, then had dinner with Mr. Brandenberg and Jacob T. Kotzubei, an independent member of the Board. Mr. Chen indicated to Mr. Brandenberg that, based upon the information learned during the management presentation, Yageo would consider raising its per share proposal from the price proposed in the June Yageo Proposal.

On July 9, 2019, with Goldman Sachs in attendance, certain members of KEMET’s management conducted a management presentation for Party A’s management, including Party A’s Chief Executive Officer (“Party A CEO”). During the management presentation, Party A received confidential, non-public information, including certain preliminary financial projections by KEMET’s management, and was provided with the opportunity to discuss such projections with members of KEMET’s management.

Also on July 9, 2019, in response to Goldman Sachs’ initial outreach, another potential strategic buyer, hereinafter referred to as Party B, expressed interest in a potential transaction.

On July 12, 2019, with members of KEMET’s management and representatives of Goldman Sachs and Skadden attending, the Board met telephonically to discuss the status of the strategic review process, including KEMET’s interactions with Yageo, Party A and Party B. At this Board meeting, Mr. Brandenberg indicated that Yageo had reaffirmed its apparent interest in a potential transaction. The Board also discussed engaging with a fourth potential strategic bidder, hereinafter referred to as Party C, who had expressed interest regarding a potential transaction. The remaining potential buyers other than Parties A, B and C determined not to participate in the process for various reasons.

On July 18, 2019, Party C advised Goldman Sachs that it was not interested in acquiring KEMET’s business at that time and that it had determined not to proceed with a potential acquisition of KEMET.

On July 19, 2019, KEMET, with assistance from representatives of Goldman Sachs and Skadden, completed negotiations of, and entered into, a customary nondisclosure and standstill agreement with Party B (the “Party B NDA”). The Party B NDA contained customary “standstill” provisions, which would terminate upon, among other things, KEMET’s entry into a definitive written agreement providing for a merger (and which, in fact, did terminate upon entry into the Merger Agreement with Yageo).

Following the management presentation given to Party A, KEMET responded to Yageo’s and Party A’s requests for additional diligence information.

On July 22, 2019, with representatives of Goldman Sachs and Skadden attending, certain members of KEMET’s management conducted a management presentation for representatives of Party B via video conference. During the management presentation, Party B received confidential, non-public information, including certain preliminary financial projections by KEMET’s management, and was provided with the opportunity to discuss such projections with members of KEMET’s management.

On July 24 and 25, 2019, at the direction of the Board, representatives of Goldman Sachs contacted Yageo, Party A and Party B, each of whom had expressed potential interest in pursuing an acquisition of KEMET and informed them that they were invited to proceed with their evaluation of a potential transaction. Representatives of Goldman Sachs sent to each of Yageo, Party A and Party B a bid process letter, outlining the procedures in connection with KEMET’s exploratory process (the “Initial Bid Letters”). The Initial Bid Letters stated that indications of interest would be due by August 7, 2019.

On August 1, 2019, Party B informed representatives of Goldman Sachs that Party B had determined not to proceed with a potential acquisition of KEMET, without citing its reasoning.

On August 7, 2019, KEMET received indications of interest from each of Yageo and Party A. The indication of interest from Yageo (the “Yageo Indication of Interest”) reaffirmed the terms of the Initial Yageo Proposal and the June Yageo Proposal to acquire all of the outstanding shares of KEMET’s common stock in cash at a price of $24.00 per share. The indication of interest from Party A (the “Party A Indication of Interest”) included a proposal to acquire all of the outstanding shares of KEMET’s common stock at a price of $26.75 per share, with 75% of the consideration to consist of cash and 25% of the consideration to consist of publicly traded common stock of Party A. Both the Yageo Indication of Interest and the Party A Indication of Interest confirmed that a potential transaction would not be subject to a potential financing contingency. In addition, the Party A Indication of Interest offered assurances to KEMET that both the management and the board of directors of Party A had approved the Party A Indication of Interest, and that no approval by the stockholders of Party A would be required to complete a potential transaction with KEMET.

On August 8, 2019, certain members of KEMET’s management and certain members of the Board held a call with representatives of Goldman Sachs and Skadden to discuss each of the Yageo Indication of Interest and the Party A Indication of Interest. During the call, representatives of Goldman Sachs discussed certain financial considerations related to the Yageo Indication of Interest and the Party A Indication of Interest. With respect to the Yageo Indication of Interest, KEMET continued to believe the Yageo Indication of Interest represented a price which undervalued KEMET, which would not be in the best interests of KEMET and its stockholders, as had already been communicated to Mr. Chen of Yageo. Representatives of the Board determined, following consultation with representatives of Goldman Sachs and Skadden, that the best course of action would be to permit Yageo to continue its exploration of a potential acquisition of KEMET and conduct additional diligence in order to formulate a higher proposal, and to further analyze the Party A Indication of Interest.

On August 9, 2019, Mr. Brandenberg emailed Mr. Chen of Yageo expressing disappointment in the Yageo Indication of Interest and that Yageo would need to increase its proposal if a transaction were to be feasible. Later that day, in response, Mr. Chen telephonically communicated to Mr. Brandenberg and verbally increased Yageo’s proposal for all outstanding shares of KEMET to $26.00 per share and requested that KEMET negotiate exclusively with Yageo (the “Revised Yageo Indication of Interest”). Mr. Brandenberg conveyed that this proposal still undervalued KEMET, but that he would convey the terms of the Revised Yageo Indication of Interest to the Board.

On August 14, 2019, with members of KEMET’s management and representatives of Goldman Sachs and Skadden attending, the Board met telephonically to discuss the Yageo Indication of Interest, the Revised Yageo Indication of Interest and the Party A Indication of Interest, to update the Board on the ongoing sale process, to update the Board on the interactions between KEMET and each of Yageo and Party A, and to discuss KEMET’s potential next steps. Management updated the Board on the equity component of the Party A Indication of Interest, including the need to conduct reverse due diligence on Party A to evaluate such equity component and that Party A’s existing covenants in its credit facilities may limit its ability to offer additional cash as additional consideration beyond what had already been proposed. Representatives of Goldman Sachs reviewed the financial terms of the Revised Yageo Indication of Interest and the Party A Indication of Interest. Representatives of Goldman Sachs discussed with the Board an updated valuation analysis, as well as a detailed analysis of the equity component of the Party A Indication of Interest. Such analysis included discussion of potential risk mitigation measures in light of the equity component of Party A’s proposed merger consideration, such as a potential equity collar. Representatives of Skadden provided an overview of other key legal terms of the Revised Yageo Indication of Interest and the Party A Indication of Interest and reviewed certain legal considerations for the Board. After discussion with representatives of Goldman Sachs and Skadden and careful consideration, the Board determined to continue to explore whether a potential sale or merger of KEMET was available on terms that would be in the best interest of KEMET’s stockholders, and to provide additional due diligence information to Yageo and Party A that the Board believed, after discussions with management and its advisors, might elicit improved proposals. The Board directed representatives of Goldman Sachs to communicate to Yageo and Party A that they may continue with their due diligence and consideration of a potential acquisition of KEMET, and to solicit final proposals from each of Yageo and Party A.

On August 19, 2019, KEMET, with assistance from representatives of Goldman Sachs and Skadden, entered into a separate, customary nondisclosure and standstill agreement with Party A, in order to permit KEMET to conduct reverse due diligence on Party A. Such agreement was entered into after Party A’s financial advisor (“Party A Financial Advisor”) communicated Party A’s limited flexibility to increase the cash component of its offer versus the stock component as consideration and suggested a reverse diligence process, including through an in-person meeting with Messrs. Brandenberg and Bedi and the management of Party A, in order to better understand the value of the equity component of the Party A Indication of Interest.

Also on August 19, 2019, KEMET opened a virtual data room to Yageo and Party A to continue their due diligence on KEMET.

From mid-August to mid-September, KEMET, with assistance from representatives of Goldman Sachs, conducted due diligence meetings and site visits with each of Yageo and Party A, and responded to questions and information requests to facilitate Yageo’s and Party A’s due diligence investigation of KEMET. Also during this time, at the direction of the Board, representatives of Skadden began preparing a draft of a merger agreement to be provided to Yageo and Party A. Over this same period, KEMET, with assistance from representatives of Goldman Sachs and Skadden, engaged in preliminary reverse due diligence of Party A.

On August 30, 2019, at the direction of the Board, representatives of Goldman Sachs contacted Yageo and Party A, informing them that they were invited to proceed with their evaluation of a potential transaction, and requested revised proposals from each of Yageo and Party A by September 30, 2019.

On September 5, 2019, Party A CEO gave an in-person management presentation to KEMET’s management and certain Board members outlining Party A’s corporate strategy and value, and some preliminary perspectives on the potential synergies that may arise out of a business combination of Party A and KEMET. Representatives of Goldman Sachs were present in person, and representatives of Skadden, as well as Party A’s legal advisor and Party A Financial Advisor, were present telephonically.

In early September 2019, KEMET’s management continued to conduct face-to-face diligence meetings with representatives of Party A’s management, and continued to further discuss the potential transaction.

On September 6, 2019, with members of KEMET’s management and representatives of Goldman Sachs and Skadden attending, the Board met telephonically to discuss, among other things, the status of the ongoing due diligence process with Yageo and Party A, including the due diligence conducted to date on Party A’s business and operations by KEMET. In addition, representatives of Skadden reviewed certain legal matters and gave a summary presentation of the auction drafts of the merger agreements for each of Yageo and Party A, reviewing the terms of such auction drafts and highlighting differences between the drafts that KEMET would be sending to Yageo and Party A, which differences resulted primarily from the distinction between Yageo’s all-cash proposal and Party A’s mixed cash-stock proposal. At the direction of the Board, representatives of Skadden thereafter posted to the virtual data room proposed auction drafts of the merger agreement to each of Yageo and Party A. At such Board meeting, the Board also discussed certain recent developments in In re: Capacitors Antitrust Litigation, No. 3:14-cv-03264-JD, filed on December 4, 2014, with the United States District Court, Northern District of California (the “In re Capacitors litigation”) (for additional information, please refer to Item 3 of KEMET’s Form 10-K, filed with the SEC on May 30, 2019, which is incorporated by reference herein), which had been brought to the potential buyers’ attention during the due diligence process.

Through mid-September, KEMET continued to provide diligence information to each of Yageo and Party A, with several telephonic meetings between KEMET’s management and each of Yageo and Party A to discuss certain developments concerning the In re Capacitors litigation in light of the potential transaction and, in particular, the potential settlement negotiations with the plaintiffs’ counsel. During such conversations, Party A indicated that it would continue to explore the opportunity to acquire KEMET, but stated that either a price accommodation for the unknown settlement amount would need to be reflected in a draft merger agreement or Party A would need to wait for resolution of the settlement negotiations (following completion of its due diligence process) before submitting a final proposal.

On September 11, 2019, KEMET conducted a diligence session and plant tour in Monterrey, Mexico with representatives of Party A, including Party A CEO.

On September 12, 2019, Messrs. Brandenberg and Bedi met with Mr. Chen of Yageo in Japan to discuss the outstanding issues with respect to the terms of the Revised Yageo Indication of Interest. At such meeting, Mr. Chen confirmed that he was notified of the development concerning the In re Capacitors litigation with respect to the potential settlement negotiations with plaintiffs’ counsel, discussed that the resolution of such settlement may impact Yageo’s proposal, and reiterated his eagerness to continue pursuing a potential transaction with KEMET.

On September 16, 2019, with members of KEMET’s management and representatives of Goldman Sachs and Skadden attending, the Board met telephonically to consider the next steps in the strategic review process, particularly in light of the potential settlement of the In re Capacitors litigation. Members of KEMET’s management and the Board discussed the recent meetings with Mr. Chen of Yageo. Mr. Brandenberg reported Mr. Chen’s eagerness to pursue a potential sale transaction. Mr. Brandenberg additionally reported that he and Mr. Chen had discussed the potential regulatory filings and approvals necessary to complete the potential transaction. In addition, Mr. Brandenberg updated the Board that Mr. Chen had reaffirmed Yageo’s intent to make an all-cash proposal, and had discussed and reaffirmed Yageo’s awareness of the potential mediation and settlement of the In re Capacitors litigation. Mr. Brandenberg also confirmed that both Yageo and Party A were apprised of timing and developments in connection with the potential settlement negotiations, and that each of Mr. Chen and Party A CEO nonetheless expressed a willingness to continue with the strategic process.

Later that day, Mr. Lowe also discussed with Mr. Chen of Yageo and Party A CEO the potential settlement negotiations with the plaintiffs’ counsel in the In re Capacitors litigation. Mr. Lowe informed Mr. Chen and Party A CEO that KEMET intended to fully ascertain the settlement liability before announcing any transaction with either Yageo or Party A.

On September 17, 2019, Mr. Lowe received a call from Party A CEO, who expressed concern about the In re Capacitors litigation and the related potential settlement negotiations. Mr. Lowe advised Party A CEO that the preferred course of action would be for Party A to continue its due diligence efforts and continue to pursue a potential acquisition transaction, and to reassess any impact on any terms of a potential transaction once the full settlement liability was determined. Party A CEO agreed with such approach, and advised Mr. Lowe that Party A CEO would update the board of directors of Party A with the developments in the In re Capacitors litigation, including the potential settlement negotiations.

On September 23, 2019, Mr. Chen of Yageo along with other representatives of Yageo management and its financial and other advisors had an in-person diligence session with KEMET’s management in Fort Lauderdale, Florida. Following such session, Mr. Chen of Yageo met separately with certain members of KEMET’s management, including Mr. Lowe, to discuss remaining outstanding diligence items.

Also on September 23, 2019, at the direction of the Board, representatives of Goldman Sachs discussed the Party A Indication of Interest telephonically with Party A Financial Advisor, who agreed it would convene with Party A to discuss the merits of submitting a revised proposal on schedule. Later that day, Party A informed KEMET that it had determined not to proceed with the potential acquisition of KEMET, noting its potential amenability to submit a revised proposal once any liabilities related to the In re Capacitors litigation were determined. After making such a determination, Party A did not submit a mark-up of the draft merger agreement. Party A, however, requested to complete its diligence on KEMET, which KEMET agreed to in order to enable Party A to be in a position to submit a revised proposal, if it determined to do so, once any liabilities in connection with the In re Capacitors litigation were determined.

Later that day, representatives of KEMET and Yageo, discussed telephonically the potential transaction and the fact that submission of Yageo’s proposal and revised draft merger agreement would be delayed, due, in part, to recent updates with respect to the In re Capacitors litigation.

From mid- to late September 2019, KEMET, and representatives of Goldman Sachs and Skadden continued to provide clarity to Yageo and Party A and their respective financial advisors as to the strategic process in light of the In re Capacitors litigation, including considerations related to the In re Capacitors litigation and how such matters might affect the timing and valuation of a potential proposal, noting that any proposal could be adjusted at a later date to account for the settlement of such litigation.

On September 24, 2019, with members of KEMET’s management and representatives of Goldman Sachs and Skadden attending, the Board met telephonically to discuss updates in the strategic review process. At such Board meeting, Mr. Lowe updated the Board on the strategic review process, including Party A’s determination not to pursue a potential acquisition of KEMET or submit a revised proposal or draft merger agreement until the In re Capacitors litigation was resolved or a settlement was publicly announced. Mr. Lowe also updated the Board on certain developments related to the In re Capacitors litigation, including that KEMET’s counsel had contacted the plaintiffs’ counsel to schedule non-binding mediation in October 2019. The Board determined that, once and if a settlement amount was ascertained, KEMET would seek to re-engage Party A to resume the strategic process. Then, for the convenience of overseeing the settlement discussions, the Board designated an ad-hoc committee of the Board, consisting of E. Erwin Maddrey, II, an independent director of the Board, and Messrs. Brandenberg and Bedi (the “Settlement Committee”), who would be available during the mediation process to advise KEMET’s management and recommend a settlement amount if determined by the committee to be favorable; provided that approval of a final settlement agreement would require full Board approval.

Also on September 24, 2019, representatives of Goldman Sachs delivered to the Board a customary relationships disclosure letter confirming that Goldman Sachs had no relationships with Yageo or Party A that would limit Goldman Sachs’ ability to fulfill its responsibilities as financial advisor to the Board in connection with the transaction.

Later that day, representatives of Party A management visited KEMET’s Evora, Portugal facility. Following that visit, Mr. Lowe spoke with Party A CEO telephonically and discussed Party A’s determination not to proceed with a potential acquisition of KEMET at that time. During such discussion, Party A CEO reiterated that Party A would not consider submitting a revised proposal until the In re Capacitors litigation was resolved or a settlement was publicly announced.

Subsequently, representatives of Citi telephonically reaffirmed to representatives of Goldman Sachs Yageo’s interest and communicated that committed financing papers were in the process of being prepared, and requested an extension to the revised proposal deadline to permit Yageo to complete final regulatory diligence. KEMET’s management, following consultation with representatives of the Board, Goldman Sachs and Skadden, agreed to allow Yageo to submit a proposal the week of October 7, 2019.

On September 25, 2019, at the direction of the Board, representatives of Goldman Sachs communicated to representatives of Citi that Yageo would be allowed to submit a proposal the week of October 7, 2019.

On September 27, 2019, the mediation for the In re Capacitors litigation was scheduled for October 7, 2019.

On September 29, 2019, Mr. Chen of Yageo communicated to Mr. Brandenberg telephonically that Yageo did not wish to submit a revised proposal in light of the potential contingent liability related to the In re Capacitors litigation. Mr. Brandenberg notified Mr. Chen that the mediation date with plaintiffs’ counsel was scheduled for October 7, 2019, and that Yageo would be allowed to submit a revised proposal following the conclusion of the mediation; provided that KEMET would expect a proposal from Yageo within a week of being notified of such conclusion. Mr. Chen requested a response within two weeks of submitting a proposal to KEMET. In turn, Mr. Bedi requested that Mr. Chen submit a revised draft of the merger agreement that was sent to Yageo on September 6, 2019, in order for the strategic process to proceed efficiently so that KEMET could have a full view of the terms of Yageo’s revised proposal.

On October 1, 2019, at the direction of the Board, representatives of Goldman Sachs notified representatives of Citi and Party A Financial Advisor of the mediation scheduled for the In re Capacitors litigation on October 7, 2019, and the new proposal deadlines set in accordance with the timing of mediation, in an effort to solicit Party A’s re-engagement in pursuing a potential acquisition of KEMET. Party A Financial Advisor agreed to communicate this update to Party A, and requested to continue conducting final diligence on certain tax items related to KEMET. Representatives of Goldman Sachs communicated to Party A Financial Advisor that Party A would be allowed to finalize its tax diligence to enable Party A to be in a position to submit a revised proposal following the conclusion of KEMET’s upcoming mediation.

Later that day, representatives of Simpson Thacher & Bartlett LLP (“Simpson Thacher”), Yageo’s legal advisor, provided representatives of Skadden with a revised draft of the merger agreement.

On October 3, 2019, representatives of Skadden and Simpson Thacher telephonically discussed the revised draft of the merger agreement received from Simpson Thacher on October 1, 2019, including the size of termination fees, scope of regulatory covenants, certain terms relating to financing and certain closing conditions. Representatives of Skadden and Simpson Thacher also discussed that Yageo potentially required stockholder approval for the transaction, which was contemplated by Yageo’s revised draft of the merger agreement, and potential methods of mitigating the risks of Yageo’s failure to obtain such stockholder approval, including the implementation of a reverse termination fee and entry into voting agreements with certain of Yageo’s large stockholders.

On October 4, 2019, with members of KEMET’s management and representatives of Skadden and Pillsbury Winthrop Shaw Pittman LLP (“Pillsbury”), who served as legal counsel to KEMET in the In re Capacitors litigation, participating, the Board met telephonically to discuss developments related to the In re Capacitors litigation, including the mediation scheduled for October 7, 2019. The Board discussed the possibility of announcing a favorable settlement in early November. In light of the upcoming mediation, the Board provided Jamie Assaf, the General Counsel of KEMET, with certain financial parameters relating to the possible settlement; provided that any final settlement agreement would remain subject to full Board approval. The Board discussed the sources of cash available for any potential settlement and reiterated that any final settlement agreement would need to be approved by the full Board. Representatives of Skadden updated the Board as to the revised draft of the merger agreement sent by Yageo, including discussions with representatives of Simpson Thacher on October 3, 2019. Representatives of Skadden summarized key outstanding issues in the draft merger agreement, including, among other things, the potential requirement for Yageo to obtain stockholder approval, certain reverse termination fees in connection with failure to obtain CFIUS approval, certain considerations and risks in connection with obtaining CFIUS approval and Yageo’s proposed financing arrangements.

On October 7 and 8, 2019, KEMET, represented by Pillsbury and Mr. Assaf, participated in mediation with the plaintiffs’ counsel for the In re Capacitors litigation. A settlement was not reached at this time, but the parties agreed to continue the discussions with the assistance of the mediator.

On October 9, 2019, KEMET executed a customary confidentiality and standstill agreement with Yageo in order to permit KEMET to conduct reverse due diligence on Yageo in connection with obtaining CFIUS approval, which would be necessary for a potential transaction.

On October 11, 2019, at the direction of the Board, representatives of Goldman Sachs communicated to representatives of Citi that the amount for which the parties would agree to settle the In re Capacitors litigation as a result of the mediation (assuming they reached such an agreement) would likely be known by the end of the following week, and that KEMET’s earnings call could potentially be rescheduled to a date on or about November 11, 2019, to permit the announcement of such litigation settlement, the end of quarter results and a potential merger if an agreement was reached by the parties.

On October 14, 2019, representatives of Skadden provided representatives of Simpson Thacher with a revised draft of the merger agreement. Also on October 14, 2019, representatives of Simpson Thacher provided representatives of Skadden with a draft of the voting agreement to be entered into between KEMET and Mr. Chen of Yageo, in the event that stockholder approval would be required under the laws of Taiwan (also known as the Republic of China). Pursuant to such draft voting agreement, Mr. Chen would be required, among other things: to vote his shares of Yageo common stock in favor of the merger agreement and the transactions contemplated under the merger agreement; and not to sell or transfer his shares of Yageo common stock (unless to an affiliate assuming Mr. Chen’s obligations pursuant to the voting agreement).

On October 16, 2019, with members of KEMET’s management and representatives of Skadden participating, the Board met telephonically to discuss developments in the In re Capacitors litigation mediation and settlement discussions. The Board discussed that Pillsbury should continue to work with the mediator and with the plaintiffs to see if an acceptable agreement could be reached. The Board also discussed newly formed estimates of future tax payments and loss carryovers. At that time, KEMET’s management estimated that this liability could reduce cash from KEMET’s balance sheet and impact KEMET’s net operating losses. KEMET’s management communicated that KEMET’s external accountants and auditors were working to better understand the amount and estimates of future tax payments and loss carryovers. In addition, the Board discussed the upcoming quarter end results for the second quarter of fiscal year 2020 and the softer prospects for the second half of KEMET’s fiscal year. The softer outlook on fiscal year 2020 revenue was due to certain factors anticipated to exert downward pressure on KEMET’s sales, including, among other things, (i) adjustments of inventory levels in KEMET’s distribution channel, (ii) a softening automotive market and (iii) a slowdown in the European market. At this Board meeting, the Board approved the delay of KEMET’s earnings release for the second quarter of fiscal year 2020 until November 11, 2019. Representatives of Skadden reviewed certain legal matters with the Board with respect to the merger agreement, and Mr. Assaf discussed the settlement negotiations. Representatives of Skadden additionally discussed certain legal considerations with respect to a potential share buyback program if no transaction was entered into.

Also on October 16, 2019, representatives of Simpson Thacher provided representatives of Skadden with initial drafts of the debt financing commitment documents.

On October 18, 2019, with members of KEMET’s management and representatives of Skadden participating, the Board met telephonically to discuss the potential In re Capacitors settlement. The Board requested Mr. Brandenberg to call Mr. Chen of Yageo to disclose the settlement situation, and convey a request for Yageo to submit a final proposal by October 24, 2019. The Board also requested that Mr. Brandenberg discuss the estimates of future tax payments and loss carryovers during the call with Mr. Chen. The Board also requested Mr. Lowe to contact Party A CEO to update him on the possible settlement agreement, in an attempt to solicit Party A’s re-engagement regarding a possible transaction.

Also on October 18, 2019, representatives of Simpson Thacher provided representatives of Skadden with a revised draft of the merger agreement.

Later that day, at the direction of the Board, Mr. Lowe contacted Party A CEO to discuss updates with respect to the potential settlement agreement and the estimates of future tax payments and loss carryovers, and invited Party A to re-engage in discussions with KEMET regarding a possible transaction. Party A CEO informed Mr. Lowe that he would respond to such invitation following Party A’s board meeting scheduled for October 24, 2019.

On October 19, 2019, at the direction of the Board, Mr. Brandenberg contacted Mr. Chen of Yageo telephonically, and updated Mr. Chen as to the status of the potential mediation to settle the In re Capacitors litigation and the estimates of future tax payments and loss carryovers.

On October 21, 2019, Pillsbury directly negotiated with the plaintiffs of the In re Capacitors litigation, which resulted in a settlement of $62 million, with $10 million payable within thirty (30) days of executing the settlement agreement, and another $52 million payable within twelve (12) months of the date of the settlement agreement. At the direction of the Settlement Committee, KEMET’s management communicated such development to each of Yageo and Party A.

On October 22, 2019, representatives of KEMET held a tax diligence call with representatives of Yageo and each party’s respective tax advisors, during which representatives of KEMET discussed the estimates of future tax payments and loss carryovers, noting that although such potential liability may affect KEMET’s cash in the short term, it could result in future tax savings.

On October 23, 2019, representatives of Skadden provided representatives of Simpson Thacher with a revised draft of the voting agreement, which contemplated that Mr. Chen would be required to notify KEMET prior to acquiring any additional shares of Yageo common stock.

Also on October 23, 2019, representatives of Skadden discussed telephonically certain outstanding issues in the merger agreement with representatives of Simpson Thacher, and requested that representatives of Simpson Thacher provide a revised draft of the merger agreement or otherwise communicate Yageo’s positions on issues by October 25, 2019. During such call, representatives of Simpson Thacher also communicated to representatives of Skadden that, as part of its financing for the transaction, Yageo would be using a shareholder loan commitment letter from Mr. Chen to finance a portion of the merger consideration, backstopped by an affiliate of Citibank, N.A. (“Citibank”).

Later that day, KEMET held a diligence call with Yageo, during which Pillsbury updated Yageo and Simpson Thacher on the terms of the settlement agreement for the In re Capacitors litigation.

On October 24, 2019, representatives of Simpson Thacher provided representatives of Skadden with revised drafts of the merger agreement, the voting agreement and the draft debt financing commitment documents. The revised draft of the voting agreement contemplated entry into such agreement with two stockholders of Yageo in addition to Mr. Chen.

On October 25, 2019, KEMET held a tax diligence call with Party A to update Party A on the status of the estimates of future tax payments and loss carryovers.

Later that day, Yageo sent what it described as a final non-binding proposal to KEMET (the “Final Yageo Proposal”), to acquire all of the outstanding shares of KEMET for $26.20 per share in cash, which was subsequently shared with the Board and representatives of Goldman Sachs. Such proposal stated that the transaction would be financed with Yageo’s cash on hand, borrowings from a committed facility arranged by Citigroup Global Markets Asia Limited and a personal loan from Mr. Chen of Yageo. The Final Yageo Proposal stated that the proposed merger would not be conditioned on obtaining financing, that Yageo had received approval from its board of directors to proceed with the proposed merger and that Yageo was prepared to make all of the necessary regulatory filings.

Subsequently on October 25, 2019, Party A CEO notified Mr. Lowe that Party A would not re-engage at this time in discussions with KEMET regarding a possible transaction, stating that Party A would require a waiting period of approximately two (2) to three (3) months prior to potentially re-engaging with KEMET after KEMET had publicly announced the In re Capacitors litigation settlement and the estimates of future tax payments and loss carryovers, if applicable.

On October 26, 2019, with the knowledge of the Board, Messrs. Brandenberg and Bedi met in person with Mr. Chen of Yageo in Tokyo, Japan to discuss a potential transaction and the Final Yageo Proposal. During such dinner, the parties discussed and agreed, subject to Board approval, on certain outstanding issues in the merger agreement (including with respect to the size of certain termination fees, reverse termination fees and expense reimbursements, the level of certain regulatory commitments and KEMET’s ability to draw on its line of credit in the period between signing and closing) and commitment documents underlying the financing of the potential transaction. At such meeting, in an effort to obtain a better offer, Messrs. Brandenberg and Bedi again expressed disappointment in the Final Yageo Proposal and informed Mr. Chen that Yageo would need to increase its proposal if a transaction were to be feasible. At such meeting, Mr. Chen again mentioned, without further discussion, the possibility of board positions for Messrs. Brandenberg and Bedi at the combined company (having raised such possibility at a prior meeting). Mr. Chen further noted that he sought an ongoing relationship with Messrs. Brandenberg, Bedi and KEMET’s CEO and senior leadership team, due to his positive opinion of KEMET’s management, business and brand and that he intended to maintain the integrity of KEMET’s management team after the transaction. Messrs. Brandenberg and Bedi immediately informed Mr. Chen that they would not engage in discussions with Yageo regarding any post-transaction arrangements for themselves and would disclose these discussions with Mr. Chen to the Board.

On October 27, 2019, Yageo revised the Final Yageo Proposal by increasing it by $1.00 to $27.20 per share, as noted in an email sent by Mr. Chen of Yageo to Mr. Brandenberg.

On October 28, 2019, representatives of Simpson Thacher provided representatives of Skadden with a revised draft of the merger agreement, reflecting the terms Messrs. Brandenberg and Bedi discussed with Mr. Chen on October 26, 2019, including with respect to certain termination fees, reverse termination fees, expense reimbursements and regulatory commitments. In addition, Yageo proposed to KEMET that the shareholder loan component of the debt financing be backstopped by a letter of credit from a reputable bank.

On October 29, 2019, with members of KEMET’s management and representatives of Goldman Sachs and Skadden attending, the Board met in Fort Lauderdale, Florida at a regularly scheduled Board meeting, to discuss the Final Yageo Proposal and Party A. Representatives of Skadden provided the Board with a summary of the key terms of the merger agreement, noting certain outstanding issues. Representatives of Skadden also discussed with the Board the considerations and merits of adopting an exclusive forum by-law. Mr. Brandenberg advised the Board of Mr. Chen’s overture to Messrs. Brandenberg and Bedi about potentially serving on the board of the combined company and that they communicated to Mr. Chen that they would not engage in any discussions with Yageo regarding post-transaction arrangements for themselves, which approach was agreed upon by the Board. Messrs. Brandenberg and Bedi also updated the Board on the full scope of the conversations they had with Mr. Chen of Yageo in Tokyo, Japan on October 26, 2019. In an effort to determine if the Board could get Party A to re-engage, the Board instructed representatives of Goldman Sachs to reach out to Party A Financial Advisor to update them about the status of the sale process and advise that Party A would need to re-engage now if it wanted to pursue a transaction. In addition, the Board determined it would be preferable for KEMET to execute a merger agreement before, or at the same time as, KEMET’s earnings call on November 11, 2019 in order, among other things, to avoid delaying entry into the merger agreement due to the announcement of the earnings. The Board also agreed to hold a Board meeting on November 2, 2019, to discuss KEMET’s financial projections, which were being updated by KEMET’s management, to reflect certain developments, including the estimates of future tax payments and loss carryovers, the In re Capacitors litigation settlement and the softer outlook for the remainder of fiscal year 2020, at the Board’s direction. The Board directed representatives of Goldman Sachs to communicate to Yageo that KEMET would work expeditiously to finalize the merger agreement with Yageo.

In addition, at the October 29, 2019 Board meeting, the Board confirmed that Messrs. Brandenberg and Bedi should continue to assist KEMET’s management team and external advisors in the strategic review process, ratifying their prior actions and formalizing what had been an ad hoc informal transaction committee of independent directors, consisting of Messrs. Brandenberg and Bedi, by expanding the scope of the Settlement Committee (consisting of Messrs. Brandenberg, Bedi and Maddrey) to include the continuing overview of the transaction (the “Transaction and Settlement Committee”).

Also on October 29, 2019, at the direction of the Board, representatives of Goldman Sachs called Party A Financial Advisor, who informed Goldman Sachs that Party A would not be re-engaging in discussions with KEMET regarding a potential transaction, due, in part, to the In re Capacitors settlement.

On October 29, 2019, Mr. Brandenberg sent an email to Mr. Chen informing him that the Board would move forward with the proposed price of $27.20 per share, that KEMET would focus on a transaction with Yageo and reiterated the need to work expeditiously to finalize the merger agreement and other transaction documents in advance of the November 11, 2019 scheduled earnings call. Mr. Chen responded by email and agreed to have his team work efficiently to meet such deadline.

Later that day, representatives of Simpson Thacher provided representatives of Skadden with revised drafts of the debt financing commitment documents, including a draft letter of credit and shareholder loan agreement (to replace the shareholder loan commitment letter).

On October 30, 2019, representatives of Skadden held a call with representatives of Simpson Thacher to discuss certain outstanding issues in the merger agreement, including, among other things, with respect to the size of termination fees, expense reimbursement caps and Yageo’s potential requirement to obtain shareholder approval. Later that day, representatives of Skadden provided representatives of Simpson Thacher with a revised draft of the debt financing commitment letter.

On October 31, 2019, representatives of Skadden provided representatives of Simpson Thacher with revised drafts of the remaining debt financing commitment documents, including the stockholder loan agreement and letter of credit.

On November 1, 2019, representatives of Skadden provided representatives of Simpson Thacher with a revised draft of the merger agreement, the voting agreement and the letter of credit.

Also on November 1, 2019, KEMET announced that it was rescheduling its November 11, 2019 earnings call for the second quarter of fiscal year 2020 to November 12, 2019.

On November 2, 2019, with members of KEMET’s management and representatives of Goldman Sachs and Skadden attending, the Board met telephonically to discuss certain updated financial projections which had been prepared by management based on recent developments. At such Board meeting, KEMET’s management provided an overview of the updated financial projections. The updated projections were lower than the projections previously approved by the Board on April 23, 2019 and provided to Yageo on July 8, 2019, to reflect the estimates of future tax payments and loss carryovers, the In re Capacitors litigation settlement, and the softer outlook for the remainder of fiscal year 2020, which reflected less favorable future financial performance than in the prior financial projections. The Board reviewed the updated financial projections and, after discussion, approved them for distribution to Yageo. For additional information regarding the updated financial projections, see the section entitled “The Merger—Projections Prepared by KEMET’s Management” beginning on page 53 of this Proxy Statement.

Following the November 2, 2019 Board meeting, the Transaction and Settlement Committee, with members of KEMET’s management and representatives of Skadden participating, met telephonically to discuss the potential transaction with Yageo. Representatives of Skadden discussed with the Transaction and Settlement Committee certain outstanding issues in the merger agreement and other transaction documents, as well as general timing of the proposed transaction relative to KEMET’s earnings announcement. The Transaction and Settlement Committee discussed Mr. Chen’s proposal to have Messrs. Brandenberg and Bedi serve as directors within the Yageo corporate structure following the transaction, as well as the possibility of Mr. Chen approaching Mr. Lowe about a future job opportunity with Yageo. The Transaction and Settlement Committee confirmed that any such discussions should be postponed until a later date.

On November 3, 2019, Messrs. Lowe and Chen had a telephonic discussion, during which Mr. Chen expressed his views on the future of KEMET’s brand, employees (in particular the value of its leadership) and key customers, and discussed the status of the potential transaction.

On November 4, 2019, Mr. Lowe exchanged emails with David Wang, Chief Operating Officer of Yageo, to discuss certain open items in the merger agreement, including with respect to expense reimbursement caps in connection with both Yageo’s potential failure to obtain certain Taiwanese regulatory approvals or KEMET’s failure to obtain approval of the merger transaction by its stockholders, and KEMET’s ability to draw on its line of credit in the period between signing and closing.

Also on November 4, 2019, representatives of Goldman Sachs discussed with representatives of Citi, Yageo’s financial advisor, certain timing considerations in connection with the potential transaction.

Later that day, representatives of Simpson Thacher provided representatives of Skadden with a revised draft of the voting agreement.

On November 5, 2019, at the direction of the Board, KEMET’s management provided Yageo with KEMET’s updated projections. Also on November 5, 2019, representatives of Simpson Thacher provided representatives of Skadden with a revised draft of the merger agreement and debt financing commitment documents.

Also on November 5, 2019, Mr. Lowe exchanged emails with Mr. Wang of Yageo to discuss certain open items in the merger agreement, including with respect to Yageo’s indemnification obligations with respect to KEMET’s directors and officers in the event of stockholder litigation, the Board’s entry into negotiations in connection with superior proposals and the level of the parties’ oversight over the antitrust process.

Also on November 5, 2019, KEMET received a proposed final draft of the settlement agreement for the In re Capacitors litigation, which was executed by the plaintiffs.

On November 6, 2019, members of KEMET’s management, certain members of the Board and representatives of Skadden met telephonically to discuss certain remaining outstanding issues in the merger agreement, including, among other items, expense reimbursement caps in connection with both Yageo’s potential failure to obtain Taiwanese regulatory approvals or KEMET’s failure to obtain approval of the merger transaction by its stockholders, the Board’s entry into negotiations in connection with superior proposals, Yageo’s indemnification obligations with respect to KEMET’s directors and officers in the event of stockholder litigation, as well as the level of the parties’ oversight over the antitrust process. Messrs. Brandenberg and Chen subsequently exchanged emails, and negotiated, among other things, reciprocal expense reimbursement caps, the provisions concerning the review of potential competing proposals and Yageo’s indemnification obligations. Subsequently, representatives of Skadden provided representatives of Simpson Thacher with a revised draft of the merger agreement, as well as comments to the debt financing commitment documents. In addition, Yageo advised KEMET that the letter of credit would be issued by Citibank’s Hong Kong branch instead of its Taipei branch.

Also on November 6, 2019, Messrs. Brandenberg and Lowe exchanged emails with Messrs. Chen and Wang of Yageo to discuss their perspectives on certain outstanding issues, including with respect to the release of director and officer liability in the context of stockholder litigation.

On November 7, 2019, with members of KEMET’s management and representatives of Goldman Sachs and Skadden attending, the Transaction and Settlement Committee met telephonically to discuss Goldman Sachs’ financial analysis, which was based on the updated financial projections, as approved by KEMET’s management for Goldman Sachs’ use in performing its financial analysis (as set forth in more detail in the section entitled “The Merger—Opinion of KEMET’s Financial Advisor” beginning on page 48 of this Proxy Statement). Subsequently, after KEMET’s management and its tax advisors determined that the estimates of future tax payments and loss carryovers did not result in any need for an adjustment to KEMET’s financial statements, management modified the updated financial projections to reflect the favorable determination with respect to certain estimates of future tax payments and loss carryovers. While such updated financial projections were not provided to Yageo, KEMET verbally communicated to Yageo that the financial projections would be updated to reflect a favorable determination with respect to certain estimates of future tax payments and loss carryovers.

Later that day, representatives of Simpson Thacher provided representatives of Skadden with revised drafts of the merger agreement and the debt financing commitment documents.

On November 8, 2019, with members of KEMET’s management and representatives of Goldman Sachs and Skadden attending, the Board met telephonically to discuss, among other things, Goldman Sachs’ financial analysis (the same analysis discussed a day earlier by the Transaction and Settlement Committee), as well as updates with respect to the settlement of the In re Capacitors litigation, the favorable determination concerning estimates of future tax payments and loss carryovers and the draft merger agreement. Representatives of Goldman Sachs discussed with the Board its financial analysis of the proposed transaction with Yageo. The Board discussed the assumptions underlying the updated analysis, including with respect to the estimates of future tax payments and loss carryovers and market softness, as well as reasoning in support of accepting Yageo’s proposed $27.20 per share consideration. Representatives of Goldman Sachs additionally reviewed the strategic process that the Board had undertaken. Mr. Assaf provided an update to the Board, noting that the plaintiff class in the In re Capacitors litigation agreed to the terms of the settlement agreement on terms generally favorable to KEMET. The Board then approved KEMET’s entry into such settlement agreement. Representatives of Skadden also discussed certain legal matters, including reiterating the directors’ fiduciary duties in the context of the sale of a public corporation, and provided an update on the key terms of the merger agreement. In addition, representatives of Skadden provided an overview of the reasons for and against the proposed transaction, as further described in the section entitled “The Merger—Recommendation of the Board and Reasons for the Merger” beginning on page 42 of this Proxy Statement. Subsequently, representatives of Skadden provided representatives of Simpson Thacher with a revised draft of the merger agreement, and the parties exchanged drafts of the voting agreement.

On November 8 and 9, 2019, Messrs. Brandenberg and Lowe exchanged emails with Messrs. Chen and Wang of Yageo, with respect to certain remaining outstanding issues in the transaction documentation, including with respect to KEMET’s right to enforce its remedies or obtain the reverse termination fee in the event that the debt financing failed to be funded through no fault of Yageo. The parties subsequently agreed that, because the potential transaction was intended to not be subject to financing, KEMET should be granted such right to either seek its remedies or collect the reverse termination fee.

Also on November 8 and 9, 2019, representatives of Simpson Thacher provided representatives of Skadden with revised drafts of the debt financing commitment documents.

On November 10, 2019, with members of KEMET’s management and representatives of Skadden participating, the Transaction and Settlement Committee met telephonically to discuss timing and updates with respect to the proposed merger agreement. Subsequently, representatives of Skadden and Simpson Thacher exchanged drafts of the merger agreement and the debt financing commitment documents.

On November 11, 2019, representatives of Skadden and Simpson Thacher exchanged several drafts of the merger agreement. In addition, representatives of Skadden and Simpson Thacher agreed to final forms of the debt financing commitment documents.

On the afternoon of November 11, 2019, with members of KEMET’s management and representatives of Goldman Sachs and Skadden attending, the Board met telephonically. All board members were in attendance except one director, who had a scheduling conflict, but had otherwise stated his support for the proposed transaction. Representatives of Skadden reviewed the terms of the draft of the merger agreement, voting agreements and debt financing commitment documents, and described changes to such agreements since the previous Board meeting. In addition, representatives of Skadden reviewed certain legal matters, including reiterating the Board’s fiduciary duties in connection with the proposed transaction. Also at such Board meeting, representatives of Goldman Sachs reviewed with the Board Goldman Sachs’ financial analysis of the $27.20 per share consideration to be offered to KEMET’s stockholders in the proposed transaction, which analysis was based on the updated financial projections, as approved by KEMET’s management for Goldman Sachs’ use. Following this presentation, representatives of Goldman Sachs rendered the oral opinion of Goldman Sachs to the Board, subsequently confirmed by delivery of a written opinion, dated November 11, 2019, that, as of November 11, 2019, and based upon and subject to the factors, assumptions, qualifications and limitations set forth therein, the $27.20 in cash per share to be paid to the holders of shares of KEMET common stock (other than Yageo and its affiliates) pursuant to the merger agreement was fair from a financial point of view to such holders. For more information about Goldman Sachs’ opinion, see the section entitled “The Merger—Opinion of KEMET’s Financial Advisor” beginning on page 48 of this Proxy Statement. After discussing potential reasons for and against the proposed transaction, all members of the Board who were in attendance determined that the merger agreement and the transactions contemplated by such agreement are fair to, and in the best interests of, KEMET and its stockholders, approved the merger agreement and recommended that KEMET’s stockholders vote to adopt the merger agreement at any meeting of stockholders of KEMET to be called for the purposes of adopting such agreement. For more information about KEMET’s reasons for and against the proposed transaction, see the section entitled “The Merger—Recommendation of the Board and Reasons for the Merger” beginning on page 42 of this Proxy Statement. The Board additionally determined, among other things, to adopt an exclusive forum by-law provision to KEMET’s Amended and Restated By-laws, as previously discussed at the October 29, 2019 Board meeting. Following the Board meeting, KEMET and Yageo confirmed to each other that their respective boards of directors had approved the proposed transaction.

After the KEMET Board meeting on November 11, 2019, Yageo finalized the debt financing commitment documents with its lender and Mr. Chen of Yageo, and the parties finalized and subsequently executed the Merger Agreement, voting agreements and related ancillary documents in connection with the Merger. In the early evening of November 11, 2019, after the close of trading of KEMET common stock on the NYSE, KEMET and Yageo issued a joint press release announcing the execution of the Merger Agreement.

Recommendation of the Board and Reasons for the Merger

Recommendation of the Board

The Board—after considering various factors as further described in this section, and after consultation with KEMET’s legal and financial advisors—has determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable to, fair to and in the best interests of KEMET and its stockholders, and has adopted and approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger.

The Board unanimously (with the exception of one (1) director, who had a scheduling conflict but had otherwise stated his support for the Merger) recommends that you vote (i) “FOR” the adoption of the Merger Agreement, (ii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by KEMET to its named executive officers in connection with the Merger and contemplated by the Merger Agreement and (iii) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Reasons for the Merger

In evaluating the Merger, the Board consulted with, and received the advice of, KEMET’s management and its financial and legal advisors. The Board also consulted with its legal advisors regarding its obligations, legal due diligence and the terms of the Merger Agreement and other transaction documents. In reaching its determination and recommendation, the Board, including its independent directors, considered a number of factors, including, but not limited to, the following (not necessarily in order of relative importance):

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the fact that based on KEMET’s closing price of $23.51 on November 8, 2019, the last full trading day prior to the Board’s approval of the Merger Agreement, the cash consideration to be paid in the Merger was $27.20 per share of KEMET common stock, which represents (i) a sixteen percent (16%) premium over the closing price of KEMET common stock on November 8, 2019, (ii) a twenty-seven percent (27%) premium over the 30-day volume weighted average price of KEMET common stock, for the period through November 8, 2019, (iii) a thirty-eight percent (38%) premium over the 90-day volume weighted average price of KEMET common stock, and (iv) a forty-five percent (45%) premium over the 180-day volume weighted average price of KEMET common stock, in each case, for the period through November 8, 2019;

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the fact that merger consideration of $27.20 per share (based on KEMET’s closing price of $23.51 on November 8, 2019, the last full trading day prior to the Board’s approval of the Merger Agreement) represents a valuation of KEMET at a multiple of 6.0 times KEMET’s estimated Adjusted EBITDA for the 2020 fiscal year;

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the belief of the Board that the Merger is more favorable to KEMET stockholders than the opportunities and strategic alternatives reasonably available to KEMET, which the Board evaluated with the assistance of KEMET’s management and its outside financial and legal advisors, taking into account the potential risks, rewards and uncertainties associated with each alternative;

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the fact that KEMET, with the assistance of Goldman Sachs, acting at the Board’s direction, identified and contacted ten (10) potential bidders (excluding Yageo), in an effort to obtain the best value reasonably available to KEMET stockholders and conducted a robust sales process;

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the fact that KEMET entered into confidentiality agreements with three (3) potential bidders, that Yageo was the only party to submit a final proposal on October 25, 2019, that the Board, through extensive negotiations, was able to increase Yageo’s proposal from an initial offer of $24.00 to $27.20, and that the Board believed, based on discussions between representatives of KEMET and Yageo, that Yageo would not be able to pay in excess of $27.20;

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KEMET’s prospects for a merger or sale transaction with a party other than Yageo, including (i) the Board’s belief that Yageo’s offer was likely to be the highest offer with the greatest transaction certainty; (ii) the risk of losing the Yageo offer if KEMET elected to solicit additional offers; and (iii) the belief of the Board that, after consultation with outside financial and legal advisors, a private equity or financial sponsor was not likely to reach the level of the merger consideration offered by Yageo;

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the fact that the all-cash consideration provides KEMET stockholders (that receive such merger consideration) liquidity and certainty of value, while avoiding long-term business risk, including the risks and uncertainties relating to KEMET’s prospects and the risks of an economic downturn that would adversely affect KEMET;

●	the projected financial results of KEMET as a stand-alone company and the likelihood of KEMET’s long-term ability to achieve strategic goals that could deliver superior benefits to KEMET stockholders;
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the fact that there was no guarantee that recent KEMET profit margins would be sustained in the future given the potential volatility of supply and demand and potential adverse economic conditions, which is not in KEMET’s control and difficult to predict;

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the potential impact of industry and macroeconomic factors on KEMET’s future prospects and ability to achieve its projections, including the potential for an economic recession and KEMET’s ability to withstand the impact of any such potential economic recession;

●	the fact that in addition to secular risks, such as the potential for economic recession, there were risks in executing and achieving KEMET’s standalone business plan;

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the fact that segments of KEMET’s business face uncertainty regarding profit margins as they relate to, among other things, increasing or decreasing availability of KEMET’s purchased raw materials, which may have an impact on the volatility and value of KEMET common stock;

●	the cyclical nature of the capacitor industry, which influences KEMET’s sales and profitability;
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the fact that KEMET and its wholly owned subsidiary, KEMET Electronics Corporation, entered into a settlement agreement with the plaintiffs in the antitrust suit pending in the United States District Court, Northern District of California as In re: Capacitors Antitrust Litigation, No. 3:14-cv-03264-JD, on November 8, 2018, as announced on November 12, 2019, pursuant to which KEMET agreed to pay an aggregate of $62 million to the settlement class of plaintiffs;

●	the fact that KEMET may have significantly less cash at the time of the consummation of the Merger, due, in part, to the settlement of the In re: Capacitors Antitrust Litigation;
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the fact that KEMET’s stock price as of November 8, 2019, the last full trading day prior to the Board’s approval of the Merger Agreement, does not reflect updates in connection with the settlement of the In re: Capacitors Antitrust Litigation, as announced on November 12, 2019, and KEMET’s revised earnings forecast for the second quarter of fiscal year 2020, as announced on November 11, 2019;

●	the increase in KEMET’s stock price in the days leading up to the earnings announcement for the second quarter of fiscal year 2020;
●	the history of KEMET’s stock price increasing before its earnings announcements and decreasing following such announcements;
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the financial analyses provided by Goldman Sachs and the fairness opinion of Goldman Sachs, dated November 11, 2019, rendered to the Board to the effect that, as of that date, and subject to the factors, assumptions, qualifications and limitations set forth in such opinion, the merger consideration to be received by the holders of shares of KEMET common stock (other than Yageo and its affiliates) was fair from a financial point of view to such holders, as more fully described in the section entitled “The Merger—Opinion of KEMET’s Financial Advisor” beginning on page 48 of this Proxy Statement;

●	the Board’s view that the Merger Agreement is unlikely to unduly deter third parties from making unsolicited acquisition proposals given that:
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the Merger Agreement does not preclude KEMET from engaging in discussions or negotiations with, or furnishing information and other access to, third parties that make unsolicited acquisition proposals prior to the time KEMET stockholders adopt the Merger Agreement, if the Board determines in good faith, after consulting with, and receiving advice from, its outside legal counsel and financial advisors, that such unsolicited acquisition proposal is or could reasonably be expected to lead to a “Superior Proposal” (as defined in the section entitled “Terms of the Merger Agreement—Restrictions on Solicitations of Other Offers” beginning on page 75 of this Proxy Statement), subject to certain conditions, including that the failure of the Board to furnish such information or access would be reasonably likely to be inconsistent with its fiduciary duties under applicable law;

●	the structure of the Merger and time required to obtain KEMET stockholder approval would allow sufficient time for a third party to make a Superior Proposal if such third party desires to do so;
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the Board can change its recommendation to KEMET stockholders with respect to the adoption of the Merger Agreement prior to the adoption of the Merger Agreement by the vote of its stockholders, if, subject to certain limitations, it determines in good faith, after consulting with, and receiving advice from, its legal advisors, that the failure to change its recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable law;

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the Board can terminate the Merger Agreement to enter into a Superior Proposal, subject to its compliance with the Merger Agreement, if it determines in good faith, after consultation with its outside legal counsel and financial advisors, that a Competing Proposal constitutes a Superior Proposal and, after consulting with, and receiving advice from, its legal advisors, that the failure to change its recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable law; and

●

while the Merger Agreement contains a termination fee of $63.75 million, or approximately 3.9% of the aggregate equity value of the transaction, that KEMET would be required to pay to Yageo in certain events described under “Terms of the Merger Agreement—Termination Fees” beginning on page 89 of this Proxy Statement, the Board believed that this fee is reasonable in light of the circumstances and the overall terms of the Merger Agreement, consistent with fees in comparable transactions and not preclusive of other offers;

●	the likelihood that the Merger Agreement, and the transactions contemplated thereby, including the Merger, would be consummated based on, among other things:
●

the absence of a financing condition in the Merger Agreement and the receipt by Yageo of an executed debt financing commitment letter to provide a substantial portion of the financing needed to complete the Merger from a reputable, large commercial bank, as well as Yageo’s cash on hand and an executed stockholder loan from the chairman of Yageo, backed by a standby letter of credit issued by a reputable, large commercial bank, the amount of which is available to Yageo if Yageo does not receive the cash proceeds of the stockholder loan prior to the consummation of the Merger;

●

the limited number and nature of the conditions to the Debt Financing (as defined in the section entitled “Terms of the Merger Agreement—Financing Efforts” beginning on page 78 of this Proxy Statement) and the obligation of Yageo to use reasonable best efforts to obtain such necessary Debt Financing;

●

the level of commitments made by KEMET and Yageo to obtain applicable regulatory approvals, including with respect to the HSR Act, CFIUS and Taiwan Investment Commission approvals, and antitrust approvals in certain jurisdictions outside of the U.S. including China, which in the view of the Board made it more likely that the Merger would be completed;

●

the possibility of Yageo being required to hold a stockholder vote to approve the Merger Agreement and the Merger, and the willingness of Pierre Chen and certain other stockholders of Yageo to execute voting agreements to vote all their shares of Yageo common stock, collectively constituting approximately 10% of Yageo’s outstanding common stock, in favor of the Merger Agreement and the Merger, if such stockholder vote is required by applicable law;

●	the termination date under the Merger Agreement, which allows for time that is expected to be sufficient to complete the Merger; and
●	the fact that Yageo maintains a strong reputation in the industry.
●	the other terms of the Merger Agreement, including, among others:
●

the ability of KEMET to, under certain circumstances described in the Merger Agreement, receive a reverse termination fee as more fully described in the section entitled “Terms of the Merger Agreement—Termination Fees” beginning on page 89 of this Proxy Statement, or seek specific performance or other equitable relief to prevent breaches or to enforce the terms of the Merger Agreement, including with respect to obtaining the debt financing;

●	the continuing obligation on Yageo to provide indemnification to, and maintain insurance for, officers and directors of KEMET, which is common in transactions of this type; and
●	the fact that incentive awards given to KEMET’s employees are being treated in a fair and appropriate manner;
●	the fact that the consummation of the Merger is subject to the approval of KEMET stockholders, who will have the opportunity to approve or reject the Merger;
●	the fact that the consideration and negotiation of the Merger Agreement was conducted through extensive arm’s-length negotiations;
●

the fact that the Merger Agreement would be approved by the Board, which is comprised of a majority of independent directors who are not employees of KEMET or any of its subsidiaries, and which retained and received advice from KEMET’s outside financial and legal advisors in evaluating, negotiating and recommending the terms of the Merger Agreement;

●

the fact that appraisal rights under the DGCL are available to holders of KEMET common stock who comply with all of the required procedures under the DGCL, which allows such holders to seek appraisal of the fair value of their shares of KEMET common stock as determined by the Court of Chancery, as more fully described in the section entitled “Appraisal Rights” beginning on page 96 of this Proxy Statement; and

●

the fact that in December 2018, KEMET’s then-CEO resigned from his roles as CEO and member of the Board, and that its current CEO, a key member of KEMET’s senior management, is nearing retirement and, prior to the resignation of the former CEO, had announced his intent to retire in May 2019 before assuming the role of CEO and that, if not for the Merger, there would be potential uncertainty associated with CEO succession planning.

The Board weighed these advantages and opportunities against a number of other risks and potential negative factors concerning the Merger Agreement and the Merger, including, but not limited to, the following (not necessarily in order of relative importance):

●

the fact that the consummation of the Merger is subject to certain customary closing conditions, which may delay or prevent the consummation of the Merger, and the adverse impact such event would have on KEMET and its business;

●	the risk that if the Merger is not consummated, KEMET will, with certain exceptions, be required to pay its own expenses associated with the Merger Agreement and the Merger;
●

the requirement that KEMET must pay to Yageo a termination fee of $63.75 million, or approximately 3.9% of the aggregate equity value of the transaction, if the Merger Agreement is terminated under the circumstances described under “Terms of the Merger Agreement—Termination Fees” beginning on page 89 of this Proxy Statement, which may discourage third parties that might otherwise have an interest in a business combination with, or acquisition of, KEMET from making unsolicited acquisition proposals;

●

the risk that KEMET stockholders may vote down the proposal to adopt the Merger Agreement at the meeting of KEMET stockholders held for such purpose, in which case KEMET must pay to Yageo up to $18 million of Yageo’s reasonable, out-of-pocket expenses incurred in connection with the Merger Agreement and the Merger, as more fully described in the section entitled “Terms of the Merger Agreement—Expense Reimbursement” beginning on page 89 of this Proxy Statement;

●

the fact that the risk of Yageo’s inability to consummate the Merger may be offset by the requirement that Yageo must pay KEMET up to $18 million of KEMET’s reasonable, out-of-pocket expenses incurred in connection with the Merger Agreement and the Merger, if Yageo fails to obtain the requisite approvals by the Taiwan Investment Commission, as more fully described in the section entitled “Terms of the Merger Agreement—Expense Reimbursement” beginning on page 89 of this Proxy Statement;

●

the fact that the risk of Yageo’s inability to consummate the Merger may be offset by the requirement that Yageo must pay KEMET a reverse termination fee of $65.4 million, or approximately 4% of the aggregate equity value of the transaction, if Yageo fails to consummate the Merger if the requisite CFIUS clearance is not obtained, as more fully described in the section entitled “Terms of the Merger Agreement—Termination Fees” beginning on page 89 of this Proxy Statement;

●

the fact that the risk of Yageo’s inability to consummate the Merger may be offset by the requirement that Yageo must pay KEMET a reverse termination fee of $49.05 million, or approximately 3% of the aggregate equity value of the transaction, if Yageo fails to obtain its stockholder approval, if such approval is deemed necessary by Taiwanese regulatory agencies, as more fully described in the section entitled “Terms of the Merger Agreement—Termination Fees” beginning on page 89 of this Proxy Statement;

●	the potential challenges of Yageo obtaining the Yageo Stockholder Approval, if such approval is deemed necessary by Taiwanese regulatory agencies;
●

the fact that the risk of Yageo’s inability to consummate the Merger may be offset by the requirement that, at KEMET’s sole discretion, KEMET may elect to receive from Yageo a reverse termination fee of $63.75 million, or approximately 3.9% of the aggregate equity value of the transaction, if the debt financing fails to be funded after all other conditions to the Merger are satisfied, as more fully described in the section entitled “Terms of the Merger Agreement—Termination Fees” beginning on page 89 of this Proxy Statement;

●	the fact that under the terms of the Merger Agreement, KEMET is unable to solicit other acquisition proposals during the pendency of the Merger;
●

the restrictions in the Merger Agreement on the conduct of KEMET’s business during the period between execution of the Merger Agreement and the consummation of the Merger, which may delay or prevent KEMET from undertaking business opportunities outside the ordinary course of business that may arise during such period of time;

●	the fact that the Merger is an all-cash transaction, which is taxable to KEMET stockholders for U.S. federal income tax purposes;
●	the fact that the Board and KEMET’s management are delaying important CEO succession planning steps that would otherwise be necessary but for the Merger;
●	the fact that KEMET stockholders would forego the opportunity to realize the potential long-term value of the successful execution of KEMET’s current strategy as an independent company;
●

the risk that the Merger might not be consummated, including as a result of failure to obtain regulatory approvals, and the effect of the resulting public announcement of termination of the Merger Agreement on the trading price of KEMET common stock;

●	the fact that KEMET’s business, sales operations and financial results could suffer in the event that the Merger is not consummated and that KEMET’s stock price would likely be adversely affected;
●

the possibility that profitability could continue or grow over a sustainable period, which would provide further opportunity to return additional value, which stockholders would not receive if the Merger is consummated;

●

the potential challenges of obtaining antitrust clearance in the U.S. and certain other jurisdictions including China, and the risk that regulatory approvals might not be obtained on the timetable expected or at all, including the risk that regulatory agencies might impose terms and conditions with respect to such clearances that may adversely affect the business and financial results of the combined company and its ability to realize the expected benefits of the Merger or might seek an injunction to prevent the parties from consummating the Merger, as more fully described in the section entitled “Terms of the Merger Agreement—Regulatory Approvals” beginning on page 81 of this Proxy Statement;

●

the potential challenges of obtaining CFIUS clearance in the U.S., approval by the Taiwan Investment Commission, any potential notification requirements pursuant to Japanese foreign exchange laws, and the risk that regulatory agencies might not be obtained on the timetable expected or at all, including the risk that regulatory agencies might impose terms and conditions with respect to such clearances that may adversely affect the business and financial results of the combined company and its ability to realize the expected benefits of the Merger or might seek an injunction to prevent the parties from consummating the Merger, as more fully described in the section entitled “Terms of the Merger Agreement—Regulatory Approvals” beginning on page 81 of this Proxy Statement;

●	the fact that the reverse termination fee is not available in all instances where the Merger Agreement is terminated and may be KEMET’s only recourse where it is available;
●

the amount of time it could take to consummate the Merger, and the uncertainty of timing to consummate the Merger, including the fact that the consummation of the Merger depends on factors outside of KEMET’s or Yageo’s control, and the risk that the pendency of the Merger for an extended period of time following the announcement of the execution of the Merger Agreement could adversely affect KEMET’s relationships with its customers, suppliers and any other persons with whom KEMET has a business relationship;

●	the potential challenges in enforcing KEMET’s rights and remedies, including, among other things, rights to specific performance or payment of the reverse termination fee, in Taiwanese courts;
●

the potential for diversion of management and employee attention during the period prior to the consummation of the Merger and the potential negative effects on KEMET as a result of such diversion, including with respect to relationships with KEMET’s customers, employees, suppliers or other parties;

●	the risk that, despite the retention efforts of KEMET in connection with the Merger, KEMET, in the event the Merger is not consummated, may lose key personnel;
●

the risk that changes in the regulatory landscape, economic landscape (including the possibility of a recession) or new industry developments may adversely affect KEMET, in the event the Merger is not consummated;

●

the risk of potential litigation relating to the Merger that could be instituted against KEMET, Yageo or their respective directors and officers, and the potential effects of any outcomes related thereto;

●	the risks of the type and nature described in the section entitled “Cautionary Statement on Forward-Looking Statements” beginning on page 21 of this Proxy Statement; and
●

the fact that KEMET’s directors and officers may have interests in the Merger that are different from, or in addition to, those of KEMET stockholders generally, as more fully described in the section entitled “The Merger—Interests of Certain Directors and Executive Officers of KEMET in the Merger” beginning on page 59 of this Proxy Statement.

While the Board considered potentially positive and potentially negative factors, the Board concluded that, overall, the potentially positive factors outweighed the potentially negative factors. Accordingly, the Board determined that the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of KEMET and its stockholders.

The foregoing discussion of the factors considered by the Board is not intended to be exhaustive, but rather includes material factors considered by the Board. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Board did not find it practicable to, and did not attempt to, quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the Merger Agreement and to make its recommendations to KEMET stockholders. In addition, individual members of the Board applied their own personal business judgment to the process and may have given differing weights to different factors. The Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Board based its recommendation on the totality of the information presented.

The explanation of the reasoning of the Board and certain information presented in this section are forward-looking in nature and, therefore, the information should be read in light of the factors discussed in the section entitled “Cautionary Statement On Forward-Looking Statements” beginning on page 21 of this Proxy Statement.

Opinion of KEMET’s Financial Advisor

Goldman Sachs rendered its opinion to the Board that, as of November 11, 2019, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid to the holders (other than Yageo and its affiliates) of KEMET common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated November 11, 2019, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion and which you should read carefully and in its entirety, is attached as Annex B to this Proxy Statement. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Board in connection with its consideration of the Merger. The Goldman Sachs opinion is not a recommendation as to how any holder of KEMET common stock should vote with respect to the Merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

●	the Merger Agreement;
●	annual reports to stockholders and Annual Reports on Form 10-K of KEMET for the five (5) fiscal years ended March 31, 2019;
●	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of KEMET;

●	certain other communications from KEMET to its stockholders;

●	certain publicly available research analyst reports for KEMET; and

●	certain internal financial analyses and forecasts for KEMET prepared by its management and approved for Goldman Sachs’ use by KEMET, which are referred to as the “KEMET Forecasts.”

Goldman Sachs also held discussions with members of KEMET’s senior management regarding their assessment of the past and current business operations, financial condition and future prospects of KEMET; reviewed the reported price and trading activity for the KEMET common stock; compared certain financial and stock market information for KEMET with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the technology industry and in other industries; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with KEMET’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with KEMET’s consent that the KEMET Forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of KEMET’s management. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of KEMET or any of its subsidiaries, and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the expected benefits of the Merger in any way meaningful to its analysis. Goldman Sachs also assumed that the Merger will be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of KEMET to engage in the Merger or the relative merits of the Merger as compared to any strategic alternatives that may be available to KEMET; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than Yageo and its affiliates) of KEMET common stock, as of the date of the opinion, of the Merger Consideration to be paid to such holders pursuant to the Merger Agreement. Goldman Sachs does not express any view on, and Goldman Sachs’ opinion does not address, any other term or aspect of the Merger Agreement or the Merger or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger, including the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of KEMET; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of KEMET, or class of such persons, in connection with the Merger, whether relative to the Merger Consideration to be paid to the holders (other than Yageo and its affiliates) of KEMET common stock pursuant to the Merger Agreement or otherwise. Goldman Sachs is not expressing any opinion as to the impact of the Merger on the solvency or viability of KEMET or Yageo or the ability of KEMET or Yageo to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions, as in effect on, and the information made available to it as of, the date of the opinion, and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before November 8, 2019, the last full trading day before the Board’s approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, and is not necessarily indicative of current market conditions.

Implied Premia and Multiple Analysis. Goldman Sachs calculated and compared certain implied premia and multiples using $23.51, the closing price of shares of KEMET common stock on November 8, 2019, the last full trading day before the Board’s approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, which we refer to in this section as the “KEMET Pre-Approval Closing Price,” and the Merger Consideration of $27.20 to be paid by Yageo for each share of KEMET common stock pursuant to the Merger Agreement.

Goldman Sachs calculated the following:

●	The premia represented by the KEMET Pre-Approval Closing Price and the Merger Consideration relative to:

●	$23.51, the closing price of shares of KEMET common stock on November 8, 2019, the last full trading day before the Board’s approval of the Merger Agreement and the transactions contemplated by the Merger Agreement;

●	$21.48, the volume weighted average price (which we refer to in this section as “VWAP”) of shares of KEMET common stock over the 30 trading day period ended on November 8, 2019 (which we refer to in this section as the “KEMET 30-day VWAP”);

●	$19.75, the VWAP of shares of KEMET common stock over the 90 trading day period ended on November 8, 2019 (which we refer to in this section as the “KEMET 90-day VWAP”);

●	$18.80, the VWAP of shares of KEMET common stock over the 180 trading day period ended on November 8, 2019 (which we refer to in this section as the “KEMET 180-day VWAP”);

●	$18.74, the average closing share price of shares of KEMET common stock over the 1 year period ended November 8, 2019 (which we refer to in this section as the “KEMET 1 Year Average”);

●	$18.36, the average closing share price of shares of KEMET common stock over the 3 year period ended November 8, 2019 (which we refer to in this section as the “KEMET 3 Year Average”);

●	$23.76, the highest closing share price of KEMET common stock over the 52-week period ended November 8, 2019 (which we refer to in this section as the “KEMET 52-week high”); and

●	$15.90, the lowest closing share price of shares of KEMET common stock over the 52-week period ended November 8, 2019 (which we refer to in this section as the “KEMET 52-week low”).

The results of these calculations are as follows:

KEMET Reference Share Price	Implied Premium (Discount) Represented by the KEMET Pre-Approval Closing Price of $23.51	Implied Premium Represented by the Merger Consideration of $27.20 per KEMET Share
KEMET Pre-Approval Closing Price $23.51	0%	16%
KEMET 30-day VWAP of $21.48	9%	27%
KEMET 90-day VWAP of $19.75	19%	38%
KEMET 180-day VWAP of $18.80	25%	45%
KEMET 1 Year Average of $18.74	25%	45%
KEMET 3 Year Average of $18.36	28%	48%
KEMET 52-week high of $23.76	(1)%	14%
KEMET 52-week low of $15.90	48%	71%

Goldman Sachs also calculated implied equity values for KEMET by multiplying each of the KEMET Pre-Approval Closing Price and the Merger Consideration by the total number of fully diluted shares of KEMET common stock outstanding as of November 7, 2019 (which was 60.02 million shares at the KEMET Pre-Approval Closing Price and 60.11 million shares at the Merger Consideration), as provided by KEMET’s management. Goldman Sachs then calculated implied enterprise values for KEMET by adding to each of the implied equity values KEMET’s net debt as of September 30, 2019 (which was $129 million), as provided by KEMET’s management.

Using the foregoing implied enterprise values, Goldman Sachs calculated the following multiples:

●	The implied enterprise value as a multiple of revenue for calendar year 2020 (“EV/Revenue”), as reflected in (i) the KEMET Forecasts and (ii) the median estimates published by the Institutional Brokers’ Estimate System (which we refer to in this section as the “IBES Estimates”) for KEMET; and

●	The implied enterprise value as a multiple of earnings before interest, tax, depreciation and amortization, or EBITDA, for calendar year 2020 (“EV/EBITDA”), as reflected in (i) the KEMET Forecasts and (ii) IBES Estimates for KEMET.

Using the KEMET Pre-Approval Closing Price and the Merger Consideration, Goldman Sachs also calculated KEMET’s price as a multiple of earnings for calendar year 2020 (“P/E”), as reflected in (i) the KEMET Forecasts and (ii) IBES Estimates for KEMET.

The results of these calculations are as follows:

Multiple	KEMET Pre-Approval Closing Price of $23.51	Merger Consideration of $27.20
CY20 EV/Revenue (Forecasts)	1.1x	1.3x
CY20 EV/Revenue (IBES Estimates)	1.1x	1.3x
CY20 EV/EBITDA (Forecasts)	5.2x	6.0x
CY20 EV/EBITDA (IBES Estimates)	5.2x	6.0x
CY20 P/E (Forecasts)	9.5x	11.0x
CY20 P/E (IBES Estimates)	8.1x	9.4x

Discounted Cash Flow Analysis. Using the KEMET Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis of KEMET. Using discount rates ranging from 11.0% to 13.0%, reflecting estimates of KEMET’s weighted average cost of capital, Goldman Sachs discounted to present value as of September 30, 2019 (i) estimates of unlevered free cash flow for KEMET for fiscal years 2020 through 2027, as reflected in the KEMET Forecasts and (ii) a range of illustrative terminal values for KEMET, which were calculated by applying exit terminal year enterprise value to EBITDA (“EV/EBITDA”) multiples ranging from 3.5 times to 5.5 times to the $477 million terminal year estimate of EBITDA to be generated by KEMET, as reflected in the KEMET Forecasts. Goldman Sachs derived such range of discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The range of exit terminal year EV/EBITDA multiples was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the historical trading multiples of KEMET. Goldman Sachs derived ranges of illustrative enterprise values for KEMET by adding the ranges of present values it derived above. Goldman Sachs then subtracted net debt of $129 million, as provided by KEMET’s management, from the range of illustrative enterprise values it derived for KEMET to derive a range of illustrative equity values for KEMET. Goldman Sachs then divided the range of illustrative equity values by the fully diluted outstanding shares of KEMET (which ranged from 60.02 million shares to 60.03 million shares based on the share price implied by the analysis), as provided by KEMET’s management, to derive a range of illustrative present values per share ranging from $24.39 to $34.44.

Illustrative Present Value of Future Stock Price Analysis. Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of KEMET common stock, which is designed to provide an indication of the present value of a theoretical future value of KEMET’s equity as a function of KEMET’s financial multiples. For this analysis, Goldman Sachs used the KEMET Forecasts for each of the fiscal years 2020 to 2023. Goldman Sachs first calculated the implied future enterprise value of KEMET as of March 31, 2020, 2021 and 2022, by applying a range of enterprise value to forward EBITDA (“forward EV/EBITDA”) multiples of 4.0 times to 6.0 times to the EBITDA estimates for KEMET contained in the KEMET Forecasts for each of the fiscal years 2020 through 2022. These illustrative multiples were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account historical forward EV/EBITDA multiples for KEMET. For each of the fiscal years 2020 through 2022, Goldman Sachs then subtracted projected net debt (which was $105 million for fiscal year 2020, $(2) million for fiscal year 2021 and $(186) million for fiscal year 2022) as provided by KEMET’s management from the range of illustrative enterprise values it derived for KEMET to derive a range of implied future illustrative equity values for KEMET. Goldman Sachs then divided the range of illustrative equity values by the fully diluted outstanding shares of KEMET

(which was 59.52 million shares for fiscal year 2020, 60.46 million shares for fiscal year 2021 and 61.62 million shares for fiscal year 2022), as provided by KEMET’s management to obtain a range of illustrative equity values per share. Goldman Sachs then discounted the implied March 31, 2020, 2021 and 2022 per share equity values back to September 30, 2019, using an illustrative discount rate of 12.1%, reflecting an estimate of KEMET’s cost of equity. Goldman Sachs derived such illustrative discount rate by application of the capital asset pricing model, which requires certain companyspecific inputs, including a beta for KEMET, as well as certain financial metrics for the United States financial markets generally. Goldman Sachs then added, to this illustrative range of implied per share present equity values, the projected cumulative dividends per share (which was $0.10 for fiscal year 2020, $0.29 for fiscal year 2021 and $0.49 for fiscal year 2022), as provided by KEMET’s management, discounted to present value as of September 30, 2019, using the mid-year convention and applying an illustrative discount rate of 12.1%. This analysis resulted in an illustrative range of implied present values (including dividends) of $17.85 to $32.22 per share of KEMET common stock.

Goldman Sachs also calculated the implied future share price of KEMET as of March 31, 2020, 2021 and 2022, by applying a range of price to forward earnings (“forward P/E”) multiples of 6.0 times to 12.0 times to the earnings per share estimates for KEMET contained in the KEMET Forecasts for each of the fiscal years 2020 through 2022. These illustrative multiples were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account historical forward P/E multiples for KEMET. Goldman Sachs then discounted the implied March 31, 2020, 2021 and 2022 per share equity values back to September 30, 2019 using an illustrative discount rate of 12.1%, reflecting an estimate of KEMET’s cost of equity. Goldman Sachs derived such illustrative discount rate by application of the CAPM, which requires certain company-specific inputs, including a beta for KEMET, as well as certain financial metrics for the United States financial markets generally. Goldman Sachs then added, to this illustrative range of implied per share present equity values, the projected cumulative dividends per share (which was $0.10 for fiscal year 2020, $0.29 for fiscal year 2021 and $0.49 for fiscal year 2022), as provided by KEMET’s management, discounted to present value as of September 30, 2019 using the mid-year convention and applying an illustrative discount rate of 12.1%. This analysis resulted in an illustrative range of implied present values (including dividends) of $14.54 to $33.42 per share of KEMET common stock.

Premia Analysis. Using publicly available information, Goldman Sachs reviewed and analyzed acquisition premia for all transactions (1,379 in total) valued at greater than $200 million enterprise value with unaffected premia between 0% and 150% involving a public company based in the United States as the target announced during the time period from January 1, 2009 through October 31, 2019. For the entire period, Goldman Sachs calculated the 25th and 75th percentile premia of the price paid in the transactions relative to the target company’s stock price as of certain dates and certain time periods, as described below.

Goldman Sachs calculated the 25th percentile and 75th percentile premia of the price paid in the transactions relative to the target’s stock price one trading day prior to announcement of the applicable transaction. This analysis indicated 25th and 75th percentile premia of 17% and 43%, respectively. Using this analysis, Goldman Sachs applied an illustrative reference range of premia ranging from 17% to 43% to the closing price per share of KEMET common stock of $23.51 per share as of November 8, 2019, which was the last full trading day prior to the Board’s approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, and calculated a range of implied equity values per share of KEMET common stock of $27.51 to $33.62.

Goldman Sachs calculated the 25th percentile and 75th percentile premia (discount) of the price paid in the transactions relative to the target’s stock price at its 52-week high prior to the announcement of the applicable transaction. This analysis indicated a 25th and 75th percentile premium (discount) of (5)% and 18%, respectively. Using this analysis, Goldman Sachs applied an illustrative reference range of premia (discount) ranging from (5)% to 18% to the closing price per share of KEMET common stock of $23.76 per share as of November 7, 2019, which was the date that the KEMET common stock reached its 52-week high prior to the announcement of the Merger, and calculated a range of implied equity values per share of KEMET common stock of $22.57 to $28.04.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to KEMET or the Merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Board as to the fairness from a financial point of view of the Merger Consideration to be paid to the holders (other than Yageo and its affiliates) of KEMET common stock pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of KEMET, Yageo, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The Merger Consideration was determined through arm’s-length negotiations between KEMET and Yageo and was approved by the Board. Goldman Sachs provided advice to KEMET during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to KEMET or the Board or that any specific amount of consideration constituted the only appropriate consideration for the Merger.

As described above, Goldman Sachs’ opinion to the Board was one of many factors taken into consideration by the Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B to this Proxy Statement.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of KEMET, Yageo, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the Merger. Goldman Sachs acted as financial advisor to KEMET in connection with, and participated in certain of the negotiations leading to, the Merger. During the two (2) year period ended November 11, 2019, the Investment Banking Division of Goldman Sachs has not been engaged by KEMET, Yageo or any of their respective affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs may also in the future provide investment banking services to KEMET, Yageo and their respective affiliates for which the Investment Banking Division of Goldman Sachs may receive compensation.

The Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to a letter agreement dated May 6, 2019, KEMET engaged Goldman Sachs to act as its financial advisor in connection with the Merger. The engagement letter between KEMET and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement of the Merger, at approximately $22  million, all of which is contingent upon consummation of the Merger. In addition, KEMET has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Projections Prepared by KEMET’s Management

KEMET does not, as a matter of course, publicly disclose projections as to its future financial performance due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, as part of its regular annual strategic planning process, the Board reviews with KEMET’s management estimates and forecasts for future periods prepared by KEMET’s management. In connection with such strategic planning process, on March 19, 2019, KEMET’s management provided the Board with, and the Board approved, its forecasts for fiscal years 2020 through 2022, assuming a “base plan” with KEMET continuing to operate as a standalone company as well as a recession case (the “recession plan”). On April 23, 2019, KEMET’s management presented to the Board, and the Board subsequently approved, additional forecasts (further described below) for fiscal years 2020 through 2024. In July 2019, KEMET provided potential buyers, including Yageo, in connection with their due diligence review, with non-public financial forecasts prepared by KEMET’s management. Such forecasts were provided to the Board on June 28, 2019 (the “Initial

Forecasts”), which differed from the base plan forecasts previously presented to the Board on March 19, 2019, in terms of fiscal years covered, certain interest and tax expenses contemplated, and adjustments to selling, general and administrative expenses (“SG&A”). In November 2019, KEMET provided Yageo, the only remaining potential buyer, with updated non-public financial forecasts, as presented to the Board on November 2, 2019, which reflected revised expectations with respect to KEMET’s financial performance based on, among other things, a softer outlook on fiscal year 2020 revenue, the settlement of the In re: Capacitors Antitrust Litigation (pursuant to which KEMET agreed to make a settlement payment in the amount of $62 million) and developments with respect to estimates of future tax payments and loss carryovers (the “November 2 Updated Forecasts”). Subsequently, on November 9, 2019, KEMET’s management prepared and provided to the Board further updated non-public financial forecasts with revised expectations with respect to KEMET’s financial performance, based on a favorable determination with respect to certain estimates of future tax payments and loss carryovers (the “November 9 Updated Forecasts,” together with the November 2 Updated Forecasts and the Initial Forecasts, the “KEMET Forecasts”). Copies of the base plan in the Initial Forecasts and the November 2 Updated Forecasts were provided to Yageo and copies of the Initial Forecasts and the November 9 Updated Forecasts were provided to Goldman Sachs, and KEMET approved the November 9 Updated Forecasts for use by Goldman Sachs in performing its financial analysis as set forth in the section entitled “The Merger—Opinion of KEMET’s Financial Advisor” beginning on page 48 of this Proxy Statement. While the November 9 Updated Forecasts were not provided to Yageo, KEMET verbally communicated to Yageo that such forecasts would be revised due to the favorable determination with respect to estimates of future tax payments and loss carryovers.

The KEMET Forecasts were not prepared with a view toward public disclosure and are included in this Proxy Statement only because such information was made available, in whole or in part, to potential buyers, including Yageo, in connection with their due diligence review of KEMET, and the November 9 Updated Forecasts was made available to Goldman Sachs for use in connection with its financial analysis as set forth in the section entitled “The Merger—Opinion of KEMET’s Financial Advisor” beginning on page 48 of this Proxy Statement. The KEMET Forecasts were not prepared with a view toward compliance with generally accepted accounting principles as applied in the United States (“GAAP”), the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, Ernst & Young LLP, our independent auditor, has not examined, reviewed, compiled or otherwise applied procedures to the KEMET Forecasts and, accordingly, assumes no responsibility for, and expresses no opinion on, them. The KEMET Forecasts included in this Proxy Statement have been prepared by, and are the responsibility of, our management. The KEMET Forecasts were prepared solely for internal use of KEMET and are subjective in many respects.

Although a summary of the KEMET Forecasts is presented with numerical specificity, they reflect numerous variables, assumptions and estimates as to future events made by KEMET’s management that it believed were reasonable at the time the KEMET Forecasts were prepared, taking into account the relevant information available to management at the time. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. Important factors that may affect actual results and cause the Updated Forecasts not to be achieved include, among other factors: adverse economic conditions; an increase in the cost or decrease in the availability of raw materials; changes in the competitive environment; economic, political or regulatory changes in the countries in which KEMET operates; difficulties, delays or unexpected costs in completing KEMET’s restructuring plans; and other factors as set forth in the section entitled “Cautionary Statement On Forward-Looking Statements” beginning on page 21 of this Proxy Statement.

In addition, the KEMET Forecasts do not take into account any circumstances or events occurring after the date that they were prepared. The forecasts provided to the Board on April 23, 2019 contemplated three (3) scenarios based on KEMET (i) as a standalone company but assuming additional potential for increased revenues (the “organic growth plan”), (ii) executing an acquisition plan with three (3) acquisitions (the “acquisition plan”) and (iii) the recession plan (each, as further described below). Only the base plan of the Initial Forecasts, assuming KEMET as a standalone company, and a version of the Updated Forecasts, which reflected certain estimates of future tax payments and loss carryovers based on KEMET as a standalone company, were provided to potential buyers (including Yageo). The November 9 Updated Forecasts were subsequently prepared following a favorable determination with respect to certain estimates of future tax payments and loss carryovers but was not shared with Yageo. The November 2 Updated Forecasts and the November 9 Updated Forecasts were prepared based solely on KEMET as a standalone company and did not include any assumptions of the acquisition plan or the recession plan; such forecasts do not take into account the Merger, including the impact of negotiating or executing the Merger, the expenses that may be incurred in connection with consummating the Merger, the effect of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the Merger. As a result, there can be no assurance that the KEMET Forecasts will be realized, and actual results may be materially better or worse than those contained in the KEMET Forecasts. Portions of the KEMET Forecasts cover multiple years. Such information by its nature becomes less predictive with each successive year. The inclusion of this information should not be regarded as an indication that KEMET, the Board, Goldman Sachs or any other recipient of this information considered, or now considers, the KEMET Forecasts to be predictive of actual future results. The summary of the KEMET Forecasts is not included in this Proxy Statement in order to induce any stockholder to vote in favor of the proposal to adopt the Merger Agreement or any of the other proposals to be voted on at the Special Meeting. In light of the foregoing factors and the uncertainties inherent in the KEMET Forecasts, stockholders are cautioned not to place undue, if any, reliance on the KEMET Forecasts included in this Proxy Statement.

The KEMET Forecasts are forward-looking statements, as set forth in the section entitled “Cautionary Statement On Forward-Looking Statements” beginning on page 21 of this Proxy Statement. For additional information, see also the sections entitled “Where You Can Find More Information” and “The Merger—Recommendation of the Board and Reasons for the Merger” beginning on pages 103 and 42, respectively, of this Proxy Statement.

The following tables summarize the KEMET Forecasts. The November 9 Updated Forecasts were approved by KEMET for use by Goldman Sachs in its financial analysis in connection with rendering its oral opinion to the Board, subsequently confirmed in writing, that, as of November 11, 2019, and subject to the factors, assumptions, qualifications and limitations set forth in such opinion, the merger consideration to be received by the holders of shares of KEMET common stock (other than Yageo and its affiliates) was fair from a financial point of view to such holders, as more fully described in the section entitled “The Merger—Opinion of KEMET’s Financial Advisor” beginning on page 48 of this Proxy Statement.

Certain of the measures included in the KEMET Forecasts may be considered non-GAAP financial measures, including Adjusted EBIT, Adjusted EBITDA, Adjusted EPS and Free Cash Flow. Adjusted EBIT means earnings before interest and taxes; Adjusted EBITDA means earnings before interest, taxes, depreciation and amortization; and Adjusted EPS means earnings per share; in each case, exclusive of stock-based compensation and one-time expenses. Free Cash Flow means EBITDA minus cash taxes, antitrust and legal fees, restructuring and integration, changes in other balance sheet items, changes in working capital, capital expenditure and joint venture investments, and plus cash interest income. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by KEMET may not be comparable to similarly titled amounts used by other companies.

Key material assumptions underlying the Initial Forecasts (for the base plan), which forecasts are set forth in Table 1 below, include the following:

●	Overall, assumptions were made to exclude the impact of potential acquisitions made using business group by business group bottom-up projections (i.e., analysis beginning with the business group and expanding out) through fiscal year 2022 and top-down projections (i.e., analysis beginning with the market as a whole and working down) thereafter.

●	Revenue assumptions, for fiscal years 2023-2024, used a top-down approach (i.e., analysis beginning with the market as a whole and working down) and were based on a compound annual growth rate of 6%.

●	Operating expenses and EBITDA margins assumed, for fiscal years 2022-2024, a variable margin held constant at 55.6%, a payroll cost increase of 3% per year, R&D expenses held constant at 3.5% of revenue. Capital expenditures were assumed to be reduced for fiscal years 2023-2024 to approximately 5% of sales per year. Working capital was assumed to be kept constant at 17.5% of revenues for fiscal years 2021-2024. Depreciation and amortization for fiscal years 2022, 2023 and 2024 were assumed to be $81 million, $82 million and $84 million, respectively.

●	Developments with respect to estimates of future tax payments and loss carryovers.

Table 1
Initial Forecasts (Provided to Yageo)

(US$ in millions, except per share
amounts and percentages)
FYE 31-Mar	FY2020E	FY2021E	FY2022E	FY2023E	FY2024E
Revenue	$1,429	$1,501	$1,611	$1,708	$1,810
Net Income	$175	$194	$229	$262	$291
Adjusted EBIT	$239	$262	$304	$345	$394
Adjusted EBITDA	$301	$333	$385	$428	$478
Adjusted EBITDA Margin	21%	22%	24%	25%	26%
Adjusted EPS	$2.91	$3.16	$3.67	$4.11	$4.48
Capex	$(181)	$(102)	$(82)	$(82)	$(88)
Cash Taxes	$(15)	$(55)	$(64)	$(77)	$(101)
Antitrust Payments and Related Legal Fees	$(31)	$(13)	$(10)	$(9)	$(6)

Key material assumptions underlying the November 2 and November 9 Updated Forecasts, which forecasts are set forth in Tables 2 and 3 below, included the following:

●	Revenue for fiscal year 2020 was assumed to be re-forecasted to $1.28 billion, down 7.6% from fiscal year 2019; the gross margin percentage for fiscal year 2020 was assumed to increase to 33.6%, up 0.3% from fiscal year 2019; adjusted EBITDA for fiscal year 2020 was assumed to decrease to $265 million, down $25 million from fiscal year 2019. The softer outlook on fiscal year 2020 revenue was due to certain factors anticipated to exert downward pressure on KEMET’s sales, including, among other things, (i) adjustments of inventory levels in KEMET’s distribution channel, (ii) a softening automotive market and (iii) a slowdown in the European market.

●	Revenue growth for fiscal years 2021-2024 was assumed to be re-forecasted at 7.1%, 7.4%, 6% and 6%, for each respective year.

●	SG&A for fiscal year 2020 was based on a detailed bottom-up current forecast (i.e., analysis beginning with the business group and expanding out), with expenses for fiscal year 2021 held constant related to fiscal year 2020 and fiscal years 2022-2024 adjusted for a 3% annual payroll cost increase. Capital expenditures were assumed to be reduced by $10 million in fiscal year 2021 as compared to the Initial Forecasts.

●	The settlement of the In re: Capacitors Antitrust Litigation (pursuant to which KEMET agreed to make a settlement payment in the amount of $62 million) and developments with respect to estimates of future tax payments and loss carryovers.

Table 2*
November 2 Updated Forecasts (Provided to Yageo)

(US$ in millions, except per share
amounts and percentages)
FYE 31-Mar	FY2020E	FY2021E	FY2022E	FY2023E	FY2024E
Revenue	$1,277	$1,368	$1,470	$1,558	$1,652
Net Income	$144	$165	$196	$230	$269
Adjusted EBIT	$206	$235	$277	$321	$370
Adjusted EBITDA	$265	$306	$358	$403	$454
Adjusted EBITDA Margin	21%	22%	24%	26%	28%
Adjusted EPS	$2.42	$2.73	$3.19	$3.65	$4.17
Capex	$(181)	$(92)	$(82)	$(82)	$(88)
Cash Taxes	$(30)	$(29)	$(54)	$(74)	$(87)
Antitrust Payments and Related Legal Fees	$(40)	$(59)	$(6)	$(4)	$(3)
____________________

*	Table 2 represents non-public forecasted financials shared by KEMET with Yageo. These forecasts differ from the November 9 Updated Forecasts shown in Table 3, because Table 2 gives effect to certain estimates of future tax payments and loss carryovers.

Table 3 below, which was not provided to Yageo, reflects revisions to Table 2 above, based on the favorable determination of future tax payments and loss carryovers. While the Updated Forecasts in Table 3 below were not provided to Yageo, KEMET verbally communicated to Yageo that such forecasts would be revised due to the favorable determination with respect to estimates of future tax payments and loss carryovers and provided the November 9 Updated Forecasts to Goldman Sachs, which KEMET’s management approved for use by Goldman Sachs in performing its financial analysis as set forth in the section entitled “The Merger—Opinion of KEMET’s Financial Advisor” beginning on page 48 of this Proxy Statement.

Table 3**, ***
November 9 Updated Forecasts (Not Provided to Yageo)

(US$ in millions, except per share
amounts and percentages)
FYE 31-Mar	FY2020E	FY2021E	FY2022E	FY2023E	FY2024E
Revenue	$1,277	$1,368	$1,470	$1,558	$1,652
Revenue Growth	(8)%	7%	7%	6%	6%
Net Income	$134	$154	$197	$231	$269
Adjusted EBIT	$206	$235	$277	$321	$370
Adjusted EBITDA	$265	$306	$358	$403	$454
Adjusted EBITDA Margin	21%	22%	24%	26%	28%
Adjusted EPS	$2.25	$2.55	$3.20	$3.66	$4.18
Capex	$(181)	$(92)	$(82)	$(82)	$(88)
Cash Taxes	$(9)	$(12)	$(49)	$(75)	$(88)
Antitrust Payments and Related Legal Fees	$(40)	$(59)	$(6)	$(4)	$(3)
Free Cash Flow	$17	$123	$200	$230	$264
____________________

**

Table 3 represents non-public forecasted financials provided by KEMET to Goldman Sachs but not shared with Yageo. These forecasts differ from the November 2 Updated Forecasts shown in Table 2, because Table 3 does not give effect to certain estimates of future tax payments and loss carryovers, after a favorable determination was made with respect to such estimates.

***

In connection with the November 9 Updated Forecasts, KEMET’s management additionally provided the following unlevered free cash flow projections, which KEMET’s management approved for use by Goldman Sachs for its discounted cash flow analysis. Unlevered free cash flow projections were $(22) million for the second half of fiscal year 2020, $7 million for fiscal year 2020, $112 million for fiscal year 2021, $187 million for fiscal year 2022, $215  million for fiscal year 2023, $247  million for fiscal year 2024, $270  million for fiscal year 2025, $278 million for fiscal year 2026 and $281 million for fiscal year 2027. These figures were based on the following assumptions: (i) year over year revenue growth rates of 7.1% for fiscal year 2021, 7.4% for fiscal year 2022, 6.0% for each of fiscal years 2023 and 2024, 3.0% for fiscal year 2025, and 1.0% for each of fiscal years 2026 and 2027; (ii) EBITDA as a percentage of margin of 20.7% for fiscal year 2020, 22.4% for fiscal year 2021, 24.4% for fiscal year 2022, 25.9% for fiscal year 2023 and 27.5% for each of fiscal years 2024, 2025, 2026 and 2027; and (iii) capital expenditure as a percentage of sales of 14.2% for fiscal year 2020, 6.7% for fiscal year 2021, 5.6% for fiscal year 2022 and 5.3% for each of fiscal years 2023, 2024, 2025, 2026 and 2027.

Initial Forecasts for Organic Growth Plan, Acquisition Plan and Recession Plan

As part of the Initial Forecasts, KEMET’s management prepared forecasts assuming the base plan as a base and an additional $70 million in revenue in fiscal year 2022. Such forecasts were based on assumptions excluding the impact of potential acquisitions, with business group by business group bottom-up projections (i.e., analysis beginning with the business group and expanding out) through fiscal year 2020 and top-down projections (i.e., analysis beginning with the market as a whole and working down) thereafter. Revenue build, for fiscal years 2020-2022, was based on volume, average selling price and mix; revenue assumptions, for fiscal years 2022-2024, used a top-down approach (i.e., analysis beginning with the market as a whole and working down) and, for fiscal years 2019-2023, were based on a compound annual growth rate of 7%. Operating expenses and EBITDA margins assumed, for fiscal years 2022-2024, a variable margin held constant at 55.7%, a payroll cost increase of 3% per year, R&D expenses held constant at 3.5% of revenue; and also assumed an EBITDA margin expansion from 21% in fiscal year 2019 to 26% in fiscal year 2024.

i.

increased revenues of $1,429 million in fiscal year 2020, $1,501 million in fiscal year 2021, $1,681 million in fiscal year 2022, $1,782 million in fiscal year 2023 and $1,889 million in fiscal year 2024;

ii.	increased adjusted EBIT of $239 million in fiscal year 2020, $262 million in fiscal year 2021, $337 million in fiscal year 2022, $385 million in fiscal year 2023 and $436 million in fiscal year 2024;

iii.

increased adjusted EBITDA of $301 million in fiscal year 2020, $333 million in fiscal year 2021, $419 million in fiscal year 2022, $468 million in fiscal year 2023 and $520 million in fiscal year 2024; and

iv.

increased adjusted EPS of $3.61 per share in fiscal year 2020, $3.29 per share in fiscal year 2021, $4.25 per share in fiscal year 2022, $4.84 per share in fiscal year 2023 and $5.44 per share in fiscal year 2024.

As part of the Initial Forecasts, KEMET’s management also prepared the acquisition plan, which was presented to the Board and Goldman Sachs, but not provided to any potential buyers (including Yageo). Such forecasts were based on the standalone financials as a baseline and assumed three identical acquisitions in the first quarter of each of fiscal years 2021, 2023 and 2024. Revenue assumptions, for fiscal years 2019-2024, were based on a compound annual growth rate of 14% and a target year one (1) revenue of $250 million for each of the three (3) acquisitions. Operating expenses and EBITDA margins assumed no cost synergies or restructuring and an EBITDA margin expansion from 21% in fiscal year 2019 to 22% in fiscal year 2024, with a target year one (1) EBITDA of $25 million for each of the three (3) acquisitions. Cash flow assumptions were based on annual dividends of $11.6 million, and acquisition and joint venture investments of $250 million in each of fiscal years 2021, 2023 and 2024. Such forecasts contemplated:

i.

increased revenues of $1,429 million in fiscal year 2020, $1,751 million in fiscal year 2021, $1,956 million in fiscal year 2022, $2,323 million in fiscal year 2023 and $2,713 million in fiscal year 2024;

ii.	increased adjusted EBIT of $239 million in fiscal year 2020, $273 million in fiscal year 2021, $352 million in fiscal year 2022, $418 million in fiscal year 2023 and $489 million in fiscal year 2024;

iii.

increased adjusted EBITDA of $301 million in fiscal year 2020, $358 million in fiscal year 2021, $448 million in fiscal year 2022, $522 million in fiscal year 2023 and $602 million in fiscal year 2024; and

iv.

increased adjusted EPS of $3.61 per share in fiscal year 2020, $3.41 per share in fiscal year 2021, $4.36 per share in fiscal year 2022, $5.08 per share in fiscal year 2023 and $5.86 per share in fiscal year 2024.

As part of the Initial Forecasts, KEMET’s management also prepared the recession plan, assuming an economic downturn or recession during fiscal years 2020 and 2021, which was presented to Goldman Sachs and the Board, but not provided to any potential buyers (including Yageo). Such forecasts also assumed that business groups would be provided with top-line recession assumptions and budget accordingly. Revenue assumptions for fiscal years 2019-2024 were based on a compound annual growth of 0.3% and a year-over-year decline in revenue of 10% between fiscal years 2020 and 2021. Operating expenses and EBITDA margin assumptions were based on an EBITDA margin compression from 21% in fiscal year 2019 to 20% in fiscal year 2024. Cash flow assumptions were based on annual dividends of $11.6 million, and capital expenditures and net working capital projected in line with KEMET’s forecasts as a standalone company. Such forecasts contemplated:

i.

decreased revenues of $1,239 million in fiscal year 2020, $1,115 million in fiscal year 2021, $1,227 million in fiscal year 2022, $1,300 million in fiscal year 2023 and $1,378 million in fiscal year 2024;

ii.	decreased adjusted EBIT of $165 million in fiscal year 2020, $101 million in fiscal year 2021, $140 million in fiscal year 2022, $168 million in fiscal year 2023 and $198 million in fiscal year 2024;

iii.

decreased adjusted EBITDA of $224 million in fiscal year 2020, $168 million in fiscal year 2021, $212 million in fiscal year 2022, $244 million in fiscal year 2023 and $279 million in fiscal year 2024; and

iv.

decreased adjusted EPS of $2.46 per share in fiscal year 2020, $1.22 per share in fiscal year 2021, $1.67 per share in fiscal year 2022, $2.18 per share in fiscal year 2023 and $2.65 per share in fiscal year 2024.

Except to the extent required by applicable federal securities laws, KEMET does not intend, and expressly disclaims any responsibility, to update or otherwise revise the KEMET Forecasts to reflect circumstances existing after the date when KEMET prepared the KEMET Forecasts or to reflect the occurrence of future events or changes in general economic or industry conditions, even in the event that any or all of the assumptions underlying the KEMET Forecasts are no longer appropriate or shown to be in error. By including in this document a summary of certain financial forecasts, neither KEMET nor any of its representatives or advisors nor Yageo, Yageo’s representatives and affiliates makes any representation to any person regarding the ultimate performance of KEMET or the Surviving Corporation compared to the information contained in such financial forecasts and should not be read to do so.

Interests of the Directors and Executive Officers of KEMET in the Merger

When considering the recommendation of the Board that you vote to approve the proposal to adopt the Merger Agreement, you should be aware that some of KEMET’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of KEMET stockholders generally, as more fully described below. The Board was aware of and considered these interests, among other matters, in approving the Merger Agreement and the Merger and recommending that the Merger Agreement be adopted by KEMET stockholders.

Treatment of Equity-Based Awards

Treatment of Stock Options

As of December 31, 2019, there were no outstanding stock options held by KEMET’s directors or executive officers. As of the Effective Time, each outstanding stock option to purchase shares of KEMET common stock, whether or not vested, will be canceled in exchange for the right to receive an amount in cash (subject to any applicable withholding or other taxes, or other amounts required by applicable law to be withheld) equal to the product of (i) the total number of shares of KEMET common stock subject to such stock option as of the Effective Time and (ii) the amount, if any, by which the Merger Consideration exceeds the exercise price per share of KEMET common stock underlying such stock option. If the exercise price per share of KEMET common stock underlying such stock option is equal to or greater than the Merger Consideration, then the stock option will be canceled without any cash payment or other consideration being made in respect thereof.

Treatment of Restricted Stock Units

As of December 31, 2019, there were 702,974 outstanding restricted stock units (“RSUs”) held by KEMET’s directors or executive officers (502,974 RSUs held by the directors and 200,000 RSUs held by the executive officers), excluding the time- and performance-based portion of long-term incentive plan awards. As of the Effective Time, each then-outstanding RSU, whether or not vested, will be canceled in exchange for the right to receive an amount in cash (subject to any applicable withholding or other taxes, or other amounts required by applicable law to be withheld) equal to the product of (i) the total number of shares of KEMET common stock subject to such RSU and (ii) the Merger Consideration.

Treatment of Long-Term Incentive Plan Awards

As of December 31, 2019, no directors held LTIP awards and there were (i) 115,092 shares of KEMET common stock subject to the time-based vesting portions of outstanding LTIP awards held by our executive officers and (ii) 142,354 shares of KEMET common stock and an aggregate cash amount equal to $2,561,461 subject to the performance-based vesting portions of outstanding LTIP awards held by our executive officers assuming target level of performance (189,262 shares of KEMET common stock and an aggregate cash amount equal to $3,409,729 assuming maximum level of performance). As of the Effective Time, each then-outstanding LTIP award, whether or not vested, will be canceled in exchange for the right to receive an amount in cash (subject to any applicable withholding or other taxes, or other amounts required by applicable law to be withheld) equal to: (i) with respect to the time-based vesting portion of the LTIP award, the product of (x) the total number of shares of KEMET common stock subject to such LTIP award and (y) the Merger Consideration and (ii) with respect to the performance-based vesting portion of the LTIP award, the total value of the payout that would have been earned (whether in the form of shares of KEMET common stock or cash) assuming (x) the maximum level of performance for each LTIP award relating to the two (2)-year performance period ending on March 31, 2020 and (y) the greater of target and actual level of performance for each LTIP award relating to the two (2)-year performance period ending on March 31, 2021.

The table below sets forth the estimated value of unvested RSUs and LTIP awards held as of December 31, 2019, the last practicable date prior to the date of this Proxy Statement, by KEMET’s executive officers, based on the Merger Consideration. All of the RSUs held by KEMET’s directors are fully vested on the date of grant and are not reflected in the table below. Depending on when the Merger is consummated, certain outstanding equity awards shown in the table below may become vested in accordance with their terms without regard to the Merger. The amounts shown are estimates based on multiple assumptions and do not reflect compensation actions that could occur after December 31, 2019 and before the Effective Time.

					Number of	Value of
			Number of		Unvested	Unvested	Value of
			Unvested	Value of	Performance-	Performance-	Unvested	Total Value
	Number of	Value of	Time-	Unvested	Based LTIP	Based LTIP	Performance-	of Unvested
	Unvested	Unvested	Based LTIP	Time-Based	Awards	Awards	Based LTIP	Equity
	RSUs	RSUs	Awards	LTIP Awards	(Shares)	(Shares)	Awards (Cash)	Awards
Name	(#)	($)	(#)	($)	(#) (1)	($)	($) (2)	($)
Named Executive Officers
Mr. Lowe	50,000	1,360,000	22,039	599,461	61,321	1,667,931	1,100,000	4,727,392
Mr. Thompson	75,000	2,040,000	12,673	344,706	9,504	258,509	172,500	2,815,714
Mr. Meeks	—	—	20,782	565,270	18,451	501,867	331,691	1,398,829
Mr. Lollini	—	—	11,705	318,376	10,408	283,098	187,127	788,601
Mr. Vetralla	—	—	10,461	284,539	9,581	260,603	172,234	717,376
Other Executive Officers
as a Group (3)	75,000	2,040,000	37,432	1,018,150	33,089	900,021	597,909	4,556,080
____________________

(1)

Reflects the number of shares of KEMET common stock subject to the performance-based vesting portions of outstanding LTIP awards held by KEMET’s executive officers, assuming (i) the maximum level of performance for each LTIP award relating to the two (2)-year performance period ending on March 31, 2020 and (ii) for purposes of this table, the target level of performance for each LTIP award relating to the two (2)-year performance period ending on March 31, 2021.

(2)

Reflects the cash amount subject to the performance-based vesting portions of outstanding LTIP awards held by KEMET’s executive officers, assuming (i) the maximum level of performance for each LTIP award relating to the two (2)-year performance period ending on March 31, 2020 and (ii) for purposes of this table, the target level of performance for each LTIP award relating to the two (2)-year performance period ending on March 31, 2021.

(3)	Includes the following executive officers: Shigenori (Sean) Oyama, R. James Assaf and Robert S. Willoughby.

Future Grants of Equity Awards in Fiscal Year 2021

If the Merger has not been consummated prior to the date on which we would normally make annual grants of equity awards, including RSUs and LTIP awards, to our employees and officers (including our executive officers) in fiscal year 2021, KEMET may grant such equity awards for fiscal year 2021; provided that such equity awards will be cash-settled only and the aggregate grant date value (assuming maximum performance) of such equity awards will not exceed $20.8 million. KEMET has agreed that the applicable plan design and performance metrics for such equity awards will be the same as those in place for the prior fiscal year and that the establishment of the EBITDA targets for the LTIP awards with a two (2)-year performance period ending on March 31, 2022 will be subject to the review and approval of Yageo, which may not be unreasonably withheld. Any equity awards granted in fiscal year 2021 that remain outstanding immediately prior to the Effective Time will be subject to the same treatment at the Effective Time as applied to the corresponding type of equity award described in the section above entitled “The Merger—Interests of Directors and Executive Officers of KEMET in the Merger—Treatment of Equity-Based Awards” beginning on page 59 of this Proxy Statement, except that (i) the payment due with respect to each RSU and the time-based vesting portion of each LTIP award will be pro-rated based on the number of days elapsed during the period commencing on the grant date and ending on the date the Merger is consummated and (ii) the payment due with respect to the performance-based vesting portion of each LTIP award will be calculated based on the actual level of achievement of the applicable performance targets through the date the Merger is consummated and pro-rated based on the number of days elapsed during the period commencing on the first (1st) day of the applicable performance period and ending on the date the Merger is consummated.

KEMET may continue to make annual grants of RSUs or restricted shares of KEMET common stock (or, in each case, cash awards in lieu thereof) to each of its non-employee directors, with a grant date value not to exceed the grant date value of such awards granted in the prior fiscal year, in the ordinary course of business in accordance with the terms of KEMET’s director compensation program. Such equity awards will be subject to the same treatment that applies to RSUs generally, as described in the section above entitled “The Merger—Interests of Directors and Executive Officers of KEMET in the Merger—Treatment of Equity-Based Awards” beginning on page 59 of this Proxy Statement.

Change in Control Severance Agreements

KEMET has entered into change in control severance agreements (the “CIC Agreements”) with each of its executive officers. The consummation of the Merger will constitute a change of control under the CIC Agreements.

Under each CIC Agreement, if, during the two (2)-year period following the consummation of the Merger, the applicable executive officer’s employment is terminated without cause or the executive officer resigns for “good reason” (as defined in the CIC Agreements and summarized below), such executive officer will be entitled to receive:

●	a lump-sum cash severance payment equal to twenty-four (24) (or, for certain executive officers who are not KEMET’s named executive officers, eighteen (18)) times the sum of (i) the executive officer’s monthly base salary in effect at the time a notice of termination is given and (ii) the monthly amount of the executive officer’s annual target incentive bonus, determined by dividing the annual target incentive bonus by twelve (12) for the year in which the consummation of the Merger occurs;

●	maintenance of all KEMET life insurance and medical insurance plans and programs for eighteen (18) months following the date of termination or until the executive officer becomes eligible for the same type of coverage under another employer’s plan, whichever is earlier;

●	payment of all reasonable legal fees and expenses incurred by the executive officer as a result of his or her termination; and
●	payment of the costs of reasonable outplacement services until the executive officer is employed on a full-time basis, up to $15,000.

For purposes of the CIC Agreements, “good reason” means, in summary: (i) the assignment to the executive officer of any duties inconsistent with his or her position, duties, responsibilities and status with KEMET, a change in his or her titles or offices or any removal of him or her from, or any failure to reelect him or her to, any of such positions; (ii) a reduction in the executive officer’s base salary; (iii) a material reduction in the benefits provided under, a material increase in cost to the executive officer with respect to or the failure of KEMET to continue in effect, in each case, any compensation, welfare or benefit plan in which the executive officer is participating at the time of a change in control of KEMET, without substituting or providing a substantially similar benefit at substantially the same cost; (iv) any purported termination for “cause” or “disability” (each as defined in the CIC Agreements) without grounds therefor; or (v) the relocation of the executive officer’s primary work location to a location that is more than fifty (50) miles from his or her primary work location immediately prior to a change in control of KEMET.

The CIC Agreements do not provide for a gross-up for any excise tax imposed on amounts that constitute “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”). Instead, any payment to an executive officer under his or her CIC Agreement may be reduced to an amount such that it does not constitute an excess parachute payment under Section 280G of the Code, if such reduction would result in the executive officer receiving a greater after-tax payment. If the executive officer would receive a greater after-tax payment absent a reduction and payment of applicable taxes, including any excise taxes, no reduction will be made.

The table below sets forth the amounts that would be payable to each of KEMET’s executive officers assuming that the consummation of the Merger occurred on December 31, 2019, the last practicable date prior to the date of this Proxy Statement, and the employment of each of our executive officers was terminated by KEMET without cause or by the executive officer for good reason, in each case, immediately following the Effective Time. The amounts shown are estimates based on multiple assumptions and do not reflect compensation actions that could occur after December 31, 2019 and before the Effective Time.

				Total Severance
	Cash	Benefits		Payments and
	Severance	Continuation	Outplacement	Benefits
Name	($) (1)	($) (2)	($)	($) (3)
Named Executive Officers
Mr. Lowe	2,900,000	58,921	15,000	2,973,921
Mr. Thompson	1,955,000	41,533	15,000	2,011,533
Mr. Meeks	1,568,250	57,774	15,000	1,641,024
Mr. Lollini	1,159,200	20,479	15,000	1,194,679
Mr. Vetralla	1,023,360	20,621	15,000	1,058,981
Other Executive Officers as a Group	3,445,810	69,723	45,000	3,560,533
____________________

(1)

Reflects a lump-sum cash severance amount equal to twenty-four (24) times the sum of (i) the executive officer’s monthly base salary in effect at the time a notice of termination is given and (ii) the monthly amount of the executive officer’s annual target incentive bonus, determined by dividing the annual target incentive bonus by twelve (12) for the year in which the change in control occurs.

(2)	Reflects the cost of maintenance of all KEMET life insurance and medical insurance plans and programs for eighteen (18) months following the termination of each executive officer’s employment.

(3)

For purposes of this table, KEMET has not attributed any value to the executive officer’s right to receive payment of all reasonable legal fees and expenses incurred by the executive officer as a result of his or her termination.

Pro-Rated Annual Bonus Payments

If the Merger is consummated on or prior to March 31, 2021, KEMET will calculate, as of immediately prior to the Effective Time, the pro-rated amount of the annual cash bonus for each participating employee (including our executive officers) in respect of fiscal year 2021 under KEMET’s cash bonus plans for such year, which pro-rated amount will be (i) determined based on actual performance through the Effective Time and (ii) prorated based on the number of days elapsed during the period commencing on April 1, 2020 and ending on the date the Merger is consummated, and such pro-rated amount of the annual cash bonus will be paid to each participating employee (including KEMET’s executive officers) on the normal payment dates for such bonuses, in each case, in the ordinary course of business consistent with past practice.

280G Mitigation Actions

In connection with the Merger, KEMET may take certain tax-planning actions to mitigate any adverse tax consequences under Section 280G of the Code that could arise in connection with the completion of the Merger, including, without limitation: (i) payment in calendar year 2019 of short- or long-term cash incentive compensation that would otherwise be payable to our executive officers in 2020, (ii) settlement of equity-based awards held by our executive officers in calendar year 2019 that would otherwise be settled in 2020 and (iii) obtaining third-party valuations of restrictive covenant provisions applicable to our executive officers; provided that we may not take any actions that would materially increase the cost of providing such payments or provide for tax gross-ups to any individual.

As of the date of this Proxy Statement, KEMET has determined that no specific actions will need to be taken.

Compensation Arrangements with Yageo

As of the date of this Proxy Statement, none of KEMET’s executive officers has entered into any agreement with Yageo or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates. Prior to, or following the closing of the Merger, however, some or all of KEMET’s executive officers may discuss or enter into agreements with Yageo regarding employment with, or the right to purchase or participate in the equity of, Yageo or one or more of its affiliates.

Merger Related Compensation

In accordance with Item 402(t) of Regulation S-K, the table below entitled “Golden Parachute Compensation” sets forth the compensation that is based on or otherwise relates to the Merger that will or may become payable to each of KEMET’s named executive officers in connection with the Merger. Please see the previous portions of this section for further information regarding this compensation.

The amounts indicated in the table below titled “Golden Parachute Compensation” are estimates of the amounts that would be payable assuming, solely for purposes of this table, that the Merger was consummated on December 31, 2019, and the employment of each of the named executive officers (other than Mr. Loof, who is no longer an employee) was terminated by KEMET without cause or by the named executive officer for good reason, in each case, on that date.

As described below, some of the amounts set forth in the table below would be payable only if such a termination of employment occurs in connection with the Merger (“double-trigger” payments), but other amounts would be “single-trigger” payments. In addition to the assumptions regarding the consummation date of the Merger and termination of the employment of the named executive officers, these estimates are based on certain other assumptions that are described in the footnotes accompanying both tables below. Accordingly, the ultimate values to be received by a named executive officer in connection with the Merger may differ from the amounts set forth below.

Golden Parachute Compensation

			Perquisites/
	Cash	Equity	Benefits	Total
Name	($) (1)	($) (2)	($) (3)	($)
Mr. Lowe	2,900,000	4,727,392	73,921	7,701,313
Mr. Loof (4)	—	—	—	—
Mr. Thompson	1,955,000	2,815,714	56,533	4,827,247
Mr. Meeks	1,568,250	1,398,829	72,774	3,039,853
Mr. Lollini	1,159,200	788,601	35,479	1,983,280
Mr. Vetralla	1,023,360	717,376	35,621	1,776,357
____________________

(1)

Reflects a lump-sum cash severance amount equal to twenty-four (24) times the sum of (i) the named executive officer’s monthly base salary in effect at the time a notice of termination is given and (ii) the monthly amount of the named executive officer’s annual target incentive bonus, determined by dividing the annual target incentive bonus by twelve (12) for the year in which the change in control occurs. The amounts reflected in this column are attributable to a “double-trigger” arrangement under the CIC Agreements.

(2)

The amounts in this column reflect the value of KEMET’s named executive officers’ unvested equity awards that would be canceled in exchange for the right to receive the Merger Consideration as of the Effective Time, as provided by the Merger Agreement. All of the amounts payable are attributable to a “single-trigger” arrangement upon the occurrence of the consummation of the Merger. The following table breaks down these amounts by type of award:

			Value of	Value of
		Value of	Unvested	Unvested
		Unvested	Performance-	Performance-
	Value of	Time-Based	Based LTIP	Based LTIP
	Unvested RSUs	LTIP Awards	Awards (Shares)	Awards (Cash)	Total
Name	($)	($)	($) (a)	($) (b)	($)
Mr. Lowe	1,360,000	599,461	1,667,931	1,100,000	4,727,392
Mr. Loof	—	—	—	—	—
Mr. Thompson	2,040,000	344,706	258,509	172,500	2,815,714
Mr. Meeks	—	565,270	501,867	331,691	1,398,829
Mr. Lollini	—	318,376	283,098	187,127	788,601
Mr. Vetralla	—	284,539	260,603	172,234	717,376
____________________

(a)

Reflects the number of shares of KEMET common stock subject to the performance-based vesting portions of outstanding LTIP awards held by our named executive officers, assuming (i) the maximum level of performance for each LTIP award relating to the two (2)-year performance period ending on March 31, 2020 and (ii) for purposes of this table, the target level of performance for each LTIP award relating to the two (2)-year performance period ending on March 31, 2021. For further discussion of the payments of the performance-based vesting portions of outstanding LTIP awards under the Merger Agreement, please see the section above entitled “The Merger—Interests of Directors and Executive Officers of KEMET in the Merger—Treatment of Equity-Based Awards” beginning on page 59 of this Proxy Statement.

(b)

Reflects the cash amount subject to the performance-based vesting portions of outstanding LTIP awards held by KEMET’s named executive officers, assuming (i) the maximum level of performance for each LTIP award relating to the two (2)-year performance period ending on March 31, 2020 and (ii) for purposes of this table, the target level of performance for each LTIP award relating to the two (2)-year performance period ending on March 31, 2021. For further discussion of the payments of the performance-based vesting portions of outstanding LTIP awards under the Merger Agreement, please see the section above entitled “The Merger—Interests of Directors and Executive Officers of KEMET in the Merger— Treatment of Equity-Based Awards” beginning on page 59 of this Proxy Statement.

(3)

The amounts in this column reflect (i) the value of maintenance of all life insurance and medical insurance plans and programs for eighteen (18) months by KEMET, to which the named executive officers would be entitled under their CIC Agreements and (ii) KEMET’s payment of the costs of reasonable outplacement services until the named executive officer is employed on a full-time basis, up to $15,000. The amounts reflected in this column are attributable to a “double-trigger” arrangement under the CIC Agreements.

(4)	Mr. Loof resigned as a KEMET executive officer as of December 19, 2018 and is not entitled to any payments or benefits in connection with the Merger.

Financing of the Merger

The total amount of funds necessary to consummate the Merger and related transactions, including payment of related fees and expenses, will be approximately $1,800 million. In connection with the Merger and related transactions, Yageo has obtained the debt financing described below.

●

Commitment Letter: Yageo has obtained debt financing on the terms and conditions set forth in the Commitment Letter, from Citi, pursuant to which Citi has provided commitments in respect of a senior secured bridge loan facility in an aggregate principal amount of $1,100 million (the “Bridge Facility”), the proceeds of which would be used, together with the proceeds of the Shareholder Loan Agreement or Standby Letter of Credit, as appropriate, and cash on hand of Yageo and its subsidiaries, for the purpose of financing the consummation of the Merger and paying fees and expenses incurred in connection with the Merger. The initial borrowing under the Bridge Facility is subject to the satisfaction (or waiver by Citi) of a number of limited conditions, including, without limitation: consummation of the Merger in all material respects on the terms contemplated by the Merger Agreement (without giving effect to any amendment, waiver, consent or other modification that is materially adverse to the lenders unless it is approved by Citi); since November 11, 2019, there has not occurred any change, event, occurrence, state of facts, condition, development or circumstances that has had or would reasonably be expected to have a “Material Adverse Effect” (as defined in the section entitled “Terms of the Merger Agreement—Representations and Warranties” beginning on page 71 of this Proxy Statement); delivery of certain financial statements of Yageo and KEMET; delivery of customary closing documents; certain representations being true and correct in all material respects as of the closing date; delivery of a customary certificate certifying as to the solvency of Yageo on a consolidated basis after giving effect to the Merger and related transactions; delivery by Yageo of definitive documentation with respect to the Bridge Facility, executed by Yageo and each guarantor party thereto; subject to certain exceptions, delivery of all documents required to perfect the security interest granted to the agent under the Bridge Facility in the collateral provided thereunder; delivery of documentation with respect to Yageo required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations; and payment of required fees and expenses (together with those conditions contained in the Commitment Letter not expressly described above, collectively, the “Funding Conditions”). The Commitment Letter terminates in the event that (i) the Funding Conditions are not satisfied (or are waived by Citi) on or before the date that is five (5) business days after the Termination Date, (ii) the Merger Agreement is terminated in accordance with its terms without consummation of the Merger having occurred, or (iii) the closing of the Merger occurs without use of the Bridge Facility.

●	Shareholder Loan Agreement: Yageo has obtained debt financing on the terms and conditions set forth in the Shareholder Loan Agreement with Pierre Chen, pursuant to which Pierre Chen has provided commitments in respect of the Shareholder Loan, the proceeds of which would be used, together with the proceeds of the Bridge Facility and cash on hand of Yageo and its subsidiaries, for the purpose of financing a portion of the Merger. Citicorp International Limited, in its capacity as administrative agent under the Bridge Facility, and Pierre Chen have entered a subordination agreement, the terms of which subordinate the Shareholder Loan in right and time of payment to Yageo’s obligations under the Bridge Facility. The initial borrowing of the Shareholder Loan is subject to advance delivery of a utilisation notice to Pierre Chen, satisfaction (or waiver) of all conditions to closing of the Merger set forth in Article VII of the Merger Agreement five (5) business days before closing of the Merger (except those conditions that, by their nature, are to be satisfied at the closing of the Merger) and it not being illegal or unlawful in any applicable jurisdiction for Pierre Chen to perform his funding obligations under the Shareholder Loan Agreement. The Shareholder Loan Agreement terminates upon (i) Yageo’s failure to deliver a utilisation notice on or before the date that is five (5) business days after the Termination Date, (ii) valid termination of the Merger Agreement without consummation of the Merger or (iii) closing of the Merger without use of the Shareholder Loan.

●	Standby Letter of Credit: Yageo has obtained debt financing on the terms and conditions set forth in the Standby Letter of Credit issued by Citibank, N.A., Hong Kong Branch (the “Issuer”), pursuant to which, in the event that Pierre Chen does not advance the Shareholder Loan to Yageo, Yageo will draw an aggregate amount of $195 million under the Standby Letter of Credit. The proceeds would be used for the purpose of financing a portion of the Merger. The availability of funds under the Standby Letter of Credit is subject to Yageo’s presentation of the Standby Letter of Credit at the specified counter of the Issuer, and delivery by Yageo to the Issuer, of a written statement of demand certifying that (i) Pierre Chen has not advanced the Shareholder Loan to Yageo and (ii) the amount of funds to be drawn by Yageo is the same as the amount of funds not advanced by Pierre Chen. The Standby Letter of Credit terminates at the earlier of (x) the close of business at the specified counter of the Issuer on February 16, 2021 (the “Expiry Date”) and (y) any date on or prior to the Expiry Date, subject to payment in full of the undrawn aggregate amount of the Standby Letter of Credit at such time by the Issuer to Yageo.

Closing and Effective Time

The closing of the Merger will take place no later than the fifth (5th) business day following the satisfaction or waiver in accordance with the Merger Agreement of all of the conditions to the closing of the Merger (as described in the section entitled “Terms of the Merger Agreement—Conditions to the Closing of the Merger” beginning on page 86 of this Proxy Statement), other than conditions that by their terms are to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of such conditions.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the U.S. federal income tax consequences of the Merger to holders of KEMET common stock whose shares of KEMET common stock are converted into the right to receive cash pursuant to the Merger. This discussion is based upon the Code, Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date of this Proxy Statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders who hold their shares of KEMET common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes). For purposes of this discussion, a “holder” means either a U.S. Holder (as defined below) or a Non-U.S. Holder (as defined below) or both, as the context may require.

This discussion is for general information only and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances. For example, this discussion does not address:

●	tax consequences that may be relevant to holders who may be subject to special treatment under U.S. federal income tax laws, such as financial institutions; tax-exempt organizations; S corporations or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes; insurance companies; mutual funds; dealers in stocks and securities; traders in securities that elect to use the mark-to-market method of accounting for their securities; regulated investment companies; real estate investment trusts; Non-U.S. Holders that hold, directly or constructively (or that held, directly or constructively, at any time during the five (5) year period ending on the date of the Merger), five percent (5%) or more of the outstanding KEMET common stock; or certain expatriates or former long-term residents of the United States;

●	tax consequences to holders holding the shares as part of a hedging, constructive sale or conversion, straddle or other risk reducing transaction;

●	tax consequences to holders that received their shares of KEMET common stock in a compensatory transaction;

●	tax consequences to holders who own an equity interest, actually or constructively, in Yageo or the Surviving Corporation following the Merger;

●	tax consequences to holders whose functional currency is not the U.S. dollar;

●	tax consequences to holders who are required to accelerate the recognition of any item of gross income with respect to KEMET common stock as a result of such income being recognized on an applicable financial statement;

●	tax consequences to holders of Dissenting Shares who have properly exercised and perfected a demand for appraisal pursuant to the DGCL;

●	tax consequences under any U.S. federal law other than income tax laws (including, for example, the U.S. federal estate tax, gift tax, Medicare tax on certain net investment income, and alternative minimum tax laws); or

●	any state, local or foreign tax consequences.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of KEMET common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding shares of KEMET common stock and partners therein should consult their tax advisors regarding the consequences of the Merger to their particular circumstances.

No ruling has been or will be sought from the IRS, and no opinion of counsel has been or will be rendered, regarding the U.S. federal income tax consequences of the Merger described herein. This summary is not binding on the IRS or a court, and there can be no assurance that the tax consequences described in this summary will not be challenged by the IRS or that they would be sustained by a court if so challenged.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of KEMET common stock who is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust (i) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in section 7701(a)(30) of the Code or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person as defined in section 7701(a)(30) of the Code.

The receipt of cash by a U.S. Holder in exchange for shares of KEMET common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one (1) year at the time of the Merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder. There are limitations on the deductibility of capital losses.

Non-U.S. Holders

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares of KEMET common stock who is neither a U.S. Holder nor a partnership (or entity or arrangement treated as a partnership) for U.S. federal income tax purposes.

Special rules not discussed below may apply to certain Non-U.S. Holders subject to special tax treatment, such as “controlled foreign corporations” or “passive foreign investment companies.” Non-U.S. Holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them in light of their particular circumstances.

Any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless:

●	the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to a United States person as defined under the Code, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of thirty percent (30%) (or a lower rate under an applicable tax treaty); or

●	such Non-U.S. Holder is an individual who is present in the United States for one hundred eighty-three (183) days or more in the taxable year of that disposition, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of thirty percent (30%) (or a lower rate under an applicable tax treaty).

Holders of KEMET common stock should consult their tax advisors regarding the tax consequences of the Merger to their particular circumstances, including the applicability and effect of any state, local, foreign or other tax laws.

Regulatory Approvals

General

Under the Merger Agreement, the Merger cannot be consummated until the approval required from CFIUS has been obtained, the applicable waiting periods under the HSR Act have expired or been terminated, the following clearances or approvals under applicable antitrust laws have been obtained in Austria, China, Germany, Mexico and Taiwan, and approval has been obtained from the Taiwan Investment Commission. KEMET and Yageo have agreed to use their reasonable best efforts to comply with all regulatory notification requirements and obtain all regulatory approvals required to consummate the Merger and the other transactions contemplated by the Merger Agreement. For more information, see the sections entitled “Terms of the Merger Agreement—Regulatory Approvals” and “Terms of the Merger Agreement—Efforts to Close the Merger” beginning on page 81 and page 83 of this Proxy Statement, respectively.

Legal Proceedings Regarding the Merger

Following the filing of the preliminary proxy statement issued in connection with the proposed merger between KEMET and Yageo, between December 27, 2019 and January 10, 2020, the Actions were filed against KEMET and the members of the Board in the United States District Court for the District of Delaware and the United States District Court for the Southern District of New York under the following captions: Stein v. KEMET Corp., et al., Case No. 1:19-cv-02361 (D. Del.); Braunstein v. KEMET Corp., et al., Case No. 1:20-cv-00035 (S.D.N.Y.); Rosenblatt v. KEMET Corp., et al., Case No. 1:20-cv-00023 (D. Del.); Conrad v. KEMET Corp., et al., Case No. 1:20-cv-00139 (S.D.N.Y.); Landau v. KEMET Corp., et al., Case No. 1:20-cv-00219 (S.D.N.Y.); and Silverberg v. KEMET Corp., et al., Case No. 1:20-cv-00036 (D. Del.). The complaints filed in the Actions allege that the preliminary proxy statement omitted material information in violation of Sections 14(a) and 20(a) of the Exchange Act, rendering it false and misleading. Among other things, some or all of the complaints filed in the Actions allege that the preliminary proxy statement failed to disclose: material information regarding the financial projections for KEMET, including by failing to disclose additional details about the November 2 Updated Forecasts and by providing values for certain non-GAAP measures but failing to provide line items used in their calculation or a reconciliation of these non-GAAP measures to their respective most comparable GAAP measures; various inputs and assumptions underlying Goldman Sachs’ financial analyses; and certain details relating to the background of the proposed merger, including whether KEMET entered into any nondisclosure agreements that contained “don’t ask, don’t waive” provisions. The Actions seek orders enjoining the Merger unless and until additional disclosures are issued; rescinding the Merger, to the extent it closes; directing the defendants to disseminate an amendment to this Proxy Statement that does not contain material misstatements or omissions; declaring that the defendants violated Sections 14(a) and 20(a) of the Exchange Act; awarding damages; awarding costs, including attorneys’ fees, expert fees and expenses; and awarding such other relief as the court deems proper.

TERMS OF THE MERGER AGREEMENT

The discussion of the terms of the Merger Agreement in this section and elsewhere in this Proxy Statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this Proxy Statement and is incorporated into this Proxy Statement by reference. This summary does not purport to be complete and may not contain all of the information about the Merger that is important to you. You are encouraged to read the entire Merger Agreement carefully and in its entirety as it is the legal document that governs the Merger.

Explanatory Note Regarding the Merger Agreement

The representations, warranties, covenants and agreements described below and included in the Merger Agreement were made only for purposes of the Merger Agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement and may be subject to important qualifications, limitations and supplemental information agreed to by KEMET, Yageo and Acquisition Sub in connection with negotiating the terms of the Merger Agreement. In addition, the representations and warranties may have been included in the Merger Agreement for the purpose of allocating contractual risk among KEMET, Yageo and Acquisition Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Investors and security holders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of KEMET, Yageo and Acquisition Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may have changed and may change after the date of the Merger Agreement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of KEMET, Yageo and Acquisition Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosures to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A hereto, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding KEMET or its business. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding KEMET and its business. Please see the section entitled “Where You Can Find More Information” beginning on page 103 of this Proxy Statement.

Effects of the Merger

The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Acquisition Sub will be merged with and into KEMET, with the Surviving Corporation continuing under the name “KEMET Corporation” as a wholly owned subsidiary of Yageo. From and after the Effective Time, the Surviving Corporation will possess all properties, rights, privileges, immunities, powers, franchises and liabilities of KEMET and Acquisition Sub.

Closing and Effective Time

The closing of the Merger will take place no later than the fifth (5th) business day following the satisfaction or waiver of all conditions to closing of the Merger (described below in the section entitled “Terms of the Merger Agreement—Conditions to the Closing of the Merger” beginning on page 86 of this Proxy Statement) (other than conditions that by their terms are to be satisfied at the closing of the Merger). Concurrently with the closing of the Merger, the parties will file a certificate of Merger with the Secretary of State for the State of Delaware as provided under the DGCL.

Directors and Officers; Certificate of Incorporation; By-laws

The Merger Agreement provides that the parties to the Merger Agreement will take all necessary action to ensure that, effective as of, and immediately following, the Effective Time, the board of directors of the Surviving Corporation will consist of the directors of Acquisition Sub, to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their successors have been duly elected and qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

At the Effective Time, the certificate of incorporation and by-laws of KEMET as the Surviving Corporation will be amended and restated to be identical to the certificate of incorporation and by-laws set forth in Exhibit B and Exhibit C, respectively, to the Merger Agreement, in each case, until amended in accordance with their terms, or by applicable law.

Merger Consideration

Common Stock

Upon consummation of the Merger, each share of KEMET common stock, par value $0.01 per share, of KEMET common stock issued and outstanding immediately prior to the Effective Time (other than (i) shares held by KEMET or held, directly or indirectly, by Yageo or Acquisition Sub, which will be canceled for no consideration, and (ii) Dissenting Shares) will be canceled and automatically converted into the right to receive $27.20 in cash, without interest and subject to any applicable withholding taxes (the “Merger Consideration”).

Outstanding Equity Awards and Long-Term Incentive Plan Awards

The Merger Agreement provides that KEMET’s equity awards and long-term incentive plan awards that are outstanding immediately prior to the Effective Time will be subject to the following treatment as of the Effective Time:

●	Options. Each then-outstanding option to purchase shares of KEMET common stock (a “KEMET Option”), whether or not vested, will be canceled in exchange for the right to receive an amount in cash (subject to any applicable withholding or other taxes, or other amounts required by applicable law to be withheld) equal to the product of (i) the total number of shares of KEMET common stock subject to such KEMET Option and (ii) the amount, if any, by which the Merger Consideration exceeds the exercise price per share of KEMET common stock underlying the KEMET Option. If the exercise price per share of KEMET common stock underlying a KEMET Option is equal to or greater than the Merger Consideration, then the KEMET Option will be canceled without any cash payment or other consideration being made in respect thereof.

●	Restricted Stock Units. Each then-outstanding RSU, whether or not vested, will be canceled in exchange for the right to receive an amount in cash (subject to any applicable withholding or other taxes, or other amounts required by applicable law to be withheld) equal to the product of (i) the total number of shares of KEMET common stock subject to such RSU and (ii) the Merger Consideration.

●	Long-Term Incentive Plan Awards. Each then-outstanding LTIP award, whether or not vested, will be canceled in exchange for the right to receive an amount in cash (subject to any applicable withholding or other taxes, or other amounts required by applicable law to be withheld) equal to: (i) with respect to the time-based vesting portion of such LTIP award, the product of (x) the total number of shares of KEMET common stock subject thereto and (y) the Merger Consideration and (ii) with respect to the performance-based vesting portion of such LTIP award, the total value of the payout that would have been earned (whether in the form of shares of KEMET common stock or cash) assuming (x) the maximum level of performance for each LTIP award relating to the two (2)-year performance period ending on March 31, 2020 and (y) the greater of target and actual level of performance for each LTIP award relating to the two (2)-year performance period ending on March 31, 2021.

KEMET may continue to make annual grants of RSUs or restricted shares of KEMET common stock (or, in each case, cash awards in lieu thereof) to each of KEMET’s non-employee directors prior to the completion of the Merger. Such non-employee director equity awards will be subject to the same treatment that applies to RSUs generally, as described above.

Notwithstanding the above, if the Merger has not been consummated prior to the date on which KEMET would normally make annual grants of equity awards, including RSUs and LTIP awards, to KEMET’s employees and officers (including KEMET’s executive officers) in fiscal year 2021, and KEMET grants such equity awards for fiscal year 2021, any equity awards granted in fiscal year 2021 that remain outstanding immediately prior to the Effective Time will be subject to the same treatment upon the Effective Time as applies to the corresponding type of award outstanding immediately prior to the Effective Time that was granted prior to the date of the Merger Agreement, except that (i) the payment due with respect to each RSU and the time-based vesting portion of each LTIP award will be pro-rated based on the number of days elapsed during the period commencing on the grant date and ending on the date the Merger is consummated and (ii) the payment with respect to the performance-based vesting portion of each LTIP award will be calculated based on the actual level of achievement of the applicable performance targets through the date the Merger is consummated and pro-rated based on the number of days elapsed during the period commencing on the first (1st) day of the applicable performance period and ending on the date the Merger is consummated.

Exchange and Payment Procedures

Prior to the closing of the Merger, Yageo will designate the Paying Agent to make payments of the Merger Consideration to stockholders. At or prior to the Effective Time, Yageo will deposit, or cause to be deposited, with the Paying Agent, cash constituting an amount equal to the aggregate Merger Consideration, reduced as if holders of dissenting shares had not been a stockholder on the closing date, to other stockholders.

As promptly as reasonably practicable (but no later than the second (2nd) business day) after the Effective Time, the Paying Agent will send to each holder of KEMET common stock a letter of transmittal and instructions advising stockholders how to surrender stock certificates and book-entry shares in exchange for the per share Merger Consideration. Upon receipt of (i) surrendered certificates (or affidavits of loss in lieu thereof) or book-entry shares representing the shares of KEMET common stock and (ii) a duly completed and validly executed letter of transmittal and such other documents as may be required pursuant to such instructions, the holder of such shares will be entitled to receive the Merger Consideration in exchange therefor upon the later to occur of (x) the Effective Time and (y) the Paying Agent’s receipt of such certificate (or affidavit of loss in lieu thereof) or book-entry shares. The amount of any Merger Consideration paid to the stockholders may be reduced by any applicable withholding taxes. No interest will be paid or accrued on the Merger Consideration payable upon surrender of the certificates or evidence of book-entry shares.

If any cash deposited with the Paying Agent is not claimed within one (1) year following the Effective Time, such cash will be returned to the Surviving Corporation, upon written demand, and any holders of KEMET common stock who have not complied with the exchange procedures in the Merger Agreement will thereafter look only to the Surviving Corporation as general creditor for payment of the Merger Consideration. None of Yageo, Acquisition Sub, KEMET, the Paying Agent or any other person will be liable to any person for any cash held in the exchange fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

The letter of transmittal will include instructions if a stockholder has lost a share certificate or if such certificate has been stolen or destroyed. If a stockholder has lost a certificate, or if such certificate has been stolen or destroyed, then before such stockholder will be entitled to receive the Merger Consideration, such stockholder will have to make an affidavit of the loss, theft or destruction, in a form and substance reasonably acceptable to Yageo, and if required by the Surviving Corporation, post a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such certificate.

These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Representations and Warranties

The Merger Agreement contains representations and warranties of KEMET, Yageo and Acquisition Sub.

Certain of the representations and warranties in the Merger Agreement made by KEMET are qualified by knowledge and/or “materiality” qualifications or a “Material Adverse Effect” clause. For purposes of the Merger Agreement, “Material Adverse Effect” means, with respect to KEMET, any change, event, occurrence, state of facts, development, effect or circumstance which, individually or in the aggregate, has resulted in or would reasonably be expected to result in a material adverse effect on the business, condition (financial or otherwise) or results of operations of KEMET and its subsidiaries, taken as a whole. Changes, events, occurrences, state of facts, conditions, developments, effects or circumstances which, directly or indirectly, to the extent they relate to or result from the following, are excluded from the determination of Material Adverse Effect:

●	any condition, change, effect or circumstance generally affecting any of the industries or markets in which KEMET or its subsidiaries operate;

●	any change after the date of the Merger Agreement in any law or GAAP (or changes in interpretations of any law or GAAP);

●	general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein) in the financial, credit or securities markets (including changes in interest or currency exchange rates) in any country or region in which KEMET or its subsidiaries conduct business;

●	any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of war;

●	any change, event, occurrence, state of facts, development, effect or circumstances attributable to the announcement, consummation or existence of the Merger Agreement or the transactions contemplated by the Merger Agreement, including by reason of the identity of Yageo or any public communication by Yageo or its subsidiaries regarding the plans or intentions of Yageo with respect to the conduct of the business of KEMET or any of its subsidiaries and including the impact of any of the foregoing on any relationships with customers, suppliers, vendors, collaboration partners, employees, unions or regulators;

●	any action taken, or refrained from being taken, that is required by (or expressly permitted pursuant to) the terms of the Merger Agreement or with the written consent or at the written direction of Yageo or Acquisition Sub;

●	any changes in the market price or trading volume of KEMET common stock, any failure by KEMET or its subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to KEMET or any of its subsidiaries (provided that, with respect to KEMET, the facts, events, developments, circumstances, effects or occurrences giving rise to or contributing to such changes or failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect); and

●	certain matters disclosed in KEMET’s disclosure letter to the Merger Agreement delivered in connection therewith.

However, in the case of the first four (4) exclusions above, such matters will be taken into account to the extent (and only to the extent) that any change, event, occurrence, state of facts, development, effect or circumstance disproportionately impacts KEMET and its subsidiaries relative to other businesses in the industries in which KEMET and its subsidiaries operate.

In addition, for purposes of the Merger Agreement, “Material Adverse Effect” means: (i) with respect to Yageo, any change, effect or circumstance which, individually or in the aggregate, has prevented or materially delayed or materially impaired, or would reasonably be expected to prevent or materially delay or materially impair, the ability of Yageo to consummate the Merger and the other transactions contemplated by the Merger Agreement; and (ii) with respect to the Merger, any change, effect or circumstance which, individually or in the aggregate, has prevented or materially delayed or materially impaired, or would reasonably be expected to prevent or materially delay or materially impair, the ability of KEMET and its subsidiaries to consummate the Merger and the other transactions contemplated by the Merger Agreement.

In the Merger Agreement, KEMET has made customary representations and warranties to Yageo and Acquisition Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or in KEMET’s disclosure letter to the Merger Agreement delivered in connection therewith. These representations and warranties relate to, among other things:

●	due organization, good standing and authority and qualification to conduct business with respect to KEMET and its subsidiaries;

●	capital structure of KEMET, KEMET’s ownership of its subsidiaries, KEMET’s and its subsidiaries’ non-ownership of equity or debt interests other than of subsidiaries of KEMET and KEMET’s equity awards granted;

●	KEMET’s corporate authority to enter into, perform its covenants and obligations under, and consummate the transactions contemplated by, the Merger Agreement and the enforceability of the Merger Agreement;

●	subject to the ability to make an Adverse Recommendation Change (as defined below), the approval of, and recommendation by, the Board in favor of the proposal to adopt the Merger Agreement;

●	the absence of conflicts with laws, KEMET’s organizational documents and KEMET’s contracts;

●	required consents and regulatory filings and approvals (including from CFIUS and pursuant to U.S. and foreign antitrust laws) in connection with the Merger Agreement;

●	KEMET’s possession of necessary permits and KEMET’s compliance with laws (including, but not limited to, anti-corruption laws and international trade laws);

●	the accuracy of KEMET’s SEC filings and financial statements;

●	the accuracy of the information supplied by or on behalf of KEMET or any of its subsidiaries for inclusion in this Proxy Statement;

●	KEMET’s disclosure controls and procedures;

●	the conduct of business of KEMET and its subsidiaries in the ordinary course; the absence of any change, event, occurrence, state of facts, condition, development or circumstance that has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect; and the absence of certain actions taken that would otherwise have been prohibited if taken between the date of the Merger Agreement and the closing, in each case, since April 1, 2019;

●	the absence of specified undisclosed liabilities of KEMET and its subsidiaries;
●	the absence of suits, actions or other proceedings relating to KEMET and its subsidiaries;
●	KEMET’s employee benefit plans;
●	certain labor matters;
●	intellectual property rights (including privacy, data protection and other cybersecurity matters);
●	the filing of tax returns, the payment of taxes and certain other tax matters related to KEMET and its subsidiaries;
●	the existence and enforceability of, and compliance with, specified categories of KEMET’s material contracts;
●	certain real property matters;
●	environmental matters;
●	the inapplicability of anti-takeover statutes to the Merger;
●	votes of KEMET stockholders required in connection with the Merger Agreement;
●	payment of fees to brokers in connection with the Merger Agreement;
●	Goldman Sachs’ fairness opinion to the Board;
●	certain insurance matters;
●	the absence of certain affiliate party transactions;
●	the absence of disputes with KEMET’s significant customers and suppliers; and
●	the acknowledgment by KEMET of the absence of any other representations and warranties of Yageo or Acquisition Sub, other than as set forth in the Merger Agreement.

In the Merger Agreement, Yageo and Acquisition Sub have made customary representations and warranties to KEMET that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

●	due organization, good standing and authority and qualification to conduct business with respect to Yageo and Acquisition Sub;
●	authority to enter into, perform their covenants and obligations under, and consummate the transactions contemplated by, the Merger Agreement and enforceability of the Merger Agreement;
●	the absence of conflicts with laws, Yageo’s or Acquisition Sub’s organizational documents and Yageo’s or Acquisition Sub’s contracts;

●

required consents, regulatory filings and approvals (including from CFIUS and the Taiwan Investment Commission, and pursuant to U.S. and foreign antitrust laws) in connection with the Merger Agreement;

●	the absence of other agreements relating to the Merger;
●	the accuracy of the information supplied by or on behalf of Yageo or any of its subsidiaries for inclusion in this Proxy Statement;
●	the absence of suits, actions or other proceedings related to Yageo, Acquisition Sub or any of their subsidiaries;
●	matters with respect to Yageo’s financing and sufficiency of funds;
●	Yageo’s ownership of Acquisition Sub and the capital structure of Acquisition Sub;
●	Yageo and Acquisition Sub ownership interests in competitors of KEMET;
●	payment of fees to brokers in connection with the Merger Agreement;
●	solvency of Yageo and the Surviving Corporation following the consummation of the Merger and the transactions contemplated by the Merger Agreement;

●	ownership of KEMET common stock;
●	votes of Yageo stockholders required, if required by applicable law, in connection with the Merger Agreement; and
●	the acknowledgment by Yageo and Acquisition Sub of the absence of any other representations and warranties of KEMET, other than as set forth in the Merger Agreement.

None of the representations and warranties contained in the Merger Agreement survive the consummation of the Merger.

Conduct of Business Pending the Merger

The Merger Agreement provides that, prior to the Effective Time, except as (i) may be required by applicable law; (ii) may be agreed in writing by Yageo (which consent will not be unreasonably withheld, delayed or conditioned); (iii) may be expressly required or permitted pursuant to the Merger Agreement; or (iv) set forth in KEMET’s disclosure letter, (x) KEMET will, and will cause its subsidiaries to, use their respective commercially reasonable efforts to conduct the business of KEMET and its subsidiaries in the ordinary course of business, consistent with past practice and use, and cause its subsidiaries to use, commercially reasonable efforts to preserve in all material respects their respective current business organizations (including keeping available the services of the key employees of KEMET and its subsidiaries) and their respective present relationships with key customers, suppliers and other persons with which it has material business relationships and (y) KEMET will not, and will not permit any of its subsidiaries to, subject in each case to specified exceptions:

●	amend its or any of its subsidiaries’ organizational documents;
●	split, combine, reclassify, redeem, repurchase or otherwise acquire or amend the terms of any capital stock or other equity interests or rights;
●

issue, sell, pledge, dispose of, encumber or grant any shares of its or any of its subsidiaries’ capital stock or other equity interests, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of the capital stock or other equity interests of KEMET or its subsidiaries;

●

authorize, declare, pay or make any dividends or other distributions, payable in cash, stock, property or otherwise, with respect to KEMET’s or any of its subsidiaries’ capital stock or other equity interests;

●

increase the compensation payable or to become payable or benefits provided or to be provided to (i) any current or former director of KEMET or any of its subsidiaries or (ii) any current or former employee or independent contractor of KEMET or any of its subsidiaries with an annual base salary of $150,000 or more;

●	grant the opportunity to participate in any severance or termination pay plans;
●	establish, adopt, enter into, materially amend or terminate any KEMET benefit plans or similar arrangements;

●	hire or terminate any employee or consultant with an annual base salary of $150,000 or more;
●	loan or advance any money or other property to any present or former director, officer, employee or consultant of KEMET or any of its subsidiaries;
●

grant, confer or award any equity awards, convertible securities or any other rights to acquire KEMET’s or any of its subsidiaries’ capital stock, or take any action to accelerate the vesting, funding or payment of, or lapsing of restrictions with respect to, any equity-based compensation or other long-term incentive compensation;

●	acquire any corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof for a purchase price in excess of $1,500,000;
●	sell, lease, license, abandon, encumber, subject to a lien or otherwise dispose of any properties of KEMET or any of its subsidiaries having a value in excess of $1,500,000;
●

repurchase, redeem, defease, cancel, prepay, forgive, issue, sell or otherwise incur, or amend in any material respect the terms of, any indebtedness or any debt securities of KEMET or any of its subsidiaries, unless prepaying indebtedness or incurring indebtedness under existing credit facilities in an amount under $1 million, or replacing, renewing, extending, refinancing or refunding the BofA Loan Agreement (as defined in the Merger Agreement) in an aggregate amount not exceeding $200 million;

●	enter into, modify, amend, cancel or terminate any material contract of KEMET;
●	change accounting methods;
●	change the security of KEMET’s information technology systems;
●	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or reorganization;
●	settle or compromise litigation involving KEMET;
●	make capital expenditures in excess of KEMET’s capital expenditures budget;
●

materially change tax accounting methods, elections, or returns, surrender any claim for a material tax refund, enter into any closing agreement with respect to any material taxes, settle or compromise any material tax liability, seek any tax ruling from any tax authority, or consent to any extension or waiver of the limitation period applicable to any material taxes;

●	effect or permit a plant closing or mass layoff under the United States Workers Adjustment and Retraining Notification Act;
●	recognize any labor union, work council or similar organization, or enter into any collective bargaining agreements;
●	enter into any affiliate transactions or make certain payments to affiliates;
●	adopt a stockholder rights plan or similar agreement; or
●	enter into agreements to do any of the foregoing.

Restrictions on Solicitations of Other Offers

In the Merger Agreement, KEMET agreed that it will, and will cause each of its directors, officers and subsidiaries to, and will instruct and use its reasonable best efforts to cause its subsidiaries other representatives to, after the date of the Merger Agreement:

●	immediately cease and terminate any existing solicitation of, or discussions or negotiations with, any third parties relating to a Competing Proposal; and
●

promptly request the prompt return or destruction of all confidential information previously furnished and immediately terminate all dataroom access previously granted to any such person or their representatives.

Until the Effective Time, except as otherwise expressly provided in the Merger Agreement, KEMET agreed that it will not, and will cause its directors, officers and subsidiaries not to, and will instruct and use its reasonable best efforts to cause its and its subsidiaries’ other representatives not to, directly or indirectly:

●

solicit, initiate, knowingly encourage or knowingly facilitate, whether publicly or otherwise, any inquiry, discussion, offer or request that constitutes, or would reasonably be expected to lead to, a Competing Proposal;

●

engage, continue or otherwise participate in negotiations or discussions with or furnish or provide access to any of KEMET’s or its subsidiaries books and records, properties or non-public information or data to, any person relating to a Competing Proposal or any inquiry or proposal that would reasonably be expected to lead to a Competing Proposal;

●

approve or enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or similar agreement providing for or relating to a Competing Proposal or require KEMET to abandon consummating the Merger;

●	approve, endorse, recommend, or publicly propose to approve, endorse or recommend, any Competing Proposal;
●

take any action to make any provision of any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute, regulation or provision of KEMET’s organizational documents inapplicable to a transaction contemplated by a Competing Proposal; or

●

terminate, amend, modify or waive any provision of any confidentiality, standstill or similar agreement to which KEMET or any of its subsidiaries is a party. However, KEMET may grant a waiver of any standstill or similar obligation of any person with respect to KEMET or any of its subsidiaries solely to the extent to allow such person to submit a confidential Competing Proposal to the Board if the Board determines in good faith, after consultation with outside legal counsel, that the failure to do so would be reasonably expected to be inconsistent with its fiduciary duties.

In addition, until the Effective Time, except as otherwise expressly provided in the Merger Agreement, KEMET agreed to:

●

promptly (and within forty-eight (48) hours) advise Yageo of any Competing Proposal (or any inquiry, proposal, offer or request that would reasonably be expected to lead to a Competing Proposal), the identity of the person making such Competing Proposal and the material terms and conditions of any such Competing Proposal (including copies of written proposals and other documents); and

●	keep Yageo reasonably informed of any material change, amendment or other modification of any such Competing Proposal.

Notwithstanding any other restrictions in the Merger Agreement, at any time prior to obtaining stockholder approval at the Special Meeting, in the event KEMET receives a Competing Proposal (as defined below) in writing, KEMET, the Board and its representatives may engage in negotiations or discussions with, or furnish any information and other access to, any person making such Competing Proposal if the Board determines in good faith (i) after consultation with KEMET’s outside legal and financial advisors, that such Competing Proposal constitutes or would reasonably be expected to result in a Superior Proposal (as defined below) and (ii) after consultation with outside legal counsel that the Board’s failure to take action would reasonably be expected to be inconsistent with its fiduciary duties; provided that, (x) prior to furnishing or providing access to any non-public information, KEMET must notify Yageo in writing that it has determined to provide such access or information and receive an executed confidentiality agreement containing terms that are not materially less favorable to KEMET than those contained in the confidentiality agreement with Yageo and (y) any non-public information furnished to such person must have been previously provided to Yageo or must be provided to Yageo substantially concurrently to its being provided to such person. Prior to, or substantially concurrently with, taking any actions referred to in this paragraph, KEMET must notify Yageo that it proposes to furnish, and thereafter make available to Yageo, any non-public information and promptly notify Yageo if it has entered, or intends to enter into, discussions.

For purposes of the Merger Agreement:

●

a “Competing Proposal” is any bona fide inquiry, proposal or offer made by any person (other than Yageo, Acquisition Sub or any affiliate thereof) or group of persons to purchase or otherwise acquire, directly or indirectly, in one (1) transaction or a series of transactions, (i) beneficial ownership of twenty percent (20%) or more of the voting power or any class of equity securities of KEMET (or any of KEMET’s subsidiaries representing twenty percent (20%) or more of the revenue, net income or assets of KEMET and its subsidiaries, taken as a whole) pursuant to a merger, consolidation or other business combination, recapitalization, liquidation, dissolution, partnership, joint venture, sale of shares of capital stock or of equity interests in KEMET (or any of KEMET’s subsidiaries representing twenty percent (20%) or more of the revenue, net income or assets of KEMET and its subsidiaries, taken as a whole), tender offer, exchange offer or similar transaction or (ii) any one (1) or more assets or businesses of KEMET and its subsidiaries that constitute twenty percent (20%) or more of the revenues, net income or assets of KEMET and its subsidiaries, taken as a whole;

●

a “Superior Proposal” is a written Competing Proposal (with all percentages in the definition of Competing Proposal increased to fifty percent (50%)) made by a third party on terms that the Board determines in good faith, after consultation with outside legal counsel and financial advisors and considering all financial (including financing terms), legal, timing, regulatory and other aspects and risks of such Competing Proposal and after taking into account any revisions, changes, modifications, adjustments and amendments to the terms of the Merger Agreement offered by Yageo in response to such Competing Proposal, (i) is reasonably capable of being consummated in accordance with its terms and (ii) would be, if consummated, more favorable to KEMET stockholders from a financial point of view than the transactions contemplated by the Merger Agreement; and

●

an “Intervening Event” is any positive change, event, effect or circumstance or change in circumstances or facts (including any change in probability or magnitude of circumstances) that (i) is material to KEMET and its subsidiaries, taken as a whole, (ii) was not known and was not reasonably foreseeable to the Board on or prior to the date of the Merger Agreement and (iii) does not relate to any Competing Proposal.

Adverse Recommendation Changes

As described above, and subject to the provisions described below, the Board has made the recommendation that KEMET stockholders vote “FOR” the proposal to adopt the Merger Agreement (the “KEMET Recommendation”). The Merger Agreement provides that the Board will not effect an Adverse Recommendation Change (as defined below) except as described below.

Under the terms of the Merger Agreement, neither the Board nor any committee thereof may:

●

(i) withhold, withdraw, qualify or modify, or propose publicly to withhold, withdraw, qualify or modify, in a manner adverse to Yageo or Acquisition Sub, the KEMET Recommendation (ii) approve, adopt or recommend, or propose publicly to approve, adopt or recommend, to KEMET stockholders any Competing Proposal, (iii) fail to include the KEMET Recommendation in this Proxy Statement or any filing, amendment or supplement relating to this Proxy Statement, (iv) fail to publicly recommend against any tender offer or exchange offer that constitutes a Competing Proposal within ten (10) business days after it is launched or (v) fail to publicly reaffirm the KEMET Recommendation within ten (10) business days after the written request of Yageo following a Competing Proposal that has been publicly announced (any of the foregoing actions in this bullet being, an “Adverse Recommendation Change”); or

●

approve or recommend, or allow KEMET or any of its subsidiaries to enter into, any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or similar agreement with respect to any Competing Proposal (other than a confidentiality agreement) or require KEMET to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement.

In the event KEMET receives an unsolicited written Competing Proposal, the Board is entitled to make an Adverse Recommendation Change or enter into an agreement with respect to such Competing Proposal (concurrently with the termination of the Merger Agreement and subject to the payment of a termination fee by KEMET) prior to obtaining the KEMET Stockholder Approval if the Board determines in good faith (after consultation with outside legal counsel and financial advisors) that such Competing Proposal constitutes a Superior Proposal and (after consultation with outside legal counsel) the failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties. No Adverse Recommendation Change and no termination may be effected, in each case, unless:

●

Yageo has received four (4) business days’ prior written notice from KEMET that the Board intends to take such action and specifying the reasons therefor, including, the identity of the person making such Superior Proposal and the material terms and conditions of any such Superior Proposal, including a complete copy of such Superior Proposal;

●

if requested by Yageo in writing, during the four (4) business day period following Yageo’s receipt of such notice, KEMET negotiates with Yageo in good faith so that such Superior Proposal no longer constitutes a Superior Proposal and/or so that the failure to make an Adverse Recommendation Change would not be reasonably likely to be inconsistent with the Board’s fiduciary duties; and

●

following the end of the four (4) business day period, the Board has determined (after consultation with outside legal counsel and financial advisors) in good faith, and after considering any revisions, changes, modifications, adjustments and amendments proposed by Yageo and Acquisition Sub, that the Superior Proposal giving rise to the notice described above continues to constitute a Superior Proposal and/or that the failure to make an Adverse Recommendation Change would still be reasonably likely to be inconsistent with the directors’ fiduciary duties.

Any amendment to the financial terms or any other material amendment of such Superior Proposal requires a new notice thereof and KEMET will be required to comply again with the requirements described above in the previous paragraph (except that the four (4) business day period above will be a two (2) business day period).

In addition, at any time prior to obtaining the KEMET Stockholder Approval, in response to any positive change, event, effect or circumstance or change in circumstances or facts (including any change in probability or magnitude of circumstances) that (i) is material to KEMET and its subsidiaries, taken as a whole, (ii) was not known and was not reasonably foreseeable to the Board on or prior to the date of the Merger Agreement and (iii) does not relate to any Competing Proposal (an “Intervening Event”), the Board may make an Adverse Recommendation Change if the Board determines in good faith (after consultation with outside legal counsel and financial advisors) that failure to take such action would be reasonably expected to be inconsistent with its fiduciary duties; provided that no such adverse recommendation can be made unless (a) the Board has delivered notice to Yageo identifying and describing in reasonable detail such Intervening Event, (b) if requested in writing by Yageo—during the four (4) business day period after delivery of the adverse recommendation notice—KEMET and its representatives will negotiate in good faith with Yageo (and its representatives) regarding any changes to the Merger Agreement that would permit the Board not to take such action and (c) no earlier than the end of such four (4) business day period, the Board determines (after consultation with outside legal counsel and financial advisors) in good faith, after considering the changes to the Merger Agreement proposed by Yageo, that such Competing Proposal continues to constitute a Superior Proposal and that failure to make an Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties.

The Merger Agreement does not restrict KEMET from taking or disclosing a position contemplated by Rule 14d-9 or Rule 14e-2(a)(2) or (3) under the Exchange Act, or otherwise making disclosure to comply with any applicable law.

Financing Efforts

Each of Yageo and Acquisition Sub must use, and must cause its subsidiaries to use, reasonable best efforts to obtain the proceeds of the Bridge Facility and Shareholder Loan (collectively, the “Debt Financing”), and if applicable, draw on the Standby Letter of Credit, on the terms and conditions described in the Commitment Letter, Shareholder Loan Agreement and Standby Letter of Credit (together with all related fee letters or other agreements, collectively, the “Debt Commitment Documents”), including using reasonable best efforts to:

●

enter into definitive agreements, to the extent applicable, with respect to the Debt Financing and the Standby Letter of Credit on the terms and conditions contained in the Debt Commitment Documents on a timely basis, but in no event later than the closing of the Merger, or on such other terms and conditions not less favorable, in any material respect, to Yageo and Acquisition Sub or KEMET than those contained in the Debt Commitment Documents (provided that such other terms, without the written consent of KEMET, will not, among other things, prevent, impede, delay or adversely impact, or be reasonably expected to prevent, impede, delay or adversely impact the closing of the Merger);

●

satisfy on a timely basis (or obtain a waiver of) all conditions applicable to Yageo, Acquisition Sub or their respective representatives in the Commitment Letter and Shareholder Loan Agreement (and any definitive agreements entered into in connection with the Debt Commitment Documents);

●	accept to the fullest extent all “market-flex” contemplated by the Commitment Letter (including the fee letter relating thereto);
●

enforce its rights under the Commitment Letter and, if applicable, the Shareholder Loan Agreement, in the event of a breach by the debt financing sources party thereto that impedes or delays (or could reasonably be expected to impede or delay) the closing of the Merger and, if necessary, seeking specific performance of the debt financing sources of their obligations thereunder; and

●	draw down upon and consummate the Debt Financing, and if applicable, draw on the Standby Letter of Credit, in each case, at or prior to the closing of the Merger.

Neither Yageo nor its affiliates may agree to any amendments, supplements or modifications to, obtain any replacement of, or grant any waivers of, any condition or other provision under the Debt Financing or the Standby Letter of Credit (other than pursuant to any “market-flex” provisions set forth in the Debt Commitment Documents) without the prior written consent of KEMET, if such amendment, modification or waiver would (i) reduce the aggregate amount of the net proceeds of the Debt Financing or Standby Letter of Credit (including by changing the amount of fees or other amounts to be paid (including original issue discount) with respect to the Debt Financing), (ii) impose new or additional conditions or otherwise expand, amend or modify any of the conditions under the Commitment Letter, Shareholder Loan Agreement or Standby Letter of Credit or (iii), or would reasonably be expected to, (x) prevent, delay or impair the ability of Yageo to consummate the Merger or (y) adversely impact the ability of Yageo or Acquisition Sub to enforce its rights against the debt financing sources under the Debt Commitment Documents. Yageo may not permit, release or consent to the withdrawal, termination, repudiation or rescission of the Commitment Letter, Shareholder Loan Agreement and/or Standby Letter of Credit or any definitive agreement with respect to the Debt Financing or the Standby Letter of Credit and may not permit, release or consent to the termination or assignment of any of the obligations of the debt financing sources under the Debt Financing or the Standby Letter of Credit, in each case, without the prior written consent of KEMET.

Neither Yageo nor Acquisition Sub, nor any of their affiliates (including each direct or indirect investor in Yageo or Acquisition Sub) may (i) award any person, except for Citigroup Global Markets Taiwan Securities Co. Limited, any financial advisory role on an exclusive basis in connection with the Merger or the other transactions contemplated by the Merger Agreement or (ii) prohibit or seek to prohibit any potential provider of debt or equity financing from providing or seeking to provide financing to any person in connection with a transaction relating to KEMET or its subsidiaries or in connection with the Merger or the other transactions contemplated by the Merger Agreement.

If any portion of the Debt Financing or the Standby Letter of Credit becomes or could reasonably be expected to become unavailable in the manner or from the sources contemplated in the Debt Commitment Documents (including pursuant to any “market-flex” provisions set forth therein) (i) Yageo must promptly notify KEMET and (ii) Yageo and Acquisition Sub must, and must cause their affiliates to, use their reasonable best efforts to obtain, and negotiate and enter into definitive agreements with respect to, alternative financing in an amount sufficient to consummate the transactions contemplated by the Merger Agreement upon terms and conditions not less favorable, in any material respect, to Yageo and Acquisition Sub or the KEMET than those in the Commitment Letter and Shareholder Loan Agreement, as promptly as practicable.

Obtaining the Debt Financing (or alternative financing) or the Standby Letter of Credit is not a condition to the closing of the Merger. Yageo has agreed to keep KEMET reasonably and promptly informed of the status of its efforts to arrange the Debt Financing (or alternative financing).

KEMET has agreed, on behalf of itself and its subsidiaries, to provide reasonable cooperation, at Yageo’s sole expense, that is necessary and customary in connection with Yageo’s efforts to, (a) obtain the Debt Financing under the Commitment Letter, including (i) providing Yageo and the lenders financial information, (ii) participating in a reasonable number of meetings with lenders and rating agencies, (iii) assisting with the preparation of customary materials for rating agency presentations, customary bank memoranda and similar documents reasonably and customarily required in connection with the Debt Financing under the Commitment Letter, (iv) using reasonable efforts to obtain payoff letters with respect to existing third-party indebtedness for borrowed money of KEMET that will be paid off and discharged at the closing of the Merger and (v) providing documentation and other information requested in writing by the debt financing sources with respect to compliance under applicable “know your customer” or anti-money laundering rules and regulations and (b) if reasonably requested by Yageo, obtain any consents or waiver required or reasonably desirable under the BofA Loan Agreement (as defined in the Merger Agreement) or the Portuguese Loan Agreements (as defined in the Merger Agreement) to permit the consummation of the transactions contemplated by the Merger Agreement. Subject its prior written consent, KEMET also agreed to the reasonable use of its logos in connection with the Debt Financing under the Commitment Letter. KEMET is not, however, required to, among other things, (i) make any binding commitment which is not conditioned on the closing of the Merger or (ii) enter into or approve any Debt Financing, Standby Letter of Credit or related agreement. Additionally, (i) KEMET is not required to pay any commitment or similar fee, enter into any definitive agreement, or incur any other liability in connection with the Debt Financing or Standby Letter of Credit prior to the Effective Time of the Merger, (ii) no officer of KEMET or its subsidiaries will be required to take any action to the extent such action could be reasonably expected to result in liability to such officer and (iii) the Board will not be required to approve any financing or related agreement prior to the Effective Time of the Merger.

Yageo and Acquisition Sub agreed that, prior to the Effective Time of the Merger, KEMET and its affiliates are not required to incur any liability under any financing that Yageo and Acquisition Sub may raise in connection with the transactions contemplated by the Merger Agreement or any cooperation provided and that Yageo and Acquisition Sub will indemnify KEMET and its affiliates from all losses, damages, claims, costs or expenses incurred in connection with the financing, except with to the extent any such losses, damages, claims, costs or expenses are found in a final judgment by a court of competent jurisdiction to have been primarily caused by the gross negligence or willful misconduct of KEMET and its affiliates.

Employee Benefits

Yageo has agreed to honor, as of the Effective Time, the terms of KEMET’s benefit plans in effect as of the date of the Merger Agreement. For the period commencing at the Effective Time and ending on the first (1st) anniversary of the date on which such Effective Time occurs, Yageo will, or will cause the Surviving Corporation or an affiliate thereof to, provide to each employee of KEMET and its subsidiaries immediately prior to the Effective Time who remains employed with Yageo, the Surviving Corporation or any of their affiliates following the Merger (each, a “continuing employee”), compensation and employee benefits that are, in the aggregate, substantially comparable to the compensation and benefits, in the aggregate, being provided as of the date of the Merger Agreement under KEMET’s benefit plans (including any equity-based compensation, but excluding, retention arrangements or any other compensation or benefits payable in connection with, or as a result of, the Merger and any employee benefits that are frozen, discontinued or, as of the Effective Time, being frozen or discontinued). However, Yageo is not required to provide such compensation and benefits in the form of equity or equity-based awards or defined benefit pension plans.

Yageo will use commercially reasonable efforts to give the continuing employees credit for their service with KEMET, to the extent recognized by KEMET’s benefit plans, for purposes of eligibility, vesting and determination of the level of benefits (other than for benefit accrual purposes under a defined benefit pension plan) under any employee benefit plan established following the closing date of the Merger or covering the continuing employees following the Effective Time (“post-closing plans”) to the extent that such recognition of service will not result in the duplication of any benefits.

Yageo will use commercially reasonable efforts to ensure that, for the calendar year in which the Merger occurs, continuing employees will not be required to satisfy any deductible, co-payment, out-of-pocket maximum or similar requirements under post-closing plans that provide medical, dental and other welfare benefits to such employees to the extent amounts were previously credited under comparable KEMET benefit plans. Additionally, during such time period, Yageo will use commercially reasonable efforts to ensure any waiting periods, pre-existing condition exclusions and requirements to show evidence of good health pursuant to such post-closing plans are waived for continuing employees.

Regulatory Approvals

HSR Act and U.S. Antitrust Matters

Under the HSR Act and the rules promulgated thereunder by the FTC, the Merger cannot be consummated until KEMET and Yageo each file a notification and report form with the FTC and the Antitrust Division of the DOJ under the HSR Act and the applicable waiting period has expired or been terminated. A transaction notifiable under the HSR Act may not be consummated until the expiration of a thirty (30) calendar day waiting period following the parties’ filing of their respective HSR Act notification forms, unless extended by a request for additional information or the waiting period is terminated earlier. KEMET and Yageo and its affiliates completed the filing of their HSR notifications on December 31, 2019.

At any time before or after consummation of the Merger, notwithstanding the termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. Pursuant to the Merger Agreement, Yageo and Acquisition Sub are not required to take or agree to any action that would result in, either individually or in the aggregate, the one (1) year loss of net worldwide sales revenue (as measured by 2019 sales revenue) in excess of $95 million dollars to Yageo, KEMET and their respective subsidiaries, taken as a whole after giving effect to the Merger. At any time before or after the completion of the Merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Foreign Competition Laws

Consummation of the Merger is conditioned on approval under, or filing of notices pursuant to, the competition laws of Austria, China, Germany, Mexico and Taiwan.

Under the Austrian Cartel Act, the Merger cannot be consummated until the Merger has been filed for approval with the Austrian Federal Competition Authority, and approval has been obtained from the Austrian Federal Competition Authority and the Austrian Federal Cartel Prosecutor, within the regulatory time frames for review. KEMET and Yageo and its affiliates submitted the filing to the Austrian Federal Competition Authority on January 2, 2020.

Under the Anti-Monopoly Law of China, the Merger cannot be consummated until notifications have been filed with the State Administration for Market Regulation, People’s Republic of China and clearances, approvals or authorizations have been obtained or the applicable waiting periods have expired. KEMET and Yageo and its affiliates submitted the filing to the State Administration for Market Regulation, People’s Republic of China on December 30, 2019.

Under the German Act Against Restraints in Competition and the Federal Cartel Office’s Guidelines on the Substantive Assessment of Mergers, the Merger cannot be consummated until the Merger has been filed for approval with, and approval has been obtained from, the German Federal Cartel Office within the regulatory time frames for review. KEMET and Yageo and its affiliates submitted the filing to the German Federal Cartel Office on December 30, 2019.

Under the Mexican Federal Law on Economic Competition, the Merger cannot be consummated until the Merger has been filed for approval with, and approval has been obtained from, the Mexican Federal Economic Competition Commission within the regulatory time frames for review. KEMET and Yageo and its affiliates submitted the filing to the Mexican Federal Economic Competition Commission on December 20, 2019.

Under the Taiwan Fair Trade Act, the Merger cannot be consummated until the Merger has been filed for approval with, and approval has been obtained from, the Taiwanese Fair Trade Commission within the regulatory time frames for review. KEMET and Yageo and its affiliates submitted the filing to the Taiwanese Fair Trade Commission on December 31, 2019.

One or more governmental agencies may impose a condition, restriction, qualification, requirement or limitation when it grants the necessary approvals and consents. Third parties may also seek to intervene in the regulatory process or litigate to enjoin or overturn regulatory approvals, any of which actions could significantly impede or even preclude obtaining required regulatory approvals. There is currently no way to predict how long it will take to obtain all of the required regulatory approvals or whether such approvals will ultimately be obtained and there may be a substantial period of time between the approval by KEMET stockholders and the consummation of the Merger.

Although it is expected that all required regulatory clearances and approvals will be obtained, there are no assurances that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the consummation of the Merger, including the requirement to divest assets, or require changes to the terms of the Merger Agreement. These conditions or changes could result in the conditions to the Merger not being satisfied.

CFIUS Approval

The Merger Agreement provides for the parties to file a joint notice with CFIUS under the Defense Production Act of 1950, as amended (the “DPA”). The DPA provides for national security reviews and, where appropriate, investigations by CFIUS of transactions in which a foreign person or entity acquires control of a U.S. business (a “covered transaction”). The parties made a draft filing of such notice on December 3, 2019 and a final filing of that notice on January 3, 2020 and are awaiting confirmation from CFIUS that it has accepted the final filing of such notice. CFIUS review of a covered transaction is subject to an initial forty-five (45) day review period that may be extended by CFIUS for an additional forty-five (45) day investigation period. Both the initial review period and the investigation period may be suspended if the parties to the Merger Agreement fail to respond promptly to additional questions or requests from CFIUS. As a result of its review or investigation, CFIUS may determine that the Merger is not a covered transaction; may find that the covered transaction presents no unresolved national security concerns, may propose mitigation terms to resolve any national security concerns presented by the covered transaction, may send a report to the President of the United States recommending that the Merger be suspended or prohibited, or may send a report notifying the President of the United States that CFIUS cannot agree on a recommendation related to the covered transaction. Should CFIUS send a report to the President of the United States, the President of the United States then has fifteen (15) days to decide whether to block the Merger or to take other action. Under the terms of the Merger Agreement, consummation of the Merger is subject to the condition that, either: (i) CFIUS has determined that none of the transactions contemplated by the Merger Agreement is a “covered transaction” under the DPA; (ii) CFIUS has concluded its review and determined that there are no unresolved national security concerns with respect to the transactions contemplated by the Merger

Agreement; or (iii) following the investigation period, CFIUS reports the transactions contemplated by the Merger Agreement to the President of the United States and the President of the United States has either made a decision not to suspend or prohibit the transactions contemplated by the Merger Agreement or has taken no action within fifteen (15) days after the earlier of the date that CFIUS completed its investigation or the date the President of the United States received such report from CFIUS (the satisfaction of one (1) of the foregoing options, “CFIUS approval”).

Taiwan Investment Commission Approval

Under Taiwan laws and regulations, including the Statute for Industrial Innovation, the Regulations Governing Foreign Investment of Companies, the Act Governing Regulations between the People of the Taiwan Area and the Mainland area, the Regulations Governing the Approval of Investment or Technical Cooperation in Mainland China and the Principle of Examination on Investment and Technical Cooperation in Mainland China, Yageo is required to obtain approvals both for foreign investment and for investment in China from the Taiwan Investment Commission before it can consummate the Merger. The Taiwan Investment Commission will review the applications for concerns regarding economic development, national security and other issues. The Taiwan Investment Commission’s general guidance is that an investment in the amount contemplated by the Merger typically requires at least thirty (30) to forty (40) days to review, but this timing guidance is not mandatory.

The Merger Agreement provides that Yageo must obtain both the Taiwan Investment Commission approvals as a condition to the Merger. Yageo has previously obtained a separate approval from Taiwan Investment Commission that provides Yageo with an exemption from limitations on the amount of its investment in China. Nonetheless, there can be no assurance that either of the Taiwan Investment Commission approvals will be obtained or will be obtained in a timely fashion.

One or more governmental agencies may impose a condition, restriction, qualification, requirement or limitation when it grants the necessary approvals and consents. Third parties may also seek to intervene in the regulatory process or litigate to enjoin or overturn regulatory approvals, any of which actions could significantly impede or even preclude obtaining required regulatory approvals. There is currently no way to predict how long it will take to obtain all of the required regulatory approvals or whether such approvals will ultimately be obtained and there may be a substantial period of time between the approval by KEMET stockholders and the consummation of the Merger.

Although KEMET expects that all required regulatory clearances and approvals will be obtained, there can be no assurances that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the Merger, including the requirement to divest assets, or require changes to the terms of the Merger Agreement. These conditions or changes could result in the conditions to the Merger not being satisfied.

Efforts to Close the Merger

The parties to the Merger Agreement agreed to use their reasonable best efforts to consummate the transactions contemplated by the Merger Agreement and to cause the conditions to the Merger to be satisfied, including effecting (within the time limits set forth in the Merger Agreement) the regulatory filings and obtaining clearances in the U.S. (including pursuant to the HSR Act and the DPA), Austria, China, Germany, Mexico and Taiwan, as further described in the section entitled “Terms of the Merger Agreement—Regulatory Approvals” beginning on page 81 of this Proxy Statement. The parties to the Merger Agreement will also use reasonable best efforts to (i) obtain all necessary actions or non-actions, consents and approvals from government authorities, including making all necessary notices, registrations and filings, (ii) take all reasonable steps as may be necessary to obtain approval from, or avoid an action or proceeding by, any government authority, (iii) obtain all other necessary consents, approvals or waivers from or the making of notices to third parties and (iv) respond as promptly as reasonably practicable to any inquiries from, and supply as promptly as reasonably practicable any additional information or documentation that may be requested by, a governmental authority in connection with the Merger.

In connection with obtaining the required antitrust approvals, each party to the Merger Agreement will

●	make its respective filings under the HSR Act, and any other applications and filings required under any competition laws in Austria, China, Germany, Mexico and Taiwan, within thirty-five (35) business days of the date of the Merger Agreement;

●	use reasonable best efforts (and will cause their subsidiaries to use reasonable best efforts to) avoid or eliminate each and every impediment and obtain all consents under any antitrust laws that may be required by any foreign or U.S. federal, state or local governmental authority, including committing to or effecting, by consent decree, hold separate orders, trust or otherwise, the sale or other disposition of such assets or businesses of Yageo, KEMET or their respective subsidiaries as are required to be divested in order to avoid the entry of, to effect the dissolution of, or vacate or lift any order that would otherwise prevent or materially delay the Merger; provided that Yageo and Acquisition Sub are not required to take or agree to any action that would result in, either individually or in the aggregate, the one (1) year loss of net worldwide sales revenue (as measured by 2019 sales revenue) in excess of $95 million dollars to Yageo, KEMET and their respective subsidiaries, taken as a whole after giving effect to the Merger;

●	furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required governmental filings or submissions or substantive communications and will cooperate in responding to any inquiry from a governmental authority, including (i) promptly informing the other party of such inquiry, (ii) consulting in advance before making any presentations or submissions to a governmental authority, (iii) giving the other party the opportunity to attend and participate in any meetings, discussions or substantive telephone calls with any governmental authority, to the extent not prohibited by such governmental authority and (iv) supplying each other with copies of all material correspondence, filings or communications between any party and any governmental authority with respect to the Merger Agreement;

●	consult with the other party in advance of any meeting, discussion or teleconference with any governmental entity or, in connection with any proceeding by a private party, with any other person, and, to the extent not prohibited by the governmental entity or other person, give the other party the opportunity to attend and participate in such meetings, discussions and teleconferences; and

●	discuss in advance the strategy and timing for obtaining any clearances required or advisable under any applicable Law in connection with the Merger Agreement. However, Yageo will take the lead in all meetings and communications with any governmental authority in connection with obtaining such clearances required under any antitrust law.

Each party to the Merger Agreement will, and will cause its affiliates to, use its reasonable best efforts to obtain CFIUS approval for the Merger. Yageo has agreed to take or cause to take all customary action necessary to obtain such CFIUS approval so as to enable the consummation of the Merger, including entering into a mitigation agreement, letter of assurance, national security agreement, proxy agreement trust agreement or other similar arrangement or otherwise divesting or agreeing to divest assets of Yageo; provided that KEMET and Yageo are not required to take any such actions unless conditioned upon closing or following closing of the Merger.

In connection with obtaining the CFIUS approval, each party to the Merger Agreement will:

●	promptly, and not later than fifteen (15) business days after the date of the Merger Agreement, make any draft filing required in connection with the CFIUS approval in accordance with the DPA. The parties made this draft filing on December 3, 2019;

●	promptly make any final filing in connection with the CFIUS approval and in accordance with the DPA after receipt of confirmation that CFIUS has no further comment to the draft filing (the parties made this filing on January 3, 2020 and are awaiting confirmation from CFIUS that it has accepted such filing);

●	provide any information requested by CFIUS or any other agency or branch of the U.S. government in connection with the CFIUS review or investigation of the transactions contemplated by the Merger Agreement within the time frames set forth in the DPA; and

●	if CFIUS suggests or requests that, or if the parties determine it to be appropriate that, the parties withdraw and resubmit the filing submitted to CFIUS, cooperate in withdrawing and resubmitting the CFIUS filing.

Each party to the Merger Agreement will, and will cause its affiliates to, use its reasonable best efforts to avoid or eliminate each and every impediment to obtain the approvals of foreign investment and investment in mainland China for the purpose of the Merger and the other transactions contemplated by the Merger Agreement issued by the Taiwan Investment Commission.

If required by applicable law, each party to the Merger Agreement will, and will cause its affiliates to, use reasonable best efforts to provide prior notifications, and obtain any approvals or clearance from any applicable governmental bodies, including, in connection with Japanese foreign exchange law.

Access to Information

Subject to certain exceptions and limitations, KEMET will, and will cause its subsidiaries to, afford Yageo’s representatives reasonable access, in a manner not disruptive in any material respect to the operations of the business of KEMET and its subsidiaries, during normal business hours and upon reasonable written notice throughout the period commencing on the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement, to the properties, books and records of KEMET and its subsidiaries. During such period, KEMET will, and will cause each of its subsidiaries to, promptly furnish to Yageo’s representatives all information concerning the business, properties and personnel of KEMET and its subsidiaries as may be reasonably requested in writing, in each case, for any reasonable business purpose related to the consummation of the Merger. However, KEMET or its subsidiaries will not be required to disclose any information to Yageo or its representatives if such disclosure would, in KEMET’s reasonable judgment, (i) cause significant competitive harm to KEMET or its subsidiaries if the transactions contemplated by the Merger Agreement are not consummated, (ii) violate applicable law or confidentiality provisions of agreements entered into prior to the date of the Merger Agreement to which KEMET or any of its subsidiaries is party or (iii) jeopardize any attorney-client or other legal privilege. Each of Yageo and Acquisition Sub also agrees that it will not, and will instruct and use its reasonable best efforts to cause its representatives not to, use any information disclosed for any competitive or other purpose unrelated to the transactions contemplated by the Merger Agreement.

Indemnification and Insurance

In the Merger Agreement, Yageo and Acquisition Sub agreed that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time existing as of the date of the Merger Agreement in favor of the current or former directors or officers of KEMET or KEMET’s subsidiaries (the “KEMET Indemnified Parties”), as provided in the respective organizational documents or in any agreement for indemnification, will survive the Merger and will continue in full force and effect.

The Merger Agreement further requires Yageo to also cause the Surviving Corporation to indemnify and hold harmless and advance expenses to the KEMET Indemnified Parties with respect to all acts or omissions by them in their capacities as such at any times prior to the Effective Time and with respect to the Merger Agreement or the transactions contemplated by the Merger Agreement. Further, the Merger Agreement requires that Yageo will not, and will cause the Surviving Corporation not to, settle, compromise or consent to the entry of any judgment, or otherwise seek termination of an action, unless such settlement, compromise, consent or termination includes an unconditional release of the KEMET Indemnified Parties covered by such action from all liability arising out of such action.

Unless KEMET has purchased a “tail” policy prior to the Effective Time (which it may purchase or will purchase upon Yageo’s request; provided that the premium for such insurance does not exceed three hundred percent (300%) of the aggregate annual premiums currently paid), the Merger Agreement requires Yageo to maintain in full force and effect the coverage provided by the existing KEMET directors’ and officers’ liability insurance and fiduciary insurance as of the date of the Merger Agreement and maintained by KEMET for six (6) years following the Effective Time, or provide substitute insurance on terms no less advantageous to the indemnified parties. Yageo will not be required to pay premiums which on an annual basis exceed three hundred percent (300%) of the aggregate annual premiums currently paid by KEMET; however, Yageo must obtain the greatest coverage available at such cost.

Other Covenants

Stockholders’ Meetings

KEMET has agreed to duly call, convene and hold a meeting of stockholders as promptly as practicable after the date of the mailing of this Proxy Statement to KEMET stockholders (and no later than forty-five (45) days after the SEC confirms that it has no comments on this Proxy Statement) for the purpose of obtaining the KEMET Stockholder Approval.

At this time, no determination with respect to the Yageo Stockholders’ Meeting (as described below) has been made. Yageo has agreed to, as promptly as practicable following the date it is determined that a meeting of Yageo’s stockholders (the “Yageo Stockholders’ Meeting”) is required by applicable law: (i) take all action required to establish a record date for, and give notice of, an extraordinary meeting of its stockholders, for the purpose of voting upon the approval of the Merger (the “Yageo Stockholder Approval”); and (ii) take all action required to duly call, convene and hold the Yageo Stockholders’ Meeting. Yageo will provide KEMET and its advisors with a reasonable opportunity to review and propose comments to the meeting materials for the Yageo Stockholders’ Meeting, and Yageo will consider such comments reasonably and timely proposed for inclusion in such meeting materials.

In connection with the Yageo Stockholder Approval, if required by applicable law, as a condition and inducement to KEMET’s willingness to enter into the Merger Agreement, certain stockholders of Yageo (holding approximately ten percent (10%) of Yageo’s outstanding common stock) have executed, concurrently with the Merger Agreement, voting agreements, pursuant to which such stockholders have agreed to, among other things, vote all of their Yageo securities in favor of the approval and adoption of the Merger Agreement and the Merger at the Yageo Stockholders’ Meeting, if such meeting is required to be held by applicable law.

Stockholder Litigation

KEMET has agreed to provide Yageo with a reasonable opportunity to participate in the defense and settlement of any stockholder litigation or claim against KEMET or its directors or officers relating to the Merger Agreement and the transactions contemplated by the Merger Agreement, and KEMET will not settle or seek to settle any such stockholder litigation without the prior written consent of Yageo (which consent will not be unreasonably withheld, conditioned or delayed). In addition, as described in the section entitled “Terms of the Merger Agreement—Indemnification and Insurance” beginning on page 85 of this Proxy Statement, Yageo will not settle, or cause the Surviving Corporation to settle, any action unless such settlement includes an unconditional release of all indemnified parties covered by the action from all liability arising out of such action.

Conditions to the Closing of the Merger

The respective obligations of each party to consummate the Merger are subject to the satisfaction or (to the extent permitted by applicable law) waiver by KEMET and Yageo, by the Effective Time, of the following conditions:

●	the KEMET Stockholder Approval having been obtained;

●	the consummation of the Merger not being restrained, enjoined, rendered illegal or otherwise prohibited by any law or order of any governmental authority;

●	(i) the expiration or early termination of any waiting periods (or any extensions thereof) applicable to the consummation of the Merger under the HSR Act and (ii) the termination or expiration of all waiting periods (and any extensions thereof), and all related approvals or clearances of the Merger by the relevant antitrust authorities, pursuant to any antitrust laws in Austria, China, Germany, Mexico and Taiwan that are required to be terminated or expired prior to the consummation of the Merger;

●	the CFIUS approval having been obtained;

●	approvals of foreign investment and investment in mainland China for the purpose of the Merger and the other transactions contemplated by the Merger Agreement issued by the Taiwan Investment Commission having been obtained; and

●	if required by applicable law, the Yageo Stockholder Approval having been obtained.

The obligations of Yageo and Acquisition Sub to consummate the Merger are also subject to the satisfaction or (to the extent permitted by applicable law) waiver by Yageo of the following conditions:

●	the representations and warranties of KEMET:

● regarding KEMET’s organization and qualification, subsidiaries, certain aspects of capitalization, corporate authority and resolutions, the absence of non-ordinary course conduct since April 1, 2019, vote required by KEMET stockholders in connection with the Merger Agreement and the absence of any undisclosed brokers fees being true and correct in all material respects as of the date of the Merger Agreement and the closing date of the Merger, as if made on and as of the closing date (except to the extent expressly made as of a specific earlier date, in which case such representations and warranties will be true and correct as of such specific date);

● regarding KEMET’s capital structure being true and correct in all respects as of the date of the Merger Agreement and the closing date of the Merger, as if made on and as of the closing date (except for any inaccuracies that are de minimis in the aggregate);

● regarding the absence of Material Adverse Effect, with respect to KEMET, from April 1, 2019 to the date of the Merger Agreement, being true and correct in all respects as of the closing date of the Merger, as if made on and as of the closing date (giving effect to the reference to Material Adverse Effect in such representation); and

●	other than the representations and warranties described in the three (3) clauses above, being true and correct (without giving effect to any materiality or Material Adverse Effect qualifications set forth therein) as of the date of the Merger Agreement and the closing date of the Merger, as if made on and as of the closing date, except for such failures to be so true and correct as would not have a Material Adverse Effect (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties will be so true and correct as of such specific date only);

●	KEMET having complied, in all material respects, with all covenants required by it in the Merger Agreement on or prior to the closing date;

●	Yageo’s receipt of a certificate of KEMET signed by an officer confirming the satisfaction of the foregoing conditions; and

●	since the date of the Merger Agreement, no change, event, occurrence, state of facts, condition, development or circumstances has had, individually or in the aggregate, with respect to KEMET, a Material Adverse Effect.

The obligations of KEMET to effect the Merger are also subject to the satisfaction or waiver by KEMET of the following conditions:

●	the representations and warranties of Yageo and Acquisition Sub:

● regarding Yageo’s organization and qualification, corporate authority and resolutions and Yageo stockholder vote required (if applicable) being true and correct in all material respects as of the date of the Merger Agreement and the closing date of the Merger, as if made on and as of the closing date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties will be true and correct as of such specific date);

● other than the representations and warranties described in the clause above, being true and correct (without giving effect to any materiality or Material Adverse Effect qualifications set forth therein) as of the date of the Merger Agreement and the closing date of the Merger, as if made on and as of the closing date, except where the failure of such representations and warranties to be so true and correct would not have, with respect to Yageo or Acquisition Sub, a Material Adverse Effect (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties will be true and correct as of such specific date);

●	Yageo and Acquisition Sub each having complied, in all material respects, with all covenants required by it in the Merger Agreement on or prior to the closing date; and

●	KEMET’s receipt of a certificate of Yageo signed by an officer of Yageo confirming the satisfaction of the foregoing conditions.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the KEMET Stockholder Approval:

●	by mutual written consent of Yageo and KEMET;

●	by either Yageo or KEMET if:

	●	the Merger has not been consummated by the Termination Date. However, if the condition relating to antitrust approvals has not been satisfied or waived but all other conditions to the Merger have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the Merger) as of November 11, 2020, the Termination Date will be automatically extended for ninety (90) days, in which case the Termination Date will be deemed for all purposes to be February 9, 2021. Additionally, the right to terminate the Merger Agreement as a result of the occurrence of the Termination Date will not be available to any party if the failure of such party (and, in the case of Yageo, the failure of Acquisition Sub) to materially perform any of its obligations under the Merger Agreement results in the failure of the Merger to be consummated by the Termination Date;

	●	prior to the Effective Time, any governmental authority has, by law or order, permanently restrained, enjoined, rendered illegal or otherwise prohibited the transactions contemplated by the Merger Agreement and such law or order has become final or nonappealable; provided that the party seeking to terminate the Merger Agreement pursuant to this clause has used its reasonable best efforts to remove the law, order or action. However, the right to terminate the Merger Agreement pursuant to the previous sentence will not be available to a party if (i) the issuance of such law or order was primarily due to the failure of such party (including in the case of Yageo, the failure of Acquisition Sub) to perform any of its obligations under the Merger Agreement and (ii) exercised in connection with CFIUS approval, CFIUS turndown or the approvals of foreign investment and investment in mainland China for the purpose of the Merger and the other transactions contemplated by the Merger Agreement issued by the Taiwan Investment Commission;

	●	KEMET has failed to obtain the KEMET Stockholder Approval at the KEMET Stockholders’ Meeting, or any adjournment or postponement thereof, at which a vote of the Merger was taken;

	●	Yageo has failed to obtain the Yageo Stockholder Approval at the Yageo Stockholders’ Meeting, or any adjournment or postponement thereof, at which a vote of the Merger was taken, if such approval is required by applicable law;

	●	a CFIUS turndown has occurred at any time or the parties have failed to obtain CFIUS approval before the Termination Date; or

	●	the parties have failed to obtain the approvals of foreign investment and investment in mainland China for the purpose of the Merger and the other transactions contemplated by the Merger Agreement issued by the Taiwan Investment Commission before the Termination Date;

●	by KEMET:

	●	if Yageo or Acquisition Sub has breached any of their respective representations, warranties, covenants or agreements set forth in the Merger Agreement, which (i) would give rise to the failure of a related closing condition and (ii) is not capable of being cured, or is not cured, before the earlier of the Termination Date or the date that is thirty (30) calendar days following KEMET’s delivery of written notice of such breach. However, KEMET will not have the right to terminate the Merger Agreement pursuant to this provision if KEMET is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement;

	●	prior to the KEMET Stockholder Approval (and only if KEMET is not in breach of its non-solicitation obligations under the Merger Agreement pursuant to this provision, other than non-consequential, immaterial breaches), to enter into a definitive agreement with respect to a superior proposal, subject to the terms of KEMET’s non-solicitation obligations, and provided that KEMET pays the related termination fee of $63.75 million to Yageo (see the section entitled “Terms of the Merger Agreement—Termination Fees” beginning on page 89 of this Proxy Statement); or

	●	if (i) all of the conditions to Yageo’s and Acquisition Sub’s obligations to consummate the Merger have been satisfied (other than those conditions that by their terms are to be satisfied at the closing of the Merger; provided that such actions would then be capable of being satisfied), (ii) Yageo has failed to consummate the Merger by the time the closing should have occurred as a result of the failure of the debt financing to be funded, (iii) KEMET has notified Yageo in writing that the conditions to the Merger have been satisfied or, with respect to KEMET’s conditions, waived (to the extent such waiver is permitted under applicable law) and that it is prepared to consummate the Merger and (iv) Yageo has failed to consummate the Merger within five (5) business days of the later of the date on which closing was required to occur or the delivery of KEMET’s notice of termination; or

●	by Yageo if:

	●	KEMET has breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement such that specified conditions set forth in the Merger Agreement are not satisfied and such breach is not capable of being cured, or is not cured, prior to the earlier of the Termination Date or the date that is thirty (30) calendar days following Yageo’s delivery of written notice of such breach. However, Yageo will not have the right to terminate the Merger Agreement pursuant to this provision if Yageo or Acquisition Sub is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement; or

	●	prior to the adoption of the Merger Agreement by KEMET stockholders, the Board (or any committee of the Board), (i) makes an Adverse Recommendation Change or (ii) approves or recommends, or allows KEMET or any of its subsidiaries to enter into, an Alternative Acquisition Agreement.

In the event that the Merger Agreement is terminated pursuant to the termination rights above, written notice of the termination will be given to the other party or parties, specifying the provisions of the Merger Agreement pursuant to which the termination was made. The Merger Agreement will become null and void and of no effect without liability on the part of any party thereto (or any of its representatives), and all rights and obligations of any party thereto will cease. However, except as otherwise provided in the Merger Agreement, no such termination will relieve any party of liability or damages resulting from any knowing and intentional breach of the Merger Agreement prior to such termination (with the parties understanding that the failure to consummate the Merger by the date the closing was to have occurred as a result of the failure of debt financing to be funded would be deemed a knowing and intentional breach), in which case, except as otherwise provided in the Merger Agreement, the aggrieved party will be entitled to all remedies available at law or in equity. Additionally, certain related documents, and the expense reimbursement and indemnity obligations of Yageo in relation to the financing, and the provisions of the Merger Agreement relating to the effect of termination of the Merger Agreement, termination fees, expenses and certain general provisions will survive any termination of the Merger Agreement.

Termination Fees

If the Merger Agreement is terminated in specified circumstances, the terminating party may be required to pay a termination fee.

Yageo would be entitled to receive a termination fee of $63.75 million from KEMET if the Merger Agreement is terminated:

●	(i) (a) either by KEMET or Yageo because (x) the Merger has not been consummated by the Termination Date or (y) KEMET stockholders have failed to adopt the Merger Agreement or (b) by Yageo because KEMET has breached its representations, warranties, covenants or agreements in the Merger Agreement that would cause conditions to the Merger to not be satisfied, (ii) a Competing Proposal has been publicly announced, publicly disclosed or otherwise has become known to KEMET, the Board or KEMET stockholders prior to such termination and (iii) KEMET enters into an agreement relating to, or consummates, a transaction involving such Competing Proposal within twelve (12) months of such termination;

●	by KEMET, to enter into a definitive agreement with respect to a Superior Proposal; or

●	by Yageo, because KEMET:

●	has made an Adverse Recommendation Change; or

●	approved or recommended, or allowed KEMET or any of its subsidiaries to enter into, a Alternative Acquisition Agreement.

KEMET would be entitled to receive a reverse termination fee of $49.05 million from Yageo if the Merger Agreement is terminated by KEMET or Yageo because Yageo has failed to obtain the Yageo Stockholder Approval (if required by applicable law).

KEMET would be entitled to receive a reverse termination fee of $63.75 million from Yageo if the Merger Agreement is terminated by KEMET because Yageo has failed to consummate the Merger by the time the closing should have occurred as a result of the failure of the debt financing to be funded. KEMET must irrevocably elect in writing whether to accept such termination fee or maintain its right to seek monetary damages within thirty (30) days of the time of termination.

KEMET would be entitled to receive a reverse termination fee of $65.40 million from Yageo if the Merger Agreement is terminated by KEMET or Yageo because Yageo fails to obtain CFIUS approval or a CFIUS turndown occurs, or if all conditions have been met by the Termination Date, except with respect to CFIUS approval.

Expense Reimbursement

If either party terminates the Merger Agreement because KEMET fails to obtain the KEMET Stockholder Approval, KEMET would be required to reimburse up to $18 million of reasonable out-of-pocket expenses of Yageo, Acquisition Sub or their affiliates in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement; provided that such expense reimbursement would be credited against a termination fee payable by KEMET to Yageo, if any, that subsequently becomes payable to Yageo.

If either party terminates the Merger Agreement because Yageo fails to obtain the approvals of foreign investment and investment in mainland China for the purpose of the Merger and the other transactions contemplated by the Merger Agreement issued by the Taiwan Investment Commission, Yageo is required to reimburse up to $18 million of reasonable out-of-pocket expenses of KEMET and its affiliates in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement; provided that such expense reimbursement would be credited against a reverse termination fee payable by Yageo to KEMET, if any, that subsequently becomes payable to KEMET.

Specific Performance

Yageo, Acquisition Sub and KEMET are entitled to seek specific performance to prevent breaches of the Merger Agreement and to enforce the terms of the Merger Agreement in addition to any other remedy to which they are entitled at law or in equity. KEMET is entitled to seek specific performance or other equitable relief to cause Yageo to effect the closing of the Merger if and only if (i) all conditions to the parties’ obligation to consummate the Merger (other than conditions to be satisfied at the closing of the Merger, each of which is capable of being satisfied at that time) have been satisfied at the time when the closing of the Merger would have occurred, (ii) the debt financing has been funded or will be funded at the closing of the Merger and (iii) KEMET has irrevocably confirmed that (x) all of the conditions to consummating the Merger have been and continue to be satisfied (other than those conditions that by their nature are to be satisfied at the closing, each of which shall then and continues to be capable of being satisfied as of the closing) or waived (to the extent such waiver is permitted under applicable law) and (y) KEMET is prepared to consummate the Merger.

Fees and Expenses

Except for the provisions described above in the section entitled “Terms of the Merger Agreement—Expense Reimbursement” beginning on page 89 of this Proxy Statement, all fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses.

Amendment; Extension and Waiver

The Merger Agreement provides that it may be amended by the parties at any time before or after receipt of the KEMET Stockholder Approval; provided that after the KEMET Stockholder Approval has been obtained, there will not be any amendment that by law (or in accordance with the rules of any stock exchange) requires further approval by KEMET stockholders without such further approval of such stockholders. In addition, any amendment to certain sections of the Merger Agreement that would adversely affect the rights of the debt financing source parties must also be approved by such parties.

At any time prior to the Effective Time, subject to applicable law, KEMET, Yageo and Acquisition Sub may: (i) extend the time period for the performance of any of the obligations or other acts of the other parties; (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; and/or (iii) waive compliance with any of the agreements or conditions contained in the Merger Agreement. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure or delay of any party to assert any rights or remedies will not constitute a waiver of such rights or remedies, and or a partial exercise of any rights or remedies will not preclude any other or further exercise of any rights or remedies.

Jurisdiction

KEMET, Yageo and Acquisition Sub have agreed to submit to the exclusive personal jurisdiction of the Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware in connection with any dispute arising out of or relating to the Merger Agreement or the transactions contemplated by the Merger Agreement; provided that, with respect to actions brought against debt financing sources in connection with the Merger, the parties consent to the exclusive jurisdiction of the New York state and U.S. federal courts sitting in New York County, State of New York. The parties have also agreed to waive jury trial to the fullest extent permitted by law and not to bring any action relating to the Merger Agreement or the transactions contemplated by the Merger Agreement in any court other than the Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware. Further, the parties have agreed to consent to the entry of any final Delaware judgment in any foreign court or tribunal, including the courts of the Republic of China.

Governing Law

Except for disputes involving the financing-related parties (which will be governed by the laws of the State of New York), the Merger Agreement is governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

PROPOSAL 2: ADVISORY VOTE ON MERGER-RELATED EXECUTIVE
COMPENSATION ARRANGEMENTS

The Non-Binding Advisory Proposal

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that KEMET provide KEMET stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the payment of certain compensation that will or may become payable by KEMET to its named executive officers in connection with the Merger, as disclosed in the section entitled “The Merger—Interests of the Directors and Executive Officers of KEMET in the Merger—Merger Related Compensation” beginning on page 63 of this Proxy Statement.

KEMET stockholders are asked to indicate their approval of the various compensation that will or may become payable by KEMET to its named executive officers in connection with the Merger. These payments are set forth in the section entitled “The Merger—Interests of the Directors and Executive Officers of KEMET in the Merger—Merger Related Compensation” beginning on page 63 of this Proxy Statement and the accompanying footnotes. In general, the various plans and arrangements pursuant to which these compensation payments may be made have previously formed part of KEMET’s overall compensation program for its named executive officers, and previously have been disclosed to KEMET stockholders as part of the “Compensation Discussion and Analysis” and related sections of KEMET’s annual proxy statements. These historical arrangements were adopted and approved by the Compensation Committee of the Board, which is composed solely of independent directors, and are believed to be reasonable and in line with marketplace norms.

Accordingly, KEMET is seeking approval of the following resolution at the Special Meeting:

“RESOLVED, that the stockholders of KEMET Corporation approve, on a nonbinding, advisory basis, the compensation that will or may become payable to KEMET’s named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “The Merger—Interests of the Directors and Executive Officers of KEMET in the Merger—Merger Related Compensation” in KEMET’s Proxy Statement for the special meeting of stockholders.”

KEMET stockholders should note that this proposal is not a condition to completion of the Merger, and as an advisory vote, the result will not be binding on KEMET, the Board or Yageo. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated, KEMET’s named executive officers will be eligible to receive the compensation that is based on, or otherwise relates to, the Merger in accordance with the terms and conditions applicable to those payments.

Vote Required and Board Recommendation

Approval of the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by KEMET to its named executive officers in connection with the Merger requires the affirmative vote of a majority of those shares of KEMET common stock which are present, in person or represented by proxy at the Special Meeting, provided that a quorum is present.

The Board recommends that you vote “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by KEMET to its named executive officers in connection with the Merger.

PROPOSAL 3: ADJOURNMENT OF THE SPECIAL MEETING

The Adjournment Proposal

KEMET is requesting that KEMET stockholders approve a proposal to adjourn the Special Meeting to a later date or dates (if necessary or appropriate to solicit additional proxies), if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. If KEMET stockholders approve the proposal to adjourn the Special Meeting, KEMET could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against adoption of the Merger Agreement. Among other things, approval of the proposal to adjourn the Special Meeting could mean that, even if KEMET had received proxies representing a sufficient number of votes against adoption of the Merger Agreement such that the proposal to adopt the Merger Agreement would be defeated, KEMET could adjourn the Special Meeting without a vote on the adoption of the Merger Agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the Merger Agreement. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present at the Special Meeting.

Vote Required and Board Recommendation

Approval of the proposal to adjourn the Special Meeting, whether or not a quorum is present, requires the affirmative vote of the majority of the voting power of the shares of common stock entitled to vote, represented either in person or by proxy.

The Board believes that it is in the best interests of KEMET and its stockholders to be able to adjourn the Special Meeting, if necessary or appropriate, for the purpose of soliciting additional proxies in respect of the proposal to adopt the Merger Agreement if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

The Board recommends that you vote “FOR” adjournment of the Special Meeting.

MARKET PRICES AND DIVIDEND DATA

KEMET common stock is listed on the NYSE under the symbol “KEM.” As of January 9, 2020, there were 58,267,253 shares of KEMET common stock outstanding, held by approximately 80 stockholders of record.

The following table sets forth, for the indicated periods, the high and low sales prices of KEMET common stock for the periods shown as reported by the NYSE:

	Market Price
2020	High	Low
Third Quarter (through December 31, 2019)	$27.61	$17.94
Second Quarter (ended September 30, 2019)	$22.75	$16.23
First Quarter (ended June 30, 2019)	$19.03	$15.87
2019
Fourth Quarter (ended March 31, 2019)	$21.41	$15.55
Third Quarter (ended December 31, 2018)	$23.13	$15.55
Second Quarter (ended September 30, 2018)	$29.85	$18.43
First Quarter (ended June 30, 2018)	$26.33	$16.94
2018
Fourth Quarter (ended March 31, 2018)	$21.00	$15.07
Third Quarter (ended December 31, 2017)	$27.35	$13.73
Second Quarter (ended September 30, 2017)	$24.64	$12.65
First Quarter (ended June 30, 2017)	$14.92	$10.70

The closing price of KEMET common stock on November 8, 2019, the last full trading day prior to the Board’s approval of the Merger Agreement, was $23.51. On January 13, 2020, the latest practicable trading day before the date of this Proxy Statement, the closing price of KEMET common stock was $26.60 per share.

Under the terms of the Merger Agreement, between the date of the Merger Agreement and the earlier of the Effective Time or the termination of the Merger, neither KEMET nor any of its subsidiaries may authorize, declare, pay or make any dividends or other distributions without the prior written consent of Yageo.

Following the Merger, there will be no further market for shares of KEMET common stock and, KEMET anticipates that its stock will be delisted from the NYSE and deregistered under the Exchange Act. As a result, following the Merger and such deregistration, KEMET would no longer file periodic reports with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of January 9, 2020, there were 58,267,253 shares of KEMET common stock outstanding, held by approximately 80 stockholders of record. The following tables set forth certain information regarding the beneficial ownership of KEMET common stock as of January 9, 2020 (except as otherwise noted below), by: (i) each person known by KEMET to be the beneficial owner of more than five percent (5%) of the outstanding shares of KEMET common stock; (ii) each of KEMET’s directors; (iii) each of KEMET’s named executive officers; and (iv) all directors and executive officers as a group. Based on information furnished by such stockholders, KEMET believes that each person has sole voting and dispositive power over the shares indicated as owned by such person unless otherwise indicated. The address of each director and officer is the same as the address for KEMET’s executive offices. KEMET determines beneficial ownership of KEMET common stock in accordance with the rules of the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power.

Name and Address	Number of Shares Beneficially Owned	Percentage Beneficially Owned
BlackRock, Inc.(1)
55 East 52nd Street
New York, New York 10055	8,196,629	14.07%

The Vanguard Group(2)
100 Vanguard Boulevard
Malvern, Pennsylvania 19355	3,594,374	6.17%

Dimensional Fund Advisors LP(3)
Building One, 6300 Bee Cave Road
Austin, Texas 78746	3,033,442	5.21%
____________________

(1)	In a Schedule 13G/A filed with the SEC on January 31, 2019, BlackRock, Inc. reported that, as of December 31, 2018, it was deemed, pursuant to Rule 13d-1 of the Exchange Act, to have sole voting power for 8,068,240 shares and sole dispositive power for 8,196,629 shares.

(2)	In a Schedule 13G/A filed with the SEC on February 11, 2019, The Vanguard Group reported that, as of December 31, 2018, it was deemed, pursuant to Rule 13d-1 of the Exchange Act, to have sole voting power for 54,422 shares, sole dispositive power for 3,541,254 shares, shared voting power for 3,600 shares and shared dispositive power for 53,120 shares.

(3)	In a Schedule 13G/A filed with the SEC on February 8, 2019, Dimensional Fund Advisors LP reported that, as of December 31, 2018, it was deemed, pursuant to Rule 13d-1 of the Exchange Act, to have sole voting power for 2,894,360 shares and sole dispositive power for 3,033,442 shares.

Name	Number of Shares Beneficially Owned	Percentage Beneficially Owned
William M. Lowe, Jr.(1)	188,244	*
Gregory C. Thompson(2)	27,404	*
Claudio Lollini(3)	143,996	*
Charles C. Meeks, Jr.(4)	70,830	*
Stefano Vetralla(5)	41,107	*
Dr. Wilfred Backes(6)	85,932	*
Gurminder S. Bedi(7)	77,599	*
Frank G. Brandenberg(8)	77,599	*
Jacob T. Kotzubei(9)	73,828	*
E. Erwin Maddrey, II(10)	89,694	*
Yasuko Matsumoto(11)	25,570	*
Robert G. Paul(12)	90,101	*
Karen M. Rogge(13)	15,981	*
All directors and executive officers as a group(14)	1,105,320	1.90%
____________________

*	Less than 1%

(1)	Represents 188,244 restricted shares of common stock (“Restricted Shares”). Restricted Shares cannot be sold until ninety (90) days after termination of service with KEMET or until the director or officer achieves the targeted ownership under KEMET’s stock ownership guidelines, and only to the extent that such ownership exceeds the target.

(2)	Includes 16,304 Restricted Shares.

(3)	Represents 143,996 Restricted Shares.

(4)	Includes 68,330 Restricted Shares.

(5)	Represents 41,107 Restricted Shares.

(6)	Represents 8,333 Restricted Shares and 77,599 vested director restricted stock units (“Director RSUs”).

(7)	Represents 100 Restricted Shares and 77,599 vested Director RSUs.

(8)	Represents 77,599 vested Director RSUs.

(9)	Represents 100 Restricted Shares and 73,728 vested Director RSUs.

(10)	Includes 10,762 Restricted Shares and 77,599 vested Director RSUs.

(11)	Represents 100 Restricted Shares and 25,470 vested Director RSUs.

(12)	Includes 10,000 Restricted Shares and 77,599 vested Director RSUs.

(13)	Represents 100 Restricted Shares and 15,881 vested Director RSUs.

(14)	All directors and executive officers as a group includes only those directors and executive officers serving as of the date of this Proxy Statement, including three (3) executive officers not listed herein. Includes 582,748 Restricted Shares and 502,974 vested Director RSUs.

APPRAISAL RIGHTS

If the Merger is consummated, stockholders who do not vote (whether in person or by proxy) in favor of the adoption of the proposal to adopt the Merger Agreement, and who properly exercise and perfect their demand for appraisal of their shares and who do not withdraw such demand or lose their right to appraisal will be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL (“Section 262”).

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this Proxy Statement as Annex C and incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. Only a holder of record of shares of KEMET common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A person having a beneficial interest in shares of KEMET common stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of KEMET common stock through a broker, bank or other nominee and you wish to exercise appraisal rights, you should consult with your broker, bank or the other nominee.

Under Section 262, holders of KEMET common stock who (i) do not vote in favor of the proposal to adopt the Merger Agreement, (ii) continuously are the record holders of such shares through the Effective Time, and (iii) otherwise follow the procedures set forth in Section 262, will be entitled to have their shares appraised by the Court of Chancery and to receive in lieu of the Merger Consideration payment in cash of the amount determined by the Court of Chancery to be the “fair value” of the shares of KEMET common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value as determined by the Court of Chancery (subject, in the case of interest payments, to any voluntary cash payments made by the Surviving Corporation pursuant to subsection (h) of Section 262). Unless the Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the Effective Time through the date the judgment is paid at five percent (5%) over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period; provided that, if at any time before the Court of Chancery enters judgment in the appraisal proceeding, the Surviving Corporation pays to each stockholder entitled to appraisal an amount in cash, interest will accrue after the time of such payment only on the amount that equals the sum of (1) the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Court of Chancery and (2) any interest accrued prior to the time of such voluntary payment, unless paid at such time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 could be more than, the same as or less than the $27.20 per share Merger Consideration payable pursuant to the Merger Agreement if they did not seek appraisal of their shares.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than twenty (20) days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This Proxy Statement constitutes KEMET’s notice to KEMET stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 is attached to this Proxy Statement as Annex C. In connection with the Merger, any holder of shares of KEMET common stock who wishes to exercise appraisal rights or who wishes to preserve such holder’s right to do so should review Annex C carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner will result in the loss of appraisal rights under the DGCL. In addition, the Court of Chancery will dismiss appraisal proceedings as to all KEMET stockholders who assert appraisal rights unless (i) the total number of shares of KEMET common stock for which appraisal rights have been pursued and perfected exceeds one percent (1%) of the outstanding shares of KEMET common stock measured in accordance with subsection (g) of Section 262 of the DGCL or (ii) the value of the aggregate Merger Consideration in respect of the shares of KEMET common stock for which appraisal rights have been pursued and perfected exceeds $1 million. Because of the complexity of the procedures for exercising the right to seek appraisal of shares of KEMET common stock, KEMET believes that if a KEMET stockholder is considering exercising appraisal rights, that stockholder should seek the advice of legal counsel. A stockholder who loses his, her, or its appraisal rights will be entitled to receive the Merger Consideration as described in the Merger Agreement upon surrender of the certificates that formerly represented such shares of KEMET common stock.

Stockholders wishing to exercise the right to seek an appraisal of their shares of KEMET common stock must fully comply with Section 262, which means doing, among other things, ALL of the following:

●	the stockholder must not vote in favor of the proposal to adopt the Merger Agreement;

●	the stockholder must deliver to KEMET a written demand for appraisal before the vote on proposal to adopt the Merger Agreement at the Special Meeting;

●	the stockholder must continuously hold the shares from the date of making the demand through the Effective Time (a stockholder will lose appraisal rights if the stockholder transfers the shares before the Effective Time); and

●	the stockholder or the Surviving Corporation must file a petition in the Court of Chancery requesting a determination of the fair value of the shares within one hundred twenty (120) days after the Effective Time. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so.

Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of proposal to adopt the Merger Agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights should not return a blank proxy, but rather must vote against the proposal to adopt the Merger Agreement, abstain or not vote its shares.

Filing Written Demand

Any holder of shares of KEMET common stock wishing to exercise appraisal rights must deliver to KEMET, before the vote on the proposal to adopt the Merger Agreement at the Special Meeting, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not vote or submit a proxy in favor of the proposal to adopt the Merger Agreement either in person or by proxy. A holder of shares of KEMET common stock exercising appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the Effective Time. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the Merger Agreement, and it will cause a stockholder to lose the stockholder’s right to appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the proposal to adopt the Merger Agreement or abstain from voting on the proposal to adopt the Merger Agreement. However, neither voting against the proposal to adopt the Merger Agreement nor abstaining from voting or failing to vote on the proposal to adopt the Merger Agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the Merger Agreement. A proxy or vote against the proposal to adopt the Merger Agreement will not constitute a demand. A stockholder’s failure to make the written demand prior to the taking of the vote on the proposal to adopt the Merger Agreement at the Special Meeting will cause the stockholder to lose its appraisal rights in connection with the Merger.

Only a holder of record of shares of KEMET common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of KEMET common stock should be executed by or on behalf of the holder of record and must reasonably inform KEMET of the identity of the holder and state that the person intends thereby to demand appraisal of the holder’s shares in connection with the Merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one person, such as in a joint tenancy or a tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.

STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS, AND WHO WISH TO EXERCISE APPRAISAL RIGHTS, SHOULD CONSULT WITH THEIR BROKERS, BANKS AND OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BROKER, BANK OR OTHER NOMINEE HOLDER TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF

RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER, BANK OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

KEMET Corporation
KEMET Tower
One East Broward Boulevard, 2nd Floor
Fort Lauderdale, Florida 33301

Any holder of shares of KEMET common stock may withdraw his, her or its demand for appraisal and accept the Merger Consideration by delivering to KEMET a written withdrawal of the demand for appraisal within sixty (60) days after the Effective Time. However, any such attempt to withdraw the demand made more than sixty (60) days after the Effective Time will require written approval of the Surviving Corporation. No appraisal proceeding in the Court of Chancery will be dismissed without the approval of such court and such approval may be conditioned upon such terms as the Court of Chancery deems just.

Notice by the Surviving Corporation

If the Merger is consummated, within ten (10) days after the Effective Time, the Surviving Corporation will notify each holder of shares of KEMET common stock who has made a written demand for appraisal pursuant to Section 262 and who has not voted in favor of the proposal to adopt the Merger Agreement as of the date that the Merger has become effective.

Filing a Petition for Appraisal

Within one hundred twenty (120) days after the Effective Time, but not thereafter, the Surviving Corporation or any holder of shares of KEMET common stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. A beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The Surviving Corporation is under no obligation, and has no present intention, to file such a petition, and holders should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair values of shares of KEMET common stock. Accordingly, any holders of KEMET common stock who desire to have their shares appraised by the Court of Chancery should assume that they will be responsible for filing a petition for appraisal with the Court of Chancery in the manner prescribed in Section 262. The failure of a holder of KEMET common stock to file such a petition for appraisal within the period specified in Section 262 will nullify the stockholder’s previous written demand for appraisal.

Within one hundred twenty (120) days after the Effective Time, any holder of shares of KEMET common stock who has complied with the requirements for the exercise of appraisal rights, or a beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person, will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voted in favor of the Merger proposal and with respect to which KEMET received demands for appraisal, and the aggregate number of holders of such common stock. The Surviving Corporation must mail this statement to the requesting stockholder within ten (10) days after receipt of the written request for such a statement or within ten (10) days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is duly filed by a holder of shares of KEMET common stock and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within twenty (20) days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the stockholders who demanded appraisal of their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the direction, the Court of Chancery may dismiss that stockholder from the proceedings.

Determination of Fair Value

After determining the holders of KEMET common stock entitled to appraisal, the Court of Chancery will appraise the “fair value” of the shares of KEMET common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Court of Chancery of will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Supreme Court of Delaware stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a Merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. Although KEMET believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Neither KEMET nor Yageo anticipates offering more than the $27.20 per share Merger Consideration to any KEMET stockholder exercising appraisal rights. Each of KEMET and Yageo reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of KEMET common stock is less than the $27.20 per share Merger Consideration.

Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment; provided that if at any time before the Court of Chancery enters judgment in the appraisal proceeding, the Surviving Corporation pays to each stockholder entitled to appraisal an amount in cash, interest will accrue after the time of such payment only on the amount that equals the sum of (i) the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Court of Chancery and (ii) any interest accrued prior to the time of such voluntary payment, unless paid at such time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of his, her or its shares of KEMET common stock under Section 262 fails to perfect, or loses or successfully withdraws, such holder’s right to appraisal, the stockholder’s shares of KEMET common stock will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration, less applicable withholding taxes. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within one hundred twenty (120) days after the Effective Time or if the stockholder delivers to the Surviving Corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the Merger Consideration in accordance with Section 262.

From and after the Effective Time, no stockholder who has demanded appraisal rights will be entitled to vote KEMET common stock for any purpose, or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of KEMET common stock, if any, payable to KEMET stockholders of record as of a time prior to the Effective Time; provided, however, that if no petition for an appraisal is filed, or if the stockholder delivers to the Surviving Corporation a written withdrawal of the demand for an appraisal and an acceptance of the Merger, either within sixty days (60) after the Effective Time or thereafter with the written approval of the Surviving Corporation, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Court of Chancery; however, the appraisal proceeding may not be dismissed as to any KEMET stockholder without the approval of the court.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any KEMET stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

FUTURE STOCKHOLDER PROPOSALS

If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of KEMET stockholders. However, if the Merger is not consummated, KEMET stockholders will continue to be entitled to attend and participate in KEMET stockholders’ meetings.

KEMET will hold an annual meeting in the year 2020 only if the Merger has not already been consummated. If the Merger is not consummated and any stockholder intends to present a proposal to be considered for inclusion in KEMET’s proxy materials in connection with KEMET’s 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”) (if one is held), such stockholder must follow the procedures of Rule 14a-8 under the Exchange Act and the proposal must be received by KEMET at its principal executive offices no later than February 19, 2020, and must otherwise comply with the SEC’s rules, to be considered for inclusion in KEMET’s proxy materials relating to the 2020 Annual Meeting (if one is held).

In addition, KEMET’s Amended and Restated By-laws (the “By-laws”) establish advance notice procedures as to (1) business to be brought before an annual meeting of stockholders other than by or at the direction of the Board and (2) the nomination, other than by or at the direction of the Board, of candidates for election as directors, in each case, not included in the proxy statement. Any stockholder who wishes to submit a proposal to be acted upon at the 2020 Annual Meeting or who proposes to nominate a candidate for election as a director must submit such notice in compliance with such procedures.

Any such proposals, as well as any questions related thereto, should be timely submitted in writing to the Secretary of KEMET at the address below. The Secretary must receive this notice no later than May 2, 2020.

Notice of a proposal must include:

●	as to any other business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and

●	(i) the name and address of such stockholder, as they appear on KEMET’s books, and of such beneficial owner, (ii) the class and number of shares of KEMET which are owned beneficially and of record by such stockholder and such beneficial owner and (iii) whether either such stockholder or beneficial owner intends to solicit or participate in the solicitation of proxies in favor of such proposal or nominee or nominees.

Notice of a nomination must include:

●	as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Exchange Act and such person’s written consent to serving as a director if elected; and

●	(i) the name and address of such stockholder, as they appear on KEMET’s books, and of such beneficial owner, (ii) the class and number of shares of KEMET which are owned beneficially and of record by such stockholder and such beneficial owner and (iii) whether either such stockholder or beneficial owner intends to solicit or participate in the solicitation of proxies in favor of such proposal or nominee or nominees.

You may contact KEMET’s Secretary at KEMET’s principal executive offices for a copy of the relevant provisions of the By-laws regarding the requirements for making stockholder proposals and nominating director candidates, at:

KEMET Corporation
KEMET Tower
One East Broward Boulevard, 2nd Floor
Fort Lauderdale, Florida 33301

HOUSEHOLDING INFORMATION

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two (2) or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one (1) copy of this Proxy Statement is being delivered to stockholders residing at the same address, unless stockholders have notified KEMET whose shares they hold of their desire to receive multiple copies of this Proxy Statement. This process, which is commonly referred to as “householding” potentially provides extra convenience for stockholders and cost savings for companies. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement, or if you are receiving multiple copies of this Proxy Statement and wish to receive only one (1) copy, please contact KEMET at the address identified below. KEMET will promptly deliver, upon oral or written request, a separate copy of this Proxy Statement to any stockholder residing at an address to which only one (1) copy was mailed. Requests for additional copies should be directed to KEMET at its address below, or call (954) 766-2819 and ask to speak to Investor Relations.

KEMET Corporation
KEMET Tower
One East Broward Boulevard, 2nd Floor
Fort Lauderdale, Florida 33301

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this Proxy Statement, which means that KEMET can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by information in this Proxy Statement or incorporated by reference subsequent to the date of this Proxy Statement. This Proxy Statement incorporates by reference the documents set forth below that KEMET has previously filed with the SEC. These documents contain important information about KEMET and its financial condition and are incorporated by reference into this Proxy Statement.

The following KEMET filings with the SEC are incorporated by reference:

●	KEMET’s Annual Report on Form 10-K for the fiscal year ended March 31, 2019, filed with the SEC on May 30, 2019;

●	KEMET’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2019, and September 30, 2019 filed with the SEC on August 1, 2019 and November 12, 2019, respectively;

●	KEMET’s Definitive Proxy Statement on Schedule 14A for the July 13, 2019 annual meeting of stockholders, filed with the SEC on June 18, 2019; and

●	both of KEMET’s Current Reports on Form 8-K, filed with the SEC on August 1, 2019, and all three (3) of KEMET’s Current Reports on Form 8-K, filed with the SEC on November 12, 2019.

KEMET also incorporates by reference into this Proxy Statement additional documents that it may file with the SEC between the date of this Proxy Statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on KEMET’s website is not part of this Proxy Statement, and therefore is not incorporated by reference into this Proxy Statement.

You may obtain any of the documents KEMET files with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

KEMET Corporation
Attn: Investor Relations
KEMET Tower
One East Broward Boulevard, 2nd Floor
Fort Lauderdale, Florida 33301
(954) 766-2819

If you would like to request documents from KEMET, please do so by February 10, 2020, to receive them before the Special Meeting. If you request any documents, KEMET will mail them to you by first class mail, or another equally prompt method, within one (1) business day after we receive your request. Please note that all of the documents that KEMET files with the SEC are also promptly available through the Investor Relations section of KEMET’s website, www. kemet.com/IR, and the “SEC Filings” tab therein. The information included on KEMET’s website is not incorporated by reference into this Proxy Statement.

If you have any questions about this Proxy Statement, the Special Meeting, the Merger Agreement or the Merger or need assistance with voting procedures, you should contact:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders Call: (888) 750-5834
Banks and Brokers Call: (212) 750-5833

MISCELLANEOUS

KEMET has supplied all information relating to KEMET, and Yageo has supplied, and KEMET has not independently verified, all of the information relating to Yageo and Acquisition Sub contained in the sections entitled “Summary—Parties Involved in the Merger,” “Summary—Financing of the Merger,” “The Merger—Parties Involved in the Merger” and “The Merger—Financing of the Merger” beginning on pages 2, 5, 26 and 64 of this Proxy Statement, respectively.

This solicitation is being made by KEMET. All expenses of KEMET in connection with this solicitation will be borne by KEMET. Proxies may be solicited by directors, officers and other employees of KEMET in person, or by telephone, facsimile, email and other methods of electronic communication. No additional compensation will be paid for such services. KEMET may request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by such persons and will reimburse such persons and KEMET’s transfer agent for their reasonable out-of-pocket expenses in forwarding such materials.

You should not send in your KEMET stock certificates until you receive transmittal materials after the Merger is consummated.

You should rely only on the information contained in this Proxy Statement, the annexes to this Proxy Statement and the documents referred to in this Proxy Statement to vote on the Merger. KEMET has not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated January 14, 2020. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this Proxy Statement) and the mailing of this Proxy Statement to stockholders does not create any implication to the contrary. This Proxy Statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

YAGEO CORPORATION,

SKY MERGER SUB INC.

and

KEMET CORPORATION

Dated as of November 11, 2019

A-ii

A-iii

A-iv

Index of Defined Terms

Acceptable Confidentiality Agreement	A-46, A-76
Acquisition Sub	A-1, A-76
Acquisition Sub Board	A-1, A-76
Action	A-50, A-76
Adverse Recommendation Change	A-46, A-76
Affiliate	A-76
Aggregate Merger Consideration	A-76
Agreement	A-1, A-76
Alternative Acquisition Agreement	A-44, A-76
Antitrust Laws	A-13, A-76
Blue Sky Laws	A-76
BofA Loan Agreement	A-76
Book-Entry Shares	A-4, A-76
Bribery Act	A-14, A-76
Bridge Commitment Letter	A-31, A-76
Bridge Debt Commitment Documents	A-31, A-76
Bridge Debt Financing	A-31, A-77
Business Day	A-77
Capitalization Date	A-10, A-77
Certificate of Merger	A-2, A-77
Certificates	A-4, A-77
CFIUS	A-77
CFIUS Approval	A-77
CFIUS Turndown	A-77
Closing	A-2, A-77
Closing Date	A-2, A-77
Code	A-77
Collective Agreement	A-19, A-77
Company	A-1, A-77
Company Benefit Plan	A-17, A-77
Company Board	A-1, A-78
Company By-Laws	A-10, A-78
Company Certificate of Incorporation	A-10, A-78
Company Common Stock	A-3, A-78
Company Debt	A-58, A-78
Company Disclosure Letter	A-78
Company Equity Awards	A-78
Company Intellectual Property Rights	A-20, A-78
Company Long-Term Incentive Plan Award	A-78
Company Material Adverse Effect	A-78
Company Material Contract	A-23, A-79
Company Option	A-79
Company Permits	A-13, A-79
Company Products	A-27, A-79
Company Real Property	A-79
Company Recommendation	A-79
Company Related Parties	A-66, A-79
Company Restricted Stock Unit	A-79
Company SEC Documents	A-14, A-79
Company Stock Plan	A-79

A-v

Company Stockholder Advisory Vote	A-12, A-79
Company Stockholder Approval	A-26, A-79
Company Stockholders’ Meeting	A-40, A-79
Company Termination Fee	A-80
Competing Proposal	A-48, A-80
Confidentiality Agreement	A-80
Consent	A-13, A-80
Continuing Employees	A-52, A-80
Contract	A-80
control	A-80
D&O Indemnified Parties	A-49, A-80
Debt Commitment Documents	A-31, A-80
Debt Commitment Letters	A-31, A-80
Debt Financing	A-31, A-80
Debt Financing Sources	A-80
Debt Payoff Amount	A-58, A-80
Delaware Judgment	A-80
DGCL	A-1, A-80
Dissenting Shares	A-9, A-80
DPA	A-80
DTC	A-5, A-81
Effective Time	A-2, A-81
Environmental Laws	A-81
Environmental Report	A-81
ERISA	A-81
ERISA Affiliate	A-18, A-81
Exchange Act	A-81
Exchange Fund	A-4, A-81
Existing D&O Insurance Policies	A-50, A-81
Expenses	A-81
FCPA	A-14, A-81
Financing Agreements	A-55, A-81
Foreign Plan	A-81
GAAP	A-82
Goldman Sachs	A-26, A-82
Governmental Authority	A-82
Hazardous Materials	A-82
HSR Act	A-82
Intellectual Property Rights	A-20, A-82
International Trade Laws	A-14, A-82
Intervening Event	A-49, A-82
IRS	A-82
Knowledge	A-82
Law	A-83
Leased Real Property	A-25, A-83
Letter of Credit	A-31, A-83
Lien	A-83
LTIP Payment	A-8, A-83
Merger	A-1, A-83
Merger Consideration	A-4, A-83
New York Stock Exchange	A-83
Notice of Adverse Recommendation	A-46, A-83

A-vi

Notice of Superior Proposal	A-46, A-83
Omnibus Incentive Plan	A-83
Option Payment	A-7, A-83
Order	A-83
Owned Real Property	A-24, A-83
Parent	A-1, A-83
Parent Board	A-1, A-83
Parent Material Adverse Effect	A-83
Parent Organizational Documents	A-83
Parent Related Parties	A-67, A-84
Parent Stockholder Approval	A-84
Parent Stockholders’ Meeting	A-41, A-84
Parent Termination Fee	A-84
Paying Agent	A-4, A-84
Paying Agent Agreement	A-4, A-84
Permitted Lien	A-84
Person	A-84
Portuguese Loan Agreements	A-85
Post-Closing Plans	A-52, A-85
Post-Closing Welfare Plans	A-53, A-85
Proxy Statement	A-15, A-85
Release	A-85
Remedy	A-42, A-85
Representatives	A-44, A-85
Restricted Stock Unit Payment	A-7, A-85
Sanction	A-85
SEC	A-85
Secretary of State	A-2, A-85
Securities Act	A-85
Shareholder Debt Commitment Documents	A-31, A-85
Shareholder Debt Financing	A-31, A-85
Shareholder Lender	A-31, A-85
Shareholder Loan Commitment Letter	A-31, A-85
Significant Customer	A-27, A-85
Significant Supplier	A-27, A-85
Solvent	A-33, A-86
Subsidiary	A-86
Superior Proposal	A-49, A-86
Surviving Corporation	A-2, A-86
Tax Returns	A-86
Taxes	A-86
Termination Date	A-62, A-86
Third Party	A-86
Transaction Consent	A-57, A-86
Transaction Material Adverse Effect	A-86
U.S.	A-86
USA PATRIOT Act	A-86
Voting Agreement	A-2, A-86
WARN Act	A-20, A-86

A-vii

THIS AGREEMENT AND PLAN OF MERGER, dated as of November 11, 2019 (this “Agreement”), is made by and among Yageo Corporation, a corporation organized under the Laws of the Republic of China (“Parent”), Sky Merger Sub Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Acquisition Sub”), and KEMET Corporation, a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the board of directors of the Company (the “Company Board”) has determined that it is advisable to, fair to and in the best interests of the Company and its stockholders to effect a merger (the “Merger”) of Acquisition Sub with and into the Company pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of Acquisition Sub (the “Acquisition Sub Board”) has unanimously determined that it is advisable to, fair to and in the best interests of Acquisition Sub and its stockholder to effect the Merger of Acquisition Sub with and into the Company pursuant to the DGCL upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Company Board has, at a duly held meeting, approved resolutions that (i) determined that the terms and conditions of this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and the Company’s stockholders, (ii) authorized the execution and delivery of this Agreement and declared advisable and approved the consummation of the transactions contemplated by this Agreement, including the Merger, (iii) directed that this Agreement be submitted for consideration at a meeting of the Company’s stockholders and (iv) subject to the terms of this Agreement, resolved to make the Company Recommendation;

WHEREAS, the Acquisition Sub Board has, by resolutions duly adopted by the requisite vote of the directors, (i) authorized the execution and delivery of this Agreement and declared advisable and approved the consummation of the transactions contemplated by this Agreement, including the Merger, (ii) directed that this Agreement be submitted for consideration by Acquisition Sub’s sole stockholder and (iii) recommended that the sole stockholder of Acquisition Sub approve the Merger, and the sole stockholder of Acquisition Sub, has approved this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger;

WHEREAS, the board of directors of Parent (the “Parent Board”) has, by resolutions duly adopted by the requisite vote of the directors, (i) adopted this Agreement and approved the consummation of the transactions contemplated by this Agreement, including the Merger, (ii) determined that this Agreement and the transactions contemplated by this Agreement are advisable and in the best interests of Parent and its stockholders, and (iii) if a meeting of Parent’s stockholders to approve this Agreement is required to be held, directed that this Agreement and the Merger be submitted to a meeting of Parent’s stockholders for approval by Parent’s stockholders;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, certain stockholders of Parent are executing voting agreements in favor of the Company concurrently with the execution of this Agreement, substantially in the form attached hereto as Exhibit D (the “Voting Agreement”), pursuant to which such stockholders have agreed, among other things, to vote all securities of Parent owned by them in favor of the approval and adoption of this Agreement and the Merger, if a meeting of Parent’s stockholders to approve this Agreement is required to be held by applicable Law; and

WHEREAS, each of Parent, Acquisition Sub and the Company desires to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Defined terms used in this Agreement have the respective meanings ascribed to them by definition in this Agreement or in Exhibit A.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Acquisition Sub shall be merged with and into the Company, whereupon the separate existence of Acquisition Sub shall cease, and the Company shall continue under the name “KEMET Corporation” as the surviving corporation (the “Surviving Corporation”) and shall continue to be governed by the Laws of the State of Delaware.

Section 2.2 The Closing. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at 9:00 a.m. (New York City time) on a date to be specified by the parties hereto, but no later than the fifth (5th) Business Day after the satisfaction or waiver of all of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, or by the electronic exchange of documents, unless another time, date or place is agreed to in writing by the parties hereto (such date, the “Closing Date”).

Section 2.3 Effective Time.

(a) Concurrently with the Closing, the Company, Parent and Acquisition Sub shall cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware (the “Secretary of State”) in accordance with the relevant provisions of the DGCL and any other applicable Law of the State of Delaware. The Merger shall become effective on the date and time at which the Certificate of Merger has been duly filed with the Secretary of State or such other date and time as may be agreed to by Parent and the Company and as set forth in the Certificate of Merger in accordance with the DGCL (such date and time hereinafter referred to as the “Effective Time”).

(b) The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, from and after the Effective Time, (i) the Company shall be the surviving corporation in the Merger, (ii) all the property, rights, privileges, immunities, powers, franchises and liabilities of the Company and Acquisition Sub are vested in the Surviving Corporation, (iii) the separate existence of Acquisition Sub shall cease and (iv) the Company shall continue to be governed by the Laws of the State of Delaware.

Section 2.4 Certificate of Incorporation and By-Laws. At the Effective Time, the certificate of incorporation and by-laws of the Surviving Corporation shall be amended and restated to be identical to the certificate of incorporation and by-laws set forth on Exhibit B and Exhibit C, respectively, until thereafter further amended in accordance with applicable Law, the applicable provisions of the certificate of incorporation and by-laws of the Surviving Corporation and the applicable requirements set forth in Section 6.6.

Section 2.5 Board of Directors. The board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the Acquisition Sub Board immediately prior to the Effective Time, each to serve in accordance with the certificate of incorporation and by-laws of the Surviving Corporation until their respective successors shall have been duly elected and qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

Section 2.6 Officers. From and after the Effective Time, the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law or their earlier death, resignation or removal.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 3.1 Effect on Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Acquisition Sub or the holders of any securities of the Company or Acquisition Sub:

(a) Cancellation of Company Securities. Each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) held by the Company or held, directly or indirectly, by Parent or Acquisition Sub immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist as issued or outstanding shares, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(b) Conversion of Company Securities. Except as otherwise provided in this Agreement, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares canceled and retired pursuant to Section 3.1(a) and any Dissenting Shares) shall be converted into the right to receive $27.20 per share of Company Common Stock in cash, without interest (the “Merger Consideration”). Each share of Company Common Stock to be converted into the right to receive the Merger Consideration as provided in this Section 3.1(b) shall no longer be issued or outstanding and shall be automatically canceled and shall cease to exist, and the holders of certificates (the “Certificates”) or book-entry shares (“Book-Entry Shares”) which immediately prior to the Effective Time represented such shares of Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 3.2(b), the Merger Consideration, without interest thereon.

(c) Conversion of Acquisition Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, $0.01 par value per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid share of common stock, $0.01 par value per share, of the Surviving Corporation and constitute the only issued or outstanding shares of capital stock of the Surviving Corporation.

(d) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Company Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split) or similar event, or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration shall be equitably adjusted to provide the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 3.1(d) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 3.2 Payment for Securities; Exchange of Certificates.

(a) Designation of Paying Agent; Deposit of Exchange Fund. Prior to the Closing, Parent shall designate a reputable bank or trust company (the “Paying Agent”) that is organized and doing business under the Laws of the U.S., the identity and the terms of appointment of which to be reasonably acceptable to the Company, to act as Paying Agent for the payment of the Merger Consideration as provided in Section 3.1(b), and shall enter into an agreement (the “Paying Agent Agreement”) relating to the Paying Agent’s responsibilities with respect thereto, in form and substance reasonably acceptable to the Company. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited with the Paying Agent, cash constituting an amount equal to the Aggregate Merger Consideration as reduced pursuant to the third sentence of Section 3.6 (such Aggregate Merger Consideration as deposited with the Paying Agent, the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 3.1(b), Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payments in full. Parent shall cause the Exchange Fund to be (A) held for the benefit of the holders of Company Common Stock and (B) applied promptly to make payments pursuant to Section 3.1(b). The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 3.1, except as expressly provided for in this Agreement.

(b) Procedures for Exchange.

(i) Certificates. As promptly as reasonably practicable following the Effective Time, and in any event not later than two (2) Business Days thereafter, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock: (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent and which shall be in the form and have such other provisions as Parent and the Company may reasonably specify and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted pursuant to this Agreement (which instructions shall be in the form and have such other provisions as Parent and the Company may reasonably specify).

(ii) Book-Entry Shares. As promptly as reasonably practicable following the Effective Time and in any event not later than the second (2nd) Business Day thereafter, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Book-Entry Share not held through The Depository Trust Company (“DTC”)

(and to deliver to DTC, in the case of holders of Book-Entry Shares held through DTC) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (A) a letter of transmittal, which shall be in the form and have such other provisions as Parent and the Company may reasonably specify, and (B) instructions for returning such letter of transmittal in exchange for the right to receive the Merger Consideration into which the number of shares of Company Common Stock previously represented by such Book-Entry Shares shall have been converted pursuant to this Agreement (which instructions shall be in the form and have such other provisions as Parent and the Company may reasonably specify). Notwithstanding anything to the contrary contained in this Agreement, no holder of Book-Entry Shares shall be required to deliver a Certificate to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 3.1(b).

(c) Timing of Exchange. Upon surrender of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Paying Agent, together with, in the case of Certificates and Book-Entry Shares not held through DTC, a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, or, in the case of Book-Entry Shares held through DTC, receipt of an “agent’s message” by the Paying Agent, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share upon the later to occur of (i) the Effective Time or (ii) the Paying Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, in accordance with Section 3.2(b), as applicable, and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith canceled. The Paying Agent Agreement shall provide that the Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Shares.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates or Book-Entry Shares for one (1) year after the Effective Time shall be delivered to the Surviving Corporation, upon written demand, and any such holders prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation as a general creditor thereof for payment of their claims for the Merger Consideration in respect thereof.

(e) No Liability. None of Parent, Acquisition Sub, the Company, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any Person in respect of any cash held in the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book-Entry Shares shall not have been surrendered immediately prior to the date on which any cash in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Authority, any such cash in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Investment of Exchange Fund. The Paying Agent Agreement shall provide that the Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment shall relieve Parent or the Paying Agent from making the payments required by this Article III, and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Company Common Stock in the amount of such losses, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (iii) all such investments shall be in short-term obligations of the U.S. with maturities of no more than thirty (30) days or guaranteed by the U.S. and backed by the full faith and credit of the U.S. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as directed by Parent.

(g) Withholding. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration and any amounts otherwise payable pursuant to this Agreement to any Person such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code and the Treasury Regulations or any provision of applicable federal, state, local or non-U.S. Tax Law. To the extent that amounts are so deducted and withheld and paid over to the appropriate Governmental Authority, such amounts (i) shall be promptly remitted by Parent, the Surviving Corporation or the Paying Agent, as applicable, to the applicable Governmental Authority and (ii) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Parent represents that it is not aware of any obligation under applicable Tax Law (as of the date of this Agreement) to deduct or withhold any amount in respect of Taxes from payments under this Agreement (other than compensatory payments to employees). To the extent that Parent becomes aware that payments under this Agreement (other than compensatory payments to employees) may be subject to withholding Taxes, Parent shall use commercially reasonable efforts to promptly notify the Company and the parties shall cooperate in good faith to minimize or eliminate the amount of any such withholding.

Section 3.3 Company Options, Company Restricted Stock Units and Company Long-Term Incentive Plan Awards.

(a) Treatment of Company Options. As of the Effective Time, each Company Option (whether or not vested) that is outstanding immediately prior thereto shall be canceled and shall entitle the holder thereof to receive in exchange therefor, an amount in cash (subject to any applicable withholding or other Taxes or other amounts required by applicable Law to be withheld) equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Option and (ii) the excess, if any, of the Merger Consideration, over the exercise price per share of Company Common Stock underlying such Company Option (the “Option Payment”). Following the Effective Time, any such canceled Company Option shall no longer be exercisable and shall only entitle the Company Option holder to the Option Payment; provided that if the exercise price per share of Company Common Stock underlying such Company Option is equal to or greater than the Merger Consideration, such Company Option shall be canceled without any cash payment or other consideration being made in respect thereof. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay through the payroll of the Surviving Corporation (or the relevant employer subsidiary) to each holder of a Company Option the Option Payment (if any) within five (5) Business Days following the Effective Time.

(b) Treatment of Company Restricted Stock Units. As of the Effective Time, each Company Restricted Stock Unit (whether or not vested) that is outstanding immediately prior thereto shall be canceled and shall entitle the holder thereof to receive in exchange therefor, an amount in cash (subject to any applicable withholding or other Taxes or other amounts required by applicable Law to be withheld) equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Restricted Stock Unit and (ii) the Merger Consideration (the “Restricted Stock Unit Payment”). The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay through the payroll of the Surviving Corporation (or the relevant employer subsidiary) to each holder of a Company Restricted Stock Unit the Restricted Stock Unit Payment within five (5) Business Days following the Effective Time.

(c) Treatment of Long-Term Incentive Plan Awards. As of the Effective Time, each Company Long-Term Incentive Plan Award (whether or not vested) that is outstanding immediately prior thereto shall be canceled and shall entitle the holder thereof to receive in exchange therefor, an amount in cash (subject to any applicable withholding or other Taxes or other amounts required by applicable Law to be withheld) equal to: (i) with respect to the time-based vesting portion of such Company Long-Term Incentive Plan Award, the product of (A) the total number of shares of Company Common Stock subject thereto and (B) the Merger Consideration and (ii) with respect to the performance-based vesting portion of such Company Long-Term Incentive Plan Award, the total value of the payout (whether in the form of cash or equity-based awards) that would have been earned assuming (A) for each Company Long-Term Incentive Plan Award relating to the two (2) year performance period ending on March 31, 2020, the maximum level of achievement of the applicable performance targets and (B) for each Company Long-Term Incentive Plan Award relating to the two (2) year performance period ending on March 31, 2021, the greater of target and actual level of achievement of the applicable performance targets (each such amount, together with the amount set forth in clause (i) above, the “LTIP Payment”). The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay through the payroll of the Surviving Corporation (or the relevant employer subsidiary) to each holder of a Company Long-Term Incentive Plan Award the LTIP Payment within five (5) Business Days following the Effective Time.

(d) Section 409A. Notwithstanding anything herein to the contrary, with respect to any Company Equity Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that the Company determines prior to the Effective Time is not eligible to be canceled in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B), such payment will be made at the earliest time permitted under the applicable Company Equity Award that will not trigger a Tax or penalty under Section 409A of the Code.

(e) If any payment owed to a holder of any Company Equity Award pursuant to Sections 3.3(a), 3.3(b) or 3.3(c), as applicable, cannot be made through the Surviving Corporation’s payroll system or payroll provider, then the Surviving Corporation shall issue a check for such payment to such holder (subject to any applicable withholding or other Taxes or other amounts required by applicable Law to be withheld), which check shall be sent by courier to such holder promptly following the Effective Time (but in no event more than five (5) Business Days thereafter).

(f) Corporate Actions. At or prior to the Effective Time, the Company, the Company Board and the Compensation Committee of the Company Board, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 3.3.

Section 3.4 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to which the holder thereof is entitled pursuant to this Article III.

Section 3.5 Transfers; No Further Ownership Rights. After the Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If Certificates or Book-Entry Shares are presented to the Surviving Corporation, Parent or Paying Agent for transfer following the Effective Time, they shall be canceled against delivery of the applicable Merger Consideration, as provided for in Section 3.1(b), for each share of Company Common Stock formerly represented by such Certificates or Book-Entry Shares. Payment of the Merger Consideration in accordance with the terms of this Article III, and, if applicable, any unclaimed dividends upon the surrender of Certificates, shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates or Book-Entry Shares.

Section 3.6 Dissenting Shares. Notwithstanding any other provision of this Agreement to the contrary, to the extent that holders thereof are entitled to appraisal rights under Section 262 of the DGCL, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his or her demand for appraisal rights under Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his or her right to appraisal and payment under the DGCL (whether occurring before, at or after the Effective Time), such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares shall not be deemed to be Dissenting Shares. The Aggregate Merger Consideration shall be reduced, on a dollar-for-dollar basis, as if the holder of such Dissenting Shares had not been a stockholder on the Closing Date. The Company shall give prompt written notice to Parent of any demands for appraisal of any shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company relating to appraisal demands, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company Disclosure Letter (subject to Section 9.3(b)) or in the Company SEC Documents filed by the Company with the SEC not less than two (2) Business Days prior to the date of this Agreement (other than any disclosures set forth under the headings “Risk Factors” or “Forward-Looking Statements” and any other disclosures included therein to the extent they are predictive, cautionary or forward-looking in nature) to the extent that the applicable disclosure in the Company Disclosure Letter or the Company SEC Documents is such that its relevance to a representation or warranty contained in this Article IV is reasonably apparent on the face of such disclosure, the Company hereby represents and warrants to Parent as follows:

Section 4.1 Organization and Qualification; Subsidiaries. Each of the Company and its Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to own, lease and operate its properties, rights and assets and to conduct its business as it is now being conducted, except where the failure to be in good standing or to have such power and authority would not have a Company Material

Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership, leasing or operating of its assets, rights or properties, or nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect. The Company’s Second Restated Certificate of Incorporation (as may be further amended from time to time, the “Company Certificate of Incorporation”) and the Company’s Amended and Restated By-Laws (as may be further amended from time to time, the “Company By-Laws”), in each case, as currently in effect, are included in the Company SEC Documents, and the Company is not in violation of any provision of such documents, except as would not be material to the Company.

Section 4.2 Capitalization.

(a) As of the close of business on November 7, 2019 (the “Capitalization Date”), the authorized capital stock of the Company consists of (i) 175,000,000 shares of Company Common Stock, 58,092,446 of which were issued and outstanding, and none of which were held in treasury, (ii) 10,000,000 shares of preferred stock, par value $0.10 per share, of the Company, of which 120,000 shares are classified as Junior Participating Preferred Stock, Series A (no shares of which were issued and outstanding) and (iii) zero shares of non-voting common stock, par value $0.01 per share, of the Company. Except as set forth on Section 4.2(d) of the Company Disclosure Letter, there are no existing and outstanding (i) options, warrants, calls, phantom stock, subscriptions or other rights, convertible securities, agreements or commitments of any character to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interests in the Company or any of its Subsidiaries or securities convertible into or exchangeable for, or giving any Person a right to subscribe for or acquire, such shares or equity interests, (ii) contractual or other obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock, voting securities or other equity interests of the Company or any of its Subsidiaries or any of the options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments described in clause (i) of this sentence or (iii) voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company. All outstanding shares of Company Common Stock are, and, at the time of issuance, all such shares that may be issued upon the vesting, settlement or exercise, as applicable, of Company Equity Awards will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any preemptive or similar rights, purchase option, call rights, rights of first refusal or similar rights. None of the Company’s Subsidiaries owns any shares of Company Common Stock. Since the Capitalization Date, no shares of capital stock of the Company, no capital stock or other equity interests of any of the Company’s Subsidiaries, and no other securities directly or indirectly convertible into, or exchangeable or exercisable for, capital stock of the Company, or capital stock or other equity interests of any of the Company’s Subsidiaries, have been issued (including any dividend equivalent rights or phantom stock units), other than shares of Company Common Stock issued upon the exercise of Company Options or shares of Company Common Stock issued upon the vesting of Company Restricted Stock Units or Company Long-Term Incentive Plan Awards outstanding as of the close of business on the Capitalization Date.

(b) All of the outstanding shares of capital stock or equivalent equity interests of each of the Company’s Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company or the relevant wholly owned Subsidiary (except for de minimis equity interests held by a Third Party for local regulatory reasons as set forth on Section 4.2(b) of the Company Disclosure Letter) and free and clear of all Liens except for ordinary restrictions on transfer imposed by applicable securities laws and Permitted Liens. Each of the outstanding shares of capital stock or voting securities of, or other equity interests in, each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable (in each case, to the extent applicable) and not subject to or issued in violation of preemptive or similar rights, purchase option, call rights, rights of first refusal or similar rights. Section 4.2(b) of the Company Disclosure Letter sets forth all of the Subsidiaries of the Company and the ownership of equity interests in such Subsidiary by the Company or its Subsidiaries and any other Person. The certificates of incorporation or by-laws (or equivalent organizational documents) of each Subsidiary of the Company as in effect as of the date of this Agreement have been made available to Parent. None of the Company’s Subsidiaries are in material violation of any of their respective certificates of incorporation or by-laws (or equivalent organizational documents).

(c) Except as set forth on Section 4.2(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries owns any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity, other than a Subsidiary of the Company.

(d) Section 4.2(d) of the Company Disclosure Letter sets forth, as of the Capitalization Date, a list of all outstanding Company Equity Awards, the number of shares of Company Common Stock subject to each such Company Equity Award (calculated using target-level performance for all applicable Company Equity Awards), the grant date, and to the extent applicable, the exercise price per share. Each Company Equity Award was granted in material compliance with all applicable securities Laws, the applicable provisions of Section 409A of the Code and all of the terms and conditions of the Company Stock Plan pursuant to which it was issued. All Company Options granted by the Company have been granted having a per share exercise price at least equal to the fair market value of the underlying equity on the date the Company Option was granted, and have not otherwise been modified within the meaning of Section 409A of the Code and associated Treasury Department guidance.

Section 4.3 Authority Relative to Agreement.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, perform its covenants and obligations hereunder and, subject to obtaining the Company Stockholder Approval and the occurrence of the stockholder advisory vote contemplated by Rule 14a-21(c) under the Exchange Act, regardless of the outcome of such advisory vote (the “Company Stockholder Advisory Vote”), to consummate the transactions contemplated by this Agreement, including the Merger. The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, have been duly and validly authorized by all necessary corporate action by the Company, and except for the Company Stockholder Approval and the occurrence of the Company Stockholder Advisory Vote, no other corporate action or proceeding on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforceability may be subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The Company Board has, at a duly held meeting, approved resolutions by the requisite vote of the directors that (i) determined that the terms and conditions of this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Company and the Company’s stockholders, (ii) authorized the execution and delivery of this Agreement and declared advisable and approved the consummation of the transactions contemplated by this Agreement, including the Merger, (iii) directed that this Agreement be submitted for a vote at a meeting of the Company’s stockholders and (iv) resolved to make the Company Recommendation (provided that any change or other modification or rescission of such recommendation by the Company Board in accordance with Section 6.5 shall not be a breach of the representation in this clause (iv)).

Section 4.4 No Conflict; Required Filings and Consents.

(a) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated by this Agreement will (i) violate any provision of the Company Certificate of Incorporation or the Company By-Laws or the equivalent organizational documents of any Subsidiary of the Company or (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 4.4(b) have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property, right or asset of the Company or any of its Subsidiaries is bound or affected or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, modification, acceleration or cancellation of, or loss of any benefit under, any Contract (other than any Company Benefit Plan) to which the Company or any of its Subsidiaries is a party, or by which any of their respective properties, rights or assets is bound, or result in the creation of a Lien (other than any Permitted Lien or any Lien created as a result of any action taken by Parent or Acquisition Sub), upon any of the properties, rights or assets of the Company or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii) any such conflict, violation, breach, default, termination, modification, acceleration, cancellation, loss of benefit or Lien that would not have a Company Material Adverse Effect or a Transaction Material Adverse Effect.

(b) No consent, approval, clearance, license, permit, order or authorization (each of the foregoing, a “Consent”) of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement, other than (i) the applicable reporting or other requirements of and filings with the SEC under the Exchange Act (including the filing of the Proxy Statement), (ii) the filing of the Certificate of Merger with the Secretary of State in accordance with the DGCL and appropriate documents with the relevant authorities of the other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (iii) the applicable requirements under corporation or Blue Sky Laws of various states, (iv) such filings as may be required in connection with the Taxes described in Section 8.7, (v) filings with the NYSE, (vi) submission of a filing to CFIUS as described in Section 6.3(d) and receipt of CFIUS Approval, (vii) compliance with and filings or notifications under the HSR Act and any other applicable U.S. or foreign competition, antitrust, or merger control Laws (together with the HSR Act, “Antitrust Laws”) or applicable foreign investment Laws and (viii) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not have a Company Material Adverse Effect (provided that subclause (v) in the definition of “Company Material Adverse Effect” shall be disregarded for purposes of this Section 4.4(b)) or a Transaction Material Adverse Effect.

Section 4.5 Permits; Compliance With Laws.

(a) The Company and its Subsidiaries are in possession of all franchises, grants, accreditations, registrations, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for the Company and its Subsidiaries to carry on their respective business as it is now being conducted or to own, lease or operate their properties (the “Company Permits”) and all Company Permits are in full force and effect and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where the failure to be in possession of or be in full force and effect, or the suspension or cancellation of, any of the Company Permits would not have a Company Material Adverse Effect. No default has occurred under, and there exists no event that, with or without notice, lapse of time or both, would result in a default under, or would give to others any right of revocation, non-renewal, adverse modification or cancellation of any Company Permit, and neither the Company nor any of its Subsidiaries has received any cease and desist letters or written inquiries from any Governmental Authority with respect to any such Company Permit, except, in each case, as would not have a Company Material Adverse Effect.

(b) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries are, and since April 1, 2017, have been, in compliance with and not in default or violation of any (i) Law applicable to the Company, any of its Subsidiaries or by which any of their respective properties, rights or assets are bound or (ii) Company Permit. Notwithstanding the foregoing, no representation or warranty in Section 4.5(a) or this Section 4.5(b) is made with respect to Company SEC Documents or financial statements, “disclosure controls and procedures” or “internal control over financial reporting,” employee benefits matters, Intellectual Property Rights matters, Tax matters, real property matters or environmental matters, which are addressed exclusively in Section 4.6 (Company SEC Documents; Financial Statements), Section 4.8 (Disclosure Controls and Procedures), Section 4.12 (Employee Benefit Plans), Section 4.14 (Intellectual Property Rights), Section 4.15 (Taxes), Section 4.17 (Real Property) and Section 4.18 (Environmental), respectively.

(c) Except as would not have a Company Material Adverse Effect, none of the Company, its Subsidiaries, or any of their respective directors, officers, employees, distributors, suppliers, agents, or other Persons acting for or on behalf of any of any of the foregoing (a) has used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, or (b) has taken any act that would cause the Company or any of its Subsidiaries to be violation of any provision of the Foreign Corrupt Practices Act of 1977 (the “FCPA”), the UK Bribery Act 2010 (“Bribery Act”), or any other applicable anti-corruption laws. The Company and its Subsidiaries have implemented and maintain in effect policies and procedures designed to ensure compliance by the Company and its Subsidiaries and their respective directors, officers, employees, distributors, suppliers, agents, and other Persons acting for or on behalf of any of any of the foregoing with the FCPA, the Bribery Act, and any other applicable anti-corruption laws.

(d) Except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries is in compliance and has for the past five (5) years complied with all applicable U.S. import and export control laws, including statutory and regulatory requirements under the Arms Export Control Act (22 U.S.C. § 2778), the International Traffic in Arms Regulations (22 C.F.R. pt. 120 et seq.), the Export Administration Regulations (15 C.F.R. pt. 730 et seq.), and

applicable Sanctions (collectively, the “International Trade Laws”). Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, other communication during the past five (5) years from any Governmental Authority that alleges that the Company or any Subsidiary is not, or may not be, in compliance with, or has, or may have, any liability under, applicable International Trade Laws.

Section 4.6 Company SEC Documents; Financial Statements.

(a) Since April 1, 2017, the Company has timely filed or furnished with the SEC all material forms, documents and reports required to be filed or furnished by it with the SEC (such forms, documents and reports filed with the SEC, including any amendments thereto, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time it was filed (or, if amended, as of the date of the last amendment) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC or its staff with respect to the Company SEC Documents, and to the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation or other governmental investigation regarding the accounting practices of the Company. None of the Subsidiaries of the Company is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act. The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the listing and corporate governance rules and regulations of the NYSE.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents (i) complied at the time they were filed as to form in all material respects with the applicable accounting requirements and published rules and regulations of the SEC with respect thereto and (ii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and its consolidated statements of operations and consolidated statements of cash flows for the respective periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments, none of which would have a Company Material Adverse Effect, to the absence of notes and to any other adjustments described therein, including in any notes thereto) in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of unaudited statements, as permitted by Form 10-Q, Form 8-K or any successor form or other rules under the Exchange Act).

Section 4.7 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries expressly for inclusion or incorporation by reference in the proxy statement relating to the matters to be submitted to the Company’s stockholders at the Company Stockholders’ Meeting (such proxy statement and any amendments or supplements thereto, the “Proxy Statement”) shall, at the time the Proxy Statement is first mailed to the Company’s stockholders and at the time of the Company Stockholders’ Meeting to be held in connection with the Merger, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or its Representatives in writing expressly for inclusion therein. The Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder and other applicable Law.

Section 4.8 Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 promulgated under the Exchange Act) as required by Rule 13a-15 promulgated under the Exchange Act that (i) in the case of its “disclosure controls and procedures,” are effective to ensure that material information required to be disclosed by the Company is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act and (ii) in the case of its “internal control over financial reporting,” is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and provides reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (A) any “significant deficiency” or “material weakness” (each as defined in Rule 13a-15(f) of the Exchange Act) in the system of internal control over financial reporting utilized by the Company and its Subsidiaries that has not been subsequently remediated or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries. The Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, to the Knowledge of the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent all such disclosures made by management to the Company’s auditors and audit committee since April 1, 2017.

Section 4.9 Absence of Certain Changes or Events. From April 1, 2019 to the date of this Agreement, (a) the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business and (b) there has not been any change, event, occurrence, state of facts, condition, development or circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. From April 1, 2019 to the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action that, if taken during the period from the date of this Agreement to the Effective Time, would be prohibited, limited or circumscribed by subsections (b), (d), (g), (h), (j), (k), (l), (n) or, solely with respect to the foregoing subsections, subclause (s) of Section 6.1.

Section 4.10 No Undisclosed Liabilities. Except (a) as reflected, disclosed or reserved against in the Company’s consolidated balance sheet as of March 31, 2019 or the notes thereto included in the Company’s Annual Report on Form 10-K filed prior to the date of this Agreement for the fiscal year ended March 31, 2019, (b) for liabilities or obligations incurred in the ordinary course of business and consistent with past practice since April 1, 2019, (c) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement, including the Merger, or (d) for liabilities or obligations that would not have a Company Material Adverse Effect, the Company and its Subsidiaries do not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or in the notes thereto) of the Company.

Section 4.11 Litigation. There is, and since April 1, 2019, there has been, no suit, action or proceeding pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, that would have a Company Material Adverse Effect or a Transaction Material Adverse Effect, nor is there any judgment or Order of any Governmental Authority outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Authority involving the Company or any of its Subsidiaries that would have a Company Material Adverse Effect or a Transaction Material Adverse Effect. As of the date of this Agreement, there is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened in writing seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 4.12 Employee Benefit Plans.

(a) Section 4.12(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each material Company Benefit Plan (which list may reference a form of such Company Benefit Plan). For purposes of this Agreement, the term “Company Benefit Plan” shall mean (i) each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) that the Company or any of its Subsidiaries presently sponsors, maintains, participates in, is a party or contributes to and (ii) each other employee benefit plan, policy, program or arrangement, including any stock option, stock purchase, stock appreciation right or other stock or stock-based incentive, cash bonus or incentive compensation, retirement or deferred compensation, profit-sharing, unemployment or severance compensation, change-in-control, fringe benefit, or employment or consulting or independent contractor, agreement, plan, policy, program or arrangement for the benefit of any current or former employee or director of, or other service provider to the Company or any of its Subsidiaries that does not constitute an “employee benefit plan” (as defined in Section 3(3) of ERISA), that the Company or any of its Subsidiaries presently sponsors, maintains, participates in, is a party or contributes to, or with respect to which the Company or any of its Subsidiaries has any obligation to contribute to or could reasonably be expected to have any liability.

(b) The Company has made available to Parent a true and complete copy of each material Company Benefit Plan and all amendments thereto and a true and complete copy of the following items (in each case, only if applicable): (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) for the most recently completed fiscal year, (A) filed annual report on IRS Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, if any, and (iv) the most recently received IRS determination letter or IRS opinion letter.

(c) Except as would not have a Company Material Adverse Effect, each of the Company Benefit Plans has been maintained, operated, administered and funded in accordance with its terms and in compliance with ERISA, the Code and other applicable Laws.

(d) To the Knowledge of the Company, none of the Company, its Subsidiaries, any Company Benefit Plan, any trust created thereunder, or any trustee or administrator thereof has engaged in a transaction in connection with which the Company, any Subsidiary, any Company Benefit Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Company Benefit Plan or any such trust would reasonably be expected to be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

(e) (i) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Company Benefit Plan as to its qualified status under the Code, or with respect to a prototype Company Benefit Plan, the prototype sponsor has received a favorable IRS opinion letter, or the Company Benefit Plan or prototype sponsor has remaining a period of time under applicable Code regulations or pronouncements of the IRS in which to apply for such a letter and make any amendments necessary to obtain a favorable determination or opinion as to the qualified status of each such Company Benefit Plan and (ii) to the Knowledge of the Company, no event has occurred and no circumstances exist since the most recent determination or opinion letter or application therefor relating to any such Company Benefit Plan that would reasonably be expected to adversely affect the qualification of such Company Benefit Plan.

(f) Neither the Company, its Subsidiaries or any Person that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with the Company, in each case, as defined in Sections 414(b), (c), (m) or (o) of the Code (each, an “ERISA Affiliate”) has maintained, contributed to, been required to contribute to any plan subject to Title IV or Section 302 of ERISA, or otherwise had any liability under Title IV or Section 302 of ERISA, within the six (6)-year period preceding the Effective Time. No Company Benefit Plan is (i) a “multiple employer plan” (within the meaning of the Code or ERISA), (ii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) or (iii) a “funded welfare benefit plan” subject to Section 419 of the Code.

(g) Except as would not have a Company Material Adverse Effect, there are no claims pending, or, to the Knowledge of the Company, threatened actions, suits, disputes or claims (other than routine claims for benefits) against or affecting any Company Benefit Plan, by any employee or beneficiary covered under such Company Benefit Plan, as applicable, or otherwise involving such Company Benefit Plan.

(h) Neither the execution or delivery of this Agreement nor the consummation of the Merger will, either alone or in combination with another event: (i) except as expressly provided in this Agreement, entitle any current or former director, employee, consultant or independent contractor of the Company or any of its Subsidiaries to any payment; (ii) increase the amount or value of any benefit, severance or compensation or other obligation payable or required to be provided to any such director, employee, consultant or independent contractor, or any Company Benefit Plan; (iii) except as expressly provided in this Agreement, accelerate the time of payment or vesting of amounts due to any such director, employee, consultant or independent contractor or accelerate the time of any funding (whether to a trust or otherwise) of compensation or benefits in respect of any of the Company Benefit Plans; (iv) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the Effective Time; or (v) require a “gross-up,” indemnification for or payment to any individual for any Taxes imposed under Section 409A or Section 4999 of the Code.

(i) Neither the Company nor its Subsidiaries has any material obligations for post-termination health or life insurance benefits under any Company Benefit Plan (other than for continuation coverage required to be provided pursuant to Section 4980B of the Code).

(j) Except as would not have a Company Material Adverse Effect, each Foreign Plan (i) has been maintained, operated and administered in compliance with its terms and in compliance with applicable Laws; (ii) if required to be registered or approved by a non-U.S. Governmental Authority, has been registered or approved and has been maintained in good standing with applicable regulatory authorities, and, to the Knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Foreign Plan that would reasonably be expected to adversely affect any such approval or good standing; (iii) that is intended to qualify for special Tax treatment meets all requirements for such treatment; (iv) if required to be fully funded, book-reserved or fully insured, is fully funded, book-reserved or fully insured, as applicable, on an ongoing and termination or solvency basis (in each case, determined using reasonable actuarial assumptions) in compliance with applicable Laws; and (v) is not subject to any pending or, to the Knowledge of the Company, threatened claims by or on behalf of any participant in any Foreign Plan, or otherwise involving any such Foreign Plan or the assets of any Foreign Plan, other than routine claims for benefits.

Section 4.13 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to or bound by any works council or collective bargaining agreement (each, a “Collective Agreement”), other than industry-wide agreements outside of the U.S. As of the date of this Agreement, there are no material labor-related strikes, walkouts or other material work stoppages pending or, to the Knowledge of the Company, threatened in writing. To the Knowledge of the Company, there is no pending organizing campaign and no labor union or works council has made a pending written demand for recognition or certification, in each case, with respect to any employees of the Company or any of its Subsidiaries.

(b) The Company and its Subsidiaries are in compliance with applicable Laws with respect to employment (including applicable Laws regarding wage and hour requirements, immigration, discrimination or harassment in employment, terms and conditions of employment, termination of employment, occupational safety and health, employee whistle-blowing, employee privacy, background checks and other consumer reports regarding employees and applicants, employment practices, labor relations, collective bargaining, unemployment insurance, classification of workers as independent contractors, classification of employees as overtime exempt, the collection and payment of withholding and/or social security taxes and any similar tax and workers’ compensation), except for such noncompliance that has not had, and would not have a Company Material Adverse Effect.

(c) Except as would not have a Company Material Adverse Effect, there are, and since April 1, 2019, there have been, no claims, complaints or charges with respect thereto against the Company or any of its Subsidiaries before the Department of Labor or any similar state, local or foreign agency or before any court or other Governmental Authority or any other person or entity with respect to employees of the Company or any of its Subsidiaries, nor to the Knowledge of the Company are any such claims, complaints or charges threatened in writing.

(d) Since April 1, 2017, neither the Company nor any of its Subsidiaries has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the United States Workers Adjustment and Retraining Notification Act or any similar state or local Law (collectively, the “WARN Act”), issued any notification of a plant closing or mass layoff required by the WARN Act, or incurred any liability or obligation under the WARN Act that remains unsatisfied.

Section 4.14 Intellectual Property Rights.

(a) Section 4.14(a) of the Company Disclosure Letter sets forth a true and complete list in all material respects as of the date of this Agreement of all material worldwide registrations and applications included in the Company Intellectual Property Rights. Except as would not have a Company Material Adverse Effect, all registrations and applications listed on Section 4.14(a) of the Company Disclosure Letter are subsisting and unexpired and, to the Knowledge of the Company, valid and enforceable. Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries own, free and clear of all Liens (other than Permitted Liens) all registrations and applications listed in Section 4.14(a) of the Company Disclosure Letter and all unregistered Intellectual Property Rights that the Company owns or purports to own and are used in and material to the business of the Company and its Subsidiaries as currently conducted. Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received, in the past twenty-four (24) month period, any written charge, complaint, claim, demand or notice challenging the validity of any Intellectual Property Rights owned by the Company and its Subsidiaries (the “Company Intellectual Property Rights”).

(b) The conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe upon any Intellectual Property Rights other than patents (and to the Knowledge of the Company, patents) of any other Person, except for any such infringement that would not have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received, in the past twenty-four (24) month period, any written charge, complaint, claim, demand or notice alleging any such infringement by the Company or any of its Subsidiaries that has not been settled or otherwise fully resolved, except for any such infringement that would not have a Company Material Adverse Effect. To the Knowledge of the Company, as of the date of this Agreement, no other Person is infringing any Company Intellectual Property Rights, except for any such infringement as would not have a Company Material Adverse Effect. This Section 4.14(b) and Section 4.11 constitute the only representations and warranties of the Company with respect to any actual or alleged infringement, misappropriation or other violation of any Intellectual Property Rights of any other Person, and no other representation or warranty of the Company shall be construed to be related thereto.

(c) No software products developed and owned by the Company and its Subsidiaries incorporate any “open source” software in a manner that requires material source code owned by the Company and its Subsidiaries to be disclosed, licensed, publicly distributed, or dedicated to the public, except as would not have a Company Material Adverse Effect.

(d) To the Knowledge of the Company, the Company and its Subsidiaries are in compliance with all applicable Laws and their own public-facing policies relating to privacy, data protection, and the collection and use of personal information collected, used or held for use by the Company and its Subsidiaries, except where the failure to be in compliance would not be material to the Company and its Subsidiaries, taken as a whole.

(e) The Company and its Subsidiaries use commercially reasonable efforts to protect the integrity and security of the information technology systems used in the conduct of their respective businesses. In the past twenty-four (24) month period, neither the Company nor any of its Subsidiaries has experienced any unauthorized access to the information technology systems owned by or used by or on behalf of the Company or its Subsidiaries, except as would not have a Company Material Adverse Effect.

Section 4.15 Taxes.

(a) Except as would not have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have filed all Tax Returns required to be filed, (ii) the Company and its Subsidiaries have paid in full all Taxes (whether or not shown as due on their respective Tax Returns) to the extent payable, or, where payment is not yet due, have made adequate provisions for all Taxes in the financial statements of the Company or its Subsidiaries in accordance with GAAP and (iii) such Tax Returns (taking into account all amendments thereto) are complete and accurate in all material respects.

(b) Except as would not have a Company Material Adverse Effect, no claim has ever been made by a Taxing authority in a jurisdiction where the Company and/or its Subsidiaries do not file Tax Returns that the Company and/or its Subsidiaries is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction.

(c) Except as would not have a Company Material Adverse Effect: (i) neither the Company nor any of its Subsidiaries has received written notice of any audit, examination, investigation or other proceeding from any Governmental Authority in respect of Taxes of the Company or any of its Subsidiaries, which have not been fully paid or settled; (ii) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens; (iii) with respect to any tax years open for audit as of the date of this Agreement, neither the Company nor any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for collection or the assessment of, any Tax due from or with respect to the Company or any of its Subsidiaries for any taxable period; and (iv) no assessment of Tax has been proposed in writing against the Company or any of its Subsidiaries or any of their assets or properties and the Company and its Subsidiaries know of no grounds for any such assessment.

(d) Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2) in any tax year for which the statute of limitations has not expired.

(e) Neither the Company nor any of its Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return provided for under the Laws of the United States with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group the common parent of which is the Company).

(f) Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Law, (ii) is a party to or bound by any Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement (other than any other commercial agreements or contracts not primarily related to Tax or any agreement among or between only the Company and/or any of its Subsidiaries) or (iii) has been either a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code in the two (2) year period ending on the date of this Agreement.

(g) Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries will be required to include any amounts in income, or exclude any item of deduction, for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or existed on or prior to the Closing Date: (i) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), (ii) an installment sale or open transaction, (iii) a prepaid amount, (iv) an intercompany item under Treasury Regulations Section 1.1502-13 or an excess loss account under Treasury Regulations Section 1.1502-19 or (v) a change in the accounting method of the Company or any of its Subsidiaries.

(h) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries have deducted, withheld and timely paid to the appropriate Taxing authority all Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, former employee, independent contractor, creditor, stockholder or other third party or other Person, and have complied with all reporting and record keeping requirements.

(i) The Company was not required to include any amounts in income as a result of the application of Code Section 965, and Company has not made any election pursuant to Code Section 965(h).

(j) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries have collected all sales and use Taxes required to be collected, and have remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authorities, or have furnished properly completed exemption certificates and have maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations.

(k) (i) No representation or warranty is made with respect to the amount or availability of any Tax attribute (including a net operating loss or Tax credit) for any taxable period or portion thereof beginning after the Closing Date, and (ii) except with respect to Section 4.12, the representations in this Section 4.15 are the sole and exclusive representations and warranties concerning Tax matters.

Section 4.16 Material Contracts.

(a) Section 4.16(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each Company Material Contract (other than purchase orders with respect to clause (xi) below). The Company has made available to Parent true and complete copies (including any material amendments or modifications thereto that are currently in effect) of each Company Material Contract. For purposes of this Agreement, “Company Material Contract” means any Contract (other than any Company Benefit Plan) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties, rights or assets are bound, except for this Agreement, that:

(i) constitutes a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the Securities Act);

(ii) is a joint venture, alliance or partnership agreement or similar Contract that is material to the operation of the Company and its Subsidiaries, taken as a whole;

(iii) is a loan, guarantee of indebtedness or credit agreement, note, mortgage, indenture or other binding commitment (other than those solely between the Company and its wholly owned Subsidiaries) relating to indebtedness for borrowed money in an amount in excess of two million dollars ($2,000,000) individually;

(iv) is an acquisition agreement, asset purchase agreement, stock purchase agreement or other similar Contract (other than agreements to purchase or acquire inventory in the ordinary course of business), pursuant to which (A) the Company or any Subsidiary reasonably expects that it is required to pay total consideration (including assumption of debt) after the date of this Agreement in excess of two million dollars ($2,000,000) or (B) any other Person has the right to acquire any assets of the Company or any of its Subsidiaries (or any interests therein) after the date of this Agreement with a purchase price of more than two million dollars ($2,000,000);

(v) is a Contract that involves future expenditures or receipts by the Company or any of its Subsidiaries of more than one million dollars ($1,000,000) in any one (1) year period that cannot be terminated on less than ninety (90) days’ notice without material payment or penalty;

(vi) is a Contract pursuant to which the Company or any of its Subsidiaries is granted or grants any right in or to use any material Intellectual Property Right other than Contracts (A) in which non-exclusive grants of Intellectual Property Rights are made to customers in the ordinary course of business or are incidental and not material to such Contracts or (B) to use commercially available hardware or software, including pursuant to shrink wrap, click through or other standard licensing terms with annual expenditures of less than two million dollars ($2,000,000);

(vii) contains any covenant materially restricting the ability of the Company or any of its Affiliates from operating (A) in any line of business or (B) in any geographical area;

(viii) is a Contract pursuant to which the Company or any of its Subsidiaries is granted any right to use or occupy any Leased Real Property having a remaining term of more than twelve (12) months and involving a payment of more than two hundred thousand dollars ($200,000) annually;

(ix) is a Contract prohibiting or restricting the payment of dividends or distributions in respect of the equity interests of the Company or any of its Subsidiaries, prohibiting the pledge of equity interests of the Company or any of its Subsidiaries or prohibiting the issuance of indebtedness for borrowed money or guarantees by the Company or any of its Subsidiaries;

(x) provides for “exclusivity” or any similar requirement in favor of a third party or a “most favored nation” or similar right to any third party that is material to the business of the Company and its Subsidiaries, taken as a whole;

(xi) is a material Contract with a Significant Customer or Significant Supplier or a material distributor of Company Products; or

(xii) is a settlement, conciliation or similar agreement (A) with any Governmental Authority, (B) which would require the Company or its Subsidiaries, taken as a whole, to pay consideration of more than two million dollars ($2,000,000) after the date of this Agreement or (C) which subjects the Company or any of its Affiliates to any material ongoing obligations or restrictions.

(b) Neither the Company nor any of its Subsidiaries is in breach of or default (with or without notice or lapse of time or both) under the terms of any Company Material Contract where such breach or default would have a Company Material Adverse Effect. To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default (with or without notice or lapse of time or both) would have a Company Material Adverse Effect. Each Company Material Contract is in full force and effect and is a valid and binding obligation of the Company or its Subsidiary and, to the Knowledge of the Company, the other parties thereto, except such as would not, individually or in the aggregate, have a Company Material Adverse Effect; provided that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.17 Real Property.

(a) All material real property owned by the Company or any of its Subsidiaries (collectively, the “Owned Real Property”) is disclosed in Section 4.17(a) of the Company Disclosure Letter. With respect to the Owned Real Property, neither the Company nor any of its Subsidiaries has received written notice of any condemnation proceeding or proposed action or agreement for taking in lieu of condemnation (nor, to their Knowledge, is any such proceeding, action or agreement pending or threatened) with respect to any portion of the Owned Real Property.

(b) All material real property leased, subleased, licensed or otherwise occupied (whether as a tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any of its Subsidiaries (collectively, including the improvements thereon, the “Leased Real Property”; together with the Owned Real Property, the “Company Real Property”) is disclosed in Section 4.17(b) of the Company Disclosure Letter.

(c) As of the date of this Agreement, except as would not have a Company Material Adverse Effect, the Company or one of its Subsidiaries has good and marketable fee simple title (or the local legal equivalent) to all Owned Real Property and valid leasehold, subleasehold or license interests in all Leased Real Property free and clear of all Liens, except Permitted Liens.

(d) As of the date of this Agreement, except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received any written communication from, or given any written communication to, any other party to a lease for Leased Real Property or any lender, alleging that the Company or any of its Subsidiaries or such other party, as the case may be, is in default under such lease.

(e) The Company Real Property constitutes all of the material real property used as of the date of this Agreement in the conduct of the business as conducted by the Company and each of its Subsidiaries. Except as set forth in Section 4.17(e) of the Company Disclosure Letter, there are no leases, subleases, assignments, occupancy agreements or other agreements granting to any Person (other than the Company and its Subsidiaries) the right of use or occupancy of any Company Real Property.

Section 4.18 Environmental. Except as would not have a Company Material Adverse Effect:

(a) the Company and its Subsidiaries are in compliance with all, and have not violated any, applicable Environmental Laws, including possessing all Company Permits required for their operations under applicable Environmental Laws and compliance with the terms of such Company Permits, and all such Company Permits are in full force and effect and no suspension or cancellation of any such Company Permits is pending or, to the Knowledge of the Company, threatened;

(b) there is no pending or, to the Knowledge of the Company, threatened action in writing or suit or proceeding pursuant to any Environmental Law against the Company or any of its Subsidiaries alleging that the Company or any of its Subsidiaries has been or is in violation or potentially in violation of any applicable Environmental Law or otherwise is or may be liable under any applicable Environmental Law, which violation or liability has not been fully and finally resolved, nor is there any judgment, decree or order relating to Environmental Law outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Authority relating to Environmental Law involving, the Company or any of its Subsidiaries;

(c) to the Knowledge of the Company, there is and has been no Release or threatened Release of Hazardous Materials at any property currently or formerly owned, leased, operated by the Company or any of its Subsidiaries or at any other location, that could reasonably be expected to give rise to liability of the Company or any of its Subsidiaries under any Environmental Law; and

(d) neither the Company nor any of its Subsidiaries has assumed or retained, by contract or operation of law, any liability or obligation under any Environmental Law or concerning any Hazardous Materials.

The Company has provided to Parent true and complete copies of all Environmental Reports containing material information relating to any non-compliance with Environmental Laws by the Company or any of its Subsidiaries or Releases of Hazardous Materials for which the Company or any of its Subsidiaries are liable that are in the possession or control of the Company or any of its Subsidiaries.

Section 4.19 Takeover Statutes. Assuming the accuracy of the representation contained in Section 5.12, the Company Board has taken such actions and votes as are necessary to render the provisions of Section 203 of the DGCL and any “fair price,” “moratorium,” “control share acquisition” or any other takeover or anti-takeover statute or similar Law inapplicable to this Agreement, the Merger or any other transactions contemplated by this Agreement.

Section 4.20 Vote Required. Assuming the accuracy of the representation contained in Section 5.12, the approval of this Agreement by the affirmative vote of a majority of the votes entitled to be cast by the holders of outstanding shares of Company Common Stock entitled to vote thereon at the Company Stockholders’ Meeting (the “Company Stockholder Approval”) and the Company Stockholder Advisory Vote (regardless of the outcome of such vote) are the only votes of holders of securities of the Company that are required in connection with the consummation of any of the transactions contemplated by this Agreement.

Section 4.21 Brokers. Except for Goldman Sachs & Co. LLC (“Goldman Sachs”), whose fees and expenses shall be borne solely by the Company, no broker, finder, investment banker, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. Section 4.21 of the Company Disclosure Letter sets forth the Company’s good faith estimate, as of the date hereof, of the aggregate amount of all fees and expenses payable by the Company and its Subsidiaries to Goldman Sachs in connection with the transactions contemplated by this Agreement.

Section 4.22 Opinion of Financial Advisor. The Company Board has received the opinion of Goldman Sachs to the effect that, as of the date of such opinion, and subject to the factors, assumptions, qualifications and limitations set forth in such opinion, the Merger Consideration to be paid to the holders (other than Parent and its Affiliates) of Company Common Stock pursuant to this Agreement is fair from a financial point of view to such holders. A copy of such opinion will promptly be delivered to Parent for informational purposes only following receipt hereof by the Company.

Section 4.23 Insurance. The Company maintains insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice. The Company and its Subsidiaries have paid, or have caused to be paid, all premiums due under such policies and have not received written notice that they are in default with respect to any obligations under such policies other than as would not have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, all errors and omissions, property and casualty, general liability and business interruption insurance policies of the Company and its Subsidiaries and all self-insurance programs and arrangements relating to the business, assets and operations of the Company and its Subsidiaries are in full force and effect. Neither the Company nor any of its Subsidiaries has received any written notice of cancellation or termination with respect to any existing insurance policy that is held by, or for the benefit of, any of the Company or any of its Subsidiaries, other than as would not have a Company Material Adverse Effect.

Section 4.24 Affiliate Party Transactions. Other than the Company Benefit Plans, no Company Related Party is a party to any Contract, transaction, understanding, indebtedness or other arrangements with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any property used by the Company or its Subsidiaries or has engaged in any transaction with any of the foregoing since April 1, 2017 that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act that has not been disclosed.

Section 4.25 Significant Customers and Suppliers.

(a) Neither the Company nor any of its Subsidiaries has any outstanding material disputes concerning any products or services developed, manufactured, marketed, sold, licensed, made available, provided or distributed by the Company or its Subsidiaries (“Company Products”) with any customer who in the fiscal years ended March 31, 2018 or March 31, 2019 was one of the twenty (20) largest customers of Company Products based on amounts paid or payable to the Company or its Subsidiaries by such customers (each, a “Significant Customer”). Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has received any written or oral notice from any Significant Customer that such Significant Customer shall not continue as a customer of the Company or any of its Subsidiaries or that such Significant Customer intends to terminate or materially modify any existing Contracts with the Company or any of its Subsidiaries.

(b) Neither the Company nor any of its Subsidiaries has any outstanding material dispute concerning products and/or services provided by any supplier who in the fiscal years ended March 31, 2018 or March 31, 2019 was one of the twenty (20) largest suppliers of Company Products based on amounts paid or payable by the Company and its Subsidiaries to such supplier (each, a “Significant Supplier”). Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has received any written or oral notice from any Significant Supplier that such Significant Supplier shall not continue as a supplier to the Company or any of its Subsidiaries or that such Significant Supplier intends to terminate or materially modify existing Contracts with the Company or any of its Subsidiaries.

Section 4.26 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article IV, neither the Company nor any other Person makes or has made any representation or warranty of any kind whatsoever, express or implied, at Law or in equity, with respect to the Company, any of its Subsidiaries or their respective business, operations, assets, liabilities, conditions (financial or otherwise), notwithstanding the delivery or disclosure to Parent and the Acquisition Sub or any of their Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, neither the Company nor any other Person makes or has made any express or implied representation or warranty to Parent, Acquisition Sub or any of their respective Representatives with respect to (a) any financial projection, forecast, estimate or budget relating to the Company, any of its Subsidiaries or their respective businesses or, (b) except for the representations and warranties made by the Company in this Article IV, any oral or written information presented to Parent, Acquisition Sub or any of their respective Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the Merger.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Parent and Acquisition Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization and Qualification. Each of Parent and Acquisition Sub is a corporation, partnership or other entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate entity power and authority to own, lease and operate its properties, rights and assets and to conduct its business as it is now being conducted, except where the failure to be in good standing or to have such power and authority would not have a Parent Material Adverse Effect. Each of Parent and Acquisition Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership, leasing or operating of its properties, rights or assets, or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Parent Material Adverse Effect. Parent has, prior to the date of this Agreement, made available to the Company a copy of the Parent Organizational Documents, as currently in effect, and Parent is not in violation of any provision of such documents, except as would not have a Parent Material Adverse Effect.

Section 5.2 Authority Relative to Agreement.

(a) Parent and Acquisition Sub have all necessary corporate power and authority to (a) execute and deliver this Agreement, (b) perform their covenants and obligations hereunder and (c) subject to the Parent Stockholder Approval (if required by applicable Law), consummate the transactions contemplated by this Agreement, including the Merger. The execution, delivery and performance of this Agreement by Parent and Acquisition Sub, and the consummation by Parent and Acquisition Sub of the transactions contemplated by this Agreement, including the Merger, have been duly and validly authorized by all necessary corporate action by Parent and Acquisition Sub, and no other corporate action or proceeding on the part of Parent and Acquisition Sub is necessary to authorize the execution, delivery and performance of this Agreement by Parent and Acquisition Sub and the consummation by Parent and Acquisition Sub of the transactions contemplated by this Agreement, including the Merger. This Agreement has been duly and validly executed and delivered by Parent and Acquisition Sub and, assuming the due authorization, execution and delivery of this Agreement by the other party hereto, constitutes a legal, valid and binding obligation of Parent and Acquisition Sub, enforceable against Parent and Acquisition Sub in accordance with its terms, except that (i) such enforceability may be subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The Parent Board has, by resolutions duly adopted by the requisite vote of the directors, (i) adopted this Agreement and approved the consummation of the transactions contemplated by this Agreement, including the Merger, and (ii) determined that this Agreement and the transactions contemplated by this Agreement are advisable, fair to and in the best interests of Parent and its stockholders, as applicable. Except for the Parent Stockholder Approval (if required by applicable Law), no vote of, or consent by, the holders of any class or series of capital stock of Parent is necessary to authorize the execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated by this Agreement or otherwise required by the Parent Organizational Documents, applicable Law (including any stockholder approval provisions under the rules of any applicable securities exchange) or any Governmental Authority.

(c) The Acquisition Sub Board has, by resolutions duly adopted by the requisite vote of the directors, (i) authorized the execution and delivery of this Agreement and declared advisable and approved the consummation of the transactions contemplated by this Agreement, including the Merger, (ii) directed that this Agreement be submitted for consideration by Acquisition Sub’s sole stockholder and (iii) recommended that the sole stockholder of Acquisition Sub approve the Merger. The sole stockholder of Acquisition Sub, has approved this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, and no further vote is required.

Section 5.3 No Conflict; Required Filings and Consents.

(a) Neither the execution and delivery of this Agreement by Parent and Acquisition Sub nor the consummation by Parent and Acquisition Sub of the transactions contemplated by this Agreement will (i) violate any provision of the Parent Organizational Documents or Acquisition Sub’s or any of Parent’s Subsidiaries’ certificates of incorporation or by-laws (or equivalent organizational documents), (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 5.3(b) have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of any Contract to which Parent or any of its Subsidiaries is a party, or by which any of their respective properties or assets is bound, or result in the creation of a Lien (other than any Permitted Lien or any Lien created in connection with the Debt Financing), upon any of the material property or assets of Parent or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such conflict, violation, breach, default, termination, amendment, acceleration, cancellation, loss of benefit or Lien that would not have a Parent Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement, other than (i) the applicable reporting or other requirements of and filings with the SEC under the Exchange Act (including the filing of the Proxy Statement), (ii) the filing of the Certificate of Merger with the Secretary of State in accordance with the DGCL and appropriate documents with the relevant authorities of the other jurisdictions in which Parent or any of its Subsidiaries is qualified to do business, (iii) such filings as may be required in connection with the Taxes described in Section 8.7, (iv) submission of a filing to CFIUS as described in Section 6.3(d) and receipt of CFIUS Approval, (v) compliance with and filings or notifications under the HSR Act or other Antitrust Laws or applicable foreign investment laws and (vi) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not have a Parent Material Adverse Effect.

(c) Parent has obtained approval from the Investment Commission, Ministry of Economic Affairs, Taiwan as an operational headquarters that is exempted from limitations on the amount of investment in mainland China in accordance with the “Regulations Governing the Examination of Investment or Technical Cooperation in Mainland China”, and such approval shall continue to be valid and effective through the Closing Date.

Section 5.4 Absence of Certain Agreements. As of the date of this Agreement, neither Parent nor any of its Affiliates has entered into any contract, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any contract, arrangement or understanding (in each case, whether oral or written), pursuant to which: (a) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company (i) agrees to vote to adopt this Agreement or the Merger or (ii) agrees to vote against any Superior Proposal or (b) any Third Party has agreed to provide, directly or indirectly, equity capital to Parent or the Company to finance, in whole or in part, the Merger. As of the date of this Agreement, other than this Agreement and the Voting Agreements, there are no Contracts between Parent or Acquisition Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or the Company Board, on the other hand, relating in any way to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

Section 5.5 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or any of its Subsidiaries expressly for inclusion or incorporation by reference in the Proxy Statement shall, at the time it is first mailed to the Company’s stockholders and at the time of the Company Stockholders’ Meeting to be held in connection with the Merger, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent or Acquisition Sub with respect to statements made therein based on information supplied by the Company or its Representatives in writing expressly for inclusion or incorporation by reference therein.

Section 5.6 Litigation. As of the date of this Agreement, there is no suit, action or proceeding pending or, to the Knowledge of Parent or Acquisition Sub, threatened against Parent, Acquisition Sub or any of its Subsidiaries that would have a Parent Material Adverse Effect, nor is there any judgment of any Governmental Authority outstanding against, or, to the Knowledge of Parent, investigation by any Governmental Authority involving, Parent, Acquisition Sub or any of their Subsidiaries that would have a Parent Material Adverse Effect. As of the date of this Agreement, there is no suit, action or proceeding pending or, to the Knowledge of Parent or Acquisition Sub, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 5.7 Sufficient Funds.

(a) Parent has delivered to the Company true, correct and complete copies of (i) the executed bridge loan commitment letter (including all exhibits, schedules and annexes thereto, the “Bridge Commitment Letter”) from the Debt Financing Sources party thereto, together with all related fee letters, engagement letters and other agreements (such letters and other agreements, together with the Bridge Commitment Letter, the “Bridge Debt Commitment Documents”), pursuant to which, and subject to the terms and conditions thereof, the Debt Financing Sources party thereto have committed to lend the aggregate amount of debt financing set forth therein to Parent for the purpose of funding the transactions contemplated by this Agreement (together with any substitute debt financing pursuant to Section 6.11(d), the “Bridge Debt Financing”), (ii) the standby letter of credit (including all exhibits, schedules and annexes thereto, the “Letter of Credit”) issued by the L/C Issuer, pursuant to which, and subject to the terms and conditions thereof, the L/C Issuer has agreed to honor drawings made thereon by Parent for the purpose of funding the transactions contemplated by this Agreement and (iii) the executed shareholder loan agreement letter (including all exhibits, schedules and annexes thereto, the “Shareholder Loan Agreement”) (together with the Bridge Commitment Letter and the Letter of Credit, the “Debt Commitment Letters”) from the “Shareholder” identified therein (the “Shareholder Lender”), together with all related fee letters, engagement letters and other agreements (such letters and other agreements, together with the Shareholder Loan Agreement, the “Shareholder Debt Commitment Documents”; and, the Shareholder Debt Commitment Documents, together with the Bridge Debt Commitment Documents and the Letter of Credit, collectively, the “Debt Commitment Documents”) (provided that, solely with respect to any such fee letters included in the Bridge Debt Commitment Documents, the fee amounts (none of which affects conditionality) may be redacted from such true, correct and complete copies), pursuant to which, and subject to the terms and conditions thereof, the Shareholder Lender party thereto has committed to lend the aggregate amount of debt financing set forth therein to Parent for the purpose of funding the transactions contemplated by this Agreement (together with any substitute debt financing pursuant to Section 6.11(d), the “Shareholder Debt Financing” and together with the Bridge Debt Financing, the “Debt Financing”).

(b) As of the date hereof, the Debt Commitment Documents are in full force and effect and have not been withdrawn or terminated or otherwise amended, supplemented or modified in any respect. Each of the Debt Commitment Documents, in the form so delivered, is a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, the other parties thereto and enforceable in accordance with their respective terms against Parent and, to the Knowledge of Parent, against each of the other parties thereto (except to the extent that enforceability may be limited by the applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). As of the date hereof, other than the Debt Commitment Documents, there are no engagement letters, side letters, contracts or other agreements or arrangements relating to the Debt Financing or to the ability of Parent to make a drawing on the Letter of Credit or the issuer thereof to honor such drawing. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, (i) would constitute a default or breach on the part of Parent or Acquisition Sub, or, to the Knowledge of Parent, on the part of any other party thereto, under any term, (ii) would, or would reasonably be expected to, result in a failure of any condition to the full funding under the Debt Commitment Letters or (iii) would, or would reasonably be expected to, otherwise result in any portion of the Debt Financing or the Letter of Credit contemplated thereby to be unavailable on a timely basis, and in any event, not later than the Closing. As of the date hereof, neither Parent nor Acquisition Sub has reason to believe that it will be unable to satisfy on a timely basis, and in any event, not later than the Closing, any term or condition of the Debt Commitment Documents required to be satisfied by it. Parent and/or Acquisition Sub have fully paid any and all commitment fees or other fees required by the Debt Commitment Documents to be paid on or before the date of this Agreement. Assuming the conditions set forth in Section 7.1 and Section 7.2(c) are satisfied or (to the extent permitted by Law) waived at Closing and assuming no breach by the Company of its representations, warranties and covenants hereunder such that the conditions set forth in Section 7.2 would fail to be satisfied, the aggregate proceeds from the Debt Financing (including, if applicable, the Letter of Credit) (after netting out applicable fees, expenses, original issue discount and similar premiums and charges and after giving effect to the maximum amount of “flex” (including any original issue discount flex) provided for under the Debt Financing) when funded in accordance with the Debt Commitment Letters, together with cash on hand of Parent and its Subsidiaries, in the aggregate shall be sufficient to (i) fund all of the amounts required to be provided by Parent for the consummation of the transactions contemplated by this Agreement and (ii) satisfy all of Parent’s and Acquisition Sub’s obligations under this Agreement, including the payment of the Aggregate Merger Consideration and the payment of all Expenses of the Merger (including any repayment or refinancing of indebtedness of Parent, Acquisition Sub or the Company required in connection therewith (including any Debt Payoff Amount pursuant to Section 6.13). There are no conditions precedent or contingencies related to the funding or investing, as applicable, of the full amount of the Debt Financing and the Letter of Credit at or prior to the Closing, other than as expressly set forth in or contemplated by the Debt Commitment Letters.

Section 5.8 Capitalization of Acquisition Sub. As of the date of this Agreement, the authorized share capital of Acquisition Sub consists of 1,000 shares, $0.01 par value per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Acquisition Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and it has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and other transactions contemplated by this Agreement.

Section 5.9 Interest in Competitors. Except as disclosed in the consolidated financial statements of Parent for the year ended December 31, 2018, Parent and Acquisition Sub do not own any interest, nor do any of their respective Affiliates insofar as such Affiliate-owned interests would be attributed to Parent or Acquisition Sub under the HSR Act, above five percent (5%) in any Person (other than Parent or any of its Subsidiaries) that derives revenues from products, services or lines of business within the Company’s products, services or lines of business.

Section 5.10 Brokers. Except for Citigroup Global Markets Taiwan Securities Co. Limited, whose fees and expenses shall be borne solely by Parent, no broker, finder, investment banker, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Acquisition Sub, or any of their respective Subsidiaries.

Section 5.11 Solvency. None of Parent or Acquisition Sub is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Assuming (i) that the Company is Solvent immediately prior to the Effective Time (and, before giving effect to the incurrence of the Debt Financing and the consummation of the transactions contemplated by this Agreement and such Debt Financing), (ii) satisfaction of the conditions to Parent’s and Acquisition Sub’s obligations to consummate the Merger as set forth herein, or the waiver of such conditions, (iii) the reasonableness of any estimates, projections or forecasts of the Company and its Subsidiaries and that such estimates, projections or forecasts have been prepared in good faith based upon assumptions that were and continue to be reasonable and (iv) the accuracy of the representations and warranties of the Company set forth in Article IV and any certificate delivered in connection herewith in all material respects, without giving effect to any knowledge, materiality, Company Material Adverse Effect or Transaction Material Adverse Effect qualification or exception contained therein, at the Effective Time, each of Parent and Acquisition Sub will, after giving effect to all of the transactions contemplated by this Agreement, including the Debt Financing, any alternative financing and the payment of the Aggregate Merger Consideration, the Debt Payoff Amount and any amounts payable pursuant to Section 3.3, the payment of all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and the payment of all related fees and Expenses, be Solvent at and immediately after the Effective Time. As used in this Section 5.11, the term “Solvent” means, with respect to a particular date, that on such date, (a) Parent and Acquisition Sub, and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries, are able to pay their respective indebtedness and other liabilities, contingent or otherwise, as the indebtedness and other liabilities become due in the usual course of business, (b) each of Parent and Acquisition Sub and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries, have total “fair saleable value” (determined on a going concern basis) of assets not less than the sum of such entity’s liabilities, contingent or otherwise, as of such date and (c) each of Parent and Acquisition Sub and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries has sufficient capital and liquidity with which to conduct its business. For purposes of this Section 5.11, the amount of any contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 5.12 Share Ownership. None of Parent, Acquisition Sub or their respective controlled Affiliates has been, at any time during the three (3) years preceding the date of this Agreement, an “interested stockholder” of the Company, as defined in Section 203 of the DGCL. As of the date of this Agreement, none of Parent, Acquisition Sub or their respective controlled Affiliates owns (directly or indirectly, beneficially or of record) any Company Common Stock and none of Parent, Acquisition Sub or their respective controlled Affiliates holds any rights to acquire any Company Common Stock except pursuant to this Agreement.

Section 5.13 Vote Required. Except for the Parent Stockholder Approval (if required by applicable Law), no vote of holders of securities of Parent that is required in connection with the consummation of any of the transactions contemplated by this Agreement.

Section 5.14 Acknowledgment of Disclaimer of Other Representations and Warranties. Except for the representations and warranties expressly set forth in this Article V, none of Parent, Acquisition Sub or any other Person makes or has made any representation or warranty of any kind whatsoever, express or implied, at Law or in equity, with respect to Parent or Acquisition Sub or their Affiliates or their respective business, operations, assets, liabilities, conditions (financial or otherwise), notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Each of Parent and Acquisition Sub has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and its Subsidiaries, and acknowledges that, as of the date hereof, they and their Representatives (i) have received adequate access to (A) such books and records, facilities, properties, premises, equipment, contracts and other assets of the Company and its Subsidiaries which they and their Representatives have requested to review and (B) the electronic and physical datarooms in connection with the transaction contemplated by this Agreement, and (ii) have had adequate opportunity to meet with the management of the Company and its Subsidiaries and to discuss the business and assets of the Company and its Subsidiaries. In making its determination to proceed with the transactions contemplated by this Agreement, including the Merger, each of Parent and Acquisition Sub has relied solely on the results of its own independent review and analysis and the covenants, representations and warranties of the Company contained in this Agreement. Parent and Acquisition Sub hereby acknowledge that, notwithstanding anything contained in this Agreement to the contrary, (i) neither the Company nor any of its Subsidiaries, nor any other Person, makes or has made or is making any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to the accuracy or completeness of any information provided or made available to Parent, Acquisition Sub or any of their respective Representatives or any information developed by Parent, Acquisition Sub or any of their respective Representatives other than those expressly given solely by the Company in Article IV of this Agreement; and (ii) neither Parent nor Acquisition Sub is relying on any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to the accuracy or completeness of any information provided or made available to Parent, Acquisition Sub or any of their respective Representatives or any information developed by Parent, Acquisition Sub or any of their respective Representatives other than those expressly given solely by the Company in Article IV of this Agreement. In connection with Parent’s and Acquisition Sub’s independent investigation, Parent and Acquisition Sub, as well as their Representatives, may have certain projections and other forecasts, including projected financial statements, cash flow items, certain business plan information and other data related to the Company or its Subsidiaries. Parent and Acquisition Sub acknowledge that (i) there are uncertainties inherent in attempting to make such projections, forecasts and plans, (ii) they are familiar with such uncertainties and are taking responsibility for making their own evaluation of the adequacy and accuracy of all projections, forecasts and plans so furnished to them and (iii) no Person (including Parent, Acquisition Sub or their Representatives) shall have any claim against anyone with respect to any of the foregoing.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is validly terminated pursuant to Section 8.1, except (a) as may be required by applicable Law, (b) as may be agreed to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (c) as may be expressly required or permitted pursuant to this Agreement, or (d) as set forth in Section 6.1 of the Company Disclosure Letter, (x) the Company shall, and shall cause its Subsidiaries to, use their respective commercially reasonable efforts to conduct the business of the Company and its Subsidiaries in the ordinary course of business consistent with past practice, and the Company shall, and shall cause its Subsidiaries to, use their respective commercially reasonable efforts to preserve in all material respects their respective current business organizations and keep available the services of their respective key employees, and to preserve in all material respects their respective present relationships with key customers, suppliers and other Persons with which it has material business relations; provided that no action by the Company or its Subsidiaries with respect to the matters specifically addressed by any provision of this Section 6.1 shall be deemed a breach of this sentence, unless such action would constitute a breach of such relevant provision; and (y) the Company shall not, and shall not permit any of its Subsidiaries to:

(a) amend or otherwise change the Company Certificate of Incorporation or the Company By-Laws (or such equivalent organizational or governing documents of any of its Subsidiaries);

(b) split, combine, reclassify, redeem, repurchase or otherwise acquire or amend the terms of any capital stock or other equity interests or rights (except in connection with (i) the acceptance of shares of Company Common Stock as payment for the per share exercise price of the Company Options or as payment for Taxes incurred in connection with the exercise, vesting and/or settlement of Company Equity Awards, in each case, in accordance with the applicable Company Stock Plan, or (ii) the forfeiture of Company Equity Awards);

(c) issue, sell, pledge, dispose, encumber or grant any shares of its or its Subsidiaries’ capital stock or other equity interests, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its or its Subsidiaries’ capital stock or equity interests, except for transactions among the Company and its direct or indirect wholly owned Subsidiaries or among the Company’s direct or indirect wholly owned Subsidiaries; provided, however, that the Company may issue shares of Company Common Stock upon the exercise of any vested Company Option or settlement of any other Company Equity Award that becomes vested, in either case, (i) as is outstanding as of the date of this Agreement or (ii) as may be granted after the date of this Agreement in accordance with Section 6.1(f);

(d) authorize, declare, pay or make any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company’s or any of its Subsidiaries’ capital stock or other equity interests, other than dividends paid by any wholly owned Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company;

(e) except as required pursuant to existing written Company Benefit Plans set forth in Section 4.12(a) of the Company Disclosure Letter or otherwise required by Law, (i) increase the compensation payable or to become payable or benefits provided or to be provided to (A) any current or former member of the Company Board or any of the board of directors of any of the Company’s Subsidiaries or (B) any current or former employee or independent contractor of the Company or any of its Subsidiaries, except, in the ordinary course of business of the Company consistent with past practice, to any current employee of the Company or its Subsidiaries with an annual base salary of less than one hundred fifty thousand dollars ($150,000), (ii) except for severance or termination benefits under applicable Company Benefit Plans set forth on Section 4.12(a) of the Company Disclosure Letter granted to newly hired employees hired to fill vacancies in the ordinary course of business of the Company consistent with past practice, grant the opportunity to participate in any severance or termination pay plans, (iii) establish, adopt, enter into, materially amend or terminate any Company Benefit Plan (or any arrangement which in existence as of the date of this Agreement would constitute a Company Benefit Plan), or any other plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees of, or other service providers to, the Company or any of its Subsidiaries or any of their respective beneficiaries, (iv) hire or terminate (other than for cause) any employee or consultant (who is a natural person), other than the hiring of replacements on substantially similar terms as similarly-situated individuals or the hiring or termination of individuals with an annual base salary of less than, or which is expected to be less than, one hundred fifty thousand dollars ($150,000), or (v) loan or advance any money or any other property to any present or former director, officer, employee or consultant (who is a natural person) of the Company or any of its Subsidiaries;

(f) except as required pursuant to existing written Company Benefit Plans set forth in Section 4.12(a) of the Company Disclosure Letter (i) grant, confer or award any Company Equity Awards or other equity-based awards, convertible securities or any other rights to acquire any of the Company’s, or any of its Subsidiaries’, capital stock, whether settled in cash or shares of Company Common Stock or (ii) take any action to accelerate the vesting, funding or payment of, or lapsing of restrictions with respect to, any equity-based compensation or other long-term incentive compensation under any Company Stock Plan;

(g) (i) acquire (including by merger, consolidation, or acquisition of stock or assets), except in respect of any merger, consolidation, business combination among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, any corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except with respect to acquisitions with collective purchase prices not exceeding one and a half million dollars ($1,500,000) in the aggregate, or (ii) sell, lease, license, abandon, encumber or otherwise subject to a Lien other than a Permitted Lien (disregarding clause (iii) of the definition of Permitted Lien) or otherwise dispose of any properties, rights or assets of the Company or its Subsidiaries having a value exceeding one and a half million dollars ($1,500,000) individually or in the aggregate; other than (A) sales of inventory in the ordinary course of business consistent with past practice, (B) abandonment or permitting to lapse or be cancelled any Intellectual Property Rights (other than those that are material to the business) and non-exclusive licenses of Intellectual Property Rights, in each case, in the ordinary course of business or (C) pursuant to agreements existing as of the date of this Agreement to the extent made available to Parent or Acquisition Sub;

(h) (i) repurchase, redeem, defease, cancel, prepay, forgive, issue, sell or otherwise incur, or amend in any material respect the terms of, any indebtedness for borrowed money or any debt securities of the Company or any of its Subsidiaries, or assume or guarantee or otherwise become responsible for any such indebtedness for any Person (other than a Subsidiary), except for (A) any prepayment of indebtedness in connection with the repayment and discharge of the Company Debt pursuant to Section 6.13 and (B) indebtedness incurred or commitments to extend credit obtained (1) (I) under the Company’s existing credit facilities (other than the BofA Loan Agreement) or any other Company Material Contract in existence prior to the date hereof and disclosed in Section 6.1(h)(i) of the Company Disclosure Letter, (II) under the BofA Loan Agreement or any credit facilities established in replacement thereof pursuant to clause (B)(1)(III) below and (III) to replace, renew, extend, refinance or refund the aggregate amount of commitments (whether drawn or undrawn) under the BofA Loan Agreement in an aggregate amount not to exceed two hundred million dollars ($200,000,000) (plus unpaid accrued interest thereon, and underwriting discounts, fees, commissions and expenses associated with such replacement, renewal, extension, refinancing or refunding); provided that, with respect to any incurrence of indebtedness incurred after the date hereof and pursuant to clauses (B)(1)(I), (II) and (III) above, that would, after giving effect to such incurrence, when aggregated with all other such outstanding indebtedness incurred in reliance upon such clauses, exceed one million dollars ($1,000,000), the Company shall inform and discuss with Parent within a reasonable time prior to the incurrence of any such indebtedness and Company shall notify Parent of the primary reason for such incurrence prior to such incurrence, (2) under capital leases, purchase money financing, equipment financing and letters of credit in the ordinary course of business consistent with past practice or (3) between or among the Company and/or any of its Subsidiaries in the ordinary course of business consistent with past practice or (ii) make any loans, advances or capital contributions to, or investments in, any Person, except for loans, advances, capital contributions, or investments made (A) pursuant to any Company Material Contract in existence as of the date hereof and disclosed in Section 6.1(h)(ii) of the Company Disclosure Letter, or (B) between or among the Company and/or any of its Subsidiaries in the ordinary course, consistent with past practice;

(i) enter into, modify, amend, cancel or terminate any Company Material Contract or any Contract that, if in effect on the date of this Agreement, would be a Company Material Contract other than (x) in the ordinary course of business or (y) in connection with (A) the replacement, renewal, extension, refinancing, refunding, repayment and/or discharge of indebtedness pursuant to Section 6.1(h) or (B) any amendment or modification to, or waiver or consent under, the BofA Loan Agreement and/or Portuguese Loan Agreements pursuant to Section 6.12;

(j) make any material change to (x) its methods of accounting in effect as of March 31, 2019, except (i) as required by GAAP (or any interpretation thereof), Regulation S-X or a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization), or (ii) as required by a change in applicable Law or (y) the security of its information technology systems in any matter materially adverse to the business of the Company and its Subsidiaries, except as required by applicable Law;

(k) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(l) settle or compromise any litigation, suit, action, proceeding or investigation other than settlements or compromises of litigation, suits, actions, proceedings or investigations in the ordinary course of business consistent with past practice where the amount paid in settlement or compromise, in each case, does not exceed the amount set forth in Section 6.1(l) of the Company Disclosure Letter and which do not impose any material restrictions on the operations or businesses of the Company or its Subsidiaries, taken as a whole;

(m) incur, authorize or commit to incur capital expenditures in the aggregate in any period in excess of the aggregate amount of capital expenditures for such period set forth in the capital expenditures budget set forth in Section 6.1(m) of the Company Disclosure Letter;

(n) other than as required by applicable Law or GAAP, (i) make any material change to any method of Tax accounting, (ii) make, revoke or change any material Tax election, (iii) surrender any claim for a refund of material Taxes, (iv) enter into any closing agreement with respect to any material Taxes, (v) amend any material Tax Return, (vi) settle or compromise any material Tax liability, (vii) seek any material Tax ruling from any Tax authority or (viii) consent to any extension or waiver of the limitation period applicable to any material Taxes;

(o) effect or permit a plant closing or mass layoff under the WARN Act;

(p) voluntarily recognize any labor union, works council or similar organization as the representative body of any employees of the Company or any of its Subsidiaries, or enter into a collective bargaining or other Contract with respect to such organization;

(q) (i) enter into or amend in any manner any Contract with any Company Related Party (other than the Company or its Subsidiaries) or any other Person covered under Item 404 of Regulation S-K under the Securities Act or (ii) make any payment to any Affiliate of the Company or any other Person covered under Item 404 of Regulation S-K under the Securities Act (other than any payments pursuant to contracts made available to Parent prior to the date of this Agreement or as permitted by Section 6.1(e));

(r) adopt a stockholder rights plan, “poison pill” or similar agreement that is, or at the Effective Time will be, applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement; or

(s) except as otherwise permitted by clauses (a) through (r) above, enter into any agreement to do any of the foregoing.

Section 6.2 Preparation of the Proxy Statement; Company Stockholders’ Meeting; Parent Stockholders’ Meeting.

(a) As promptly as practicable after the date of this Agreement (and within thirty five (35) Business Days after the date of this Agreement), (i) the Company shall prepare the Proxy Statement, (ii) Parent and Acquisition Sub shall furnish to the Company all information concerning themselves and their Affiliates that is required to be included in the Proxy Statement by applicable Law and shall promptly provide such other assistance in the preparation of the Proxy Statement as may be reasonably requested by the Company from time to time, and (iii) subject to the receipt from Parent and Acquisition Sub of the information described in clause (ii) above, the Company shall file the Proxy Statement with the SEC. The Company shall, as promptly as practicable after receipt thereof, provide Parent with copies of any written comments, and advise Parent of any oral comments, with respect to the Proxy Statement received from the SEC or its staff. Prior to responding to any comments of the SEC or its staff, the Company shall provide Parent and its counsel a reasonable opportunity to review and propose comments on such response and the Company shall consider in good faith such comments reasonably and timely proposed for inclusion therein. The Company shall use reasonable best efforts (with the assistance of, and after consultation with, Parent as provided by this Section 6.2(a)) to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Proxy Statement and the Company shall use reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable. No filing or mailing of, or amendment or supplement to, the Proxy Statement will be made by the Company without providing Parent and its counsel a reasonable opportunity to review and comment thereon (which reasonable and timely comments shall be considered by the Company in good faith).

(b) If, at any time prior to the Company Stockholders’ Meeting, any information relating to Parent, Acquisition Sub or the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent, Acquisition Sub or the Company which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy

Statement would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein (in light of the circumstances under which they were made), not misleading, the party that discovers such information shall promptly notify the other parties hereto, and, to the extent required by Law, the Company shall promptly file an appropriate amendment or supplement describing such information with the SEC and disseminate such amendment or supplement to the Company’s stockholders in accordance with applicable Law.

(c) The Company shall, as promptly as practicable following the date on which the SEC confirms that it has no further comments on the Proxy Statement, (i) take all action required, including under the DGCL, the Company Certificate of Incorporation, the Company By-Laws and the applicable rules of the NYSE, to establish a record date for and give notice of a meeting of its stockholders, for the purpose of voting upon the approval of the Merger and holding the Company Stockholder Advisory Vote (the “Company Stockholders’ Meeting”), (ii) cause the Proxy Statement to be mailed to the Company’s stockholders as of the record date established for the Company Stockholders’ Meeting and (iii) take all action reasonably required, including under the DGCL, the Company Certificate of Incorporation, the Company By-Laws and the applicable rules of the NYSE, to duly call, convene and hold the Company Stockholders’ Meeting as soon as reasonably practicable following the mailing of the Proxy Statement to the Company’s stockholders (but in any event within forty five (45) days after the SEC clears the Proxy Statement) with the record date and meeting date of the Company Stockholders’ Meeting to be selected after reasonable consultation with Parent; provided that the Company may postpone or adjourn the Company Stockholders’ Meeting (i) with the consent of Parent and Acquisition Sub (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) for the absence of a quorum, (iii) after consultation with Parent, to allow reasonable additional time for any supplemental or amended disclosure which the Company has determined in good faith after consultation with its outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholders’ Meeting or (iv) to allow additional solicitation of votes in order to obtain the Company Stockholder Approval; provided, however, that the Company Stockholders’ Meeting shall not be postponed or adjourned (x) by more than ten (10) Business Days at a time and (y) with respect to clause (ii) or clause (iv) above, to a date that is more than thirty (30) days after the date on which the Company Stockholders’ Meeting was (or was required to be) originally scheduled, in each case without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). In no event will the record date of the Company Stockholders’ Meeting be changed without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), unless required by applicable Law. The Company shall, through the Company Board, but subject to the right of the Company Board to make an Adverse Recommendation Change pursuant to Section 6.5, provide the Company Recommendation and shall include the Company Recommendation in the Proxy Statement, and, unless there has been an Adverse Recommendation Change in accordance with Section 6.5, the Company shall use reasonable best efforts to solicit proxies in favor of the Company Stockholder Approval. The Company shall keep Parent reasonably informed on a reasonably current basis, and promptly upon Parent’s written request, of the status of its efforts to solicit the Company Stockholder Approval. Parent and Acquisition Sub shall vote all shares of Company Common Stock held by them in favor of the adoption of this Agreement.

(d) Parent shall, as promptly as practicable following the date it is determined that such meeting is required by applicable Law: (i) take all action required to establish a record date for and give notice of an extraordinary meeting of its stockholders, for the purpose of voting upon the approval of the Merger (the “Parent Stockholders’ Meeting”) and (ii) take all action required to duly call, convene and hold the Parent Stockholders’ Meeting. Parent shall provide the Company and its advisors with a reasonable opportunity to review and propose comments to the meeting materials for the Parent Stockholders’ Meeting, and Parent shall consider in good faith such comments reasonably and timely proposed for inclusion therein. In no event will the record date of the Parent Stockholders’ Meeting be changed without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), unless required by applicable Law.

Section 6.3 Appropriate Action; Consents; Filings.

(a) Subject to the terms and conditions of this Agreement (including the limitations set forth in Section 6.5), the parties hereto will use their respective reasonable best efforts to consummate and make effective the transactions contemplated by this Agreement and to cause the conditions to the Merger set forth in Article VII to be satisfied, including using reasonable best efforts to accomplish the following: (i) the obtaining of all necessary actions or non-actions, Consents and approvals from Governmental Authorities necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, and the making of all necessary notices, registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid an action or proceeding by, any Governmental Authority necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger; (ii) the obtaining of all other necessary Consents, approvals or waivers from or the making of notices to Third Parties; and (iii) responding as promptly as reasonably practicable to any inquiries from, and supplying as promptly as reasonably practicable any additional information or documentation that may be requested by, a Governmental Authority in connection with the transactions contemplated by this Agreement. Each of the parties hereto shall promptly (and in no event later than thirty five (35) Business Days following the date that this Agreement is executed) make its respective filings under the HSR Act, and any other applications and filings required under any Antitrust Laws in the jurisdictions listed in Section 6.3(a) of the Company Disclosure Letter with respect to the transactions contemplated by this Agreement, including the Merger. Notwithstanding anything in this Agreement to the contrary, obtaining any Consents, approvals or waivers of or making any notice to any Third Party pursuant to Section 6.3(a)(ii) above or otherwise shall not be considered a condition to the obligations of Parent and Acquisition Sub to consummate the Merger.

(b) Parent and Acquisition Sub agree to use reasonable best efforts (and to cause their Subsidiaries to use reasonable best efforts) to avoid or eliminate each and every impediment and obtain all Consents under any Antitrust Laws that may be required by any foreign or U.S. federal, state or local Governmental Authority, in each case, with competent jurisdiction, so as to enable the parties to consummate the transactions contemplated by this Agreement, including the Merger, prior to the Termination Date, including committing to or effecting, by consent decree, hold separate orders, trust, or otherwise, the sale or other disposition of such assets or businesses of Parent, the Company or their respective Subsidiaries as are required to be divested in order to avoid the entry of, or to effect the dissolution of or vacate or lift, any Order, that would otherwise have the effect of preventing or materially delaying the consummation of the Merger and the other transactions contemplated by this Agreement as promptly as practicable prior to the Termination Date (collectively, a “Remedy”); provided that Parent and Acquisition Sub shall not be required or obligated (and nothing contained in this Section 6.3 or this Agreement shall require or obligate Parent and Acquisition Sub) to take or agree to any Remedy or any other action that would result in or account for, either individually or in the aggregate, the one year loss of net worldwide sales revenues (as measured by 2019 sales revenue) in excess of ninety five million dollars ($95,000,000) to Parent, the Company and their respective Subsidiaries (taken as a whole, after giving effect to the Merger); provided, further, that any such action contemplated by this Section 6.3(b) is conditioned upon the consummation of the Merger. Without limiting the foregoing, in no event shall the Company or any of its respective Subsidiaries propose, negotiate, effect or agree to any action contemplated by this Section 6.3(b) without the prior written consent of Parent.

(c) Each of the parties hereto will, subject to applicable Law, furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required governmental filings or submissions or substantive communications and will cooperate in responding to any inquiry from a Governmental Authority, including (i) promptly informing the other party of such inquiry, (ii) consulting in advance before making any presentations or submissions to a Governmental Authority, (iii) giving the other party the opportunity to attend and participate in any meetings, discussions or substantive telephone calls with any Governmental Authority, to the extent not prohibited by such Governmental Authority, and (iv) supplying each other with copies of all material correspondence, filings or communications between any party and any Governmental Authority with respect to this Agreement. Parent and the Company shall (to the extent permitted under applicable Law) consult with the other party in advance of any meeting, discussion or teleconference with any Governmental Entity or, in connection with any proceeding by a private party, with any other person, and, to the extent not prohibited by the Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings, discussions and teleconferences. The parties shall discuss in advance the strategy and timing for obtaining any clearances required or advisable under any applicable Law in connection with this Agreement or the transactions contemplated by this Agreement; provided, however, that Parent shall take the lead in all meetings and communications with any Governmental Authority in connection with obtaining such clearances required under any Antitrust Law. Any materials exchanged by the parties pursuant to this Section 6.3 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Company or Parent’s consideration of the transactions contemplated by this Agreement or other competitively sensitive material; provided, further, that the parties hereto may, as they deem advisable and necessary, designate any materials provided to the other under this Section 6.3 as “outside counsel only.”

(d) Each party shall, and shall cause its Affiliates to, use its reasonable best efforts to obtain the CFIUS Approval. Such efforts shall include promptly (and not later than fifteen (15) Business Days after the date of this Agreement, unless otherwise agreed by the parties) making any draft filing required in connection with the CFIUS Approval in accordance with the DPA, promptly making any final filing in connection with the CFIUS Approval and in accordance with the DPA after receipt of confirmation that CFIUS has no further comment to the draft filing, and providing any information requested by CFIUS or any other agency or branch of the U.S. government in connection with the CFIUS review or investigation of the transactions contemplated by this Agreement within the timeframes set forth in the DPA, and if CFIUS suggests or requests that, or if the parties determine it to be appropriate that, the parties withdraw and resubmit the filing submitted to CFIUS pursuant to this Section 6.3(d), each party shall cooperate in withdrawing and resubmitting the CFIUS filing; provided, however, that neither party shall be under any obligation to cooperate to resubmit such filing if the CFIUS Approval could not be obtained before the Termination Date because the Termination Date would occur before the conclusion of the forty-five (45) day review period as defined by the DPA.

(e) With respect to Parent, such efforts shall also include taking or causing to be taken all action necessary to obtain the CFIUS Approval that is customary for obtaining such approval so as to enable the consummation of the Closing, including entering into a mitigation agreement, letter of assurance, national security agreement, proxy agreement, trust agreement or other similar arrangement or agreement in relation to the business and assets of Parent or the Company, or otherwise divesting or agreeing to divest assets of Parent, with mitigation and related terms and conditions that are customary for such arrangements or agreements; provided, however, that Company and Parent shall not be required to take or cause to be taken or agree to take any action in connection with this Agreement or any transactions contemplated by this Agreement unless such action would be conditioned upon or occur subsequent to the Closing.

(f) Parent and Acquisition Sub agree to use reasonable best efforts (and to cause their Subsidiaries to use reasonable best efforts) to avoid or eliminate each and every impediment and to obtain the approvals of foreign investment and investment in mainland China for the purpose of the Merger and the other transactions contemplated by this Agreement issued by the Investment Commission, Ministry of Economic Affairs, Taiwan.

(g) If required by applicable Law, each party shall, and shall cause its respective Affiliates to, use reasonable best efforts to provide prior notifications, and obtain any approvals or clearance from any applicable governmental bodies, including, in connection with Japanese foreign exchange Law.

Section 6.4 Access to Information; Confidentiality. Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to the representatives, officers, directors, employees, agents, attorneys, accountants, Affiliates, consultants, financing sources, financial advisors and other advisors (“Representatives”) of Parent reasonable access, in a manner not disruptive in any material respect to the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable written notice throughout the period commencing on the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, to the properties, books and records of the Company and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives all information concerning the business, properties and personnel of the Company and its Subsidiaries as may reasonably be requested in writing, in each case, for any reasonable business purpose related to the consummation of the transactions contemplated by this Agreement; provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent or Acquisition Sub if such disclosure would, in the reasonable judgment of the Company, (i) cause significant competitive harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (ii) violate applicable Law or the confidentiality provisions of any agreement entered into prior to the date of this Agreement to which the Company or any of its Subsidiaries is a party or (iii) jeopardize any attorney-client or other legal privilege; provided that the parties hereto shall use reasonable best efforts to make appropriate substitute arrangements under circumstances in which such restrictions apply to allow access in a manner that does not result in such effects; provided, further, that nothing herein shall authorize Parent or its Representatives to undertake any environmental testing involving sampling of soil, groundwater, or similar invasive techniques at any of the properties owned, operated or leased by the Company or its Subsidiaries, without the Company’s prior written consent. No investigation or access permitted pursuant to this Section 6.4 shall affect or be deemed to modify any representation or warranty made by the Company hereunder; provided that the foregoing will not affect any determination of breach of such representations or warranties or the satisfaction of the closing condition set forth in Section 7.2(a). Each of Parent and Acquisition Sub agrees that it will not, and will instruct and use its reasonable best efforts to cause its Representatives not to, use any information obtained pursuant to this Section 6.4 for any competitive or other purpose unrelated to the transactions contemplated by this Agreement. Parent will use its reasonable best efforts to minimize any disruption to the respective business of the Company and its Subsidiaries that may result from requests for access under this Section 6.4. The Confidentiality Agreement shall apply with respect to information furnished by the Company, its Subsidiaries and the Company’s officers, employees and other Representatives hereunder.

Section 6.5 Non-Solicitation; Competing Proposals.

(a) The Company shall, and shall cause each of its directors, officers and Subsidiaries to, and shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Third Party relating to any Competing Proposal, and the Company further agrees that it shall promptly request in writing that all non-public information previously provided by or on behalf of the Company or any of its Subsidiaries to any Persons be promptly returned or destroyed in accordance with the terms of the applicable confidentiality agreement and immediately terminate all physical and electronic dataroom access previously granted to any such Persons or their Representatives. Except as otherwise expressly provided in this Agreement, from the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 8.1, the Company shall not, shall cause each of its directors, officers and Subsidiaries not to, and shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate, whether publicly or otherwise, any inquiry, discussion, offer or request that constitutes, or would reasonably be expected to lead to, a Competing Proposal, (ii) engage, continue or otherwise participate in negotiations or discussions with (it being understood that the Company may inform Persons of the provisions contained in this Section 6.5), or furnish or provide access to any of the Company’s or its Subsidiaries’ books and records, properties or non-public information or data to, any Person (other than Parent, Acquisition Sub or their respective Representatives) relating to a Competing Proposal or any inquiry or proposal that would reasonably be expected to lead to a Competing Proposal, (iii) approve or enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or similar agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.5) providing for or relating to a Competing Proposal or requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement (an “Alternative Acquisition Agreement”), (iv) approve, endorse, or recommend, or publicly propose to approve, endorse or recommend, any Competing Proposal, (v) take any action to make any provision of any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation (or any related provision in the Company Certificate of Incorporation or the Company By-Laws) inapplicable to any transactions contemplated by a Competing Proposal or (vi) terminate, amend, modify or waive any provision of any confidentiality agreement, standstill or similar agreement to which the Company or any of its Subsidiaries is a party; provided that, notwithstanding the foregoing, the Company shall be permitted to grant a waiver of any “standstill” or similar obligation of any Person with respect to the Company or any of its Subsidiaries solely to the extent to allow such Person to submit a confidential Competing Proposal to the Company Board if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably expected to be inconsistent with its fiduciary duties under applicable Law.

(b) The Company shall, as promptly as reasonably practicable, and in any event within forty-eight (48) hours of receipt by the Company or any of its Representatives of any Competing Proposal or any inquiry, proposal, offer or request that would reasonably be expected to lead to any Competing Proposal or any solicitation, discussion communications or negotiations sought to be initiated or continued with the Company or any of their Representatives concerning a Competing Proposal, deliver to Parent a written notice setting forth: (i) the identity of the Person making such Competing Proposal, inquiry, proposal, offer or request; and (ii) the material terms and conditions of any such Competing Proposal, inquiry, proposal, offer or request (including a complete copy of any such Competing Proposal, inquiry, proposal, offer or request (including copies of the current drafts of all agreements, term sheets and financing commitments related thereto or submitted therewith)). The Company shall keep Parent reasonably informed of any material change, amendment or other modification of any such Competing Proposal, inquiry, proposal, offer or request on a prompt basis, and in any event within forty-eight (48) hours following the Company’s receipt of such a change, amendment or modification, including providing Parent promptly after the receipt or delivery of copies of all written proposals, offers or draft agreements sent to or provided to the Company, its Subsidiaries or their Representatives with respect to such Competing Proposal, inquiry, proposal, offer or request. The Company shall not, and shall cause its Subsidiaries not to, after the date of this Agreement, enter into any Contract with any Person that prohibits or otherwise limits the Company from providing any information contemplated by this Section 6.5 to Parent, Acquisition Sub or their Representatives, or otherwise complying with its obligations under this Section 6.5.

(c) Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Company Stockholder Approval, in the event that the Company receives a written Competing Proposal from any Person that did not result from a breach of this Section 6.5, the Company, the Company Board and their Representatives may engage in negotiations or substantive discussions with, or furnish any information and other access to, any Person making such Competing Proposal and any of its Representatives if the Company Board determines in good faith (A) after consultation with its outside legal counsel and financial advisors that such Competing Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal and (B) after consultation with outside legal counsel that the failure to take the actions contemplated by this clause (c) would be reasonably expected to be inconsistent with its fiduciary duties under applicable Law; provided that (x) prior to furnishing or providing access to the Company’s books and records, properties or any non-public information or data concerning the Company or its Subsidiaries, the Company notifies Parent in writing that it has determined to provide such access or information and receives from such Person an executed confidentiality agreement containing confidentiality terms that are not materially less favorable to the Company than those contained in the Confidentiality Agreement, it being understood that such confidentiality agreement need not restrict the making, or amendment, of a confidential Competing Proposal (and related confidential communications) to the Company or the Company Board (such confidentiality agreement, an “Acceptable Confidentiality Agreement”) and (y) any such non-public information or data so furnished shall be made available to Parent substantially concurrently with it being so furnished to such Person or its Representatives to the extent it was not previously made available to Parent or its Representatives.

(d) Except as expressly permitted by this Section 6.5(d) or, in the case of clauses (A) and (C), Section 6.5(e), neither the Company Board nor any committee of the Company Board shall (i) (A) withhold, withdraw, qualify or modify, or propose publicly to withhold, withdraw, qualify or modify, in a manner adverse to Parent or Acquisition Sub, the Company Recommendation, (B) approve, adopt or recommend, or propose publicly to approve, adopt or recommend, to the Company’s stockholders any Competing Proposal, (C) fail to include the Company Recommendation, as applicable, in the Proxy Statement or any filing, amendment or supplement relating to the Proxy Statement, (D) fail to publicly recommend against any tender or exchange offer that constitutes a Competing Proposal within ten (10) Business Days after it is launched (or such fewer number of days as remain prior to the Company Stockholders’ Meeting as it may be adjourned or postponed) or (E) fail to publicly reaffirm the Company Recommendation within ten (10) Business Days after the written request of Parent following a Competing Proposal that has been publicly announced (or, if the Company Stockholders’ Meeting is scheduled to be held within ten (10) Business Days of such request, within five (5) Business Days of such request and in any event, prior to the date of the Company Stockholders’ Meeting) (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) approve or recommend, or allow the Company or any of its Subsidiaries to agree to, execute or enter into, any Alternative Acquisition Agreement. Notwithstanding anything in this Agreement to the contrary, at any time prior to receipt of the Company Stockholder Approval, if the Company has received an unsolicited written Competing Proposal that did not result from a breach of this Section 6.5 and the Company Board has determined in good faith (after having given effect to all of the changes, revisions, modifications and adjustments that may be offered by Parent) (x) after consultation with its outside legal counsel and financial advisors, that such Competing Proposal constitutes a Superior Proposal and (y) after consultation with its outside legal counsel, that the failure to take the actions in clauses (I) and (II) of this sentence would be reasonably expected to be inconsistent with its fiduciary duties under applicable Law, the Company Board may (I) make an Adverse Recommendation Change or (II) cause or permit the Company to enter into a definitive agreement with respect to such Superior Proposal concurrently with the termination of this Agreement pursuant to Section 8.1(c)(ii) and subject to payment of the Company Termination Fee; provided, however, that (1) no Adverse Recommendation Change may be made and (2) the actions in clause (II) of this sentence may not be effected, in each case, unless (A) the Company Board has delivered to Parent at least four (4) Business Days’ prior written notice advising Parent that the Company Board intends to make an Adverse Recommendation Change (a “Notice of Adverse Recommendation”) or terminate this Agreement pursuant to this Section 6.5(d) and Section 8.1(c)(ii) (a “Notice of Superior Proposal”) and specifying in reasonable detail the reasons therefor, including the identity of the Person making such Superior Proposal and the material terms and conditions of any such Superior Proposal, including a complete copy of any such Superior Proposal (including copies of the current drafts of all agreements, term sheets, financing commitments and other documentation and correspondence that relate to such Superior Proposal), (B) if requested in writing by Parent, during the four (4) Business Day period after delivery of such Notice of Adverse Recommendation or Notice of Superior Proposal, the Company and its Representatives negotiate in good faith with Parent and its Representatives regarding any revisions, changes, modifications, adjustments or amendments to this Agreement that would permit the Company Board not to take such actions and (C) no earlier than the end of such four (4) Business Day period, the Company Board

(after consultation with its outside legal counsel and financial advisors and having complied with this Section 6.5) shall have determined in good faith, after considering the revisions, changes, modifications, adjustments and amendments proposed by Parent during such four (4) Business Day period, that such Competing Proposal continues to constitute a Superior Proposal and that the failure to take such action would be reasonably expected to be inconsistent with its fiduciary duties under applicable Law. Any amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Adverse Recommendation or Notice of Superior Proposal, as applicable, and the Company shall be required to comply again with the requirements of this Section 6.5(d), except that such new notice period shall be for two (2) Business Days.

(e) Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Company Stockholder Approval, in response to an Intervening Event, the Company Board may make an Adverse Recommendation Change contemplated by clauses (A) or (C) of the definition thereof if the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to make an Adverse Recommendation Change would be reasonably expected to be inconsistent with the directors’ fiduciary duties to the Company’s stockholders under applicable Law; provided, however, that the Company Board may not make such an Adverse Recommendation Change unless (i) the Company Board has delivered to Parent a Notice of Adverse Recommendation identifying and describing in reasonable detail such Intervening Event, (ii) if requested by Parent, during the four (4) Business Day period after delivery of the Notice of Adverse Recommendation, the Company and its Representatives negotiate in good faith with Parent and its Representatives regarding any revisions, changes, modifications, adjustments or amendments to this Agreement that would permit the Company Board not to take such actions and (iii) no earlier than the end of such four (4) Business Day period, the Company Board (after consultation with its legal counsel and financial advisors and having complied with this Section 6.5) shall have determined in good faith, after considering the terms of any revisions, changes, modifications, adjustments or amendments to this Agreement proposed by Parent during such four (4) Business Day period, that the failure to make an Adverse Recommendation Change contemplated by clauses (A) or (C) of the definition thereof would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law.

(f) Nothing in this Agreement shall restrict the Company or the Company Board from (i) taking or disclosing a position contemplated by Rule 14d-9 or Rule 14e-2(a)(2) or (3) under the Exchange Act, or (ii) otherwise making disclosure required to comply with applicable Law (it being agreed that a “stop, look and listen” communication by the Company Board to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act or a factually accurate public statement by the Company that describes the Company’s receipt of a Competing Proposal and the operation of this Agreement with respect thereto shall not be deemed to be an Adverse Recommendation Change or give rise to a Parent termination right pursuant to Section 8.1(d)(ii)); provided that (A) any disclosure made as permitted under clause (ii) above that relates to a Competing Proposal (other than a “stop, look and listen” communication by the Company Board to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act) shall be deemed to be an Adverse Recommendation Change unless the Company Board expressly publicly reaffirms the Company Recommendation in connection with such disclosure and (B) any Adverse Recommendation Change must be made in accordance with Sections 6.5(d) and (e).

(g) The Company agrees that any material breach of this Section 6.5 by any of its Representatives acting on the Company’s behalf shall be deemed a breach of this Agreement by the Company.

(h) For purposes of this Agreement:

(i) “Competing Proposal” shall mean any bona fide inquiry, proposal or offer made by any Person (other than Parent, Acquisition Sub or any Affiliate thereof) or group of Persons as defined in Section 13(d)(3) of the Exchange Act to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, (a) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of twenty percent (20%) or more of the voting power or any class of equity securities of the Company (or any Subsidiary or Subsidiaries of the Company representing twenty percent (20%) or more of the revenue, net income or assets of the Company and its Subsidiaries, taken as a whole) pursuant to a merger, consolidation or other business combination, recapitalization, liquidation, dissolution, partnership, joint venture, sale of shares of capital stock or of equity interests in the Company (or any Subsidiary or Subsidiaries of the Company representing twenty percent (20%) or more of the revenue, net income or assets of the Company and its Subsidiaries, taken as a whole), tender offer, exchange offer or similar transaction or (b) any one or more assets or businesses of the Company and its Subsidiaries that constitute twenty percent (20%) or more of the revenues, net income or assets of the Company and its Subsidiaries, taken as a whole.

(ii) “Intervening Event” shall mean any positive change, event, effect or circumstance or change in circumstances or facts (including any change in probability or magnitude of circumstances) that (i) is material to the Company and its Subsidiaries, taken as a whole, (ii) was not known and was not reasonably foreseeable to the Company Board on or prior to the date of this Agreement and (iii) does not relate to any Competing Proposal.

(iii) “Superior Proposal” shall mean a written Competing Proposal (with all percentages in the definition of Competing Proposal increased to fifty percent (50%)) made by a Third Party that the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisors and considering all financial (including financing terms), legal, timing, regulatory and other aspects and risks of such Competing Proposal and after taking into account any revisions, changes, modifications, adjustments and amendments to the terms of this Agreement offered by Parent to the Company or the Company Board in response to such Competing Proposal, (A) is reasonably capable of being consummated in accordance with its terms and (B) would be, if consummated, more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement.

Section 6.6 Directors’ and Officers’ Indemnification and Insurance.

(a) Parent and Acquisition Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors and officers, if any (the foregoing persons, the “D&O Indemnified Parties”), as the case may be, of the Company or its Subsidiaries as provided in their respective organizational documents as in effect on the date of this Agreement or in any Contract for indemnification in effect as of the date of this Agreement shall survive the Merger and shall continue in full force and effect. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify, defend and hold harmless, and advance expenses to D&O Indemnified Parties with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time (including any matters arising in connection with this Agreement or the transactions contemplated by this Agreement), to the fullest extent that the Company or its Subsidiaries would be permitted by applicable Law and to the fullest extent required by the organizational documents of the Company or its Subsidiaries as in effect on the date of this Agreement. Parent shall cause the certificate of incorporation, by-laws or other organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to exculpation, indemnification, advancement of expenses and limitation of director and officer liability that are no less favorable to the D&O Indemnified Parties than those set forth in the Company’s and its Subsidiaries’ organizational documents as of the date of this Agreement, which provisions thereafter shall not, for a period of six (6) years from the Effective Time, be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the D&O Indemnified Parties.

(b) Without limiting the provisions of Section 6.6(a), to the fullest extent that the Company would be permitted by applicable Law to do so, Parent shall cause the Surviving Corporation to: (i) indemnify and hold harmless each D&O Indemnified Party against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (an “Action”) to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any alleged action or omission in such D&O Indemnified Party’s capacity as a director or officer of the Company or any of its Subsidiaries prior to the Effective Time; or (B) this Agreement or the transactions contemplated by this Agreement and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including reasonable attorneys’ fees) of any D&O Indemnified Party upon receipt of a written affirmation by the D&O Indemnified Party of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification applicable to him or her and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct for indemnification was not met. Any determination required to be made with respect to whether the conduct of any D&O Indemnified Party complies or complied with any applicable standard shall be made by independent legal counsel selected by the D&O Indemnified Party, which counsel shall be reasonably acceptable to the Surviving Corporation, and the fees of such counsel shall be paid by the Surviving Corporation. Notwithstanding anything to the contrary contained in this Section 6.6(b) or elsewhere in this Agreement, Parent shall not, and shall cause the Surviving Corporation not to, settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any Action, unless such settlement, compromise, consent or termination includes an unconditional release of all of the D&O Indemnified Parties covered by the Action from all liability arising out of such Action.

(c) Unless the Company shall have purchased a “tail” policy prior to the Effective Time as provided below, for at least six (6) years after the Effective Time, (i) Parent shall cause the Surviving Corporation and its other Subsidiaries to maintain in full force and effect the coverage provided by the existing directors’ and officers’ liability insurance and fiduciary insurance in effect as of the date of this Agreement and maintained by the Company or any of its Subsidiaries, as applicable (the “Existing D&O Insurance Policies”), or provide substitute policies for the Company and its current and former directors and officers who are currently covered by such Existing D&O Insurance Policies, in either case, on terms and conditions no less advantageous to the D&O Indemnified Parties, or any other Person entitled to the benefit of this Section 6.6, as applicable, than the Existing D&O Insurance Policies, covering claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the transactions contemplated by this Agreement (provided that Parent or the Surviving Corporation, as applicable, shall not be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premiums currently paid by the Company or any of its Subsidiaries, as applicable, on an annualized basis, but in such case shall purchase as much of such coverage as possible for such amount) and (ii) Parent shall not, and shall not permit the Surviving Corporation or its other Subsidiaries to, take any action that would prejudice the rights of, or otherwise impede recovery by, the beneficiaries of any such insurance, whether in respect of claims arising before or after the Effective Time. In lieu of such insurance, prior to the Effective Time, the Company may (or if Parent requests, the Company shall) purchase a six (6) year “tail” prepaid policy on such terms and conditions (provided that the premium for such insurance shall not exceed three hundred percent (300%) of the aggregate annual premiums currently paid by the Company or any of its Subsidiaries, as applicable, on an annualized basis), in which event Parent shall cease to have any obligations under the first sentence of this Section 6.6(c).

(d) In the event that the Surviving Corporation, any of the Company’s Subsidiaries or any of their successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfer all or substantially all its properties and assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the successor and assign of the Surviving Corporation or any such Subsidiary assumes the obligations set forth in this Section 6.6.

(e) The D&O Indemnified Parties to whom this Section 6.6 applies shall be third-party beneficiaries of this Section 6.6. The provisions of this Section 6.6 are intended to be for the benefit of each D&O Indemnified Party and his or her successors, heirs or representatives. The Surviving Corporation shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any D&O Indemnified Party in enforcing its indemnity and other rights under this Section 6.6. The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other applicable rights such D&O Indemnified Party may have under the respective organizational documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise. Notwithstanding any other provision of this Agreement, this Section 6.6 shall survive the consummation of the Merger indefinitely (or any earlier period actually specified in this Section 6.6) and shall be binding, jointly and severally, on all successors and assigns of the Surviving Corporation, and shall be enforceable by the D&O Indemnified Parties and their successors, heirs or representatives.

(f) Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.6 is not prior to or in substitution for any such claims pursuant to such policies or agreements.

Section 6.7 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, and (b) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to this Agreement, the Merger or the other transactions contemplated by this Agreement. The Company shall provide Parent a reasonable opportunity to participate in the defense and settlement of any stockholder litigation or claim against the Company or its directors or officers relating to this Agreement and the transactions contemplated by this Agreement, and the

Company shall not settle or seek to settle any such stockholder litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary in this Section 6.7, any litigation or claim relating to Dissenting Shares shall be governed by Section 3.6.

Section 6.8 Public Announcements. Except as otherwise expressly contemplated by Section 6.5, the Company, Parent and Acquisition Sub shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated by this Agreement, and none of the parties hereto or their Affiliates shall issue any such press release or make any public statement prior to obtaining the other parties’ consent (which consent shall not be unreasonably withheld or delayed), except that no such consent shall be necessary to the extent disclosure may be required by Law (including required filings with the SEC), Order or applicable stock exchange rule or any listing agreement of any party hereto or is consistent with prior communications previously consented to by the Company and Parent.

Section 6.9 Employee Benefits.

(a) Employees of the Company or its Subsidiaries immediately prior to the Effective Time who remain employees of Parent, the Surviving Corporation or any of their Affiliates following the Effective Time are hereinafter referred to as the “Continuing Employees.” For the period commencing at the Effective Time and ending on the first (1st) anniversary of the date on which the Effective Time occurs, Parent shall, or shall cause the Surviving Corporation or any of their Affiliates to, provide for each Continuing Employee compensation and employee benefits that are, in the aggregate, substantially comparable to the compensation and benefits, in the aggregate, being provided as of the date hereof under the Company Benefit Plans (including any equity-based compensation, but excluding, retention arrangements or any other compensation or benefits payable in connection with, or as a result of, the transactions contemplated by this Agreement and any employee benefits that are frozen, discontinued or, as of the Effective Time, being frozen or discontinued). Notwithstanding the foregoing, Parent shall not be required to provide such compensation and benefits in the form of equity or equity-based awards or defined benefit pension plans.

(b) Parent agrees that Parent or any of its Subsidiaries (including the Surviving Corporation) shall cause the applicable employee benefit plans established following the Closing Date (if any) and any other employee benefit plans covering the Continuing Employees following the Effective Time (collectively, the “Post-Closing Plans”), to use commercially reasonable efforts to recognize the service of each Continuing Employee (to the extent such service was recognized by the Company Benefit Plan set forth in Section 4.12(a) of the Company Disclosure Letter) for purposes of eligibility, vesting and determination of the level of benefits (but not for benefit accrual purposes under a defined benefit pension plan) under the Post-Closing Plans, to the extent such recognition does not result in the duplication of any benefits or for any newly-established plan of Parent or its Subsidiaries for which similarly-situated employees of Parent or its Subsidiaries do not receive past service credit.

(c) For the calendar year including the Effective Time, Parent and its Subsidiaries (including the Surviving Corporation) shall use commercially reasonable efforts to ensure that the Continuing Employees shall not be required to satisfy any deductible, co-payment, out-of-pocket maximum or similar requirements under the Post-Closing Plans that provide medical, dental and other welfare benefits (collectively, the “Post-Closing Welfare Plans”) to the extent amounts were previously credited for such purposes under comparable Company Benefit Plans that provide medical, dental and other welfare benefits.

(d) Parent and its Subsidiaries (including the Surviving Corporation) shall use commercially reasonable efforts to ensure that as of the Effective Time, any waiting periods, pre-existing condition exclusions and requirements to show evidence of good health contained in such Post-Closing Welfare Plans shall be waived with respect to the Continuing Employees (except to the extent any such waiting period, pre-existing condition exclusion or requirement to show evidence of good health was already in effect with respect to such employees and has not been satisfied under the applicable Company Benefit Plan in which the participant then participates or is otherwise eligible to participate as of immediately prior to the Effective Time).

(e) Notwithstanding the generality of the foregoing, as of the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor in accordance with their terms as in effect as of the date of this Agreement, all Company Benefit Plans set forth in Section 4.12(a) of the Company Disclosure Letter or as consented to by Parent in accordance with Section 6.1(e).

(f) Notwithstanding anything in this Section 6.9 to the contrary, nothing in this Agreement, whether express or implied, shall (i) be treated as an amendment or other modification of any Company Benefit Plan, Post-Closing Plan, or any other employee benefit plans of the Company or Parent, (ii) confer upon any Person (including any current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof)) other than the parties hereto any rights or remedies hereunder, (iii) interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any Affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Surviving Corporation, the Company or any Affiliate of Parent and the Continuing Employee or any severance, benefit or other applicable plan, policy or program covering such Continuing Employee or (iv) prevent Parent, the Surviving Corporation or any Affiliate of Parent from amending or terminating any Company Benefit Plan in accordance with its terms.

Section 6.10 Conduct of Business by Parent Pending the Merger. Parent and Acquisition Sub covenant and agree that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is validly terminated pursuant to Section 8.1, except (a) as may be required by Law, (b) as may be agreed to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), or (c) as may be expressly required or permitted pursuant to this Agreement, Parent shall not, and shall not permit any of its Subsidiaries to: (i) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business of any Person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, if such business competes in any line of business of the Company or its Subsidiaries and the entering into of a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation, or (ii) take or agree to take any other action (including entering into or agreeing to enter into any material license, joint venture, or other transaction), in each case of clause (i) and (ii), that would reasonably be expected to (A) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, order, declaration or approval of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (B) materially increase the risk of any Governmental Authority entering an Order prohibiting the consummation of the transactions contemplated by this Agreement, (C) materially increase the risk of not being able to remove any such Order on appeal or otherwise, or (D) otherwise materially delay or prevent the consummation of the transactions contemplated by this Agreement, including by acquiring or agreeing to acquire all or a portion of the equity in the entity using or having any rights in any business of the type and character of, or that competes with, all or any part of the Company, or entering into or agreeing to enter into any material license, joint venture or other agreement or transaction; and except as otherwise permitted by the foregoing, enter into any agreement to do any of the foregoing.

Section 6.11 Financing.

(a) Each of Parent and Acquisition Sub shall, and shall cause its Subsidiaries to use reasonable best efforts to obtain the Debt Financing and, if applicable, draw on the Letter of Credit on the terms and conditions described in the Debt Commitment Documents (including any “flex” provisions applicable to the Debt Financing), including using (and causing its Subsidiaries to use) their respective reasonable best efforts to: (i) comply with and maintain in full force and effect the Debt Commitment Documents in accordance with the terms and conditions thereof; (ii) to the extent applicable, enter into definitive agreements with respect thereto on the terms and conditions contained in the Debt Commitment Documents (including any “flex” provisions applicable to the Debt Financing) on a timely basis, but in no event later than the Closing; (iii) satisfy on a timely basis (or obtain a waiver of) all conditions applicable to Parent, Acquisition Sub or their respective Subsidiaries in the Debt Commitment Letters (and the definitive agreements entered into with respect to the Debt Commitment Documents); (iv) enforce its rights under the Debt Commitment Letters in the event of a breach by any Debt Financing Source and, if applicable, the Shareholder Lender that impedes or delays (or could reasonably be expected to impede or delay) the Closing and, if necessary, seek specific performance of the Debt Financing Sources and, if applicable, the Shareholder Lender of their obligations thereunder; and (v) draw down upon and consummate the Debt Financing, and, if applicable, draw on the Letter of Credit, in each case, at or prior to the Closing.

(b) Neither Parent nor its Affiliates shall agree to any amendment, supplement or other modification to, obtain any replacement of, or grant any waiver of, any condition or other provision under the Debt Financing or the Letter of Credit (other than pursuant to any “flex” provisions set forth in the Debt Commitment Documents) without the prior written consent of the Company if such amendment, modification or waiver (i) would reduce the aggregate amount of the net proceeds of the Debt Financing or the Letter of Credit (including by changing the amount of fees or other amounts to be paid (including original issue discount) with respect to the Debt Financing), (ii) would impose new or additional conditions or otherwise expand, amend or modify any of the conditions under the Debt Commitment Letters or (iii) would, or would reasonably be expected to, (x) prevent, delay or impair the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement or (y) adversely impact the ability of Parent or Acquisition Sub to enforce its rights against the other parties to the Debt Commitment Documents. Parent shall not permit, release or consent to the withdrawal, termination, repudiation or rescission of the Debt Commitment Letters or any definitive agreement with respect to the Debt Financing or the Letter of Credit and shall not permit, release or consent to the termination or assignment of any of the obligations of any Debt Financing Source and/or the Shareholder Lender under the Debt Financing and/or the Letter of Credit, in each case, without the prior written consent of the Company.

(c) In no event shall Parent or Acquisition Sub or any of their Affiliates (which for purposes of this Section 6.11(c) shall be deemed to include each direct or indirect investor in Parent or Acquisition Sub or other Representatives, or any of Parent’s, Acquisition Sub’s or such investor’s financing sources or potential financing sources or other Representatives) (i) award any agent, broker, investment banker, financial advisor or other firm or Person, except for Citigroup Global Markets Taiwan Securities Co. Limited, any financial advisory role on an exclusive basis in connection with the Merger or the other transactions contemplated hereby or (ii) prohibit or seek to prohibit any bank or investment bank or other potential provider of debt or equity financing, from providing or seeking to provide financing to any Person in connection with a transaction relating to the Company or its Subsidiaries or in connection with the Merger or the other transactions contemplated hereby.

(d) In the event that any portion of the Debt Financing or the Letter of Credit becomes or could reasonably be expected to become unavailable in the manner or from the sources contemplated in the Debt Commitment Letters (including pursuant to any “flex” provisions applicable thereto), (i) Parent shall promptly notify the Company, and (ii) Parent and Acquisition Sub shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to obtain, and to negotiate and enter into definitive agreements with respect to, alternative debt financing from alternative financial institutions in an amount sufficient to consummate the transactions contemplated by this Agreement upon terms and conditions not less favorable, in any material respect, to Parent and Acquisition Sub or the Company than those in the Debt Commitment Letters, as promptly as practicable following the occurrence of such event; provided that any such replacement of any part of the Debt Financing and/or the Letter of Credit that amends the Debt Commitment Letters and/or substitution of all or any portion of the Debt Financing and/or the Letter of Credit shall not, without the prior written consent of the Company, (A) reduce the aggregate amount of the Debt Financing and/or the Letter of Credit available on the Closing Date from that contemplated in the Debt Commitment Letters, (B) impose new or additional conditions precedent or otherwise expand upon, amend or modify the conditions precedent to the Debt Financing and/or the Letter of Credit as set forth in the Debt Commitment Letters in any respect that would make such conditions less likely to be satisfied by the Closing Date or (C) prevent, impede, delay or adversely impact, or be reasonably expected to prevent, impede, delay or adversely impact the consummation of the transactions contemplated by this Agreement. The definitive agreements entered into pursuant to this Section 6.11(d) or Section 6.11(a)(ii) are referred to in this Agreement, collectively, as the “Financing Agreements.”

(e) Each of Parent and Acquisition Sub acknowledges and agrees that neither the obtaining of the Debt Financing, the Letter of Credit or any alternative financing is a condition to the Merger or the Closing and reaffirms its obligation to consummate the Merger and the other transactions contemplated by this Agreement irrespective and independently of the availability of the Debt Financing, the Letter of Credit or any alternative financing, subject to the applicable conditions set forth in Section 7.1 and Section 7.2.

(f) Parent agrees that any amount pre-funded by the L/C Issuer under the Letter of Credit, in accordance with the terms thereof, shall be (i) held separately and not comingled with other cash on hand and (ii) used solely to fund, in part, the amounts required to be provided by Parent for the consummation of the transactions contemplated by this Agreement.

(g) Parent and Acquisition Sub acknowledge and agree that none of the Company, its Subsidiaries or their respective Affiliates or its and their and their Affiliates’ respective Representatives shall incur any liability to any Person under any financing that Parent and Acquisition Sub may raise in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to this Section 6.11, Section 6.12 or Section 6.13 and that Parent and Acquisition Sub shall, on a joint and several basis, indemnify and hold harmless the Company, its Subsidiaries and their respective Affiliates and its and their and their Affiliates’ respective Representatives from and against any and all losses, damages, claims, costs and expenses suffered or incurred by any of them in connection with such financing (including any action taken in accordance with this Section 6.11 or Section 6.12) and any information utilized in connection therewith or in connection with any action taken pursuant to Section 6.13, unless such losses, damages, claims, costs and expenses are found in a final judgment by a court of competent jurisdiction to have been primarily caused by the gross negligence or willful misconduct of the Company, its Subsidiaries or their respective Affiliates or its and their and their Affiliates’ respective Representatives.

(h) Any breach of the Debt Commitment Documents, the Financing Agreements or any alternative financing commitment or alternative financing agreement by Parent or Acquisition Sub shall be deemed a breach by Parent of this Section 6.11. Parent shall (i) furnish the Company with drafts and complete, correct and executed copies of each amendment, waiver or other modification of the Debt Commitment Documents and of the Financing Agreements and any alternative financing agreement promptly upon their execution, (ii) give the Company prompt notice of any breach or threatened breach by any party to the Debt Commitment Documents, any alternative financing commitment, the Financing Agreements, or any alternative financing agreement of which Parent or Acquisition Sub becomes aware and any termination or threatened termination thereof of which Parent or Acquisition Sub becomes aware and, in each case, any written notice or other communication with respect to any of the foregoing, (iii) give the Company prompt notice of each material dispute or disagreement between or among the parties to the Debt Commitment Documents or Financing Agreements, (iv) notify the Company if for any reason Parent no longer believes in good faith that it will be able to obtain all or any portion of the Debt Financing or the Letter of Credit contemplated by the Debt Commitment Letters on the terms described therein and (v) otherwise keep the Company reasonably and promptly informed of the status of its efforts to arrange the Debt Financing (or any alternative financing), including by providing the Company with drafts of the definitive agreements or offering memoranda relating to the Debt Financing a reasonable period of time prior to their execution or use.

Section 6.12 Financing Cooperation. Subject to Section 6.11(a), prior to the Closing, the Company shall and shall cause its Subsidiaries to, at Parent’s sole expense, provide reasonable cooperation that is necessary and customary in connection with Parent’s efforts (a) to obtain the Bridge Debt Financing, including, at the reasonable request of Parent, (i) furnishing, or causing to be furnished, to Parent and its Debt Financing Sources in respect of the Bridge Debt Financing such customary financial and other information with respected to the Company and its Subsidiaries as Parent shall reasonably request in order to consummate the Bridge Debt Financing (provided, however, that there shall be no obligation to prepare any financial statements, reports or other information or documents other than such financial statements and reports prepared by the Company and/or its Subsidiaries in the ordinary course of business), (ii) participating in a reasonable number of lender meetings, lender presentations, due diligence sessions and rating agency meetings, in each case, upon reasonable advance notice and at mutually agreed times, (iii) providing reasonable assistance to Parent in its preparation of rating agency presentations, customary bank information memoranda and similar documents reasonably and customarily required in connection with the Bridge Debt Financing, in each case, solely with respect to information relating to the Company and its Subsidiaries, (iv) delivering information and documentation requested in writing by the Debt Financing Sources at least ten (10) Business Days prior to the Closing Date with respect to compliance under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, and (v) using reasonable efforts to obtain a customary payoff letter, and lien terminations and other customary documentation to allow for the payoff, discharge and termination of the Company’s existing credit facilities contemplated in Section 6.13 and (b) if reasonably requested by Parent, to obtain any consents, waivers and/or amendments required or reasonably desirable under the BofA Loan Agreement or the Portuguese Loan Agreements to permit the consummation of the transactions contemplated by this Agreement thereunder (any such consents, collectively, the “Transaction Consent”) and, the Company shall, and shall cause its Subsidiaries to, execute and deliver such customary notices, agreements, documents or instruments necessary in connection therewith, in each case, at the reasonable request of Parent; provided that such requested cooperation shall not (A) unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries, (B) cause any representation or warranty in this Agreement to be breached, (C) cause any condition to Closing to fail to be satisfied or otherwise cause any breach of this Agreement, (D) require the Company or any of its Subsidiaries or their respective Representatives to (1) execute, deliver, enter into, or perform any agreement, document or instrument, with respect to the Debt Financing and/or the Letter of Credit, that is not contingent upon the Closing or that would be effective prior to the Effective Time, (2) deliver or cause the delivery of, prior to the Closing, any legal opinions or reliance letters or any certificate in connection with the Debt Financing and/or the Letter of Credit or (3) adopt resolutions or execute consents prior to the Closing to approve or authorize the execution of the Debt Financing, the Letter of Credit or the incurrence of indebtedness thereby, (E) require any Representative of the Company or any of its Subsidiaries or their respective Affiliates to deliver any certificate or take any other action pursuant to this Section 6.12 if doing so would, or could reasonably be expected to, result in liability to such Representative, (F) require the Company or any of its Subsidiaries to provide any information the disclosure of which is prohibited or restricted under applicable Law or any binding agreement with a third party or is legally privileged or consists of attorney work product, (G) require the Company or any of its Subsidiaries to take any action that will conflict with or violate its organizational documents, any Laws or result in a violation or breach of, or default under, any agreement to which the Company or any of its Subsidiaries is a party, (H) require the Company or any of its Subsidiaries to enter into or approve any Debt Financing and/or the Letter of Credit or (I) in furtherance of (and not in limitation of) Section 6.11(g), require the Company or any of its Subsidiaries or any of their respective Representatives to pay any commitment or other fee, provide any security or incur any other liability in connection with the Debt Financing and/or the Letter of Credit. All non-public or other confidential information provided by the Company to Parent or its Affiliates pursuant to this Section 6.12 shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent shall be permitted to disclose such information to rating agencies and prospective lenders and investors during syndication of the debt financing contemplated by the Bridge Commitment Letter, subject to customary confidentiality undertakings, which shall, in any event, require “click through” or other affirmative action by the recipient acknowledging the confidentiality of such information. Parent shall promptly (and in any event within three (3) Business Days of delivery of documentation evidencing such cost and expenses) reimburse the Company for any expenses and costs incurred in connection with the Company’s or its Affiliates’ or Representatives’ obligations under Section 6.11, this Section 6.12 or Section 6.13. Any offering materials, presentations and other documents shall include a conspicuous disclaimer to the effect that none of the Company or any of its Subsidiaries or their respective Affiliates or any of their or their Affiliates’ respective Representatives have any responsibility for the content of such document and disclaim all responsibility therefor and shall further include a disclaimer with respect to the Company and its Subsidiaries and their respective Affiliates and their and their Affiliates’ respective Representatives in any oral disclosure with respect to such financing. Any use of the Company’s and its Subsidiaries’ logos in connection with the Bridge Debt Financing shall require the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.13 Repayment of Indebtedness. In connection with and conditioned upon the Effective Time, and in the event the relevant Transaction Consent is not obtained prior to the Closing, Parent shall provide or cause to be provided to the Company in immediately available funds an amount equal to the amount necessary for the Company and its Subsidiaries to repay and discharge in full all amounts outstanding or otherwise due and owing pursuant to the terms of the financing arrangements set forth on Section 6.13 of the Company Disclosure Letter (the “Company Debt”), including accrued interest thereon, redemption or other prepayment premiums and all fees and other obligations (including penalties or other charges or amounts that become payable thereunder as a result of the prepayment thereunder or the consummation of the transactions contemplated at the Closing or that may become due and payable at the Effective Time) of the Company or any of its Subsidiaries thereunder (collectively, the “Debt Payoff Amount”); provided that Parent may elect to pay or cause to be paid the Debt Payoff Amount on behalf of the Company without providing funds to the Company. Subject to Parent’s compliance with the previous sentence and to the extent not paid directly to the counterparties under the Company Debt, the Company shall pay the Debt Payoff Amount to the counterparties under the Company Debt as promptly as practicable following the date the Company receives such Debt Payoff Amount.

Section 6.14 Acquisition Sub. Parent shall take all actions necessary to (a) cause Acquisition Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Acquisition Sub shall not conduct any business, or incur or guarantee any indebtedness or make any investments, other than as specifically contemplated by this Agreement or in connection with the transactions contemplated by this Agreement. Parent hereby (a) guarantees the due, prompt and faithful payment performance and discharge by Acquisition Sub of, and compliance by Acquisition Sub with, all of the covenants and agreements of Acquisition Sub under this Agreement and (b) agrees to take all actions necessary, proper or advisable to ensure such payment, performance and discharge by Acquisition Sub under this Agreement. Parent agrees that any breach by Acquisition Sub of a representation, warranty, covenant or agreement in this Agreement shall also be a breach of such representation, warranty, covenant or agreement by Parent.

Section 6.15 No Control of the Company’s Business. Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

Section 6.16 Rule 16b-3 Matters. Prior to the Effective Time, the Company shall take such further actions, if any, as may be reasonably necessary or appropriate to ensure that the dispositions of equity securities of the Company (including any derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.17 Delisting of Company Common Stock. Parent shall, with the reasonable cooperation of the Company, take, or cause to be taken, all actions reasonably necessary to cause the Company’s securities to be delisted from the NYSE and deregistered under the Exchange Act as soon as reasonably practicable following the Effective Time.

Section 6.18 Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover status or regulation shall become applicable to the transactions contemplated hereby, each of the Company, Parent and Merger Sub and the members of the respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1 Conditions to the Obligations of Each Party. The respective obligations of each party hereto to consummate the transactions contemplated by this Agreement, including the Merger, are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company and Parent at or prior to the Effective Time of the following conditions:

(a) the Company Stockholder Approval shall have been obtained;

(b) any waiting period (or any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or early termination thereof shall have been granted, and all waiting periods (and any extensions thereof) pursuant to any Antitrust Laws in the jurisdictions listed in Section 7.1(b) of the Company Disclosure Letter that are required to be terminated or expired prior to the Closing shall have terminated or expired, and all approvals or clearances pursuant to any Antitrust Laws in the jurisdictions listed in Section 7.1(b) of the Company Disclosure Letter required to be obtained prior to the Closing shall have been obtained, or be deemed to have been obtained;

(c) no Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the Merger, or causing the Merger to be rescinded following the completion thereof;

(d) the CFIUS Approval shall have been obtained;

(e) the approvals of foreign investment and investment in mainland China for the purpose of the Merger and the other transactions contemplated by this Agreement issued by Investment Commission, Ministry of Economic Affairs, Taiwan shall have been obtained; and

(f) if required by applicable Law, the Parent Stockholder Approval shall have been obtained.

Section 7.2 Conditions to the Obligations of Parent and Acquisition Sub. The obligations of Parent and Acquisition Sub to consummate the transactions contemplated by this Agreement, including the Merger, are, in addition to the conditions set forth in Section 7.1, further subject to the satisfaction or (to the extent permitted by Law) waiver by Parent at or prior to the Effective Time of the following conditions:

(a) each of the representations and warranties of the Company contained in this Agreement, without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein, shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date, except for such failures to be true and correct as would not have a Company Material Adverse Effect (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only); provided, however, that the representations and warranties contained in Section 4.1 (Organization and Qualification; Subsidiaries), Section 4.2 (Capitalization), Section 4.3 (Authority), Section 4.9 (other than Section 4.9(b)) (Absence of Certain Changes), Section 4.20 (Vote Required) and Section 4.21 (Brokers) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only); provided, further, that the representations and warranties in Section 4.2(a) and Section 4.2(b) (Capitalization) shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made as of the Closing Date, except for any inaccuracies that are de minimis in the aggregate; provided, further, that the representation and warranty in Section 4.9(b) shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made as of the Closing Date;

(b) the Company shall have performed or complied, in all material respects, with its obligations required under this Agreement to be performed or complied with by the Company on or prior to the Closing Date;

(c) since the date of this Agreement, there has not occurred any change, event, occurrence, state of facts, condition, development or circumstances that has had, individually or in the aggregate, a Company Material Adverse Effect; and

(d) Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to the effect that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

Section 7.3 Conditions to the Obligation of the Company to Effect the Merger. The obligation of the Company to consummate the transactions contemplated by this Agreement, including the Merger, is, in addition to the conditions set forth in Section 7.1, further subject to the satisfaction or (to the extent permitted by Law) waiver by the Company at or prior to the Effective Time of the following conditions:

(a) each of the representations and warranties of Parent and Acquisition Sub contained in this Agreement, without giving effect to any materiality or “Parent Material Adverse Effect” qualifications therein, shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date, except for such failures to be true and correct as would not have a Parent Material Adverse Effect (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only); provided, however, that the representations and warranties contained in Section 5.1 (Organization and Qualification), Section 5.2 (Authority) and Section 5.13 (Vote Required) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only);

(b) Parent or Acquisition Sub shall have performed or complied, in all material respects, with its obligations required under this Agreement to be performed or complied with by Parent or Acquisition Sub, as the case may be, on or prior to the Closing Date; and

(c) the Company shall have received a certificate signed on behalf of Parent by an officer of Parent to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval is obtained (except as otherwise expressly noted), as follows:

(a) by mutual written agreement of each of Parent and the Company;

(b) by either Parent or the Company, if:

(i) the Merger shall not have been consummated on or before 5:00 p.m. (New York City time) on November 11, 2020 (the “Termination Date”); provided, that if prior to the Termination Date, all of the conditions to Closing set forth in Article VII have been satisfied or waived, as applicable, (other than for conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied at the Closing) other than with respect to the approvals set forth on Section 8.1(b)(i) of the Company Disclosure Letter, then such date shall automatically be extended for ninety (90) days, and such extended date shall thereafter be the “Termination Date”; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i)

shall not be available to any party if the failure of the Closing to have occurred on or before such date was primarily due to the failure of such party, and, in the case of Parent, the failure of Acquisition Sub, to materially perform any of its obligations under this Agreement;

(ii) prior to the Effective Time, any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order or taken any other action permanently restraining, enjoining, rendering illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Law or Order or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have used its reasonable best efforts as required by this Agreement to remove such Law, Order or other action; provided, further, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if the issuance of such Law or Order or taking of such action was primarily due to the failure of such party, and, in the case of Parent, the failure of Acquisition Sub, to perform any of its obligations under this Agreement; provided, further, that this Section 8.1(b)(ii) shall not grant any termination right in connection with the CFIUS Approval, the CFIUS Turndown or the approvals of foreign investment and investment in mainland China for the purpose of the Merger and the other transactions contemplated hereby issued by Investment Commission, Ministry of Economic Affairs, Taiwan;

(iii) the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof, in each case, at which this Agreement and the transactions contemplated by this Agreement have been voted upon;

(iv) if required by applicable Law, the Parent Stockholder Approval shall not have been obtained at the Parent Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof, in each case, at which this Agreement and the transactions contemplated by this Agreement have been voted upon;

(v) the parties have failed to obtain the CFIUS Approval before the Termination Date or at any time if a CFIUS Turndown shall have occurred; or

(vi) the approvals of foreign investment and investment in mainland China for the purpose of the Merger and the other transactions contemplated hereby issued by Investment Commission, Ministry of Economic Affairs, Taiwan shall not have been obtained before the Termination Date.

(c) by the Company, if:

(i) Parent or Acquisition Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of any condition set forth in Section 7.3(a) or Section 7.3(b) and (B) is not capable of being cured, or is not cured, by Parent or Acquisition Sub on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) calendar days following the Company’s delivery of written notice to Parent or Acquisition Sub, as applicable, of such breach; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(ii) the Company Board shall have authorized the Company to enter into a definitive agreement with respect to a Superior Proposal that did not result from a breach of Section 6.5 (other than non-consequential, immaterial breaches); provided that (x) the Company has complied in all respects with the provisions of Section 6.5(d) (unless such non-compliance is non-consequential and immaterial) and (y) substantially concurrently with such termination, the Company enters into such definitive agreement and pays (or causes to be paid), at the direction of Parent, the Company Termination Fee as specified in Section 8.3(a); or

(iii) in the event (i) all of the conditions set forth in Section 7.1 and Section 7.2 shall have been and continue to be satisfied or, to the extent permitted by applicable Law, waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which shall then and continues to be capable of being satisfied as of the Closing) and Parent fails to consummate the Closing on the date the Closing was to have occurred pursuant to Section 2.2, as a result of the failure of the Debt Financing to be funded, (ii) the Company has irrevocably confirmed by written notice to Parent that all of the conditions set forth in Section 7.1 and Section 7.2 have been and continue to be satisfied (other than those conditions that by their nature are to be satisfied at the Closing, each of which shall then and continues to be capable of being satisfied as of the Closing) or waived (to the extent such waiver is permitted under applicable Law) and that the Company is prepared to consummate the Closing, and (iii) Parent fails to consummate the Closing by the date that is five (5) Business Days after the later of (x) the date on which the Closing was required to occur pursuant to Section 2.2 and (y) the date of delivery of such notice of termination.

(d) by Parent, if:

(i) the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of any condition set forth in Section 7.2(a) or Section 7.2(b), and (B) is not capable of being cured, or is not cured, by the Company on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) calendar days following Parent’s delivery of written notice to the Company of such breach; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if Parent or Acquisition Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(ii) the Company Board (or any committee thereof) shall have made an Adverse Recommendation Change, or the Company or any of its Subsidiaries shall have entered into any Alternative Acquisition Agreement or the Company Board (or any committee thereof) shall have authorized or recommended the execution of an Alternative Acquisition Agreement.

Section 8.2 Effect of Termination. In the event that this Agreement is validly terminated and the Merger abandoned pursuant to Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provisions of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void and of no effect without liability on the part of any party hereto (or any of its Representatives), and all rights and obligations of any party hereto shall cease; provided, however, that, except as otherwise provided in Section 8.3 or Section 8.4, no such termination shall relieve any party hereto of any liability or damages resulting from any knowing and intentional breach of this Agreement prior to such termination, in which case, except as otherwise provided in Section 8.3 and Section 8.4, the aggrieved party shall be entitled to all rights and remedies available at law or in equity with respect to any such knowing and intentional breach (it being understood that any failure to consummate the Closing on the date the Closing was to have occurred pursuant to Section 2.2 as a result of the failure of the Debt Financing to be funded shall be deemed a knowing and intentional breach); provided, further, that the Confidentiality Agreement, the expense reimbursement and indemnification obligations contained in Section 6.11 and Section 6.12, and the provisions of this Section 8.2, Section 8.3, Section 8.4, Section 8.7 and Article IX shall survive any termination of this Agreement pursuant to Section 8.1 in accordance with their respective terms.

Section 8.3 Company Termination Fees.

(a) In the event that:

(i) (A) this Agreement is terminated by (x) the Company or Parent pursuant to Section 8.1(b)(i), (y) the Company or Parent pursuant to Section 8.1(b)(iii), or (z) Parent pursuant to Section 8.1(d)(i), (B) a Competing Proposal had been publicly announced, had been publicly disclosed or otherwise had become known, disclosed or communicated to the Company, the Company Board or the stockholders of the Company following the date of this Agreement and prior to such termination, and (C) within twelve (12) months of such termination of this Agreement, the Company either consummates a transaction involving a Competing Proposal or enters into a definitive agreement providing for a Competing Proposal; provided, however, that for purposes of this Section 8.3(a)(i), the references to “twenty percent (20%)” in the definition of Competing Proposal shall be deemed to be references to “fifty percent (50%)”;

(ii) this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii); or

(iii) this Agreement is terminated by Parent pursuant to Section 8.1(d)(ii), then the Company shall (A) in the case of clause (i) above, no later than two (2) Business Days following the date of the earlier of the entry into the definitive agreement or consummation of such transaction involving a Competing Proposal, (B) in the case of clause (ii) above, prior to or substantially concurrently with such termination, and (C) in the case of this clause (iii), no later than two (2) Business Days after the date of such termination, pay, or cause to be paid, at the direction of Parent, the Company Termination Fee; it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(b) In the event that this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b)(iii), then the Company shall promptly, but in no event more than two (2) Business Days after receipt of an invoice thereof, pay, or cause to be paid, at the direction of Parent, all costs and Expenses incurred by or on behalf of Parent, Acquisition Sub and their respective Affiliates in connection with this Agreement and the transactions contemplated by this Agreement, up to an aggregate maximum amount of eighteen million dollars ($18,000,000), which amount shall be credited against any Company Termination Fee (if any) that subsequently becomes payable to Parent.

(c) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 9.9, Parent’s right to receive payment from the Company of the Company Termination Fee pursuant to Section 8.3(a), together with any costs and Expenses and interest payable pursuant to Section 8.3(b) and Section 8.3(d), in circumstances where the Company Termination Fee is payable pursuant to Section 8.3(a)(i), Section 8.3(a)(ii) or Section 8.3(a)(iii), shall constitute the sole and exclusive remedy (in circumstances where the Company Termination Fee is payable) of Parent and Acquisition Sub against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees of any of the foregoing (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for any breach or failure to perform hereunder, and upon payment of such amount (in circumstances where the Company Termination Fee is payable), none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that the Company shall also be obligated with respect to Section 8.7). While Parent may pursue both a grant of specific performance in accordance with Section 9.9 and the payment of the Company Termination Fee, under no circumstances shall Parent be permitted or entitled to receive both a grant of specific performance that results in the Closing occurring and the Company Termination Fee.

(d) Each of the parties hereto acknowledges that (i) the agreement contained in this Section 8.3 is an integral part of the transactions contemplated by this Agreement, (ii) the Company Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate Parent and its Affiliates in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision, and (iii) without the agreement contained in this Section 8.3, the parties would not enter into this Agreement; accordingly, if the Company fails to timely pay any amount due pursuant to this Section 8.3 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the payment of any amount set forth in this Section 8.3, the Company shall pay Parent its costs and Expenses in connection with such suit, together with interest on such amount at the annual rate equal to the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

Section 8.4 Parent Termination Fees.

(a) In the event that this Agreement is terminated by (i) the Company pursuant to Section 8.1(c)(iii), (ii) the Company or Parent pursuant to Section 8.1(b)(iv), or (iii) (x) the Company or Parent pursuant to Section 8.1(b)(v) or (y) Parent pursuant to Section 8.1(b)(i) (and at such time the Company is entitled to terminate pursuant to Section 8.1(b)(v), then Parent shall (A) in the case of clause (i), if the Company has elected to receive the Parent Termination Fee pursuant to the second sentence of Section 8.4(c), no later than two (2) Business Days following Parent’s receipt of such written election and (B) in the case of clauses (ii) and (iii), no later than two (2) Business Days after the date of such termination, pay, or cause to be paid, at the direction of the Company, the applicable Parent Termination Fee; it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(b) In the event that this Agreement is terminated by the Company or Parent pursuant to (i) Section 8.1(b)(vi) or (ii) Section 8.1(b)(i) (and at such time either the Company or Parent is entitled to terminate pursuant to Section 8.1(b)(vi)), then Parent shall promptly, but in no event more than two (2) Business Days after receipt of an invoice thereof, pay, or cause to be paid, at the direction of the Company, all costs and Expenses incurred by or on behalf of the Company and its respective Affiliates in connection with this Agreement and the transactions contemplated by this Agreement, up to an aggregate maximum amount of eighteen million dollars ($18,000,000), which amount shall be credited against any Parent Termination Fee (if any) that subsequently becomes payable to the Company.

(c) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 9.9, the Company’s right to receive payment from Parent of the Parent Termination Fee pursuant to Section 8.4(a), together with any costs and Expenses and interest payable pursuant to Section 8.4(b) and Section 8.4(d), in circumstances where the Parent Termination Fee is payable pursuant to Section 8.4(a), shall constitute the sole and exclusive remedy (in circumstances where the Parent Termination Fee is payable) of the Company against Parent, Acquisition Sub, their Subsidiaries and the Debt Financing Sources and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees of any of the foregoing (collectively, the “Parent Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for any breach or failure to perform hereunder, and upon payment of such amount (in circumstances where the Parent Termination Fee is payable), none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that Parent and Acquisition Sub shall also be obligated with respect to Section 8.7). In the event that the Company terminates this Agreement pursuant to Section 8.1(c)(iii), the Company shall, within thirty (30) days of the time of termination, irrevocably elect in writing to either (i) receive the Parent Termination Fee as the sole and exclusive remedy of the Company against any and all Parent Related Parties (and in which case the foregoing sentence shall apply) or (ii) maintain its right to seek monetary damages against Parent and Acquisition Sub for knowing and intentional breaches pursuant to the terms of this Agreement and upon the making of such irrevocable election (x) the Company shall only be entitled to the remedy so selected and shall in no event be entitled to both the Parent Termination Fee and any recovery of any monetary damages; provided, in the event that the Company does not make such election within such thirty (30) day period or the Company or any of its Affiliates commences any Action to recover any monetary damages within such thirty (30) day period, the Company shall be deemed to have elected to maintain its right to seek monetary damages for knowing and intentional breaches pursuant to the terms of this Agreement as its sole and exclusive remedy against the Parent Related Parties. While the Company may pursue both a grant of specific performance in accordance with Section 9.9 and either (i) the payment of the Parent Termination Fee or (ii) the recovery of monetary damages, under no circumstances shall the Company be permitted or entitled to receive both (x) a grant of specific performance that results in the Closing occurring and (y) the Parent Termination Fee or any recovery of any monetary damages.

(d) Each of the parties hereto acknowledges that (i) the agreement contained in this Section 8.4 is an integral part of the transactions contemplated by this Agreement, (ii) the Parent Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Company and its Affiliates in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision, and (iii) without the agreement contained in this Section 8.4, the parties would not enter into this Agreement; accordingly, if Parent fails to timely pay any amount due pursuant to this Section 8.4 and, in order to obtain such payment, the Company commences a suit that results in a judgment against Parent for the payment of any amount set forth in this Section 8.4, Parent shall pay the Company its costs and Expenses in connection with such suit, together with interest on such amount at the annual rate equal to the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

Section 8.5 Amendment. This Agreement may be amended by mutual agreement of the parties hereto by action taken by or on behalf of their respective boards of directors at any time before or after receipt of the Company Stockholder Approval; provided, however, that (i) after the Company Stockholder Approval has been obtained, there shall not be any amendment that by Law or in accordance with the rules of any stock exchange requires further approval by the Company’s stockholders without such further approval of such stockholders nor any amendment or change not permitted under applicable Law and (ii) any amendment of Section 8.4, this Section 8.5, Section 9.4, Section 9.7, Section 9.8, Section 9.10 or Section 9.12, in each case, to the extent such amendment would adversely affect the rights of a Debt Financing Source party to the Debt Commitment Letter under such Section, shall also be approved by such Debt Financing Source. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 8.6 Extension; Waiver. At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Acquisition Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.7 Expenses; Transfer Taxes. Except as expressly set forth herein, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such Expenses. Parent shall timely and duly pay all (i) transfer and documentary Taxes or fees and (ii) sales, use, real property transfer and other similar Taxes or fees arising out of or in connection with entering into and carrying out this Agreement.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements in this Agreement and any certificate delivered pursuant hereto by any Person shall terminate at the Effective Time or, except as provided in Section 8.2, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that this Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or after termination of this Agreement, including those contained in Section 6.6 and Section 6.9.

Section 9.2 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery) or by confirmed electronic mail, addressed as follows:

if to Parent or Acquisition Sub:

Yageo Corporation
Yageo Corporation Headquarters 3F, 233-1, Baoqio Rd.,
Xindian Dist, New Taipei City
23145, Taiwan
Phone:	+886 2 6629 9999
Email:	jesse.chen@yageo.com
Attention:	Law and IP Department Manager

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Phone:	(212) 455-3733
Email:	MHolick@stblaw.com
Attention:	Michael T. Holick, Esq.

if to the Company:

KEMET Corporation
KEMET Tower
One East Broward Boulevard, 2nd Floor
Fort Lauderdale, Florida 33301
Phone:	(954) 766-2817
Email:	JamieAssaf@kemet.com
Attention:	General Counsel

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York 10036
Phone:	(212) 735-3000
Email:	Richard.Grossman@skadden.com
Christopher.Barlow@skadden.com
Attention:	Richard J. Grossman, Esq.
Christopher M. Barlow, Esq.

or to such other address or electronic mail address for a party as shall be specified in a notice given in accordance with this Section 9.2; provided that any notice received by electronic mail or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day; provided, further, that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.2 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

Section 9.3 Interpretation; Certain Definitions.

(a) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(b) Disclosure of any fact, circumstance or information in any Section of the Company Disclosure Letter shall be deemed to be disclosure of such fact, circumstance or information with respect to any other Section of the Company Disclosure Letter only if it is reasonably apparent that such disclosure relates to any such other Section on its face. The inclusion of any item in the Company Disclosure Letter shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

(c) The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to articles, sections, clauses, paragraphs, exhibits, annexes and schedules are to the articles, sections, clauses and paragraphs of, and exhibits, annexes and schedules to, this Agreement, unless otherwise specified, and the table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “made available to Parent” and words of similar import refer to documents (i) posted to the data site maintained by the Company or its Representatives in connection with the transactions contemplated by this Agreement, (ii) delivered in person or electronically to Parent, Acquisition Sub or any of their respective Representatives or (iii) that are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC, in each case, at least two (2) Business Days prior to the date of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa, and references to a Person are also to its permitted successors and assigns. The phrases “the date hereof” and “the date of this Agreement” and terms or phrases of similar import shall be deemed to refer to November 11, 2019, unless the context requires otherwise. When used in reference to the Company or its Subsidiaries, the term “material” shall be measured against the Company and its Subsidiaries, taken as a whole. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date or dates). Terms defined in the text of this Agreement shall have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date or dates). All references to “dollars” or “$” refer to currency of the U.S. The English language version of this Agreement shall govern all questions of interpretation relating to this Agreement, notwithstanding that this Agreement may have been translated into, and executed in, other languages.

Section 9.4 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, illegal, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, void, illegal, unenforceable or against its regulatory policy, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement, including the Merger, be consummated as originally contemplated to the fullest extent possible.

Section 9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided that Acquisition Sub may, in its discretion and upon prior written notice to the Company, assign any or all of its rights, interests and obligations under this Agreement to an Affiliate of Parent, but no such assignment will relieve Acquisition Sub of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 9.5 shall be null and void.

Section 9.6 Entire Agreement. This Agreement (including the exhibits, annexes and appendices hereto) constitutes, together with the Confidentiality Agreement, the Voting Agreements and the Company Disclosure Letter, the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 9.7 No Third-Party Beneficiaries. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder; provided, however, that it is specifically intended that (A) the D&O Indemnified Parties (solely with respect to Section 6.6 from and after the Effective Time), (B) the Debt Financing Sources (solely with respect to Section 8.4, Section 8.5, Section 9.4, this Section 9.7, Section 9.8, Section 9.10 and Section 9.12), (C) the Company Related Parties (solely with respect to Section 8.3) and (D) the Parent Related Parties (solely with respect to Section 8.4) are third-party beneficiaries.

Section 9.8 Governing Law.

(a) This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, or the actions of Parent, Acquisition Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto: (i) irrevocably agrees that it will not bring or support any Person in any action, suit, proceeding, hearing or arbitration before any Governmental Authority of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against any of the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the financings contemplated thereby, in any forum other than the U.S. Federal and New York State courts located in New York County, State of New York; and (ii) irrevocably agrees that, except as specifically set forth in the Debt Commitment Documents, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Sources in any way relating to this Agreement, the Debt Financing or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York. Notwithstanding anything to the contrary in this Agreement (but without limiting (x) the obligations of the Debt Financing Sources to the Parent and its Affiliates under the Debt Commitment Letters and (y) the rights or remedies of the Parent and its Affiliates under the Debt Commitment Letters), the Debt Financing Sources shall not have any liability to the Company, any of its Affiliates or any of its or their Representatives relating to, arising out of or in connection with this Agreement, the Debt Financing, the transactions contemplated hereby or thereby or otherwise, whether at law, or equity, in contract, in tort or otherwise, and none of the Company, any of its Affiliates or any of its or their Representatives shall have any rights or claims of any kind or description, whether at law, or equity, in contract, in tort or otherwise, against the Debt Financing Sources, in each case relating to, arising out of or in connection with this Agreement, the Debt Financing, the transactions contemplated hereby or thereby.

Section 9.9 Specific Performance.

(a) The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties hereto acknowledge and agree that the parties hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions or any other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to show proof of actual damages or provide any bond or other security in connection with any such order or injunction.

(b) Notwithstanding the foregoing or anything else in this Agreement to the contrary, it is explicitly agreed that the Company shall only be entitled to seek specific performance of Parent’s or Acquisition Sub’s obligations to effect the Closing in accordance with Article II, if and only if (a) all conditions in Section 7.1 and Section 7.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing (but subject to such conditions being capable of being satisfied at Closing if specific performance was granted)) at the time when the Closing was required to occur pursuant to Section 2.2, (b) the Bridge Debt Financing has been funded or will be funded at the Closing on the terms set forth in the Bridge Commitment Letter and (c) the Company has irrevocably confirmed in writing to Parent that all of the conditions set forth in Section 7.1 and Section 7.2 have been and continue to be satisfied (other than those conditions that by their nature are to be satisfied at the Closing, each of which shall then and continues to be capable of being satisfied as of the Closing) or waived (to the extent such waiver is permitted under applicable Law) and that the Company is prepared to consummate the Closing. Notwithstanding anything to the contrary in this Agreement, under no circumstances shall the Company be permitted or entitled to receive both such grant of specific performance to effect the Closing and the payment of any damages, including the payment of the Parent Termination Fee.

Section 9.10 Consent to Jurisdiction.

(a) Each of the parties hereto hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware in connection with any dispute arising out of or relating to this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or other proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, and (v) consents to the entry of any final judgment, order or decree issued by any court in the state of Delaware, whether for monetary damages, injunctive or equitable relief or otherwise (a “Delaware Judgment”), in any foreign court or tribunal, including the courts of the Republic of China, and hereby waives any opposition to the enforcement of any Delaware Judgment in any such foreign court or tribunal. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. The parties hereby further agree that New York state or U.S. federal courts sitting in New York County, State of New York shall have exclusive jurisdiction over any action (whether at law, in equity, in contract, in tort or otherwise) brought against any Debt Financing Source in connection with the transactions contemplated under this Agreement.

(b) Each party hereto irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.10(a) in any such action or proceeding by mailing copies thereof by registered or certified U.S. mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.2. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 9.11 Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 9.12 WAIVER OF JURY TRIAL. EACH OF PARENT, ACQUISITION SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, ACQUISITION SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF (INCLUDING THE DEBT FINANCING).

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, Parent, Acquisition Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

YAGEO CORPORATION

By:	/s/ Chen Tie-Min
Name: Chen Tie-Min
Title: Chairman

SKY MERGER SUB INC.

By:	/s/ Wang Deng-Rue
Name: Wang Deng-Rue
Title: Director

KEMET CORPORATION

By:	/s/ William M. Lowe
Name: William M. Lowe, Jr.
Title: Chief Executive Officer

Exhibit A

Definitions

As used in this Agreement, the following terms shall have the respective meanings set forth or referenced below:

“Acceptable Confidentiality Agreement” shall have the meaning set forth in Section 6.5(c).

“Acquisition Sub” shall have the meaning set forth in the Preamble.

“Acquisition Sub Board” shall have the meaning set forth in the Recitals.

“Action” shall have the meaning set forth in Section 6.6(b).

“Adverse Recommendation Change” shall have the meaning set forth in Section 6.5(d).

“Affiliate” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

“Aggregate Merger Consideration” shall mean the product of (x) the number of shares of Company Common Stock issued and outstanding (other than those shares canceled or retired pursuant to Section 3.1(a) and those shares of Company Common Stock held by a Subsidiary of the Company) immediately prior to the Effective Time multiplied by (y) the Merger Consideration.

“Agreement” shall have the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” shall have the meaning set forth in Section 6.5(a).

“Antitrust Laws” shall have the meaning set forth in Section 4.4(b).

“Blue Sky Laws” shall mean state securities or “blue sky” laws.

“BofA Loan Agreement” shall mean that certain Loan and Security Agreement, dated as of September 30, 2010, by and among the Company, certain of its Subsidiaries party thereto, the lenders party thereto from time to time, and Bank of America, N.A., as agent, as amended prior to the date hereof and as further amended, restated, supplemented or otherwise modified from time to time to the extent permitted hereunder.

“Book-Entry Shares” shall have the meaning set forth in Section 3.1(b).

“Bribery Act” shall have the meaning set forth in Section 4.5(c).

“Bridge Debt Commitment Documents” shall have the meaning set forth in Section 5.7(a).

“Bridge Commitment Letter” shall have the meaning set forth in Section 5.7(a).

“Bridge Debt Financing” shall have the meaning set forth in Section 5.7(a).

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York or Taipei, Taiwan are authorized or obligated by Law or executive order to close.

“Capitalization Date” shall have the meaning set forth in Section 4.2(a).

“Certificate of Merger” shall have the meaning set forth in Section 2.3(a).

“Certificates” shall have the meaning set forth in Section 3.1(b).

“CFIUS” shall mean the Committee on Foreign Investment in the United States.

“CFIUS Approval” shall mean following the filing of a joint notice with CFIUS: (i) (A) the receipt by the parties hereto of written notice (including by email) from CFIUS that (1) CFIUS has determined that none of the transactions contemplated by this Agreement is a “covered transaction” or a “pilot program covered transaction” under the DPA or (2) CFIUS has completed its assessment of a review or investigation of the transactions contemplated by this Agreement and has concluded all action under the DPA, or (B) pursuant to the DPA, CFIUS has sent a report to the President of the U.S. requesting the President’s decision with respect to the transactions contemplated by this Agreement and (x) the President of the U.S. has announced a decision not to suspend or prohibit such transactions or (y) the President of the U.S. has not taken any action within fifteen (15) days after the earlier of (1) the date CFIUS completed its investigation of the transactions contemplated by this Agreement or (2) the date the President received such report from CFIUS.

“CFIUS Turndown” shall mean (A) (1) prior to the conclusion of all action under Section 721 of Title VII of the Defense Production Act of 1950, Parent withdraws the notification to CFIUS and does not re-file a CFIUS notification within fifteen (15) Business Days, or such different period of time agreed upon by Parent and the Company, or (2) CFIUS has completed its review or investigation and determined it has unresolved national security concerns and Parent unilaterally withdraws, or the parties by mutual written agreement withdraw, the CFIUS filing and Parent does not re-file a CFIUS notification within fifteen (15) Business Days, or such different period of time agreed upon by the parties, or (B) the President takes action to prohibit the transactions contemplated by this Agreement.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collective Agreement” shall have the meaning set forth in Section 4.13(a).

“Company” shall have the meaning set forth in the Preamble.

“Company Benefit Plan” shall have the meaning set forth in Section 4.12(a).

“Company Board” shall have the meaning set forth in the Recitals.

“Company By-Laws” shall have the meaning set forth in Section 4.1.

“Company Certificate of Incorporation” shall have the meaning set forth in Section 4.1.

“Company Common Stock” shall have the meaning set forth in Section 3.1(a).

“Company Debt” shall have the meaning set forth in Section 6.13.

“Company Disclosure Letter” shall mean the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement.

“Company Equity Awards” shall mean, collectively, any (i) Company Option, (ii) Company Restricted Stock Unit or (iii) Company Long-Term Incentive Plan Award issued and outstanding, or authorized to be issued, pursuant to any Company Stock Plan.

“Company Intellectual Property Rights” shall have the meaning set forth in Section 4.14(a).

“Company Long-Term Incentive Plan Award” shall mean each long-term incentive plan award outstanding immediately prior to the Effective Time that is granted under any Company Stock Plan, which, for the avoidance of doubt, shall not include any Company Option or Company Restricted Stock Unit.

“Company Material Adverse Effect” shall mean any change, event, occurrence, state of facts, development, effect or circumstance which, individually or in the aggregate, has resulted in or would reasonably be expected to result in a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that changes, events, occurrences, state of facts, conditions, developments, effects or circumstances which, directly or indirectly, to the extent they relate to or result from the following, shall be excluded from the determination of Company Material Adverse Effect: (i) any condition, change, effect or circumstance generally affecting any of the industries or markets in which the Company or its Subsidiaries operate; (ii) any change after the date hereof in any Law or GAAP (or changes in interpretations of any Law or GAAP); (iii) general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein) in the financial, credit or securities markets (including changes in interest or currency exchange rates) in any country or region in which the Company or its Subsidiaries conduct business; (iv) any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of war; (v) any change, event, occurrence, state of facts, development, effect or circumstances attributable to the announcement, consummation or existence of this Agreement or the transactions contemplated by this Agreement, including by reason of the identity of Parent or any public communication by Parent or its Subsidiaries regarding the plans or intentions of Parent with respect to the conduct of the business of the Company or any of its Subsidiaries and including the impact of any of the foregoing on any relationships with customers, suppliers, vendors, collaboration partners, employees, unions or regulators; (vi) any action taken, or refrained from being taken, that is required by (or expressly permitted pursuant to) the terms of this Agreement or with the written consent or at the written direction of Parent or Acquisition Sub (or any action not taken as a result of the failure of Parent to consent to any action requiring Parent’s consent pursuant to Section 6.1);

(vii) any changes in the market price or trading volume of the Company Common Stock, any failure by the Company or its Subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to the Company or any of its Subsidiaries (provided that the facts, events, developments, circumstances, effects or occurrences giving rise to or contributing to such changes or failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect); and (viii) any matter disclosed in Section 1.1 of the Company Disclosure Letter; provided that, in the case of the foregoing clauses (i) through (iv), such matters shall be taken into account to the extent (and only to the extent) that any change, event, occurrence, state of facts, development, effect or circumstance disproportionately impacts the Company and its Subsidiaries relative to other businesses in the industries in which the Company and its Subsidiaries operate.

“Company Material Contract” shall have the meaning set forth in Section 4.16(a).

“Company Option” shall mean each outstanding option to purchase shares of Company Common Stock under any Company Stock Plan.

“Company Permits” shall have the meaning set forth in Section 4.5(a).

“Company Products” shall have the meaning set forth in Section 4.25(a).

“Company Real Property” shall have the meaning set forth in Section 4.17(b).

“Company Recommendation” shall mean the recommendation of the Company Board that the Company’s stockholders adopt this Agreement and approve the transactions contemplated by this Agreement, including the Merger.

“Company Related Parties” shall have the meaning set forth in Section 8.3(c).

“Company Restricted Stock Unit” shall mean each restricted stock unit under any Company Stock Plan, other than the time-based and performance-based vesting portion of any Company Long-Term Incentive Plan Award.

“Company SEC Documents” shall have the meaning set forth in Section 4.6(a).

“Company Stock Plan” shall mean the Company’s 1992 Key Employee Stock Option Plan and the Omnibus Incentive Plan, as each may be amended from time to time.

“Company Stockholder Advisory Vote” shall have the meaning set forth in Section 4.3(a).

“Company Stockholder Approval” shall have the meaning set forth in Section 4.20.

“Company Stockholders’ Meeting” shall have the meaning set forth in Section 6.2(c).

“Company Termination Fee” shall mean an amount equal to $63,750,000.

“Competing Proposal” shall have the meaning set forth in Section 6.5(h)(i).

“Confidentiality Agreement” shall mean the confidentiality agreement, dated as of July 1, 2019, between Parent and the Company.

“Consent” shall have the meaning set forth in Section 4.4(b).

“Continuing Employees” shall have the meaning set forth in Section 6.9(a).

“Contract” shall mean any contract, subcontract, lease, sublease, conditional sales contract, purchase order, sales order, task order, delivery order, license, indenture, note, bond, loan, instrument, understanding, permit, concession, franchise, commitment or other agreement.

“control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or credit arrangement or otherwise.

“D&O Indemnified Parties” shall have the meaning set forth in Section 6.6(a).

“Debt Commitment Documents” shall have the meaning set forth in Section 5.7(a).

“Debt Commitment Letters” shall have the meaning set forth in Section 5.7(a).

“Debt Financing” shall have the meaning set forth in Section 5.7(a).

“Debt Financing Sources” shall mean the L/C Issuer and the entities that have committed to provide or otherwise entered into agreements in connection with the Bridge Debt Financing, including the parties to the Bridge Commitment Letter and any joinder agreements, credit agreements and the other definitive documents relating thereto together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective permitted successors and assigns; provided that, for the avoidance of doubt, neither the Shareholder Lender nor any Affiliate of the Shareholder Lender shall be a Debt Financing Source.

“Debt Payoff Amount” shall have the meaning set forth in Section 6.13.

“Delaware Judgment” shall have the meaning set forth in Section 9.10(a).

“DGCL” shall have the meaning set forth in the Recitals.

“Dissenting Shares” shall have the meaning set forth in Section 3.6.

“DPA” shall mean Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. §4565), and all rules and regulations thereunder, including those codified at 31 C.F.R. Part 800.

“DTC” shall have the meaning set forth in Section 3.2(b)(ii).

“Effective Time” shall have the meaning set forth in Section 2.3(a).

“Environmental Laws” shall mean all Laws relating to pollution or protection of the environment or of human health and safety, including Laws relating to Releases of harmful or deleterious materials and the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of harmful or deleterious materials, including the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), the Safe Drinking Water Act (42 U.S.C. § 3000(f) et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. § 2701 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Endangered Species Act of 1973 (16 U.S.C. § 1531 et seq.), and other similar state and local statutes, in each case, as amended.

“Environmental Report” shall mean any material environmental report, study, assessment, audit, or other similar document.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

“ERISA Affiliate” shall have the meaning set forth in Section 4.12(f).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Fund” shall have the meaning set forth in Section 3.2(a).

“Existing D&O Insurance Policies” shall have the meaning set forth in Section 6.6(c).

“Expenses” shall mean all reasonable, out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement, the solicitation of stockholder approvals, any filing with, and obtaining of any necessary action or non-action, Consent or approval from any Governmental Authority pursuant to any Antitrust Laws, engaging the services of the Paying Agent, any other filings with the SEC, and all other matters related to the Closing and the other transactions contemplated by this Agreement.

“FCPA” shall have the meaning set forth in Section 4.5(c).

“Financing Agreements” shall have the meaning set forth in Section 6.11(d).

“Foreign Plan” shall mean each Company Benefit Plan that primarily covers current or former employees, directors or individual service providers of the Company or any of its Subsidiaries based outside of the U.S. and/or that is subject to any Law other than U.S. federal, state or local law (other than any plan or program that is required by statute or maintained by a Governmental Authority to which the Company or any of its Subsidiaries contributes pursuant to applicable Law).

“GAAP” shall mean the U.S. generally accepted accounting principles.

“Goldman Sachs” shall have the meaning set forth in Section 4.21.

“Governmental Authority” shall mean any U.S. (federal, state or local) or foreign government, or any governmental, regulatory, judicial or administrative authority, agency or commission.

“Hazardous Materials” shall mean all (i) substances defined as hazardous substances, oils, pollutants or contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, (ii) substances defined as hazardous substances, hazardous materials, pollutants, contaminants, toxic substances (or words of similar import) by, or that could give rise to liability under, any Environmental Law, and (iii) gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, and radioactive materials.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Intellectual Property Rights” shall mean all worldwide intellectual property rights, including all: (a) patents, (b) copyrights, (c) trademarks, service marks, trade dress, trade names, domain names, and other indicia of origin, together with associated goodwill, (d) trade secrets and other confidential inventions, know-how, methods, processes and information, and (f) all registrations, applications, renewals, continuations, divisionals, reissues, re-examinations and foreign counterparts (as applicable) of any of the foregoing.

“International Trade Laws” shall have the meaning set forth in Section 4.5(d).

“Intervening Event” shall have the meaning set forth in Section 6.5(h)(ii).

“IRS” shall mean the Internal Revenue Service.

“knowing and intentional breach” shall mean a breach that is a consequence of an act undertaken by the breaching party or the failure by the breaching party to take an act it is required to take under this Agreement, in each case, knowingly and intentionally.

“Knowledge” shall mean the actual knowledge of the following officers and employees of the Company or Parent, as applicable, after inquiry of their direct reports: (i) for the Company: William Lowe, Gregory Thompson, Jamie Assaf, Susan Barkal and Stefano Vetralla; and (ii) for Parent: Pierre Chen, David Wang, Kevin Yang and Jesse Chen.

“L/C Issuer” shall mean Citibank, N.A. through its Hong Kong Branch.

“Law” shall mean any and all domestic (federal, state or local) or foreign laws (including common law), rules, regulations, orders, judgments or decrees promulgated by any Governmental Authority.

“Leased Real Property” shall have the meaning set forth in Section 4.17(b).

“Letter of Credit” shall have the meaning set forth in Section 5.7(a).

“Lien” shall mean liens, claims, mortgages, encumbrances, pledges, security interests, adverse ownership interests or charges of any kind.

“LTIP Payment” shall have the meaning set forth in Section 3.3(c).

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 3.1(b).

“Notice of Adverse Recommendation” shall have the meaning set forth in Section 6.5(d).

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.5(d).

“NYSE ” shall mean the New York Stock Exchange.

“Omnibus Incentive Plan” shall mean the KEMET Corporation Omnibus Incentive Plan, which is an amendment and restatement of the KEMET Corporation 2014 Amendment and Restatement of the KEMET Corporation 2011 Omnibus Equity Incentive Plan.

“Option Payment” shall have the meaning set forth in Section 3.3(a).

“Order” shall mean any decision, decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding by or with any Governmental Authority.

“Owned Real Property” shall have the meaning set forth in Section 4.17(a).

“Parent” shall have the meaning set forth in the Preamble.

“Parent Board” shall have the meaning set forth in the Recitals.

“Parent Material Adverse Effect” shall mean any change, effect or circumstance which, individually or in the aggregate, has prevented or materially delayed or materially impaired, or would reasonably be expected to prevent or materially delay or materially impair, the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement.

“Parent Organizational Documents” shall mean the certificate of incorporation, by-laws (or equivalent organizational or governing documents), and other organizational or governing documents, agreements or arrangements, each as amended to date, of each of Parent and Acquisition Sub.

“Parent Related Parties” shall have the meaning set forth in Section 8.4(c).

“Parent Stockholder Approval ” shall mean a resolution duly passed at the Parent Stockholders’ Meeting to approve this Agreement and all transactions contemplated by this Agreement pursuant to the Taiwan Company Act.

“Parent Stockholders’ Meeting ” shall have the meaning set forth in Section 6.2(c).

“Parent Termination Fee” shall mean an amount equal to: (i) $49,050,000 if terminated pursuant to Section 8.1(b)(iv); (ii) $63,750,000 if terminated pursuant to Section 8.1(c)(iii); or (iii) $65,400,000 if terminated pursuant to either (x) Section 8.1(b)(v) or (y) Section 8.1(b)(i) (and at such time either the Company or Parent is entitled to terminate pursuant to Section 8.1(b)(v)).

“Paying Agent” shall have the meaning set forth in Section 3.2(a).

“Paying Agent Agreement” shall have the meaning set forth in Section 3.2(a).

“Permitted Lien” shall mean (i) any Lien for Taxes not yet due and payable or that is being contested in good faith by any appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens securing indebtedness or liabilities that are reflected in the Company SEC Documents filed at least two (2) Business Days prior to the date of this Agreement or incurred in the ordinary course of business since the end of the most recent fiscal year for which an Annual Report on Form 10-K has been filed by the Company with the SEC and Liens securing indebtedness or liabilities that have otherwise been disclosed to Parent in writing, (iii) such Liens or other imperfections of title, if any, that do not materially impair the present use or occupancy of the Company Real Property, including (A) easements or claims of easements whether or not shown by the public records, boundary line disputes, overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey or a personal inspection of the property, (B) rights of parties in possession pursuant to any lease or sublease of the Company Real Property as tenants only without any rights or options to purchase the subject Company Real Property, (C) any supplemental Taxes or assessments not shown by the public records as due and payable and (D) title to any portion of the premises lying within the right of way or boundary of any public road or private road, (iv) Liens imposed or promulgated by Laws with respect to the Company Real Property and improvements, including zoning regulations, (v) Liens disclosed on existing title reports or existing surveys made available to Parent prior to the date of this Agreement or otherwise disclosed in the public records, (vi) mechanics’, carriers’, workmen’s, repairmen’s and similar Liens incurred in the ordinary course of business for amounts not yet past due or that are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (vii) Liens securing acquisition financing with respect to the applicable asset, including refinancings thereof and (viii) licenses of and other grants of rights to Intellectual Property Rights.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

“Portuguese Loan Agreements” shall mean (i) that certain Investment System and Business Innovation Terms of Acceptance, dated as of February 15, 2018, by and between Alentejo Operational Program Steering Committee and KEMET Electronics Portugal, S.A. and (ii) that certain Investment System and Business Innovation Terms of Acceptance, dated as of September 16, 2016, by and between Compete 2020 Steering Committee and KEMET Electronics Portugal, S.A., in each case, as amended prior to the date of this Agreement, and as further amended, restated, supplemented or otherwise modified from time to time to the extent permitted under this Agreement.

“Post-Closing Plans” shall have the meaning set forth in Section 6.9(b).

“Post-Closing Welfare Plans” shall have the meaning set forth in Section 6.9(c).

“Proxy Statement” shall have the meaning set forth in Section 4.7.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or subsurface strata.

“Remedy” shall have the meaning set forth in Section 6.3(b).

“Representatives” shall have the meaning set forth in Section 6.4.

“Restricted Stock Unit Payment” shall have the meaning set forth in Section 3.3(b).

“Sanctions” shall mean economic or financial sanctions, requirements or trade embargoes imposed, administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control and the U.S. Department of State, the United Nations Security Council, and the European Union.

“SEC” shall mean the Securities and Exchange Commission.

“Secretary of State” shall have the meaning set forth in Section 2.3(a).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shareholder Debt Commitment Documents” shall have the meaning set forth in Section 5.7(a).

“Shareholder Debt Financing” shall have the meaning set forth in Section 5.7(a).

“Shareholder Lender” shall have the meaning set forth in Section 5.7(a).

“Shareholder Loan Agreement” shall have the meaning set forth in Section 5.7(a).

“Significant Customer” shall have the meaning set forth in Section 4.25(a).

“Significant Supplier” shall have the meaning set forth in Section 4.25(a).

“Solvent” shall have the meaning set forth in Section 5.11.

“Subsidiary” of any Person shall mean any corporation, partnership, joint venture or other legal entity of which such Person (either above or through or together with any other subsidiary) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” shall have the meaning set forth in Section 6.5(h)(iii).

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Tax Returns” shall mean all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with a Tax authority, including any information return, claim for refund, amended return or declaration of estimated Tax.

“Taxes” shall mean all U.S. federal, state, local and non-U.S. income, profits, franchise, gross receipts, customs duty, environmental, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, license, production, value added, occupancy and other taxes, duties, charges, fees, levies or other like assessments of any kind whatsoever, together with all interest, penalties and additions imposed with respect thereto.

“Termination Date” shall have the meaning set forth in Section 8.1(b)(i).

“Third Party” shall mean any Person or group other than Parent, Acquisition Sub and their respective Affiliates.

“Transaction Consent” shall have the meaning set forth in Section 6.12.

“Transaction Material Adverse Effect” shall mean any change, effect or circumstance which, individually or in the aggregate, has prevented or materially delayed or materially impaired, or would reasonably be expected to prevent or materially delay or materially impair, the ability of the Company and its Subsidiaries to consummate the Merger and the other transactions contemplated by this Agreement.

“U.S.” shall mean the United States of America and its territories, commonwealths and possessions.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Voting Agreement” shall have the meaning set forth in the Recitals.

“WARN Act” shall have the meaning set forth in Section 4.13(d).

ANNEX B

200 WEST STREET | NEW YORK, NY 10282-2198
Tel: 212-901-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

November 11, 2019

Board of Directors
KEMET Corporation
KEMET Tower, One East Broward Blvd.
Fort Lauderdale, FL 33301

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Yageo Corporation (“Yageo”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of KEMET Corporation (the “Company”) of the $27.20 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of November 11, 2019 (the “Agreement”), by and among Yageo, Sky Merger Sub Inc., a wholly owned subsidiary of Yageo, and the Company.

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Yageo, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We may also in the future provide financial advisory and/or underwriting services to the Company, Yageo, and their respective affiliates for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended March 31, 2019; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management and approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the technology industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the

B-1

Board of Directors
KEMET Corporation
November 11, 2019

consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Yageo and its affiliates) of Shares, as of the date hereof, of the $27.20 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $27.20 in cash per Share to be paid to the holders (other than Yageo and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Yageo or the ability of the Company or Yageo to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $27.20 in cash per Share to be paid to the holders (other than Yageo and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)

B-2

ANNEX C

Section 262 of the General Corporation Law of the State of Delaware

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

1. Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

2. Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

(a) Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

(b) Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

(c) Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

(d) Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

3. In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

4. In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

1. If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

2. If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Your vote matters — here’s how to vote! You may vote online or by phone instead of mailing this card.
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Special Meeting Proxy Card
IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors of KEMET Corporation (the “Company”) recommends you vote “FOR” proposals 1, 2 and 3:

		For	Against	Abstain			For	Against	Abstain
1.	To adopt the Agreement and Plan of Merger, dated as of November 11, 2019, by and among the Company, Yageo Corporation and Sky Merger Sub Inc. (the “Merger Agreement”)	☐	☐	☐	2.	To approve, by non-binding, advisory vote, compensation that will or may become payable by KEMET to its named executive officers in connection with the merger	☐	☐	☐

3.	To adjourn the Special Meeting of Stockholders (the “Special Meeting”) to a later date or dates, if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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036AAC

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to Be Held on February 20, 2020.
The Notice and Proxy Statement and Annual Report are available at http://www.kemet.com/proxymaterials

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — KEMET Corporation

Special Meeting of Stockholders

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF KEMET CORPORATION FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 20, 2020, AT 9:00 A.M., EST.

The undersigned hereby appoints WILLIAM M. LOWE, JR. and R. JAMES ASSAF, and each of them, as proxies, with full power of substitution in each, to represent and vote the common stock of KEMET Corporation which the undersigned is entitled to vote, at the Special Meeting of Stockholders scheduled to be held on February 20, 2020, at 9:00 a.m., EST, at KEMET Corporation, KEMET Tower, One East Broward Boulevard, 1st Floor, Fort Lauderdale, Florida, and at any adjournment(s) or postponement(s) thereof, with all the powers the undersigned would possess if present, with respect to the matters on the reverse side, each of which are proposed by the Board of Directors.

This proxy, when properly executed and timely received, will be voted in the manner directed herein and in the discretion of the proxies on all other matters that properly come before the Special Meeting of Stockholders and any adjournment(s) or postponement(s) thereof. If the proxy is signed and no direction is given for any item, your shares will be voted FOR Proposals 1, 2 and 3.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

C	Non-Voting Items
Change of Address — Please print new address below.	Comments — Please print your comments below.